As filed with the Securities and Exchange Commission on June 16, 2011

Registration No. 333-172783

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HomeAway, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7389	20-0970381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(512) 684-1100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brian H. Sharples

President and Chief Executive Officer

HomeAway, Inc.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(512) 684-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias Wilson Sonsini Goodrich & Rosati, Professional Corporation 900 S. Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 (512) 338-5400	Paul E. Hurdlow John J. Gilluly III DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 (512) 457-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	9,200,000	$27.00	$248,400,000	$28,839.24

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The Registrant previously paid $26,703.00 in connection with the original filing of this Registration Statement on March 11, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated June 16, 2011

8,000,000 Shares

COMMON STOCK

HomeAway, Inc. is offering 5,931,335 shares of its common stock and the selling stockholders are offering 2,068,665 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $24.00 and $27.00 per share.

After this offering, our executive officers, directors, beneficial owners of 5.0% or more of our outstanding shares of common stock and affiliated entities will own approximately 73.4% of our common stock. In addition, in connection with this offering, our executive officers, directors, beneficial owners of 5.0% or more of our outstanding shares of common stock and affiliated entities will receive approximately $6.3 million of the proceeds from the sale of shares in this offering assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth above, approximately $53.7 million as a result of the redemption of outstanding shares of our Series A and Series B redeemable preferred stock held by them and approximately $20.7 million in payment of accumulated but unpaid dividends upon conversion of outstanding shares of our Series C convertible preferred stock held by them.

We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “AWAY.”

Investing in the common stock involves risks. See “Risk Factors” beginning on page 13.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

The selling stockholders have granted the underwriters the right to purchase up to an additional 1,200,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on             , 2011.

MORGAN STANLEY

DEUTSCHE BANK SECURITIES

GOLDMAN, SACHS & CO.

J.P. MORGAN

STIFEL NICOLAUS WEISEL	PACIFIC CREST SECURITIES

                    , 2011

The world's
largest online
vacation rental
marketplace

HomeAway®

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may authorize to be delivered or made available to you. We have not, the selling stockholders have not and the underwriters have not authorized anyone to provide you with additional or different information. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until            , 2011 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: We have not, the selling stockholders have not and the underwriters have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and is a brief overview of key aspects of the offering. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth in the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See the section of this prospectus titled “Special Note Regarding Forward-Looking Statements” for more information.

HomeAway, Inc.

Overview

We operate the world’s largest online marketplace for the vacation rental industry. Vacation rentals are fully furnished, privately owned residential properties, including homes, condominiums, villas and cabins, that can be rented on a nightly, weekly or monthly basis. Our marketplace brings together millions of travelers seeking vacation rentals online with hundreds of thousands of owners and managers of vacation rental properties located in over 145 countries around the world. According to comScore’s March 2011 Media Metrix Media Trend Report, in 2010, our websites attracted over 220 million website visits and averaged over 9.5 million unique monthly visitors. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals.

Our ambition is to make every vacation rental in the world available to every traveler in the world through our online marketplace. Travelers visit our marketplace at no charge and are able to search and compare our large and detailed inventory of paid listings to find vacation rentals meeting their requirements. Our investments in our customer service, brand, and trust and security measures, as well as our direct relationships with property owners and managers, give travelers increased confidence in their inquiries, bookings and chosen properties. Property owners and managers pay annual listing fees to provide detailed listings of their properties on our marketplace and reach a large audience of travelers seeking vacation rentals. We also provide property owners and managers with a range of paid and free software tools designed to help make the management of their vacation rental listings easier and more efficient.

We benefit from significant network effects as the market leader in the highly fragmented online vacation rental industry. As we have grown, a broader selection of vacation rentals has attracted more travelers, and a broader audience of travelers has attracted more vacation rental listings from property owners and managers. There is a significant opportunity for us to build on our current market leadership by connecting the millions of travelers around the world with the millions of vacation rentals available. To capture this opportunity, we aspire to make vacation rentals as well-known, reliable and easy to use as hotels and to be an indispensable partner to property owners and managers around the world. We also intend to bring our experience in operating the leading online vacation rental marketplace to other areas of the global lodging industry that are highly fragmented, as we have done with our 2010 entry into the bed and breakfast market.

We have achieved significant growth since our commercial launch in 2005, both organically and through acquisitions. In 2010 and in the three months ended March 31, 2011, we generated revenue of $167.9 million and $52.0 million, respectively, representing year-over-year growth of 39.6% and 43.9%, respectively. We view our market opportunity as global, and, in 2010, 37.9% of our revenue came from outside the United States, including 36.6% from Europe and 1.3% from Latin America. We have historically generated strong cash flows and have had a predictable financial model because of our advance payment, subscription-based model, and our high annual listing renewal rates. In 2010 and in the three months ended March 31, 2011, listings contributed 91.1% and 86.9% of our revenue, respectively. In the same periods, we generated Adjusted EBITDA of $43.2 million and $10.2 million, respectively, representing year-over-year increases of 41.4% and 76.7%, respectively, and we generated net income of $16.9 million and $1.5 million, respectively, representing year-over-year increases of 120.9% and 290.9%, respectively. In 2010 and in the three months ended March 31, 2011, we generated free cash flow of $51.5 million and $17.8 million, respectively, representing year-over-year increases of 59.1% and 9.0%, respectively, and we generated cash provided by operating activities of $61.9 million and $21.0 million, respectively, representing year-over-year increases of 37.6% and 18.2%, respectively.

For further discussion regarding Adjusted EBITDA and free cash flow and reconciliations of net income (loss) to Adjusted EBITDA and cash flows from operating activities to free cash flow, see “—Discussion Regarding Adjusted EBITDA and Free Cash Flow and Reconciliation to GAAP” on page 10.

The Vacation Rental Industry

Vacation rentals provide many unique benefits to travelers and are becoming an increasingly popular alternative to hotels and other traditional lodging options. According to a November 2010 survey we commissioned from Radius Global Market Research titled “Market Sizing Study,” the vacation rental industry is large—generating more than $85 billion in 2010 in the United States and Europe—but fragmented and inefficient. Travelers have historically lacked an efficient means to locate, compare and select suitable and trustworthy vacation rentals on a global scale, while property owners and managers have found it difficult to reach a global audience and manage their vacation rentals efficiently. We believe there is a significant opportunity for a branded online marketplace to make finding and booking vacation rentals as easy and efficient as finding and booking hotels.

The HomeAway Solution

We operate the world’s largest online marketplace for the vacation rental industry. As of March 31, 2011, we operated our online marketplace through 31 websites in 11 languages and provided listings for vacation rentals located in over 145 countries. According to comScore’s March 2011 Media Metrix Media Trend Report, in 2010, our websites attracted over 220 million website visits and averaged over 9.5 million unique monthly visitors. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals.

Our online marketplace allows travelers to conveniently locate, compare and select from a large range of vacation rentals globally. We offer travelers a reliable and consistent experience and a trusted brand that supports the direct relationships we have with property owners and managers. In addition, we offer easy-to-use search tools and filters that enable comparisons across properties and across regions, rich content including detailed property descriptions, numerous photographs, maps, detailed traveler reviews and up-to-date availability calendars.

Our global marketplace provides property owners and managers access to millions of our website visitors seeking information about vacation rentals. Our online marketplace allows property owners and managers to efficiently create and manage their property listings, access our dedicated customer support organization, participate in our online community of property owners and managers, and use our workflow tools and software solutions to more efficiently manage their properties.

HomeAway’s Competitive Strengths

Market Leadership with Strong Network Effects. We operate the world’s largest online marketplace for the vacation rental industry. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals. Our leadership position has allowed our marketplace to benefit from significant network effects, as a broader selection of vacation rentals has attracted more travelers, and a broader audience of travelers has attracted more vacation rental listings from property owners and managers.

Global Marketplace. We were founded with the vision that the vacation rental industry is a global opportunity, and as of March 31, 2011, we have built a global marketplace consisting of a portfolio of leading websites dedicated to many of the largest vacation rental markets around the world, including the United States, the United Kingdom, France, Germany and Brazil. Our global reach enables us to connect more travelers to property owners and managers and to offer a more comprehensive selection to travelers relative to our competitors. This foundation supports our ability to enter new geographies with existing relevant property listings.

Trusted Leader in the Vacation Rental Industry. We are committed to providing the most trusted online marketplace in the vacation rental industry. To provide a reliable and consistent experience on our marketplace, we have built a trained customer service organization of 260 people as of March 31, 2011, dedicated to achieving property owner, manager, and traveler satisfaction. Through a combination of proprietary technology and established procedures, we aim to minimize the chance that a fraudulent listing will appear on any of our websites. Our extensive review platform and “Carefree Rental Guarantee” and “Basic Rental Guarantee” allow us to further promote traveler confidence.

Deep Experience in Vacation Rentals. We have developed a deep understanding of the vacation rental industry’s participants and dynamics through hundreds of thousands of direct relationships with property owners and managers and our experience with the millions of visitors to our websites. We believe that the industry expertise and scale we have developed over time and our intense focus on this industry’s unique challenges have allowed us to design technology-based, user-friendly and global solutions that are highly differentiated from our competitors.

Innovative Solutions and Scalable Technology Platform. Through our technology investments and proprietary innovations, we offer a broad range of features, tools and software to travelers, property owners and managers. We believe that these features, tools and software, along with our investments in trust and security measures, strengthen our market-leading value proposition. Our websites are supported by our highly robust and scalable technology infrastructure, which allows us to quickly launch new vacation rental websites when entering new markets.

Highly Predictable and Profitable Subscription-Based Business Model. Our financial model benefits from our predictable, subscription-based revenue model. As of December 31, 2008, 2009 and 2010, and as of March 31, 2011, our listing renewal rates were 74.4%, 72.8%, 75.9% and 76.1%, respectively, which has provided a stable revenue base and has historically enhanced financial predictability. The leverage and scale of our financial model has provided us with the ability to further invest in growing our business. In 2010, we generated $51.5 million in free cash flow. See “—Discussion Regarding Adjusted EBITDA and Free Cash Flow and Reconciliation to GAAP” on page 10 for a definition of free cash flow and reconciliation to cash flows from operating activities.

HomeAway’s Growth Strategies

Our ambition is to extend our leadership position as the world’s largest and most complete vacation rental marketplace by making every vacation rental in the world available to every traveler in the world through our online marketplace. Our strategies to achieve this goal include:

Increase the Size of our Marketplace by Providing the Best Online Experience. We intend to build on our market-leading scale by providing the best online experience for travelers, property owners and managers. For travelers, we will leverage the scale and scope of the current listings on our marketplace, the latest web technologies and our own innovations in user interface, visual design, features and functionality. For owners and property managers, we will add workflow tools and software solutions to help them efficiently market and manage their listings, payments, and online bookings.

Bring More Choice and Value to Property Owners, Managers and Travelers. Our strategy is to better enable our property owners and managers to optimize the value of their listings by extending tiered, pay-for-performance pricing across our entire marketplace. In addition, we plan to offer streamlined bundled pricing to enable property owners and managers to tailor their purchases of expanded listings across our websites to achieve their unique marketing objectives. For travelers, our innovations in payment solutions will reduce friction in the booking process and allow us to improve and expand our offering of value-added services.

Increase Category and Brand Awareness. We believe many adults in the United States lack familiarity with the vacation rental industry due to the fragmentation of the market. We intend to increase our investment in marketing, which we believe will enhance our category and brand awareness.

Expand Geographically. We expect to build on our global reach by adding new listings and new traffic via organic growth and selected acquisitions in new geographies, including Europe, Latin America and Asia Pacific. We have a successful history of acquiring and integrating fast-growing businesses into our marketplace while maintaining our growth. We have also successfully leveraged our existing listing inventory and established technology platform to rapidly launch our own new websites in new geographies.

Pursue Adjacent Opportunities. Our established business model for organizing and developing an online marketplace is also well suited to other highly fragmented global lodging marketplaces where there are no global brands. For example, our acquisition of BedandBreakfast.com has enabled us to bring our strengths in the vacation rental industry to the bed and breakfast market. The bed and breakfast industry is characterized by numerous independently operating property owners and innkeepers with limited marketing budgets and with potential customers located around the world.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” and include but are not limited to the following:

•

we are an early-stage company with a limited operating history in the United States, Europe and Latin America, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;

•

if we are unable to attract and maintain a critical mass of property listings and travelers, whether due to competition or other factors, our marketplace will become less valuable to property owners and managers and to travelers and our revenue and net income could decrease materially;

•

our business depends substantially on property owners and managers renewing their listings, and because we recognize listing revenue over the term of the applicable agreement, the lack of listing renewals may not immediately be reflected in our operating results;

•	we may be unable to effectively manage our growth;

•	our quarterly financial results are subject to fluctuations, and, as a result, we could fail to meet or exceed expectations of analysts or investors, which could cause our stock price to decline; and

•	if we are not able to effectively integrate acquired businesses, our operating results and prospects could be harmed.

Company Information

Our principal executive offices are located at 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, and our telephone number is (512) 684-1100. Our corporate website address is www.HomeAway.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We originally incorporated in the State of Delaware as CEH Holdings Inc. in April 2004 and changed our name to HomeAway, Inc. in May 2006.

In this prospectus, “we,” “us,” “our,” “Company” and “HomeAway” refer to HomeAway, Inc. and its subsidiaries.

HomeAway, VRBO, VacationRentals.com, FeWo-Direkt, Holiday-Rentals, Homelidays, Abritel.fr, Aluguetemporada, BedandBreakfast.com, Clearstay, CyberRentals.com, Entech, Escapia, First Resorts, InstantSoftware, OwnersDirect, PropertyPlus, Rezovation, V12, Villanao.fr and Webervations are trademarks or logos appearing in this prospectus owned by HomeAway, Inc. or one of our subsidiaries. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by HomeAway	5,931,335 shares

Common stock offered by the selling stockholders	2,068,665 shares

Total common stock offered	8,000,000 shares

Total common stock to be outstanding after this offering	79,829,804 shares

Use of proceeds	We intend to use the net proceeds from this offering as follows:

•

to redeem our outstanding shares of Series A and Series B redeemable preferred stock, including accumulated and unpaid dividends on our outstanding shares of Series A and Series B redeemable preferred stock that have accrued at a rate of 8% per annum of the original issue price of each such share of preferred stock, of which the aggregate redemption amount payable as of March 31, 2011 was $64.2 million;

•

to pay accumulated and unpaid dividends on our outstanding shares of Series C convertible preferred stock that have accrued at a rate of 8% per annum of the original issue price of each such share of preferred stock, of which the amount payable as of March 31, 2011 was $30.9 million; and

•

the remainder for working capital and other general corporate purposes, which may include the acquisition or license of, or investment in, products, services, technologies or other businesses. We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Proposed NASDAQ Global Select Market symbol	“AWAY”

The number of shares of common stock to be outstanding after this offering is based on 73,898,469 shares outstanding as of March 31, 2011, and excludes:

•	148,215 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2011, at a weighted average exercise price of $1.08 per share;

•	11,467,052 shares of common stock issuable upon exercise of options outstanding as of March 31, 2011, at a weighted average exercise price of $12.70 per share; and

•

1,056,239 shares of common stock reserved, as of March 31, 2011, for future issuance under our 2004 Stock Plan, which shares will be added to the shares reserved under our 2011 Equity Incentive Plan adopted in May 2011 upon its effectiveness, as more fully described in the section of this prospectus titled “Executive Compensation—Employee Benefit Plans.”

Unless otherwise noted, the information in this prospectus assumes:

•	the underwriters will not exercise their option to purchase 1,200,000 additional shares;

•	the redemption of all of our outstanding shares of Series A and Series B redeemable preferred stock effective prior to or upon the closing of this offering;

•	the conversion of all of our outstanding shares of Series C and Series D convertible preferred stock into 34,445,850 shares of common stock prior to or upon the closing of this offering; and

•	the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur immediately prior to the closing of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize the consolidated financial and operating data for the periods indicated. The summary consolidated statement of operations data for the years ended December 31, 2008, 2009 and 2010 and the summary consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2010 and 2011, and the summary consolidated balance sheet data as of March 31, 2011, from our consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary financial data presented below in conjunction with our consolidated financial statements and related notes and the sections of this prospectus titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
Consolidated Statements of Operations Data:	(in thousands except per share data)

Revenue:
Listing	$80,012	$115,881	$152,890	$33,818	$45,171
Other	2,314	4,349	14,994	2,292	6,796

Total revenue	82,326	120,230	167,884	36,110	51,967
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	11,065	17,800	25,647	5,793	8,458
Product development	12,535	13,180	18,703	3,844	7,011
Sales and marketing	22,434	39,483	58,376	16,030	22,662
General and administrative	17,937	29,331	41,445	8,814	10,274
Amortization expense	9,026	9,516	9,953	2,169	2,863

Total costs and expenses	72,997	109,310	154,124	36,650	51,268

Operating income	9,329	10,920	13,760	(540)	699

Other income (expense):
Interest expense	(9,734)	(3)	(22)	(1)	(10)
Interest income	258	261	208	58	57
Other income (expense)	34	1,481	(3,326)	(1,148)	(67)

Total other income (expense)	(9,442)	1,739	(3,140)	(1,091)	(20)

Income (loss) before income taxes	(113)	12,659	10,620	(1,631)	679
Income tax (expense) benefit	(5,552)	(4,992)	6,314	828	854

Net income (loss)	(5,665)	7,667	16,934	(803)	1,533
Cumulative preferred stock dividends and discount accretion	(19,446)	(33,511)	(35,224)	(8,657)	(9,065)

Net loss attributable to common stockholders	$(25,111)	$(25,844)	$(18,290)	$(9,460)	$(7,532)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.64)	$(0.70)	$(0.48)	$(0.25)	$(0.19)

Weighted average number of shares outstanding	39,081	37,172	38,143	37,404	38,904

Pro forma net income per share (unaudited)(1):
Basic			$0.22		$0.02
Diluted			$0.21		$0.02
Weighted average number of shares used in computing pro forma net income per share (unaudited)(2):
Basic			75,946		77,589
Diluted			79,270		80,734

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(in thousands except per share amounts)
Pro forma as adjusted net income per share (unaudited)(3):
Basic			$0.22		$0.02
Diluted			$0.21		$0.02
Weighted average number of shares used in computing pro forma as adjusted net income per share (unaudited)(4):
Basic			78,696		79,574
Diluted			82,020		82,719

			As of December 31,		As of March 31,
			2009	2010	2011
Consolidated Balance Sheet Data:
(in thousands)
Cash and cash equivalents			$92,425	$65,697	$88,872
Working capital (deficit)			32,804	(20,484)	(15,061)
Total assets			427,095	489,742	518,035
Total liabilities			97,420	127,851	144,764
Total redeemable and convertible preferred stock			451,749	478,965	488,030
Total stockholders’ deficit			(122,074)	(117,074)	(114,759)

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(in thousands)

Other Financial Data:
Adjusted EBITDA(5)	$24,751	$30,568	$43,220	$5,789	$10,231
Free cash flow(6)	33,896	32,345	51,461	16,348	17,823
Capital expenditures	4,485	12,617	10,396	1,392	3,151

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
Selected Operating Data:
Paid listings, end of period	338,396	433,295	527,535	498,895	575,166
Average revenue per listing	$266	$300	$318	$290	$328
Renewal rate, end of period	74.4%	72.8%	75.9%	74.9%	76.1%
Visits to websites (in millions)(7)	134	181	221	62	60

(1)	Pro forma net income per share represents net income divided by the pro forma weighted average shares outstanding, as though the conversion of our convertible preferred stock into common stock occurred on the first day of the relevant period.
(2)	Pro forma weighted average number of shares outstanding reflects the conversion of our convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the first day of the relevant period and the impact of the redemption of Series A and Series B redeemable preferred stock and the payment of dividends on Series C convertible preferred stock based on the number of shares whose proceeds would be necessary to pay the redemption amount or dividends assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth on the cover of this prospectus.
(3)	Pro forma as adjusted net income per share represents net income divided by the pro forma weighted average shares outstanding reflecting the conversion of our convertible preferred stock

(using the if-converted method) into common stock as though the conversion had occurred on the first day of the relevant period and our sale of 5,931,335 shares of common stock in this offering assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth on the cover of this prospectus.

(4)	Pro forma as adjusted weighted average number of shares outstanding reflects the redemption of our redeemable preferred stock and the conversion of our convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the first day of the relevant period and our sale of 5,931,335 shares of common stock in this offering assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth on the cover of this prospectus.
(5)	See “—Discussion Regarding Adjusted EBITDA and Free Cash Flow and Reconciliation to GAAP” below for a definition of Adjusted EBITDA and reconciliation to net income.
(6)	See “—Discussion Regarding Adjusted EBITDA and Free Cash Flow and Reconciliation to GAAP” below for a definition of free cash flow and reconciliation to cash flows from operating activities.
(7)	This figure represents the total visits received across the selected group of our websites, and is based on the comScore Media Metrix Media Trend report for the time periods shown. Total visits is defined as the total number of times during a report period that a unique person accessed content within a website with at least a 30 minute break in between times of access. The websites included were: homeaway.com, vrbo.com, homelidays.com, abritel.fr, alugetemporada.com.br, vacationrentals.com, fewo-direkt.de, holiday-rentals.co.uk, ownersdirect.co.uk, bedandbreakfast.com, homeawayconnect.com, homeaway.es, villanao.com, homeaway.it, homelidays.es, cyberrentals.com, greatrentals.com, homeaway.nl, homelidays.co.uk, homeaway.pt, homelidays.de, homeaway.fr, a1vacations.com and homeawayrealestate.com. comScore’s report did not include data for our remaining websites.

Discussion Regarding Adjusted EBITDA and Free Cash Flow and Reconciliation to GAAP

We define Adjusted EBITDA as net income (loss) plus depreciation, amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, and net of any foreign exchange income or expense.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Net income (loss)	$(7,516)	$(5,985)	$(5,665)	$7,667	$16,934	$(803)	$1,533
Depreciation and amortization	2,730	10,124	12,122	13,612	15,841	3,547	4,797
Stock-based compensation	246	459	3,295	5,978	13,512	2,769	4,697
Interest expense	2,344	9,667	9,734	3	22	1	10
Interest income	(203)	(253)	(258)	(261)	(208)	(58)	(57)
Foreign exchange expense (income)	—	—	(29)	(1,423)	3,433	1,161	105
Income tax expense (benefit)	648	3,278	5,552	4,992	(6,314)	(828)	(854)

Adjusted EBITDA	$(1,751)	$17,290	$24,751	$30,568	$43,220	$5,789	$10,231

The following tables present stock-based compensation and depreciation included in the above line items:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Stock-based compensation:
Cost of revenue	$12	$22	$462	$396	$861	$148	$386
Product and development	34	94	424	906	2,424	522	1,003
Sales and marketing	60	148	459	857	1,730	400	1,366
General and administrative	140	195	1,950	3,819	8,497	1,699	1,942

Total	$246	$459	$3,295	$5,978	$13,512	$2,769	$4,697

Depreciation:
Cost of revenue	$74	$240	$1,071	$1,505	$2,079	$503	$650
Product and technology	504	811	765	817	1,211	262	419
Marketing and sales	115	268	780	1,110	1,605	378	636
General and administrative	275	454	480	664	993	235	229

Total	$968	$1,773	$3,096	$4,096	$5,888	$1,378	$1,934

We define free cash flow as our cash provided by operating activities, adjusted for cash interest expense and income, and subtracting capital expenditures. For the purpose of calculating free cash flow, we consider purchases of property, equipment, tenant improvements for our offices, and software licenses (including costs associated with internally developed software) as capital expenditures.

The following table presents a summary of cash flows and a reconciliation of cash flows from operating activities to free cash flows:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Cash (used in) provided by operating activities	$(641)	$19,159	$31,746	$44,962	$61,857	$17,740	$20,974
Cash used in investing activities	(111,377)	(74,763)	(8,819)	(70,962)	(81,031)	(36,917)	(558)
Cash provided by (used in) financing activities	117,831	58,564	101,513	(17,949)	(5,952)	51	1,293

Cash (used in) provided by operating activities	$(641)	$19,159	$31,746	$44,962	$61,857	$17,740	$20,974
Cash paid for interest	1,763	8,199	6,635	—	—	—	—
Capital expenditures	(2,561)	(3,219)	(4,485)	(12,617)	(10,396)	(1,392)	(3,151)

Free cash flow	$(1,439)	$24,139	$33,896	$32,345	$51,461	$16,348	$17,823

Adjusted EBITDA and free cash flow are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. However, we believe that the use of Adjusted EBITDA and free cash flow are useful to investors in evaluating our operating performance for the following reasons:

•

our management uses Adjusted EBITDA and free cash flow in conjunction with GAAP financial measures as part of our assessment of our business and in communications with our board of directors concerning our financial performance;

•

Adjusted EBITDA and free cash flow provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

securities analysts use Adjusted EBITDA and free cash flow as supplemental measures to evaluate the overall operating performance of companies, and we anticipate that after consummating this offering our investor and analyst presentations will include Adjusted EBITDA and free cash flow; and

•

Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods.

Adjusted EBITDA and free cash flow should not be reviewed in isolation. You should consider them in addition to, and not as substitutes for, measures of our financial performance reported in accordance with GAAP. Our adjusted EBITDA or free cash flow may not be comparable to similarly titled measures of other companies and because other companies may not calculate such measures in the same manner as we do. Adjusted EBITDA and free cash flow have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA and free cash flow do not reflect any cash requirements for these replacements. In addition, neither of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus before deciding whether to purchase our stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in the prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

We are an early-stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

We began our operations in February 2005. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including challenges in accurate financial planning and forecasting. You should consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company.

If we are unable to attract and maintain a critical mass of vacation rental listings and travelers, whether due to competition or other factors, our marketplace will become less valuable to property owners and managers and to travelers, and our revenue and net income could decrease materially.

Currently, substantially all of our revenue is generated when owners or managers of vacation rentals pay us listing fees to list and market vacation rentals to travelers who visit the websites comprising our marketplace. We anticipate generating additional revenue in the future by introducing new services and products on our websites targeted at property owners, managers and travelers. Our success depends on our ability to attract owners, managers, travelers and advertisers to our marketplace. If owners and managers choose not to market their vacation rentals through our websites, or elect to list them with a competitor, we may be unable to offer a sufficient supply and variety of vacation properties to attract travelers to our websites. If we are unable to attract travelers to our websites, advertisers may not purchase display advertising on our websites. Similarly, our volume of new listings and listing renewals may suffer if we are unable to attract travelers to our websites. The perceived usefulness of our online marketplace is likely to decline, and our revenue and net income could decrease materially as a result of any of these events.

Our business depends substantially on property owners and managers renewing their listings. Because we recognize listing revenue over the term of the applicable agreement, the lack of listing renewals may not immediately be reflected in our operating results.

Our business depends substantially on property owners and managers renewing their listings. Any decline in our listing renewals would harm our future operating results. Property owners and managers generally market their vacation rentals on our websites pursuant to annual listings with no obligation to renew them. We may be unable to predict future listing renewal rates accurately, and our renewal rates may decline materially or fluctuate as a result of a number of factors, including owners’ decisions to sell or cease renting their properties or to utilize the services of our competitors, or dissatisfaction with our pricing, services or websites. For example, our adoption of new features such as property reviews by travelers, which are designed to attract more travelers, have discouraged and may continue to discourage owners and managers from establishing or renewing their listings. Owners and managers may not establish or renew listings if we cannot generate visits from large numbers of travelers seeking and inquiring about vacation rentals. If owners and managers do not renew their listings or we are forced to accept renewals on less favorable terms, our revenue may decline and our business will suffer. Moreover, some of our owners and managers may live in states or countries that give subscribers the right to cancel their subscription agreements prior to the expiration of the terms of their agreements and receive refunds for the unused portions of their subscriptions, which can adversely affect our cash flows.

We recognize listing revenue ratably over the term of the applicable agreement, and the majority of our quarterly revenue represents revenue attributable to listings entered into during previous quarters. As a result, the effect of significant downturns in sales or renewals of listings in a particular quarter may not be fully reflected in our results of operations until future periods. Our business model also makes it difficult for any rapid increase in new or renewed listings to increase our revenue in any one period because revenue from new listings must be recognized over the applicable listing term.

We may be unable to effectively manage our growth.

Since our inception, we have experienced rapid growth. As our operations have expanded, we have grown from 87 employees at December 31, 2005 to 842 employees at March 31, 2011, of whom 305 were located outside the United States. Our business is becoming increasingly complex, especially in light of the number of acquisitions we have integrated and are in the process of integrating, our limited operating history and our reliance on multiple websites and brands that are currently supported on several different technology platforms. This complexity and our rapid growth have demanded, and will continue to demand, substantial resources and attention from our management. We expect to continue to increase headcount and to hire more specialized personnel in the future as we grow our business. We will need to continue to hire, train and manage additional qualified website developers, software engineers, client and account services personnel, and sales and marketing staff and improve and maintain our technology to properly manage our growth. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing and integrating these new employees or if we are not successful in retaining our existing employees, our business may be harmed.

Further, to accommodate our expected growth we must add new hardware and software and improve and maintain our technology, systems and network infrastructure. Failure to effectively upgrade our technology or network infrastructure to support the expected increased listing and traveler traffic volume could result in unanticipated system disruptions, slow response times or poor experiences for owners, managers or travelers. To manage the expected growth of our operations and personnel and to support financial reporting requirements as a public company, we will need to improve our transaction processing and reporting, operational and financial systems, procedures and controls. These improvements will be particularly challenging if we acquire new operations with different systems. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to expand our operations and hire additional qualified personnel in an efficient manner, it could adversely affect owner, manager or traveler satisfaction and cause our expenses to grow disproportionately relative to our revenue.

Our quarterly financial results are subject to fluctuations. As a result, we could fail to meet or exceed expectations of analysts or investors, which could cause our stock price to decline.

Our revenue, expenses, operating results and cash flows have fluctuated from quarter to quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may in the future result from, many factors, some of which are outside of our control, including:

•	the quantity of vacation rental listings on our websites;

•	changes in cash flow due to the seasonal nature of our listing renewals and new listing acquisition;

•

changes by major online search engine companies in their search algorithms, our ability to adapt to these changes and the increased costs of adapting to these changes, which could cause us to spend more on marketing or cause our websites to cease appearing in natural search results completely;

•	advertising costs for paid search keywords that we deem relevant to our business and the success and costs of our online advertising and marketing initiatives;

•	costs related to acquisitions or licensing of, or investments in, products, services, technologies or other businesses and our ability to successfully integrate and manage these acquisitions;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

•	the timing of revenue and expenses related to the development or acquisition and integration of technologies, products or businesses;

•	the timing and success of pricing changes or new services by us or our competitors;

•	our ability to keep our websites operating without technical difficulties, service interruptions, or security breaches;

•	declines or disruptions in the travel industry;

•	changes in the timing of holidays or other vacation events;

•	litigation and settlement costs, including unforeseen costs;

•	new accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of listing revenue or accounting for mergers and acquisitions; and

•	new laws or regulations, or interpretations of existing laws or regulations, that harm our business models or restrict the Internet, e-commerce, online payments, or online communications.

Fluctuations in our quarterly operating results may lead analysts to change their long-term models for valuing our common stock, cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues, all of which could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and the results of any one quarter should not be relied upon as an indication of future performance.

If the businesses we have acquired do not perform as expected or we are unable to effectively integrate acquired businesses, our operating results and prospects could be harmed.

We have acquired 17 businesses since our inception. The businesses we have acquired may not perform as well as we expect. Failure to manage and successfully integrate recently acquired businesses and technologies could harm our operating results and our prospects. Our mergers and acquisitions involve numerous risks, including the following:

•

difficulties in integrating and managing the combined operations, technologies, technology platforms and products of the acquired companies and realizing the anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	failure of the acquired company to achieve anticipated revenue, earnings or cash flow;

•	diversion of management’s attention or other resources from our existing business;

•	our inability to maintain the key customers and business relationships and the reputations of acquired businesses;

•	uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

•	our dependence on unfamiliar affiliates and partners of acquired businesses;

•	unanticipated costs associated with pursuing acquisitions;

•

responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;

•	difficulties in assigning or transferring intellectual property licensed by acquired companies from third parties to us or our subsidiaries;

•	inability to maintain our internal standards, controls, procedures and policies;

•	potential loss of key employees of the acquired companies;

•	difficulties in complying with antitrust and other government regulations;

•

challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with U.S. generally accepted accounting principles;

•

difficulties in integrating acquired companies’ systems controls, policies and procedures to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002; and

•

potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, customer relationships or intellectual property, are later determined to be impaired and written down in value.

Moreover, we rely heavily on the representations and warranties provided to us by the sellers of acquired companies, including as they relate to creation, ownership and rights in intellectual property, existence of open source and compliance with laws and contractual requirements. If any of these representations and warranties are inaccurate or breached, such inaccuracy or breach could result in costly litigation and assessment of liability for which there may not be adequate recourse against such sellers, in part due to contractual time limitations and limitations of liability.

If we are not able to maintain and enhance our HomeAway brand and the brands associated with each of our websites, our reputation and business may suffer.

Maintaining and enhancing our HomeAway brand identity and the brand identities of each of our websites are critical to our ability to attract new property owners, managers and travelers to our marketplace, generate advertising revenue and successfully introduce new services and products. We may not be able to successfully build our HomeAway brand identity in the United States and overseas without losing some or all of the value associated with, or decreasing the effectiveness of, our other brand identities. We expect that the promotion of our brands will require us to make substantial investments, and, as our market becomes more competitive, these branding initiatives may become increasingly difficult and expensive. The successful promotion of our brands will depend largely on our marketing and public relations efforts. If we do not successfully maintain and enhance our brands, we could lose traveler traffic, which could, in turn, cause owners and managers of vacation rentals to terminate or elect not to renew their listings with us. Our brand promotion activities may not be successful or may not yield revenue sufficient to offset their cost, which could adversely affect our reputation and business.

If we are unable to continue to drive visitors to our websites from search engines, then traffic to our websites could decrease, which could negatively impact property and manager satisfaction with our websites and therefore cause our revenue to decrease.

Many visitors find our websites by searching for vacation rental information through Internet search engines. A critical factor in attracting visitors to our websites is how prominently we are displayed in response to search queries. Accordingly, we utilize search engine marketing as a means to provide a significant portion of our visitor acquisition. Search engine marketing includes both paid visitor acquisition on a cost-per-click basis and visitor acquisition on an unpaid basis, often referred to as organic search.

One method we employ to acquire visitors via organic search is commonly known as search engine optimization, or SEO. SEO involves developing our websites in a way that enables the websites to rank highly for search queries for which our websites’ content may be relevant.

The various search engine providers, such as Google and Bing, employ proprietary algorithms and other methods for determining which websites are displayed for a given search query and how highly websites rank. Search engine providers may also launch new features to enhance search results, which may negatively affect the number of visitors to our websites. Search engine algorithms and other methods that determine the display and ranking of results may change from time to time, generally without public announcement or detailed explanation. Therefore, the success of our SEO strategy depends, in part, on our ability to anticipate and respond to such changes in a timely and effective manner through website and content development.

In addition, websites must comply with search engine guidelines and policies. These guidelines and policies are complex and may change at any time. If we fail to follow such guidelines and policies properly, the search engine may cause our content to rank low in search results or could remove the content altogether from its index. If we fail to understand and comply with these guidelines and policies and ensure our websites’ compliance, our SEO strategy may not be successful.

If we are listed less prominently or fail to appear in search result listings for any reason, including as a result of our failure to successfully execute our SEO strategy, it is likely that we will acquire fewer visitors to our websites, which could adversely impact property owner and manager satisfaction with our websites and, therefore, adversely impact our revenue. We may not be able to replace this traffic with the same volume of visitors or in the same cost-effective manner from other channels, such as cost-per-click search engine marketing or display or other advertising, or at all. An attempt to replace this traffic through other channels may require us to increase our sales and marketing expenditures, which may not be offset by additional revenue, adversely affecting our operating results.

The online vacation rental market is relatively new and is rapidly evolving. If we fail to predict the manner in which our market develops, our business and prospects may suffer materially.

The market for online vacation rentals is relatively new and unproven with little to no data or research available regarding the market and industry. It is uncertain whether this market will continue to develop or if our services will achieve and sustain a level of demand and market acceptance sufficient for us to generate revenue, net income and free cash flow growth. Our success will depend to a substantial extent on the willingness of property owners and managers to use commercial online rental property listing services. Some property managers have developed and use their own proprietary online listing services and, therefore, may be reluctant or unwilling to migrate to our websites. Furthermore, some property owners and managers may be reluctant or unwilling to use online listing services because of concerns regarding the security of data or the integrity of the online marketplace. If property owners and managers do not perceive the benefits of marketing their properties online, then our market may not develop as we expect, or it may develop more slowly than we expect, either of which would significantly harm our business and operating results. Moreover, our success will depend on travelers’ use of our online marketplace to search, locate and rent vacation rentals, which will depend on their willingness to use the Internet and their belief in the integrity of our websites. In addition, since we operate in unproven and unstudied markets, we have limited insight into trends that may develop in those markets and may affect our business. We may make errors in predicting and reacting to other relevant business trends, which could harm our business.

Unfavorable changes in, or interpretations of, government regulation or taxation of the evolving vacation rental, Internet and e-commerce industries could harm our operating results.

We operate in markets throughout the world, each of which has its own regulatory and taxation requirements. Since we began our operations in 2005, there have been, and continue to be, regulatory developments that affect the vacation rental industry and the ability of companies like us to list those rentals online. For example, some municipalities have adopted ordinances that limit the ability of property owners to rent certain properties for fewer than 30 consecutive days and other cities have introduced or may introduce similar regulations. Many homeowners, condominium and neighborhood associations have adopted regulations that ban or otherwise restrict short-term rentals. These and other similar developments could reduce the number of listings on our websites, which could harm our business and operating results.

From time to time, we may become involved in challenges by or disputes with government agencies regarding these regulations. For example, some government agencies have asked us directly to comply with their regulations and provide owner and manager data to assist them in their enforcement and audit efforts. Also, each region in which we operate has different regulations with respect to licensing and other requirements for the listing of vacation rentals. If a governmental entity sought to apply applicable regulations in a manner that would limit or curtail our ability or willingness to list properties in that particular region, there can be no assurance that we would be successful in defending against the application of these laws and regulations. Further, if we were required to comply with regulations and government requests that negatively impact our relations with property owners, managers and travelers, our business, operations and financial results could be adversely impacted.

Compliance with laws and regulations of different jurisdictions imposing different standards and requirements is very burdensome for businesses like ours. Our online marketplace is accessed by owners, managers and travelers in multiple states and foreign jurisdictions. Our business efficiencies and economies of scale depend on generally uniform treatment of owners, managers and travelers across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction impose an added cost to our business and increased liability for compliance deficiencies. In addition, laws or regulations that could harm our business could be adopted, or reinterpreted in a manner that affects our activities, by the U.S. government, state governments, and regulatory agencies or by foreign governments or agencies, including but not limited to the regulation of personal and consumer information and real estate licensing requirements. Violations or new interpretations of these laws or regulations may result in penalties, negatively impact our operations and damage our reputation and business.

Additionally, new, changed, modified or newly interpreted or applied tax laws, statutes, rules, regulations or ordinances could increase our owners’ and managers’ and our compliance, operating and other costs, which could deter owners from renting their vacation properties and negatively affect our new subscription listings and renewals. Any or all of these events could adversely impact our business and financial performance.

The market in which we participate is highly competitive, and we may be unable to compete successfully with our current or future competitors.

The market to provide listing, search and marketing services for the vacation rental industry is highly competitive and fragmented. All of the services that we provide to property owners, managers and travelers, including listing and search, are provided separately or in combination to our current or potential owners and managers by other companies that compete with us. Our current or new competitors may adopt certain aspects of our business model, which could reduce our ability to differentiate our services. Furthermore, listings in the vacation rental industry are not typically marketed exclusively through any single channel, and our listing agreements are not typically exclusive. Accordingly, our competitors could aggregate a set of listings similar to ours. Increased competition could result in a reduction in our revenue, the rate of our new listing acquisition, or the loss of existing listings or market share.

There are thousands of vacation rental listing websites in the United States and Europe that compete directly with us, such as FlipKey, Interchalet, InterHome, James Villas, TripAdvisor and Wyndham Worldwide. Many of

these websites offer free or heavily discounted listings or focus on a particular geographic location or a specific type of rental property. Some of them also aggregate property listings obtained through various sources, including the websites of property managers some of whom also market their properties on our websites.

Moreover, we compete with online travel websites, such as Expedia, Hotels.com, Kayak, Priceline, Orbitz and Travelocity, which have traditionally provided comprehensive travel services and some of whom are now expanding into the vacation rental category. We also compete with large Internet companies, such as craigslist, eBay, Google, MSN.com and Yahoo!, which provide listing or advertising services in addition to a wide variety of other products or services.

Some of our current or potential competitors are larger and have more resources than we do. Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. In addition, our current or potential competitors may have access to larger property owner, manager or traveler bases. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or owner, manager or traveler requirements. Furthermore, because of these advantages, existing and potential owners, managers and travelers might accept our competitors’ offerings, even if they may be inferior to ours. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

Other companies address the fragmented travel lodging market, such as AirBed & Breakfast, Inc. in the United States and 9Flats.com in Europe, which list rooms to rent or allow advertisers who want to rent their homes occasionally instead of for a vacation season or full time. Some vacation rental property owners also list on these websites, and consequently these companies could become our competitors.

In addition, competitors such as Perfect Places, Inc. and Packlate.com, Inc. serve the professional management marketplace for vacation rentals exclusively, and therefore have the capability of creating more targeted products and features for property manager constituents.

We believe we compete primarily on the basis of the quantity of our listings, the quality of the direct relationships we have with property owners and managers, the volume of travelers who visit our websites, the number of inquiries provided to our property owners and managers, the global diversity of the vacation rentals available on our websites, the quality of our websites, customer service, brand identity, the success of our marketing programs, and price. If current or potential property owners, managers or travelers choose to use any of these competitive offerings in lieu of ours, our revenue could decrease and we could be required to make additional expenditures to compete more effectively. Any of these events or results would harm our business, operating results and financial condition.

Our long-term success depends, in part, on our ability to expand our owner, manager and traveler bases outside of the United States and, as a result, our business is susceptible to risks associated with international operations.

As our operations have expanded, we have acquired businesses or established offices around the world. As of March 31, 2011, we maintained offices in the United States, France, the United Kingdom, Germany, Brazil and Switzerland. In addition, in April 2011, we launched operations in Australia. We have limited experience in operating in foreign jurisdictions and are making significant investments to build our international operations. We plan to continue our efforts to expand globally, including the acquisition of international businesses and establishment of foreign offices in jurisdictions where we do not currently operate. Managing a global organization is difficult, time consuming and expensive and any international expansion efforts that we may undertake may not be successful. In addition, conducting international operations subjects us to risks that we generally do not face in the United States. These risks include:

•	the cost and resources required to localize our services, which requires the translation of our websites into foreign languages and adaptation for local practices and regulatory requirements;

•

unexpected and more restrictive laws and regulations, including those laws governing Internet activities, email messaging, collection and use of personal information, ownership of intellectual property and other activities important to our online business practices;

•	competition with companies that understand the local market better than we do or who have pre-existing relationships with potential owners, managers and travelers in those markets;

•

legal uncertainty regarding our liability for the listings and other content provided by property owners and managers, including uncertainty resulting from unique local laws or a lack of clear precedent of applicable law;

•	lack of familiarity with and the burden of complying with a wide variety of other foreign laws, legal standards and foreign regulatory requirements, which are subject to unexpected changes;

•	adapting to variations in payment forms from property owners, managers and travelers;

•	difficulties in managing and staffing international operations;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	increased financial accounting and reporting burdens and complexities and difficulties in implementing and maintaining adequate internal controls;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general;

•	reduced or varied protection for intellectual property rights in some countries; and

•	higher telecommunications and Internet service provider costs.

Operating in international markets also requires significant management attention and financial resources. We cannot assure you that our international expansion efforts will be successful, and the investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

If we are unable to introduce new or upgraded services or features that travelers or property owners and managers recognize as valuable, we may fail to drive additional travelers to our websites or retain existing and attract new property owners and managers. Our efforts to develop new and upgraded services and products could require us to incur significant costs.

In order to continue to attract travelers to our online marketplace and retain existing and attract new property owners and managers, we will need to continue to invest in the development of new products, services and features that add value for travelers, property owners and managers, and that differentiate us from our competitors. The success of new products, services and features depends on several factors, including the timely completion, introduction and market acceptance of the product, service or feature. Additionally, new products, services or features we develop for individual property owners may be viewed by professional property managers as harmful to their business if, as a result of these new products, services or features, individual property owners would be less likely to use professional property managers to manage their properties. If travelers, property owners or managers do not recognize the value of our new services or features, they may choose not to utilize or list on our online marketplace.

Developing and delivering these new or upgraded products, services or features may increase our expenses, as this process is costly, and we may experience difficulties in developing and delivering these new or upgraded products, services or features. Moreover, we cannot assure you that any such new or upgraded service or feature will work as intended or provide value to travelers, property owners and managers. In addition, successfully launching and selling a new product, service or feature will require the use of our marketing or sales resources. Efforts to enhance and improve the ease of use, responsiveness, functionality and features of our existing websites have inherent risks, and we may not be able to manage these product developments and enhancements successfully. If we are unable to continue to develop new or upgraded products, services or features, property owners and managers may choose not to use our online marketplace to market their vacation rentals.

We may choose to license or otherwise integrate applications, content and data from third parties. The introduction of these improvements imposes costs on our business and requires the use of our resources. We may be unable to continue to access these technologies and content on commercially reasonable terms, or at all.

If we are unable to successfully operate our property management software business, our results of operations may be harmed.

In 2010, we acquired the property management software businesses of Escapia, Inc. and Instant Software, Inc., as well as BedandBreakfast.com, Inc., which included reservation management software for innkeepers. Prior to these acquisitions, we did not have any software product or services offerings. We expect to invest in the further development of the software products and services offerings of these businesses. If we are not able to integrate these businesses, further develop compelling product offerings for property managers and innkeepers and maintain a high level of customer service, we may not be able to keep current software customers or attract new software customers. As a result, our business, financial condition or operating results could be harmed.

In addition, some professional property managers have raised concerns that our entrance into the property management software business could make us more directly competitive with their businesses. If we are not able to demonstrate a commitment to our professional property managers, then some may seek alternative software and listing solutions.

If we are not able to identify and successfully acquire suitable businesses, our operating results and prospects could be harmed.

We have faced limited competition within our industry for acquisitions of businesses, technologies and assets, but, in the future, such competition may become intense. As such, even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms because the target is acquired by another company. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance or otherwise complete acquisitions by issuing equity or convertible debt securities, which could result in further dilution of our existing stockholders. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our operating results could be harmed. If we are unable to successfully address any of these risks, our business, financial condition or operating results could be harmed.

Our business depends on retaining and attracting capable management and operating personnel.

Our success depends in large part on our ability to attract and retain high-quality management and operating personnel. For example, Brian H. Sharples, our Chief Executive Officer, and Carl G. Shepherd, our Chief Strategy and Development Officer, founded our company and have been instrumental in devising and implementing our strategies for growth as well as identifying and securing acquisition targets. Their in-depth knowledge of and deep relationships with the participants in our industry are extremely valuable to us. Our business also requires skilled technical and marketing personnel, who are in high demand and are often subject to competing offers. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program and incentive bonuses for key executive officers and other employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively. We also have a number of employees who were granted stock options over the past few years that have an exercise price per share that is significantly lower than the current fair market value. If we are successful as a public company, these employees may choose to exercise their options and sell the shares, recognizing a substantial gain. As a result, it may be difficult for us to retain such employees.

If we fail to protect confidential information against security breaches, or if property owners and managers are reluctant to use our online marketplace because of privacy concerns, we might face additional costs, and activity on our websites could decline.

As part of our registration process, we collect and use personally identifiable information, such as email addresses and phone numbers of property owners, managers and travelers choose to include on our websites. Our servers may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. In addition, third parties may target users of our websites directly with fraudulent identity theft schemes designed to appear as legitimate emails from us. Anyone that is able to circumvent our security measures could misappropriate confidential or proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation and business. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any actual security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability under various laws and regulations. In addition, industry-wide incidents or incidents with respect to our websites, including misappropriation of third-party information or security breaches, could deter people from using the Internet or our online marketplace to conduct transactions. Concern among prospective owners, managers and travelers regarding our use of personal information collected on our websites could keep prospective owners, managers and travelers from using our online marketplace.

The laws of some states and countries require businesses that maintain personal information about their residents in electronic databases to implement reasonable measures to keep that information secure. Our practice is to encrypt all personal information, but we do not know whether our current practice will be deemed sufficient under these laws. In addition, under certain of these laws, if there is a breach of our computer systems and we know or suspect that unencrypted personal data has been stolen, we are required to inform any user whose data was stolen, which could harm our reputation and business. Complying with the applicable notice requirements in the event of a security breach could result in significant costs. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities, and potential claims by persons whose information was disclosed.

Other states and countries have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of the different states and countries is particularly difficult for an online business such as ours, which collects personal information from users in multiple jurisdictions. While we intend to comply fully with these laws, failure on our part to comply with such laws could result in legal liability, cause us to suffer adverse publicity and lose business, traffic and revenue, which could jeopardize our success. If we were required to pay any significant amount of money in satisfaction of claims under these laws, or any similar laws enacted by another jurisdiction, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any such laws, our business, operating results and financial condition could be adversely affected.

In addition, third parties that process credit card transactions between us and property owners and managers maintain personal information collected from these owners and managers, including credit card numbers. Such information could be compromised or accessed as a result of misappropriation or security breaches, and we could be subject to liability as a result. Further, owners and managers may develop a lack of confidence in these third parties or in their ability to securely conduct credit card transactions on our websites or the Internet in general, which would adversely impact our business, revenues and operating results.

If we are unable to adapt to changes in technology, our business could be harmed.

Because owners, managers and travelers can access our websites on a variety of network hardware and software platforms using a standard browser, we will need to continuously modify and enhance our service to keep pace with changes in Internet-related hardware, software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or in timely bringing them to market. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses more than we have currently planned. Any failure of our online marketplace to operate effectively with future network platforms and technologies could result in dissatisfaction from travelers, property owners, managers and advertisers and harm our business.

Loss or material modification of our credit card acceptance privileges would have a material adverse effect on our business and operating results.

A significant percentage of our property owners and managers pay for their listings by credit card because it simplifies and expedites the payment process and is typically a secure form of payment. The loss of our credit card acceptance privileges would significantly limit our ability to renew listings with these owners and managers or secure new owners and managers.

Most of our owners and managers purchase an annual listing, for which payment is made at the beginning of the listing term. In addition, many of our listing renewals are paid by auto-renewal charging the renewal listing fee to the property owner’s or manager’s credit card. There is a risk that, if we fail to fully perform our obligations under the listing terms or the property owner or manager objects to the auto-renewal payment made by credit card, the credit card companies could be obligated to reimburse these owners and managers for all or a portion of the listing fee. We would be obligated to pay all such amounts under our agreements under which we have obtained our credit card acceptance privileges. As a result of this risk, credit card companies may require us to set aside additional cash reserves, may not renew our acceptance privileges or may increase the transaction fees they charge us for these privileges.

The card networks, such as Visa, MasterCard and American Express, have adopted rules and regulations that apply to all merchants who process and accept credit cards and include the Payment Card Industry Data Security Standards, or the PCI DSS. Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage and security of card data to help prevent credit card fraud. We assess our compliance with the PCI DSS on a periodic basis and make necessary improvements to our internal controls. If we fail to comply with the rules and regulations adopted by the card networks, including the PCI DSS, we would be in breach our contractual obligations to payment processors and merchant banks. Such failure to comply may subject us to fines, penalties, damages and civil liability and could eventually prevent us from processing or accepting credit cards. Further, there is no guarantee that, even if we comply with the rules and regulations adopted by the card networks, we will be able to maintain our compliance. We also cannot guarantee that such compliance will prevent illegal or improper use of our payments systems or the theft, loss or misuse of the credit card data of customers or participants.

The loss of, or the significant modification of, the terms under which we obtain, credit card acceptance privileges would have a material adverse effect on our business, revenue and operating results.

Our revenue, expenses and operating results could be affected by changes in travel, real estate and vacation rental markets, as well as general economic conditions.

Our business is particularly sensitive to trends in the travel and real estate markets, which are unpredictable, as well as trends in the general economy. Therefore, our operating results, to the extent they reflect changes in the broader travel, real estate and vacation rental industries, may be subject to significant fluctuations.

For example, changes in the travel industry, such as disruptions caused by war, terrorist attacks or natural disasters, could significantly reduce the willingness of potential travelers to plan vacation and other travel. Downturns in real estate markets may result in decreased new building rates and increases in foreclosures, which could result in fewer vacation rentals available for listing on our websites. Also, since vacation travel is generally dependent on discretionary spending, negative general economic conditions could significantly reduce the overall amount that travelers spend on, and the frequency of, leisure travel, including vacation property rentals. Additionally, property owners may choose or be forced to sell their vacation rentals during periods of economic slowdown or recession. Any or all of these factors could reduce the demand for vacation property rentals and our services, reducing our revenues and could increase our need to make significant expenditures to continue to attract property owners, managers and travelers to our websites.

Seasonal fluctuations in listing renewals or new listing acquisitions could adversely affect our cash flows.

Our cash flows from operations could vary from quarter to quarter due to the seasonal nature of our listing renewals and new listing acquisitions resulting from seasonality in the vacation rental industry. To date, this effect may have been masked by our rapid growth and the effect of our acquisitions, which have significantly increased our revenue growth. While, as a result of our subscription model, this seasonality generally does not have an immediate effect on our revenue, our operating cash flows could fluctuate materially from period to period as a result.

Vacation rentals are often located in popular vacation destinations around the world and utilized on a seasonal basis. Factors influencing the desirability of vacation rentals in a particular region or season could adversely affect our ability to obtain new listings and retain existing listings.

Vacation rentals are often located in popular vacation destinations and utilized on a seasonal basis. As a result, our listings involve properties that are often concentrated in particular regions, and our revenue is dependent upon our ability or willingness to list properties in those regions. Each region has its own commercial and regulatory requirements related to the listing of vacation rentals. If we became unable or unwilling to list properties in a particular region, our listings in the region could decline or cease to grow, and revenue and results of operations could be adversely impacted.

In addition, factors influencing the desirability of vacation rentals in a particular region or during a specific season could adversely affect our ability to obtain new listings and retain existing listings. For example, a significant number of the vacation rentals listed on our websites are located in Florida. Following the oil spill in April 2010 along the Gulf Coast, some of our property owners and managers with vacation rentals in the Gulf Coast area reported to us that their bookings declined. While we are uncertain of the impact of the oil spill on the decisions of our property owners and managers to renew their listings on our websites, the occurrence of this type of event or a significant natural disaster, political turmoil or other regional disturbance could reduce the number of available vacation rentals in that area, reducing our listing base and our revenue. In addition, if we do not have sufficient property listings in a newly popular vacation destination, we could fail to attract travelers to our websites and property owners and managers may opt to list their properties with a competitor having a greater presence in that area.

We may be subject to liability for the activities of our property owners and managers, which could harm our reputation and increase our operating costs.

We periodically receive complaints related to certain activities on our websites, including disputes over the authenticity of the vacation rental listing, unauthorized use of credit card and bank account information and identity theft, potential breaches of system security, libel and infringement of third-party copyrights, trademarks or other intellectual property rights. We have also experienced fraud by purported owners or managers listing properties which either do not exist or are significantly not as described in the listing. The methods used by perpetrators of fraud constantly evolve and are complex, and our trust and security measures may not detect all fraudulent activity. Consequently, we expect to continue to receive complaints from travelers and requests for reimbursement of their rental fees, as well as actual or threatened legal action against us if no reimbursement is made.

We may further be subject to claims of liability based on events that occur during travelers’ stays at the vacation rentals of our property owners and managers, such as for robbery, accidental injury or death or other similar incidents. These incidents may subject us to liability, which would increase our operating costs and adversely affect our business and results of operations. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against them. Although the terms and conditions of use of our websites, which are available on all of our websites, state that we are not a party to any rental transaction and specifically exempt us from any liability to travelers in the event of a fraudulent listing, a property not being significantly as described or any other claim by travelers relating to their vacation rental, the enforceability of these terms varies from jurisdiction to jurisdiction, and the laws in this area are consistently evolving. If we are subject to liability or claims of liability relating to the acts of our property owners or managers, or due to fraudulent listings, we may be subject to negative publicity, incur additional expenses and be subject to liability, which could harm our business and our operating results.

We could face liability for information on or accessible through our online marketplace.

A significant portion of the information available through our online marketplace, including listing data and photographs, is submitted by property owners and managers and third parties. We also allow third parties to advertise their products and services on our websites and include links to third-party websites. We could be exposed to liability with respect to this information. Owners and managers could assert that information concerning them on our websites contains errors or omissions and third parties could seek damages from us for losses incurred if they rely upon incorrect information provided by our owners, managers or advertisers. We could also be subject to claims that the persons posting information on our websites do not have the right to post such information or are infringing the rights of third parties, such as copyrights in photographs and privacy and publicity rights. Among other things, we might be subject to claims that by directly or indirectly providing links to websites operated by third parties, we are liable for wrongful actions by the third parties operating those websites. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims.

In addition, our services feature a property review platform, which allows travelers to post property reviews and other information about properties, property owners and managers. Although this feedback is generated by users and not by us, claims of defamation or other injury have been made against other Internet service providers offering similar forums and may be made against us for content posted in this forum. Our potential liability for information on our websites or distributed by us to others and for the activities of our owners, managers or travelers could require us to implement additional measures to reduce our exposure to such liability, which may require us to expend substantial resources and limit the attractiveness of our online marketplace to users. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

Property owner, manager or traveler complaints or negative publicity about our company, our services or our business activities could diminish use of our online marketplace.

Property owner, manager or traveler complaints or negative publicity about our company, our services or our business activities could severely diminish consumer confidence in and use of our online marketplace. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as removing suspected fraudulent listings or listings repeatedly reported by travelers to be significantly not as described, can damage relations with our owners and managers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could significantly impact our profitability. Failure to manage or train our customer service representatives properly could compromise our ability to handle owner, manager and traveler complaints effectively. If we do not handle these complaints effectively, our reputation may suffer, and we may lose our owners’, managers’ and travelers’ confidence. We may also be the subject of blog or forum postings that include inaccurate statements and create negative publicity. As a result of these complaints or negative publicity, property owners and managers of vacation rentals may discontinue their listing with us or travelers may discontinue their use of our websites, and our business and results of operations could be adversely impacted.

Our failure to achieve and maintain effective internal controls could adversely affect our financial position and lower our stock price.

As a publicly traded company, we will be subject to reporting and other obligations under the Securities Exchange Act of 1934, including the requirements of Section 404 of Sarbanes-Oxley, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing our assessments. We also operate in a complex environment and expect that these obligations, together with our rapid growth and expansion through acquisitions, will place significant demands on our management and administrative resources, including accounting and tax resources. Although we have begun to expand the size and depth of the finance and accounting staff in our U.S. and European headquarters, we may need to hire additional personnel. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to attest that our management’s report is fairly stated or they are unable to express an opinion on our management’s assessment or on the effectiveness of our internal control over financial reporting, our investors could lose confidence in the accuracy and completeness of our financial reports.

In connection with the preparation of our financial statements for the year ended December 31, 2010, we and our independent auditors identified a significant deficiency relating to our internal control over income taxes. We believe we are remediating this deficiency by hiring additional personnel with tax and accounting expertise in the United States and Europe, and by completing implementation of new software tools to facilitate preparation of our tax accounting. Despite taking these measures, our internal resources and personnel may in the future be insufficient to avoid accounting errors and there can be no assurance that we will not have deficiencies in the future. Any failure to maintain adequate controls or to adequately implement required new or improved controls could harm our operating results or cause us to fail to meet our reporting obligations.

Changes in our effective tax rate could harm our future operating results.

We are subject to federal and state income taxes in the United States and various foreign jurisdictions. Our effective tax rate is affected by changes in the mix of earnings and losses in jurisdictions with differing statutory tax rates, certain non-tax deductible expenses including those arising from the requirement to expense stock options and our ability to utilize our net operating losses and other deferred tax assets. In addition, the manner in which we conduct our operations may impact our effective tax rate. For example, we recently incorporated a subsidiary in Geneva, Switzerland as part of our global restructuring plan to streamline our European operations and improve our internal controls in anticipation of becoming a publicly traded company, which we believe may result in a reduced overall effective tax rate. We may not be able to establish efficient operations, hire personnel, obtain office space, complete transfer pricing studies, or otherwise execute our restructuring plan in the timeframe or at the cost currently contemplated by us, which could negatively affect our effective tax rate.

In addition, current applicable U.S. and foreign tax rules, regulations and any changes to those rules and regulations could adversely affect our effective tax rate. Recently enacted and proposed changes in U.S. tax laws and regulations include limitations on the ability to claim and utilize foreign tax credits and deferral of interest expense deductions until non-U.S. earnings are repatriated to the United States. If these and other changes in applicable tax rules and regulations are implemented, or if we cannot effectively execute our restructuring plan, our effective tax rate may be higher than expected, which could harm our operating results.

We are exposed to fluctuations in currency exchange rates.

Because we conduct a significant and growing portion of our business outside the United States but report our results in U.S. dollars, we face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. In addition, the results of operations of many of our internationally focused websites are exposed to foreign exchange rate fluctuations as the financial results of the applicable subsidiaries are translated from the local currency into U.S. dollars upon consolidation. A decline in the U.S. dollar relative to foreign currencies would increase our non-U.S. revenue, when translated into U.S. dollars. Conversely, if the U.S. dollar strengthens relative to foreign currencies, our revenue would be adversely affected. Our operating results could be negatively impacted depending on the amount of expense denominated in foreign currencies. Revenue in 2010 was negatively impacted by foreign currency translation of approximately $2.5 million and, in the three months ended March 31, 2011, was positively impacted by foreign currency translation of approximately $0.1 million. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, our revenue and operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. We may enter into hedging arrangements in order to manage foreign currency translation but such activity may not completely eliminate fluctuations in our operating results.

If we do not adequately protect our intellectual property, our ability to compete could be impaired.

Our intellectual property includes the content of our websites, our registered domain names, our registered and unregistered trademarks and our patents and patent applications. We believe that our intellectual property is an essential asset of our business and that our homeaway.com, vrbo.com, vacationrentals.com, homelidays.com, holiday-rentals.co.uk, abritel.fr, fewo-direkt.de, aluguetemporada.com.br, bedandbreakfast.com, escapia.com, instantsoftware.com and other domain names and our technology infrastructure currently give us a competitive advantage in the online market for vacation rental listings. If we do not adequately protect our intellectual property, our brand and reputation could be harmed, property owners, managers and travelers could devalue the content of the websites comprising our online marketplace, and our ability to compete effectively would be impaired.

To protect our intellectual property we rely on a combination of copyright, trademark, patent and trade secret laws, contractual provisions and our user policy and restrictions on disclosure. Upon discovery of potential infringement of our intellectual property, we promptly take action we deem appropriate to protect our rights. We regularly deliver cease and desist letters to parties who misappropriate our trademarks or content, such as aggregators of vacation rental listing content who use automated technology to download content from our online marketplace and display it on their websites without our permission. We also enter into confidentiality agreements with our employees and consultants and seek to control access to and distribution of our proprietary information in a commercially prudent manner. The efforts we have taken to protect our intellectual property may not be sufficient or effective, and, despite these precautions, it may be possible for other parties to copy or otherwise obtain and use the content of our websites without authorization. We may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon or diminish the value of our domain names, service marks and our other proprietary rights. Even if we do detect violations and decide to enforce our intellectual property rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention and may result in a court determining that our intellectual property rights are unenforceable. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete.

As of March 31, 2011, we had one patent application and no issued patents, and no patents may issue with respect to our current or potential patent applications. Any future patents issued to us may be challenged, invalidated or circumvented, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies in the Internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We have received in the past and may in the future receive notices that claim we have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive in the online vacation rental market. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Any of these results could harm our operating results.

We currently rely on a small number of third-party service providers to host and deliver a significant portion of our services, and any interruptions or delays in services from these third parties could impair the delivery of our services and harm our business.

We use a combination of third-party data centers located in the United States and the United Kingdom and a third-party co-location hosting center located in the United States to host our websites and core services. We do not control the operation of any of the third-party data center facilities we use. These facilities, including our co-location hosting center, may be subject to break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism and other misconduct. They are also vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes and similar events. We currently do not have a comprehensive disaster recovery plan in place nor do our systems provide complete redundancy of data storage or processing. As a result, the occurrence of any of these events, a decision by our third-party service providers to close their data center facilities without adequate notice or other unanticipated problems could result in loss of data as well as a significant interruption in our services and harm to our reputation and brand. Additionally, our third-party data center facility agreements are of limited durations, and our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these facilities on commercially reasonable terms, we may experience delays in the provisioning of our services until an agreement with another data center facility can be arranged. This shift to alternate data centers could take more than 24 hours depending on the nature of the event.

Furthermore, we depend on continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our bandwidth providers for any reason or if their services are disrupted, for example due to viruses or “denial-of-service” or other attacks on their systems, we could experience disruption in our services or we could be required to retain the services of a replacement bandwidth provider, which could harm our business and reputation.

Our operations are dependent on the availability of electricity, which also comes from third-party providers. If we or the third-party data center facilities that we use to deliver our services were to experience a major power outage, it could result in disruption of our services and harm to our business.

Any errors, defects, disruptions or other performance problems with our services could harm our reputation and may damage our property owners’ and managers’ rental businesses. Interruptions in our services would likely reduce our revenue, require us to issue credits to our owners and managers, could cause owners and managers to terminate their listings with us and could adversely affect our renewal rates. Our business and results of operations would be harmed if our current and potential owners and managers believe our services are unreliable.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we will incur significant legal, accounting, investor relations and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or SEC, and the exchange on which we list our common stock. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect that, as a public company, it will be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain coverage or to accept reduced policy limits and coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products, services or enhance our existing products or services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Risks Related to this Offering and Ownership of our Common Stock

Our securities have no prior market and our common stock could trade at prices below the initial public offering price.

There has not been a public trading market for shares of our common stock prior to this offering. Although we have applied to have our common stock quoted on the Nasdaq Global Select Market, an active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of common stock sold in this offering will be determined by negotiations between us and representatives of the underwriters. This price may be higher than the trading price of our common stock after this offering. As a result, you could lose all or part of your investment.

Our stock price may be volatile, and you may be unable to sell your shares at or above the offering price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control. Factors affecting the trading price of our common stock will include:

•	variations in our operating results;

•	variations in operating results of similar companies;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	announcements of technological innovations, new products, services or service enhancements, strategic alliances or agreements by us or by our competitors;

•	marketing and advertising initiatives by us or our competitors;

•	the gain or loss of listings and advertising;

•	threatened or actual litigation;

•	major changes in our management;

•	recruitment or departures of key personnel;

•	market conditions in our industry, the travel industry and the economy as a whole;

•	the overall performance of the equity markets;

•	sales of shares of our common stock by existing stockholders;

•	the reports of industry research analysts who cover our competitors and us;

•	stock-based compensation expense under applicable accounting standards; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations and general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock regardless of our actual operating performance. These fluctuations may even be more pronounced in the trading market for our stock shortly following this offering. Each of these factors, among others, could harm the value of your investment in our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us, regardless of the merits or outcome, could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business.

If securities analysts do not publish research or publish negative research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities analysts. If no or few securities analysts commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who covers us downgrades our stock or publishes negative research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the market for our stock and demand for our stock could decrease, which could cause our stock price or trading volume to decline.

The concentration of our capital stock ownership with insiders upon the completion of this offering will likely limit your ability to influence corporate matters.

We anticipate that our executive officers, directors, current five percent or greater stockholders and affiliated entities will together beneficially own approximately 73.4% of our common stock outstanding after this offering. Also, as a result, these stockholders, acting together, may be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit our other stockholders. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

The price of our common stock could decline if there are substantial sales of our common stock in the public stock market after this offering. After this offering, we will have an aggregate of 79,829,804 outstanding shares of common stock. This includes shares being sold in this offering, all of which may be resold in the public market immediately following this offering. The remaining 71,829,804 shares, or approximately 90.0% of our outstanding shares after this offering, are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold in the near future as set forth below:

Number of shares and percentage of total outstanding	Date available for sale into public market
0 shares, or 0.0%	Immediately after this offering.

71,162,069 shares, or 89.2%	Generally, 180 days after the date of this prospectus due to lock-up agreements between certain of the holders of these shares and the underwriters and to contractual arrangements between the other holders of these shares and us, subject to certain exceptions and also to potential extensions under certain circumstances, of which 52,589,441 will be subject to volume and other sale restrictions.

667,735 shares, or 0.8%

12 months after the date of this prospectus due to lock-up agreements between the holder of these shares and the underwriters and to contractual arrangements between the holder of these shares and us, subject to certain exceptions and also to potential extensions under certain circumstances.

After this offering and the expiration of the lock-up period, the holders of an aggregate of 68,208,033 shares of our outstanding common stock, including 51,201 shares subject to warrants outstanding as of March 31, 2011 not sold in this offering, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

We also intend to register the issuance of all shares of common stock that we have issued and may issue under our option plans. Once we register the issuance of these shares, they can be freely sold in the public market upon issuance.

We, the selling stockholders, other securityholders and our directors and executive officers have agreed to lock-up agreements that restrict us, these securityholders and our directors and executive officers, subject to specified exceptions, from selling or otherwise disposing of any shares of our stock for a period of 180 days after the date of this prospectus, and in the case of one stockholder for a period of 12 months after the date of this prospectus, in each case subject to a potential extension under certain circumstances, without the prior consent of the underwriters. The underwriters may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions of any lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in the section of this prospectus titled “Underwriters.” Also, in the future, we may issue securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Because our initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution.

The initial public offering price will be substantially higher than the pro forma net tangible book value per share of common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $24.98 per share in pro forma net tangible book value, the difference between the price you pay for our common stock and its pro forma net tangible book value per share after completion of this offering. Furthermore, investors purchasing common stock in this offering will own only approximately 10.0% of our shares outstanding, even though they will have contributed 27.1% of the total consideration received by us in connection with our sales of common stock. As of March 31, 2011, options to purchase 11,467,052 shares of our common stock at a weighted average exercise price of approximately $12.70 per share were outstanding. In addition, as of March 31, 2011, warrants to purchase 148,215 shares of our common stock at a weighted average exercise price of $1.08 were outstanding, all of which we expect will remain outstanding after this offering. After this offering, we will have an aggregate of 257,498,690 shares of common stock authorized but unissued and not reserved for issuance under our stock option plans or otherwise. We intend to continue to actively pursue strategic acquisitions. We may pay for such acquisitions, partly or in full, through the issuance of additional equity. Following the completion of this offering, we may issue              shares of our common stock without any action or approval by our stockholders. Any issuance of shares in connection with our acquisitions, the exercise of stock options or other events would dilute the percentage ownership held by the investors who purchase our shares in this offering.

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering. We intend to use net proceeds from this offering to redeem our outstanding shares of Series A and Series B redeemable preferred stock at a price for each such share equal to the original issue price of such share of preferred stock, plus the accumulated and unpaid dividends on such share that have accrued at a rate of 8% per annum of the original issue price of each such share of preferred stock, of which the amount expected to be paid in cash is $64.2 million as of March 31, 2011, and to pay accumulated and unpaid dividends on our outstanding shares of Series C convertible preferred stock that have accrued at a rate of 8% per annum of the original issue price of each such share of preferred stock, of which the amount expected to be paid in cash is $30.9 million as of March 31, 2011. We cannot specify with certainty the uses to which we will apply the net proceeds we will receive from this offering. The failure by our management to apply these funds effectively could adversely affect our ability to continue to maintain and expand our business.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay cash dividends, you could receive a return on your investment in our common stock only if the market price of our common stock has increased when you sell your shares.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws, to be effective upon the completion of this offering, will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	creating a classified board of directors whose members serve staggered three-year terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing our board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

Certain provisions under Delaware law, the provisions listed above, and other provisions to be included in our amended and restated certificate of incorporation and our amended and restated bylaws, to be effective upon the completion of this offering, could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. See the sections of this prospectus titled “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus, including the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our expectations regarding our revenue, expenses, sales and operations;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our ability to compete in our industry and innovation by our competitors;

•	our ability to attract and retain property owners, managers and travelers;

•	our ability to anticipate market needs or develop new or enhanced services to meet those needs;

•	our ability to manage growth and to expand our infrastructure;

•	our ability to establish and maintain intellectual property rights;

•	our ability to manage expansion into international markets and new industries;

•	our ability to hire and retain key personnel;

•	our expectations regarding the use of proceeds from this offering;

•	our ability to successfully identify, manage and integrate any existing and potential acquisitions; and

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. A number of important factors could cause actual results to differ materially from the results anticipated by these forward-looking statements, which statements apply only as of the date of this prospectus. These important factors include those that we discuss in the section of this prospectus titled “Risk Factors” and elsewhere. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, level of activity, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, which are based on industry publications, surveys and forecasts, including those generated by comScore, Inc. and those commissioned by us and generated by Ipsos Reid Public Affairs, Inc. and Radius Global Market Research, as well as internal research. The unique monthly visitors figure in comScore’s Media Metrix Media Trend Report in 2010 represents an average monthly estimate of unique visitors across the selected group of HomeAway websites, and is based on such report for the time period shown. The selected websites included in such report were: homeaway.com, vrbo.com, homelidays.com, abritel.fr, alugetemporada.com.br, vacationrentals.com, fewo-direkt.de, holiday-rentals.co.uk, ownersdirect.co.uk, bedandbreakfast.com, homeawayconnect.com, homeaway.es, villanao.com, homeaway.it, homelidays.es, cyberrentals.com, greatrentals.com, homeaway.nl, homelidays.co.uk, homeaway.pt, homelidays.de, homeaway.fr, a1vacations.com and homeawayrealestate.com. comScore’s report did not include data for our remaining websites.

This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the section of this prospectus titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of 5,931,335 shares of common stock in this offering assuming an initial public offering price of $25.50 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $137.2 million. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $5.5 million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The principal purposes of this offering are to create a public market for our common stock, obtain additional capital, facilitate our future access to the public equity markets, increase awareness of our company among potential customers and improve our competitive position. We also intend to use approximately $65.1 million of the net proceeds of this offering to redeem our outstanding shares of Series A and B redeemable preferred stock, including accumulated and unpaid dividends on our outstanding shares of Series A and B redeemable preferred stock that have accrued at a rate of 8% per annum of the original issue price of each such share of preferred stock, of which the amount payable in cash as of March 31, 2011, is $64.2 million. As a result of the anticipated redemption of our outstanding shares of Series A and B redeemable preferred stock, certain of our executive officers, directors, beneficial owners of 5.0% or more of our outstanding shares of common stock and affiliated entities who are holders of our Series A and B redeemable preferred stock will receive approximately $53.7 million of the net proceeds from this offering.

We intend to use approximately $32.9 million of the net proceeds from this offering to pay accumulated and unpaid dividends on our outstanding shares of Series C convertible preferred stock that have accrued at a rate of 8% per annum of the original issue price of each such share of preferred stock, of which the amount payable in cash as of March 31, 2011, is $30.9 million. As a result of the anticipated payment of accumulated and unpaid dividends on our outstanding shares of Series C convertible preferred stock, certain of our executive officers, directors, beneficial owners of 5.0% or more of our outstanding shares of common stock and affiliated entities who are holders of our Series C convertible preferred stock will receive approximately $20.7 million of the net proceeds from this offering.

Other than as described above, we do not have current specific plans for the use of a significant portion of the net proceeds from this offering. However, we generally intend to use the balance of the net proceeds from this offering for working capital and other general corporate purposes. We also may use a portion of the net proceeds to acquire or license, or invest in, products, services, technologies or other businesses. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business.

Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds.

DIVIDEND POLICY

We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011, on:

•	an actual basis;

•

a pro forma basis, assuming the redemption of all outstanding shares of our Series A and Series B redeemable preferred stock and the conversion of each outstanding share of Series C and Series D convertible preferred stock into 34,445,850 shares of common stock and the payment of all accrued but unpaid dividends on the shares of Series C convertible preferred stock totaling $30.9 million upon the closing of this offering; and

•

a pro forma as-adjusted basis, (i) assuming the redemption of all outstanding shares of our Series A and Series B redeemable preferred stock and the conversion of each outstanding share of Series C and Series D convertible preferred stock into 34,445,850 shares of common stock and the payment of all accrued but unpaid dividends on the shares of Series C convertible preferred stock totaling $30.9 million and (ii) reflecting our receipt of the net proceeds from our sale of 5,931,335 shares of common stock by us in this offering assuming an initial public offering price of $25.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

You should read this table together with the sections of this prospectus titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share data)
Term loans payable	$—	$—	$—
Redeemable preferred stock, $0.0001 par value; 32,330,925 shares authorized, 29,642,409 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	58,107	—	—
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Convertible redeemable preferred stock, $0.0001 par value; 36,505,217 shares authorized, 34,445,850 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	429,923	—	—
Common stock, $0.0001 par value; 89,163,858 shares authorized, 39,452,619 shares issued and outstanding, actual; 350,000,000 shares authorized, pro forma and pro forma as adjusted; 73,898,469 shares issued and outstanding, pro forma; 79,829,804 shares issued and outstanding, pro forma as adjusted	4	7	8
Additional paid-in capital	—	392,914	530,075
Accumulated other comprehensive loss	125	125	125
Accumulated deficit	(114,888)	(114,888)	(114,888)

Total stockholders’ (deficit) equity	(114,759)	278,158	415,320

Total capitalization	$373,271	$278,158	$415,320

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $25.50 per share would increase or decrease, as applicable, the amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $5.5 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

If the underwriters’ option to purchase additional shares were exercised in full, pro forma as adjusted common stock; additional paid-in-capital; stockholders’ equity (deficit); total capitalization and shares of common stock issued and outstanding as of March 31, 2011, would be $0.0 million; $530.1 million; $415.3 million; $415.3 million and 79,829,804, respectively.

The number of shares of common stock outstanding set forth in the table is based on 73,898,469 shares of our common stock outstanding as of March 31, 2011, and excludes:

•	148,215 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2011, at a weighted average exercise price of $1.08 per share;

•	11,467,052 shares of common stock issuable upon exercise of options outstanding as of March 31, 2011, at a weighted average exercise price of $12.70 per share; and

•

1,056,239 shares of common stock reserved, as of March 31, 2011, for future issuance under our 2004 Stock Plan, which shares will be added to the shares reserved under our 2011 Equity Incentive Plan adopted in May 2011 upon its effectiveness, as more fully described in the section of this prospectus titled “Executive Compensation—Employee Benefit Plans.”

DILUTION

Our net tangible book value, which we have defined as total assets, minus goodwill and intangible assets, less total liabilities, as of March 31, 2011, was $(0.4) million, or $(0.01) per share of common stock. Our pro forma net tangible book value includes liabilities associated with the redemption of our outstanding shares of Series A and Series B redeemable preferred stock, including accumulated and unpaid dividends on such shares, and the payment of accumulated and unpaid dividends on our outstanding shares of Series C convertible preferred stock, which payments will occur in connection with the closing of this offering. These liabilities totaled $95.1 million as of March 31, 2011, resulting in pro forma net tangible book value of $(95.5) million. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding, including shares of common stock issued upon the conversion of all outstanding shares of our Series C and Series D convertible preferred stock upon the completion of this offering. Dilution in pro forma net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 5,931,335 shares of common stock offered by us in this offering assuming an initial public offering price of $25.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2011, would have been $41.6 million, or $0.52 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.81 per share to existing stockholders and an immediate dilution of $24.98 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$25.50
Pro forma net tangible book value per share as of March 31, 2011, before giving effect to this offering	$(1.29)
Increase in pro forma net tangible book value per share attributable to new investors	1.81

Pro forma as adjusted net tangible book value per share after giving effect to this offering		0.52

Dilution per share to new investors in this offering		$24.98

A $1.00 increase or decrease in the assumed initial public offering price of $25.50 would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.07 per share and the dilution in pro forma as adjusted net tangible book value to new investors by $0.07 per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $0.52 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $24.98 per share.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2011, and after giving effect to the offering, based on an assumed initial public offering price of $25.50 per share, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid before deducting estimated underwriting discounts and commissions.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	73,898,469	92.6%	$406,003,000	72.9%	$5.49
New investors	5,931,335	7.4	151,249,043	27.1	25.50

Total	79,829,804	100.0%	$557,252,043	100.0%	$6.98

A $1.00 increase or decrease in the assumed initial public offering price of $25.50 per share would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders by approximately $5.9 million before deducting estimated underwriting discounts and commissions, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

If the underwriters exercise their option to purchase additional shares of our common stock in full, our existing stockholders would own 88.6% and our new investors would own 11.4% of the total number of shares of our common stock outstanding after this offering.

The number of shares of common stock to be outstanding after this offering is based on 73,898,469 shares outstanding as of March 31, 2011, and excludes:

•	148,215 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2011, at a weighted average exercise price of $1.08 per share;

•	11,467,052 shares of common stock issuable upon exercise of options outstanding as of March 31, 2011, at a weighted average exercise price of $12.70 per share; and

•

1,056,239 shares of common stock reserved, as of March 31, 2011, for future issuance under our 2004 Stock Plan, which shares will be added to the shares reserved under our 2011 Equity incentive Plan adopted in May 2011 upon its effectiveness, as more fully described in the section of this prospectus titled “Executive Compensation—Employee Benefit Plans.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

We have derived the consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the consolidated balance sheet data as of December 31, 2009 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2006 and 2007 and the consolidated balance sheet data as of December 31, 2006, 2007 and 2008 from our audited consolidated financial statements not included in this prospectus. We have derived the consolidated statements of operations data for the three months ended March 31, 2010 and 2011, and the consolidated balance sheet data as of March 31, 2011, from our consolidated financial statements included elsewhere in this prospectus. To obtain further information about our historical results, including our historical acquisitions, for which results of operations are included in our consolidated financial statements beginning on the dates of acquisition, you should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes, the information in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results.

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
Consolidated Statements of Operations Data:	(in thousands except per share data)

Revenue:
Listing	$17,486	$52,947	$80,012	$115,881	$152,890	$33,818	$45,171
Other	294	1,013	2,314	4,349	14,994	2,292	6,796

Total revenue	17,780	53,960	82,326	120,230	167,884	36,110	51,967
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	2,673	6,529	11,065	17,800	25,647	5,793	8,458
Product development	4,283	8,653	12,535	13,180	18,703	3,844	7,011
Sales and marketing	6,578	11,968	22,434	39,483	58,376	16,030	22,662
General and administrative	7,114	11,752	17,937	29,331	41,445	8,814	10,274
Amortization expense	1,762	8,351	9,026	9,516	9,953	2,169	2,863

Total costs and expenses	22,410	47,253	72,997	109,310	154,124	36,650	51,268

Operating income (loss)	(4,630)	6,707	9,329	10,920	13,760	(540)	699
Other income (expense):
Interest expense	(2,344)	(9,667)	(9,734)	(3)	(22)	(1)	(10)
Interest income	203	253	258	261	208	58	57
Other income (expense)	—	—	34	1,481	(3,326)	(1,148)	(67)

Total other income (expense)	(2,141)	(9,414)	(9,442)	1,739	(3,140)	(1,091)	(20)

Income (loss) before income taxes	(6,771)	(2,707)	(113)	12,659	10,620	(1,631)	679
Income tax (expense) benefit	(648)	(3,278)	(5,552)	(4,992)	6,314	828	854
Loss in equity investee	(97)	—	—	—	—	—	—

Net income (loss)	(7,516)	(5,985)	(5,665)	7,667	16,934	(803)	1,533
Cumulative preferred stock dividends and discount accretion	(7,252)	(14,282)	(19,446)	(33,511)	(35,224)	(8,657)	(9,065)

Net loss attributable to common stockholders	$(14,768)	$(20,267)	$(25,111)	$(25,844)	$(18,290)	$(9,460)	$(7,532)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.41)	$(0.53)	$(0.64)	$(0.70)	$(0.48)	$(0.25)	$(0.19)

Weighted average number of shares outstanding:
Basic and diluted	36,198	38,574	39,081	37,172	38,143	37,404	38,904

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
Pro forma net income per share (unaudited)(1):
Basic					$0.22		$0.02
Diluted					$0.21		$0.02
Weighted average number of shares used in computing pro forma net income per share (unaudited)(2):
Basic					75,946		77,589
Diluted					79,270		80,734
Pro forma as adjusted net income per share (unaudited)(3):
Basic					$0.22		$0.02
Diluted					$0.21		$0.02
Weighted average number of shares used in computing pro forma as adjusted net income per share (unaudited)(4):
Basic					78,696		79,574
Diluted					82,020		82,719

	December 31,					March 31,
	2006	2007	2008	2009	2010	2011
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10,631	$13,061	$136,085	$92,425	$65,697	$88,872
Working capital (deficit)	(10,501)	(32,600)	88,680	32,804	(20,484)	(15,061)
Total assets	203,798	289,768	395,645	427,095	489,742	518,035
Total liabilities	83,088	150,653	66,319	97,420	127,851	144,764
Total redeemable and convertible preferred stock	125,191	162,426	422,350	451,749	478,965	488,030
Total stockholders' deficit	(4,481)	(23,311)	(93,024)	(122,074)	(117,074)	(114,759)

	December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)

Other Financial Data:
Adjusted EBITDA(5)	$(1,751)	$17,290	$24,751	$30,568	$43,220	$5,789	$10,231
Free cash flow(6)	(1,439)	24,139	33,896	32,345	51,461	16,348	17,823
Capital expenditures	2,561	3,219	4,485	12,617	10,396	1,392	3,151

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
Selected Operating Data:
Paid listings, end of period	338,396	433,295	527,535	498,895	575,166
Average revenue per listing	$266	$300	$318	$290	$328
Renewal rate, end of period	74.4%	72.8%	75.9%	74.9%	76.1%
Visits to websites (in millions)(7)	134	181	221	62	60

(1)	Pro forma net income per share represents net income divided by the pro forma weighted average shares outstanding, as though the conversion of our of our convertible preferred stock into common stock occurred on the first day of the relevant period.
(2)

Pro forma weighted average number of shares outstanding reflects the conversion of our convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the first day of the relevant period and the impact of the redemption of

Series A and Series B redeemable preferred stock and the payment of dividends on Series C convertible preferred stock based on the number of shares whose proceeds would be necessary to pay the redemption amount or dividends assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth on the cover of this prospectus.

(3)	Pro forma as adjusted net income per share represents net income divided by the pro forma weighted average shares outstanding reflecting the conversion of our convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the first day of the relevant period and our sale of 5,931,335 shares of common stock in this offering assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth on the cover of this prospectus.
(4)	Pro forma as adjusted weighted average number of shares outstanding reflects the redemption of our redeemable preferred stock and the conversion of our convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the first day of the relevant period and our sale of 5,931,335 shares of common stock in this offering assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth on the cover of this prospectus.
(5)	We define Adjusted EBITDA as net income (loss) plus depreciation, amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, and net of any foreign exchange income or expense.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Net income (loss)	$(7,516)	$(5,985)	$(5,665)	$7,667	$16,934	$(803)	$1,533
Depreciation and amortization	2,730	10,124	12,122	13,612	15,841	3,547	4,797
Stock-based compensation	246	459	3,295	5,978	13,512	2,769	4,697
Interest expense	2,344	9,667	9,734	3	22	1	10
Interest income	(203)	(253)	(258)	(261)	(208)	(58)	(57)
Foreign exchange expense (income)	—	—	(29)	(1,423)	3,433	1,161	105
Income tax expense (benefit)	648	3,278	5,552	4,992	(6,314)	(828)	(854)

Adjusted EBITDA	$(1,751)	$17,290	$24,751	$30,568	$43,220	$5,789	$10,231

The following tables present stock-based compensation and depreciation included in the above line items:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Stock-based compensation:
Cost of revenue	$12	$22	$462	$396	$861	$148	$386
Product and development	34	94	424	906	2,424	522	1,003
Sales and marketing	60	148	459	857	1,730	400	1,366
General and administrative	140	195	1,950	3,819	8,497	1,699	1,942

Total	$246	$459	$3,295	$5,978	$13,512	$2,769	$4,697

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Depreciation:
Cost of revenue	$74	$240	$1,071	$1,505	$2,079	$503	$650
Product and technology	504	811	765	817	1,211	262	419
Marketing and sales	115	268	780	1,110	1,605	378	636
General and administrative	275	454	480	664	993	235	229

Total	$968	$1,773	$3,096	$4,096	$5,888	$1,378	$1,934

(6)	We define free cash flow as our cash provided by operating activities, adjusted for cash interest expense and income, and subtracting capital expenditures. For the purpose of calculating free cash flow, we consider purchases of property, equipment, tenant improvements for our offices, and software licenses (including costs associated with internally developed software) as capital expenditures.

The following table presents a summary of cash flows and a reconciliation of cash flows from operating activities to free cash flows:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Cash (used in) provided by operating activities	$(641)	$19,159	$31,746	$44,962	$61,857	$17,740	$20,974
Cash used in investing activities	(111,377)	(74,763)	(8,819)	(70,962)	(81,031)	(36,917)	(558)
Cash provided by (used in) financing activities	117,831	58,564	101,513	(17,949)	(5,952)	51	1,293

Cash (used in) provided by operating activities	$(641)	$19,159	$31,746	$44,962	$61,857	$17,740	$20,974
Cash paid for interest	1,763	8,199	6,635	—	—	—	—
Capital expenditures	(2,561)	(3,219)	(4,485)	(12,617)	(10,396)	(1,392)	(3,151)

Free cash flow	$(1,439)	$24,139	$33,896	$32,345	$51,461	$16,348	$17,823

(7)	This figure represents the total visits received across the selected group of our websites, and is based on the comScore Media Metrix Media Trend report for the time periods shown. Total visits is defined as the total number of times during a report period that a unique person accessed content within a website with at least a 30 minute break in between times of access. The websites included were: homeaway.com, vrbo.com, homelidays.com, abritel.fr, alugetemporada.com.br, vacationrentals.com, fewo-direkt.de, holiday-rentals.co.uk, ownersdirect.co.uk, bedandbreakfast.com, homeawayconnect.com, homeaway.es, villanao.com, homeaway.it, homelidays.es, cyberrentals.com, greatrentals.com, homeaway.nl, homelidays.co.uk, homeaway.pt, homelidays.de, homeaway.fr, a1vacations.com and homeawayrealestate.com. comScore’s report did not include data for our remaining websites.

Discussion of Adjusted EBITDA and Free Cash Flow

Adjusted EBITDA and free cash flow are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. However, we believe that the use of Adjusted EBITDA and free cash flow are useful to investors in evaluating our operating performance for the following reasons:

•

our management uses Adjusted EBITDA and free cash flow in conjunction with GAAP financial measures as part of our assessment of our business and in communications with our board of directors concerning our financial performance;

•

Adjusted EBITDA and free cash flow provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

securities analysts use Adjusted EBITDA and free cash flow as supplemental measures to evaluate the overall operating performance of companies, and we anticipate that after consummating this offering our investor and analyst presentations will include Adjusted EBITDA and free cash flow; and

•

Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods.

Adjusted EBITDA and free cash flow should not be reviewed in isolation. You should consider them in addition to, and not as substitutes for, measures of our financial performance reported in accordance with GAAP. Our adjusted EBITDA or free cash flow may not be comparable to similarly titled measures of other companies and because other companies may not calculate such measures in the same manner as we do. Adjusted EBITDA and free cash flow have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA and free cash flow do not reflect any cash requirements for these replacements. In addition, neither of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We operate the world’s largest online marketplace for the vacation rental industry. Vacation rentals are fully furnished, privately owned residential properties, including homes, condominiums, villas and cabins, that can be rented on a nightly, weekly or monthly basis. Our marketplace brings together millions of travelers seeking vacation rentals online with hundreds of thousands of owners and managers of vacation rental properties located in over 145 countries around the world. According to comScore’s March 2011 Media Metrix Media Trend Report, in 2010, our websites attracted over 220 million website visits and averaged over 9.5 million unique monthly visitors. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals.

We have achieved significant growth since our commercial launch in 2005. In 2010 and in the three months ended March 31, 2011, we generated $167.9 million and $52.0 million of revenue, respectively, representing year-over-year growth of 39.6% and 43.9%, respectively. We view our market opportunity as global, and, in 2010, 37.9% of our revenue came from outside the United States, including 36.6% from Europe and 1.3% from Latin America. We have historically generated strong cash flows and have had predictable financial results because of our advance payment, subscription-based model and our high annual listing renewal rates. In 2010 and in the three months ended March 31, 2011, listings contributed 91.1% and 86.9% of our revenue, respectively. In the same periods, we generated Adjusted EBITDA of $43.2 million and $10.2 million, respectively, representing year-over-year increases of 41.4% and 76.7%, respectively, and we generated net income of $16.9 million and $1.5 million, respectively, representing year-over-year increases of 120.9% and 290.9%, respectively. In 2010 and in the three months ended March 31, 2011, we generated free cash flow of $51.5 million and $17.8 million, respectively, representing year-over-year increases of 59.1% and 9.0%, respectively, and we generated cash provided by operating activities of $61.9 million and $21.0 million, respectively, representing year-over-year increases of 37.6% and 18.2%, respectively.

For further discussion regarding Adjusted EBITDA and free cash flow, see footnote (5) on page 43 and footnote (6) on page 44 to the table in the section of this prospectus titled “Selected Consolidated Financial Statements and Other Data.”

To date, we have derived substantially all of our revenue from the sale of paid listings on our websites to property owners and professional property managers. Typically, owners and managers purchase listings and pay for such listings in advance at the beginning of the listing term. We recognize revenue monthly over the term of the listing, which is generally one year. For some professional property managers, we offer pay-for-performance listings whereby the customer pays a fee based on the number of inquiries or bookings received. In 2010, pay-for-performance listings generated 1.1% of our total revenue. Renewals are important for our subscription business. Our renewal rates were 74.4%, 72.8%, 75.9% and 76.1% in 2008, 2009, 2010 and the three months ended March 31, 2011, respectively.

Our revenue increased from $8.4 million in 2005 to $167.9 million in 2010. Our revenue growth over the past six years was attributable to our acquisitions of other online listings businesses, an increase in the number of listings that property owners and managers purchase from us, an increase in the average revenue we receive per listing due to additional features and price increases, as well as the introduction of related products and services.

While acquisitions have been integral to our revenue growth, we have also increased revenue organically, 42.1%, 32.0%, 28.6% and 30.0% in 2008, 2009, 2010 and the three months ended March 31, 2011, respectively. We consider growth to be organic if generated from businesses that we have owned for at least 12 months.

We were formed in 2004 and began operations in February 2005 with the acquisition of four websites in the United States and Holiday-Rentals.co.uk in the United Kingdom. In December 2005, we expanded our operations into Germany with the acquisition of FeWo-Direkt.de. In November 2006, we acquired the business of VRBO.com in the United States. As a result, our revenue for 2006 includes revenue associated with VRBO.com only for two months in 2006, while our revenue for 2007 includes revenue associated with VRBO.com for the entire year. To further expand our operations in Europe, we acquired Abritel.fr in France in January 2007 and OwnersDirect.co.uk in the United Kingdom in August 2007. In May 2007, we acquired the business of VacationRentals.com in the United States. These four websites generated $30.2 million of our total revenue for 2007, which comprised 83.5% of the increase in our total revenue from 2006. We did not complete any acquisitions in 2008, but we generated a full year of revenue from the three websites acquired in 2007, compared to a partial year of revenue for such websites in 2007. In 2008, our revenue increased by $28.4 million, or 52.6%, while our organic growth rate was 42.1%. In 2008, revenue from the websites we acquired in 2007 was $9.0 million higher than revenue we recognized from these same websites for the period we owned them in 2007.

In January 2009, we acquired the business of Homelidays.com in France, which contributed to our growth. In 2009, our revenue increased by $37.9 million, or 46.0%, while our organic growth rate was 32.0%. Revenue related to our acquisition of Homelidays.com and its related businesses contributed $11.5 million of such $37.9 million increase in 2009. In March 2010, we acquired the businesses of Aluguetemporada.com.br in Brazil, as well as BedandBreakfast.com in the United States. In October 2010, we acquired the businesses of Escapia and Instant Software, both of which provide software and related services to the vacation property management market. In 2010, our revenue increased by $47.7 million, or 39.6%, while our organic growth rate was 28.6%. Revenue related to acquisitions we completed in 2010 contributed $12.6 million of such $47.7 million increase.

Our acquisitions have presented, and certain of them continue to present, significant integration challenges. These acquisitions have required us to integrate new operations, offices and employees and to formulate and execute on marketing, product and technology strategies associated with the acquired businesses. In some cases, we continue to manage multiple brands and technology platforms of the acquired businesses, which has increased our cost of operations. These challenges are likely to arise if we acquire businesses in the future.

From 2005 to 2010, we raised $404.3 million in equity and $110.5 million in bank debt. During the same period, we paid $376.9 million for the acquired businesses in a combination of cash and stock. In addition, we used a portion of the funds from the October 2008 fundraising to repay bank debt and repurchase common stock. In 2010, we used cash on hand to fund our acquisitions.

Our ability to continue to grow our revenue will depend largely on increasing the number of paid listings and maintaining and introducing new revenue sources through our marketplace. Our number of paid listings grew from 338,396 as of December 31, 2008 to 527,535 as of December 31, 2010, a compound annual growth rate of 24.9%, and increased to 575,166 as of March 31, 2011. We will continue to offer more value and choice to property owners and managers by giving vacation rental owners and managers the option to pay more for increased distribution and placement in search results. We believe that this strategy will enhance our ability to increase average listing prices in future periods, while keeping base prices as low as possible. Another key driver of our revenue growth is our ability to retain existing and attract new property owners and managers. The fragmented nature of the vacation rental industry makes it challenging for us to acquire vacation rental listings, and we must therefore focus on a combination of direct and indirect marketing to add new listings.

We believe that attracting travelers to our online marketplace is necessary to attract and retain vacation rental owners and managers. In addition to increasing the number of visitors to our websites, it is critical to our future success for us to increase the likelihood that these visitors actually choose to book a vacation rental with the property owners and managers advertising through our websites. To meet these challenges, we are focused on a combination of marketing tactics, including pay-per-click advertising, search engine optimization, and broad reach marketing, to drive visits as well as increase the exposure of the vacation rental category. We are also investing in product enhancements to increase the number of travelers visiting our websites and encouraging them to make inquiries. We believe this will increase the satisfaction with our services for both travelers and vacation rental owners and managers, and will lead to strong renewal rates consistent with the level in 2010 and new property owners and managers listing properties on our marketplace. We will continue to expand into adjacent markets which are highly fragmented, such as our 2010 entry into the bed and breakfast and property manager software markets. We plan to introduce new products and services for travelers, property owners and managers, which will provide further opportunities to generate revenue through our marketplace.

Our expenses are primarily composed of salaries and related expenses and marketing. We have invested significantly in broad reach marketing over the past few years to increase awareness of vacation rentals and our brands. We will continue to increase expenses across the organization to support our growth but expect our cost of revenue to remain relatively steady as a percentage of revenue. We expect to incur higher expenses for product development as a percent of revenue, while reducing sales and marketing, as well as general and administrative expenses as a percentage of revenue. We plan for our investment in capital expenditures to be consistent with 2010 spending as a percentage of revenue. We are in the early stages of reorganizing our corporate structure, which we believe will lower our tax expense over the longer term.

In 2010, we generated net income of $16.9 million. After deemed dividends and preferred stock discount accretion of $35.2 million, we incurred a net loss attributable to common stockholders of $18.3 million. In the three months ended March 31, 2011, we generated net income of $1.5 million. After deemed dividends and preferred stock discount accretion of $9.1 million, we incurred a net loss attributable to common stockholders of $7.5 million. We intend to pay accumulated and unpaid dividends with proceeds from our offering.

Key Business Metrics

In addition to traditional financial and operational metrics, we use the following business metrics to monitor and evaluate results.

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
Key Business Metrics:
Adjusted EBITDA (in thousands)(1)	$24,751	$30,568	$43,220	$5,789	$10,231
Free cash flow (in thousands)(2)	$33,896	$32,345	$51,461	$16,348	$17,823
Paid listings, end of period	338,396	433,295	527,535	498,895	575,166
Average revenue per listing	$266	$300	$318	$290	$328
Renewal rate, end of period	74.4%	72.8%	75.9%	74.9%	76.1%
Visits to websites (in millions)(3)	134	181	221	62	60

(1)	See footnote (5) on page 43 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a definition of Adjusted EBITDA and reconciliation to net income.
(2)	See footnote (6) on page 44 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a definition of free cash flow and a reconciliation to cash flows from operating activities.
(3)	This figure represents the total visits received across the selected group of our websites, and is based on the comScore Media Metrix Media Trend report for the time periods shown. Total visits is defined as the total number of times during a report period that a unique person accessed content within a website with at least a 30 minute break in between times of access. The websites included were: homeaway.com, vrbo.com, homelidays.com, abritel.fr, alugetemporada.com.br, vacationrentals.com, fewo-direkt.de, holiday-rentals.co.uk, ownersdirect.co.uk, bedandbreakfast.com, homeawayconnect.com, homeaway.es, villanao.com, homeaway.it, homelidays.es, cyberrentals.com, greatrentals.com, homeaway.nl, homelidays.co.uk, homeaway.pt, homelidays.de, homeaway.fr, a1vacations.com and homeawayrealestate.com. comScore’s report did not include data for our remaining websites.

Paid Listings. In 2010, 91.1% of our revenue was derived from paid listings. We regularly track paid listings as a key revenue growth driver and to identify trends in our business and industry. We believe the number of paid listings is a key indicator of the growth of our marketplace and the vacation rental industry. From 2008 to 2009 and from 2009 to 2010, ending paid listings increased by 28.0% and 21.7%, respectively, contributing to listing revenue growth of 44.8% and 31.9%, respectively. As the number of paid listings increases, we believe that we will generate additional revenue while also expanding the value of the marketplace to travelers, thus increasing the likelihood that travelers will find a property that is suitable to their needs. We define a paid listing as a fee to list a property advertisement on one or more websites in our marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of our websites. When purchased at the same time in one bundle, we count this as one paid listing. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals. Including paid listings from BedandBreakfast.com, we had a total of 575,166 paid listings as of March 31, 2011. It is possible that a specific property may be listed on more than one of our websites without indicating that the multiple listings refer to the same property. We have used various technologies to estimate the number of unique properties and are implementing systems and processes to identify the number of unique properties that comprise our paid vacation rental listings, which we estimate was 480,000 as of March 31, 2011.

Average Revenue per Listing. We believe that trends in revenue per listing are important to understanding the price sensitivity of our listings, the value we bring to owners and managers, and the overall health of our marketplace. We use trends in revenue per listing, as well as trends in paid listings, in order to formulate financial projections and make strategic business decisions. At a consolidated level, increases in revenue per listing may increase our earnings or may be leveraged for future investment. From 2008 to 2009 and from 2009 to 2010, revenue per listing increased by 12.8% and 6.0%, respectively, which contributed to our overall listing revenue growth. Average revenue per listing for the three months ended March 31, 2011 increased 13.1% as compared to the three months ended March 31, 2010. We compute average revenue per listing as annualized listing revenue divided by the average of paid listings at the beginning and end of the period. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in our base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand mix; and the impact of foreign exchange rates on our listing revenue outside of the United States. Average revenue per listing for only those brands that we owned throughout 2008, 2009 and 2010 increased 9.0% and 9.7% in 2009 and 2010, respectively. The remaining growth rate increase of 3.8% in 2009 and growth rate decrease of 3.7% in 2010 was a result of brands we acquired during the comparative period, causing fluctuations in our results that may not be indicative of future results. Average revenue per listing for only those brands that we owned for each of the full comparative three month periods ended March 31, 2010 and March 31, 2011, increased by 11.6% during the three months ended March 31, 2011, as compared to the three months ended March 31, 2010. The remaining growth rate increase in March 31, 2011 of 1.5% was the result of brands acquired during the comparative periods. Additionally, and included in the changes in growth rates described above, average annual foreign exchange rates for the Euro and the British pound have declined from 2008 to 2010, negatively impacting our average revenue per listing. Average revenue per listing was impacted by foreign exchange rates by less than 10% in 2009 and 2010, respectively, compared to 2008. Foreign exchange rates did not significantly impact the average revenue per listing growth rate during the three months ended March 31, 2011 The remaining growth rate in average revenue per listing in 2009 and 2010 is the result of a combination of base price increases, uptakes on listing enhancements and changes in brand mix within our brands. We do not view these elements separately when quantifying average revenue per listing changes. The growth rate in annual revenue per listing may decelerate in the future if owners and managers become dissatisfied with increases in our base prices or prices for listing enhancements or with the effectiveness of listing enhancements. The growth rate may also accelerate or decelerate depending on our brand mix of revenue. Additionally, our average annual revenue per listing is impacted by fluctuations in foreign exchange rates. If we are not able to successfully increase our base prices or prices for listing enhancements, increase adoption of listing enhancements, or if foreign exchange rates decline, our average revenue per listing may suffer.

Renewal Rate. Renewal of paid listings is a key driver of revenue for our business. Also, we track renewal rate in order to understand and improve upon the satisfaction of our owners and managers and to help us more accurately estimate our future revenue and cash flows. Renewal rates vary among our websites and can fluctuate due to a variety of factors, including customer satisfaction, changes in our processes associated with renewal activity, such as the introduction of automatic renewal, and general market conditions. The renewal rate for our subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the beginning of the period that are still active as of the end of such period. We do not include all brands in our calculation of renewal rate. OwnersDirect and Abritel were included in the calculation starting in 2010. Subscriptions to Homelidays.com, Aluguatemporada.com.br and BedandBreakfast.com remain excluded until we can further develop our database system. However, based on our review of other internal renewal rate data, we do not believe that the exclusion of these brands from the renewal rate calculation materially impacts the result. Brands included in our calculation of renewal rate for 2008, 2009 and 2010 were: in 2008 and 2009, HomeAway.com, VRBO.com, VacationRentals.com, FeWo-Direkt.de and Holiday-Rentals.co.uk; in 2010, HomeAway.com, VRBO.com, VacationRentals.com, FeWo-Direkt.de, Holiday-Rentals.co.uk, OwnersDirect.co.uk and Abritel.fr. The brands that are included in our calculation contributed aggregated listing revenues of $65.6 million, $85.9 million and $130.2 million in 2008, 2009 and 2010, respectively, representing 82.0%, 74.1% and 85.1% of total listing revenues in 2008, 2009 and 2010, respectively. Customers’ satisfaction with our solutions is the primary driver of our renewal rate. We believe that property owners and managers measure their satisfaction with our websites based largely on the number of inquiries and rental bookings that they receive from travelers. When the underlying vacation properties are sold or taken off the market, the owner or manager has no further need for the listings, and this attrition is a natural and ongoing component of non-renewal of listings. Our renewal rates for 2010 and the three months ended March 31, 2011, were 75.9% and 76.1%, respectively.

Visits to Websites. We view visits to websites as a key indicator of growth in our brand awareness among users and our ability to provide our property owners and managers with inquiries from travelers. Growth in visits to websites will be driven by our marketing strategies and has an indirect impact on our financial performance.

We use a variety of tools to measure visits to our websites. These tools include solutions from third parties such as Omniture, Google Analytics and eStat. We also use third-party published reports to measure our results against comparable companies. According to comScore’s Media Metrix Media Trend reports for the applicable time periods, visits to our websites increased annually by 35.4% and 21.9% in 2009 and 2010, respectively. The increase in 2009 is a result of our overall global brand-building and marketing activities, such as spending on pay-per-click advertising and our ongoing SEO activities, as well as our acquisition of Homelidays.com in France. The increase in 2010 is also attributable to our overall global brand-building and marketing activities, such as spending on pay-per-click advertising, our broad reach marketing campaign and our ongoing SEO activities. For the three months ended March 31, 2011, visits to our websites as reported by comScore decreased by 2.7% compared to the same period in 2010. However, according to our internal measurements, visits to our websites have increased by 27.4% for the three months ended March 31, 2011, compared to the three months ended March 31, 2010. Historically, trends in our visits data reported by comScore have been consistent with trends reflected in our internal data, although the number of visits to our websites reported by comScore has been consistently lower than the number of visits according to our internal measures. We are not aware of other material disparities between statistics measured internally and comparable third-party measurements. The increase reflected in our internal measurements is the result of the same factors causing the increase in 2010, as well as the addition of BedandBreakfast.com and Aluguetemporada.com.br for a full three months in the quarter ended March 31, 2011.

Adjusted EBITDA. We define this metric as net income (loss) plus depreciation, amortization of intangible assets; interest expense, net; income tax (expense) benefit; stock-based compensation expense, and net of any foreign exchange income or expense. We believe that the use of Adjusted EBITDA is useful in evaluating our operating performance because it excludes certain non-cash expenses, including depreciation, amortization and stock-based compensation. See footnote (5) on page 43 to the table in the section of this prospectus titled

“Selected Consolidated Financial and Other Data” for a definition of Adjusted EBITDA and reconciliation to net income.

In 2006, we prepared for future growth by increasing headcount and related expenses, resulting in negative Adjusted EBITDA of $1.8 million for that year. Revenue increased in 2007, primarily as a result of the acquisition of VRBO.com in late 2006 and our acquisitions of Abritel.fr, VacationRentals.com and OwnersDirect.co.uk during 2007. That year we generated Adjusted EBITDA of $17.3 million, or 32.0% of total revenue. In late 2007 and during 2008, we began to make investments and increase expenses in preparation for becoming publicly traded company, which reduced our margin to 30.1%. In 2009, Adjusted EBITDA of $30.6 million decreased to 25.4% of revenue. This was due primarily to increased spending in broad reach marketing which began in the fourth quarter of 2009 related to the production of a television advertisement to run in the first quarter of 2010. Our revenue and expenses both increased in 2010, which resulted in an increase of Adjusted EBITDA to $43.2 million. For the three months ended March 31, 2010, Adjusted EBITDA was $5.8 million, or 16.0% of revenue. For the three months ended March 31, 2011, Adjusted EBITDA was $10.2 million, or 19.7% of revenue. Increased media expense associated with our February 2011 television advertisement, as well as increased expenses associated with the growth in headcount, resulted in lower Adjusted EBITDA as a percentage of revenue.

Free Cash Flow. We view free cash flow as an additional measure of our operating performance. We define free cash flow as our cash provided by operating activities, adjusted for cash interest expense and income, and subtracting capital expenditures. Capital expenditures of $2.6 million combined with cash used in operating activities resulted in negative free cash flow in 2006 of $1.4 million. Thereafter, as cash provided by operating activities has increased, we have generated positive free cash flow for the years 2007 through 2010. Free cash flow grew in 2007 and 2008 by significant amounts as the company expanded. In 2009, a significant increase in capital expenditures related to our new headquarters facility in Austin, Texas had a negative impact on free cash flow, resulting in free cash flow of $32.3 million—a slight decrease from 2008 free cash flow of $33.9 million. For the year ended December 31, 2010, our cash provided by operating activities was $61.9 million and capital expenditures were $10.4 million, resulting in free cash flow of $51.5 million. For the three months ended March 31, 2010, our cash provided by operating activities was $17.7 million and capital expenditures were $1.4 million, resulting in free cash flow of $16.3 million. For the three months ended March 31, 2011, our cash provided by operating activities was $21.0 million and capital expenditures were $3.2 million, resulting in free cash flow of $17.8 million. A higher level of listing additions and renewals in the first quarter of the calendar year results in higher cash flows during the same quarter, as most listings are annual and fully paid at the time the listing is purchased or renewed. See footnote (6) on page 44 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a definition of free cash flow and a reconciliation to cash flows from operating activities.

Key Components of Our Results of Operations

Revenue

We derive most of our revenue from paid listings from our property owners and managers. Our customers generally pay for their listings at the beginning of the listing term, and revenue is recognized monthly over the term of the listing, which is generally one year. We offer pay-for-performance listings to professional managers, which represented 1.1% of our revenue in 2010. This offering is generally taken when a property manager has a marketing budget that is allocated over many managed properties. They can elect to list more properties and pay us each month for the number of inquiries that are generated.

To date, our primary source of new property listings has been through the use of search engines such as Google, where property owners and managers search to find vacation rental listings websites. In addition, word-of-mouth referrals, primarily from existing property owners and managers that have been successful in renting their vacation rentals or travelers who have been successful in finding a property to rent using our websites, are another source for new listings. We have an inside sales organization for larger professional managers.

We believe that in order to grow our revenue in the future, it will be important to introduce new features and functionality for our property owners and managers, allowing us to keep base prices low while offering expanded distribution and search placement for additional fees.

Deferred revenue consists of payments received from sales of listings in excess of the revenue that we have recognized from the same listings and sales from hosted software solutions for which the estimated period of the hosting relationship is longer than one year. Deferred revenue increases as a result of new listings and decreases as result of the recognition each month of the pro-rata share of revenue from cash collected in previous periods. We expect an increase in deferred revenue as we grow our core listing business.

We earn revenues from the sales of Internet display-based advertising on our websites, gift cards, property management software licenses and related maintenance and commissions for online reservations. We also offer other services to property owners, managers and travelers that result in revenues and royalties.

Costs and Expenses

A large component of our costs and expenses is personnel costs. Personnel costs include salaries, benefits, bonuses and related expenses (including stock-based compensation). We grew from 386 employees at December 31, 2008 to 842 at March 31, 2011. We expect that personnel costs will be higher in absolute dollars in 2011 than in 2010 based on an expected increase in the number of employees in 2011.

Cost of Revenue. Cost of revenue consists of customer service personnel and web-hosting personnel costs, merchant fees charged by credit card processors, and costs associated with the hosting of our websites. Personnel costs include salaries, benefits and related expenses, and stock-based compensation. To the extent that the number of paid listings on our marketplace grows, we intend to invest additional resources in customer service systems and personnel. Our customer service personnel help our property owners and managers use our websites to list their properties, answer their questions, and perform listing reviews and other processes as a part of our efforts to ensure trust and security. Our merchant fees are based on a contractual rate per transaction and will increase in absolute dollars as sales of listings increase, but we expect them to remain relatively constant and commensurate with 2010 levels, as a percentage of revenue. In general, as we add more features and functionality to our websites and increase the number of travelers accessing the websites, we must increase our spending on hardware and software required for hosting, but we expect such spending to remain at 2010 levels as a percentage of revenue.

We view the operation of our websites as a foundation upon which different revenue streams are generated. Cost of revenue as described above, which includes the cost of customer service personnel, web hosting and merchant fees, directly supports our listing revenue, which was 91.1% and 86.9% of total revenue in 2010 and in the three months ended March 31, 2011, respectively. These same expenses support the overall operation of our websites and therefore our other revenue. There are no other material distinct costs of revenue for any period presented. The reporting of cost of revenue as one category in our consolidated financial statements is consistent with the manner in which we manage our business.

Product Development. Product development expenses consist primarily of personnel costs, third-party contracting and consulting fees associated with our research and development of new services, expenses associated with improvements to, and maintenance of, existing services, and depreciation. We have historically focused our product development efforts on increasing the functionality and enhancing the ease of use of our websites, both for property owners and managers and for travelers. We intend to significantly increase our technology and product resources by hiring additional personnel in future periods as we expand the number of listings and develop new features and products. We expect these additional investments to cause our product development expenses to increase in absolute dollars and as a percentage of revenue in future periods.

Sales and Marketing. Sales and marketing expenses consist primarily of amounts paid for pay-per-click, or PPC, online advertising, broad reach advertising, personnel costs for our marketing, search engine optimization, or SEO, sales staff, and consulting and other services firms fees, expenses associated with email marketing programs, and public relations expenses and depreciation. We utilize PPC advertising primarily to increase the number of travelers to our websites who are seeking properties in specific geographical areas in order to increase the number of inquiries regarding vacation rentals. Our sales and marketing team also focuses on increasing the placement of our websites in search rankings on Google, Bing and other search engines, which results in owner, manager and traveler acquisition at relatively little incremental expense. We intend to significantly increase our marketing efforts to support our new products, increase the traffic to our websites and increase overall brand awareness. We expect our marketing and sales expenses to increase in absolute dollars in future periods but to decrease slightly from our historical results as a percentage of revenue.

General and Administrative. General and administrative expenses consist of personnel costs for our executive, finance and accounting, and management information systems personnel, professional fees for legal, audit, and other consulting services, allocated facility expenses, depreciation and other corporate overhead expenses. We expect to increase headcount to support our anticipated growth, which will result in an increase in other expenses, such as facilities, office and travel. We also expect to incur incremental costs associated with operating as a public company, including increases in our accounting and legal personnel, additional consulting, legal and audit fees, insurance costs, board of directors’ compensation, and costs associated with compliance with the Sarbanes-Oxley Act and other requirements. As a result, we expect our general and administrative expenses to increase in absolute dollars in future periods but to decrease as a percentage of revenue.

Depreciation

Property and equipment, office tenant improvements and software licenses are recorded at cost and are depreciated using the straight-line method over their estimated useful lives. Equipment and computer hardware are depreciated over three years and furniture and fixtures over five to ten years. Leasehold improvements are recorded at cost and amortized over the shorter of the term of the related lease or the estimated life of the leasehold improvement. We allocate depreciation to expense categories based on the relative number of employees in each category. Based on our current estimated level of capital expenditures, we expect our depreciation expense to increase in absolute dollars and as a percentage of revenue in the coming year.

Amortization

Due to our historical acquisitions, we have recorded identifiable intangible assets, which are being amortized over their estimated useful lives. As a result, our amortization expense has grown as we have made acquisitions. We perform annual impairment testing of goodwill and intangibles with indefinite lives with the assistance of a third-party valuation firm, or whenever events or circumstances indicate that impairment may have occurred. We expect our amortization expenses to increase in absolute dollars in 2011 due to the impact of a full year of amortization related to acquisitions made in 2010, but to decrease as a percentage of revenue. Amortization expense will depend on our future acquisition activity.

Other Income (Expense)

During 2008, we had significant bank borrowings until paid in full in October 2008. Therefore, we incurred significant interest expense during that time. Interest expense is offset by interest earned on our excess cash, which is invested in short term instruments. In 2008 and 2009, we had operations in the United States, the United Kingdom, France and Germany. In 2010, we expanded operations to Brazil and Switzerland. As a result of operating in multiple countries, we incur gains and losses on foreign currency transactions.

Income Taxes

We accrue federal, state, and foreign income taxes at the applicable statutory rates adjusted for certain items, including non-deductible expenses, the most significant of which is stock-based compensation, tax credits, and changes in our deferred tax asset valuation allowance.

Historically, we have generated most of our current taxable income outside of the United States. In 2010, we paid corporate income taxes associated with our operations in several states within the United States and in France, the United Kingdom, Germany and Brazil. We will continue to expand our business outside of the United States, in which case, we will become subject to further taxation based on foreign statutory tax rates in those jurisdictions where we operate, and our effective tax rate may fluctuate as a result. In the United States, we have a net operating loss carryforward, or NOL, which increases our cash flows by lowering our current income tax expense. Our NOL was created from operating losses in previous years, as well as tax deductions for the amortization of intangibles resulting from our U.S. asset acquisitions. The intangibles will be amortized over a period of 15 years from the date of the acquisition, serving to lower our current tax expense. We will also incur a deferred tax liability over this same time period related to the intangibles amortization, which will increase our deferred tax expense, such that the net income statement impact of the intangibles amortization will be offset.

During 2010, our effective tax rate was a benefit of 59.5%. Our effective tax rate in recent periods differed from our anticipated long-term effective tax rate, due to changes in our deferred tax asset valuation allowance, including the release of $13.4 million of the valuation allowance against U.S. federal and state deferred tax assets in 2010, as well as non-deductible charges for stock-based compensation and tax credits. As a result of our historical losses generated in the United States as well as NOLs acquired in the acquisition of Escapia, Inc., we had federal and state NOLs of approximately $26.8 million as of December 31, 2009 and $26.9 million as of 2010. Additionally, we had foreign NOLs of $2.4 million as of December 31, 2010, which have no expiration. Our mix of foreign versus U.S. income, our ability to generate tax credits and our incurrence of any non-deductible expenses will likely cause our effective tax rate to fluctuate in the future.

Results of Operations

The following table presents our historical operating results as a percentage of revenues for the periods indicated.

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Listing	$80,012	$115,881	$152,890	$33,818	$45,171
Other	2,314	4,349	14,994	2,292	6,796

Total revenue	82,326	120,230	167,884	36,110	51,967
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	11,065	17,800	25,647	5,793	8,458
Product development	12,535	13,180	18,703	3,844	7,011
Sales and marketing	22,434	39,483	58,376	16,030	22,662
General and administrative	17,937	29,331	41,445	8,814	10,274
Amortization expense	9,026	9,516	9,953	2,169	2,863

Total costs and expenses	72,997	109,310	154,124	36,650	51,268

Operating income	9,329	10,920	13,760	(540)	699
Other income (expense):
Interest expense	(9,734)	(3)	(22)	(1)	(10)
Interest income	258	261	208	58	57
Other income (expense)	34	1,481	(3,326)	(1,148)	(67)

Total other income (expense)	(9,442)	1,739	(3,140)	(1,091)	(20)

Income (loss) before income taxes	(113)	12,659	10,620	(1,631)	679
Income tax (expense) benefit	(5,552)	(4,992)	6,314	828	854

Net income (loss)	(5,665)	7,667	16,934	(803)	1,533
Cumulative preferred stock dividends and discount accretion	(19,446)	(33,511)	(35,224)	(8,657)	(9,065)

Net loss attributable to common stockholders	$(25,111)	$(25,844)	$(18,290)	$(9,460)	$(7,532)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.64)	$(0.70)	$(0.48)	$(0.25)	$(0.19)

Weighted average number of shares outstanding	39,081	31,172	38,143	37,404	38,904

Pro forma net income per share:
Basic (unaudited)			$0.22		$0.02
Diluted (unaudited)			$0.21		$0.02
Weighted average number of shares used in computing pro forma net income per share:
Basic (unaudited)			75,946		77,589
Diluted (unaudited)			79,270		80,734

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(in thousands)
Net income (loss)	$(5,665)	$7,667	$16,934	$(803)	$1,533
Add:
Depreciation and amortization	12,122	13,612	15,841	3,547	4,797
Stock-based compensation	3,295	5,978	13,512	2,769	4,697
Interest expense	9,734	3	22	1	10
Interest income	(258)	(261)	(208)	(58)	(57)
Foreign exchange expense (income)	(29)	(1,423)	3,433	1,161	105
Income tax expense (benefit)	5,552	4,992	(6,314)	(828)	(854)

Adjusted EBITDA	$24,751	$30,568	$43,220	$5,789	$10,231

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
Consolidated Statements of Operations as a Percentage of Revenue:
Revenue:
Listing	97%	96%	91%	94%	87%
Other	3	4	9	6	13

Total revenue	100	100	100	100	100
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	13	15	15	16	16
Product development	15	11	11	11	13
Sales and marketing	27	33	35	44	44
General and administrative	22	24	25	24	20
Amortization expense	11	8	6	6	6

Total costs and expenses	89	91	92	101	99
Operating income	11	9	8	(1)	1
Other income (expense):
Interest expense	(12)	—	—	—	—
Interest income	—	—	—	—	—
Other income (expense)	—	1	(2)	(3)	—
Total other income (expense)	(11)	1	(2)	(3)	—
Income (loss) before income taxes	0	11	6	(5)	1
Income tax (expense) benefit	(7)	(4)	4	2	2

Net income (loss)	(7)%	6%	10%	(2)%	3%

Comparison of the Three Months Ended March 31, 2010 and 2011

Revenue

	Three Months Ended March 31,
	2010		2011		Change
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Listings	$33,818	93.7%	$45,171	86.9%	$11,353	33.6%
Other	2,292	6.3	6,796	13.1	4,504	196.5

Total	$36,110	100.0%	$51,967	100.0%	$15,857	43.9%

	Three Months Ended March 31,
	2010		2011		Change
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
United States	$21,435	59.4%	$32,465	62.5%	$11,030	51.5%
International	14,675	40.6	19,502	37.5	4,827	32.9

Total	$36,110	100.0%	$51,967	100.0%	$15,857	43.9%

Revenue was $52.0 million in the three months ended March 31, 2011, compared to $36.1 million in the three months ended March 31, 2010, an increase of $15.9 million, or 43.9%. Our U.S. revenue was $32.5 million, or 62.5% of our total revenue during the quarter, compared to $21.4 million, or 59.4% of our total revenue in the same quarter during 2010.

Our core listing business revenue increased by $11.4 million in the three months ended March 31, 2011, compared to the three months ended March 31, 2010, primarily due to an increased number of new listings and to a lesser extent, an increase in revenue per listing. Paid listings increased from 498,895 at March 31, 2010, to 575,166 at March 31, 2011, an increase of 15.3%. Our average revenue per listing was $328 for the three months ended March 31, 2011, compared to $290 for the three months ended March 31, 2010, an increase of $38, or 13.1%. In addition, we recognized three months of revenue from BedandBreakfast.com and Aluguetemporada.com.br in the period ended March 31, 2011 compared to one month in the three months ended March 31, 2010, contributing $1.7 million to the increase in listing revenue.

With respect to other revenue, software licensing and related maintenance revenue increased by $2.3 million in the three months ended March 31, 2011 compared to the three months ended March 31, 2010, primarily associated with the acquisitions of Instant Software and Escapia, which were completed in the fourth quarter of 2010 and therefore were not part our product offerings in March 2010. Advertising revenue increased by $750,000 in the three months ended March 31, 2011 compared to the three months ended March 31, 2010, due to improved economic conditions for online advertising in 2011, as well as changes made to our websites to better serve advertisers. Revenue from our owner reservation tool and the related merchant bank credit card royalties increased by $684,000 in the three months ended March 31, 2011 compared to the three months ended March 31, 2010. We no longer offer a vacation booking service, which was part of a pilot program in 2010, and therefore revenue in this area was lower by $138,000. The balance of the increased revenue was generated from products focused on travelers, such as trip insurance and the Carefree Rental Guarantee, which generated increased revenues of $501,000 in the three months ended March 31, 2011, compared to the same period in 2010.

Cost of Revenue

	Three Months Ended March 31,
	2010		2011		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Cost of revenue	$5,793	16.0%	$8,458	16.3%	$2,665	46.0%

Cost of revenue was $8.5 million in the three months ended March 31, 2011, compared to $5.8 million in the three months ended March 31, 2010, an increase of $2.7 million, or 46.0%. A large part of the increase was due to a $1.4 million increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation) for our customer service and web-hosting personnel. At March 31, 2011, we had 51 additional customer support personnel and three additional personnel to support our web-hosting operations compared to the number of our customer service and web-hosting personnel at March 31, 2010. With increased customer service employees, as well as increased investment in hosting equipment, we incurred $429,000 in additional expense for facilities and depreciation. Merchant fees are generally incurred as a percentage of credit card receipts and increased by $323,000, in line on a percentage basis with revenue growth. Expenses associated with web hosting increased by $242,000 as we added more computing capacity for increased growth in visits to our websites. Other significant increases included $143,000 related to an increased number of software licenses and maintenance for our corporate systems. During the three months ended March 31, 2011, we utilized additional contractors and temporary staff in customer service, which increased costs on a seasonal basis. We expect our cost of revenue to increase on an absolute basis but stay relatively steady as a percentage of total revenue.

Product Development

	Three Months Ended March 31,
	2010		2011		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Product development	$3,844	10.6%	$7,011	13.5%	$3,167	82.4%
Capitalized software development costs	705	2.0	1,116	2.1	411	58.3

Total product and technology costs expensed and capitalized	$4,549	12.6%	$8,127	15.6%	$3,578	78.7%

Product development expense was $7.0 million in the three months ended March 31, 2011, compared to $3.8 million in the three months ended March 31, 2010, an increase of $3.2 million, or 82.4%. A large part of the increase was due to a $2.5 million increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation), offset by an increase in capitalized software costs of $411,000. At March 31, 2011, we had 59 additional employees in product development compared to March 31, 2010. Contracting expense increased $443,000 in the three months ended March 31, 2011, compared to the three months ended March 31, 2010, due to increased use of outsourced technology resources. Overall increases in headcount also drove higher facilities and depreciation expense of $400,000 in the three months ended March 31, 2011. We expect our product development expenses to increase both on an absolute basis and as a percentage of revenue.

Sales and Marketing

	Three Months Ended March 31,
	2010		2011		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Sales and marketing	$16,030	44.4%	$22,662	43.6%	$6,632	41.4%

Sales and marketing expense was $22.7 million in the three months ended March 31, 2011, compared to $16.0 million in the three months ended March 31, 2010, an increase of $6.6 million, or 41.4%. Salaries, benefits, bonuses and related expenses (including non-cash stock compensation) increased $4.3 million in the three months ended March 31, 2011, due primarily to an increase in the number of our employees. At March 31, 2011, we had 102 additional employees in sales and marketing compared to March 31, 2010. As part of the increase, beginning in 2011, 27 existing general and administrative employees were redeployed into new roles within our sales and marketing organization to continue our focus on the growth of our business. During the three months ended March 31, 2011, the related compensation costs were captured in sales and marketing, resulting in an increase of $1.9 million of the $4.3 million total increase during the period.

In the three months ended March 31, 2011, marketing expenses increased by $925,000 due to higher expenses associated with pay-per-click advertising and email campaigns to support the growth of the overall business and media and related costs associated with our 2011 broad reach marketing campaign.

Facilities and depreciation expenses allocated to sales and marketing increased by $635,000 and contracting and travel expenses increased by $455,000. On an annual basis, we expect sales and marketing expenses to increase in total but continue to represent the same or a slightly lower percentage of revenue. The expense quarter-to-quarter may fluctuate due to the timing of media campaigns.

General and Administrative

	Three Months Ended March 31,
	2010		2011		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
General and administrative	$8,814	24.4%	$10,274	19.8%	$1,460	16.6%

General and administrative expense was $10.3 million in the three months ended March 31, 2011, compared to $8.8 million in the three months ended March 31, 2010, an increase of $1.5 million, or 16.6%.

At March 31, 2011, we had 24 additional employees and executives in operations, finance, human resources, and legal compared to the number of operations, finance, human resources, and legal personnel at March 31, 2010. These increased expenses were offset by a decrease of $1.9 million in compensation related expenses due to the centralization of administrative functions as part of our integration efforts and the redeployment of employees into the sales and marketing organization, resulting in these expenses being recognized within sales and marketing in the current period. As a result, salaries, benefits and bonuses decreased by $124,000 in the three months ended March 31, 2011, compared to the three months ended March 31, 2010.

Consulting, professional fees and contracting increased $967,000 in the three months ended March 31, 2011, due to increased legal, accounting and consulting associated with the integration of our acquisitions in late 2010, preparation of the business for a potential public offering and the investigation of potential new strategic transactions. Other operating tax expenses increased by $251,000, and we incurred $175,000 in bad debt expense. The balance of the increase was due to equipment, facilities and other expenses. We expect general and administrative expenses to increase in total but continue to represent the same or a slightly lower percentage of revenue.

Amortization

	Three Months Ended March 31,
	2010		2011		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Amortization expense	$2,169	6.0%	$2,863	5.5%	$694	32.0%

Amortization expense was $2.9 million in the three months ended March 31, 2011, compared to $2.2 million in the three months ended March 31, 2010, an increase of $0.7 million, or 32.0%.

Amortization is recorded for our identifiable intangible assets, largely consisting of intangible assets acquired in our business combinations. Amortization expense increased by $854,000 in the three months ended March 31, 2011 due to the addition of identifiable intangible assets from our four acquisitions in 2010. This was offset primarily by decreases in our amortization expense resulting from the expiration of identifiable intangible assets from prior acquisitions of $160,000.

Other Income

	Three Months Ended March 31,
	2010		2011		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Other income (expense)	$(1,091)	(3.0)%	$(20)	(0.0)%	$1,071	(98.2)%

We recorded $1.1 million in losses from foreign currency denominated transactions for the three months ended March 31, 2010. We have engaged in forward contracts to hedge foreign currency impact on certain of our intercompany loans during the three months ended March 31, 2011, which resulted in no significant gains or losses from foreign currency denominated transactions for the three months ended March 31, 2011. Interest income was $57,000 for the three months ended March 31, 2011, compared to $58,000 in the three months ended March 31, 2010.

Income Taxes

	Three Months Ended March 31,
	2010		2011		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Income tax benefit	$828	2.3%	$854	1.6%	$26	3.1%

Our benefit from income taxes was $854,000 for the three months ended March 31, 2011, compared to a benefit of $828,000 for the three months ended March 31, 2010. The benefit in the period ended March 31, 2011 is due to the release of reserves for uncertain tax positions for completed audits of two of our foreign subsidiaries of $1.3 million, offset by tax expense of $400,000 determined using our estimated annual effective tax rate of 62.7%. The estimated annual effective tax rate at March 31, 2011 differed from the statutory rate primarily due to non-deductible stock-based compensation charges. The composition of the benefit in the three months ended March 31, 2010 was determined using an estimated annual effective tax rate of 50.8%. The estimated annual effective tax rate at March 31, 2010 differed from the statutory rate primarily due to non-deductible stock based-compensation and to changes in the valuation allowance provided against our net deferred tax assets.

Comparison of the Years Ended December 31, 2009 and 2010

Revenue

	Year Ended December 31,
	2009		2010		Change
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Listings	$115,881	96.4%	$152,890	91.1%	$37,009	31.9%
Other	4,349	3.6	14,994	8.9	10,645	244.8

Total	$120,230	100.0%	$167,884	100.0%	$47,654	39.6%

	Year Ended December 31,
	2009		2010		Change
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
United States	$70,042	58.3%	$104,262	62.1%	$34,220	48.9%
International	50,188	41.7	63,622	37.9	13,434	26.8

Total	$120,230	100.0%	$167,884	100.0%	$47,654	39.6%

Revenue was $167.9 million in 2010, compared to $120.2 million in 2009, an increase of $47.7 million, or 39.6%. Our U.S. revenue was $104.3 million, or 62.1% of our total revenue, in 2010, compared to $70.0 million, or 58.3% of our total revenue in 2009.

Our core listing business revenue increased $37.0 million in 2010 as compared to 2009 due to an increased number of new listings, including 24,696 new listings associated with our acquisitions of BedandBreakfast.com and Aluguetemporada.com.br.   Paid listings increased from 433,295 at the end of 2009 to 527,535 at the end of 2010. Our average revenue per listing was $318 in 2010 compared to $300 in 2009, an increase of $18, or 6.0%.

With respect to other revenue, advertising revenue increased by 141.8%, or $3.4 million, due to improved economic conditions for online advertising in 2010, as well as changes made to our websites to better serve advertisers. Our 2010 acquisitions contributed $3.1 million in revenue from software and $1.3 million from the sale of gift cards. Also, revenue from products such as the owner reservation tool and related merchant bank credit card royalties increased by $1.7 million. Making up the majority of the balance was an increase in revenue from the “Carefree Rental Guarantee” of $564,000 and an increase in royalties and commissions from bookings of $463,000.

Of the total revenue increase in 2010, $12.6 million was related to our acquisitions of BedandBreakfast.com, Aluguetemporada.com.br, Instant Software and Escapia during that year. While our overall revenue growth rate for 2010 was 39.6%, our organic revenue growth rate was 28.6%.

Cost of Revenue

	Year Ended December 31,
	2009		2010		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Cost of revenue	$17,800	14.8%	$25,647	15.3%	$7,847	44.1%

Cost of revenue was $25.6 million in 2010, compared to $17.8 million in 2009, an increase of $7.8 million, or 44.1%. A large part of the increase was due to a $3.4 million increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation) for our customer service and web-hosting personnel. During 2010, we added 80 new customer support personnel and three additional personnel to support our website hosting operations. With increased customer service employees as well as increased investment in hosting equipment, we incurred a higher expense for depreciation of computer equipment, furniture and facility leasehold improvements, which increased $573,000, or 38.1%, during 2010. Merchant fees are generally incurred as a percentage of credit card receipts and increased by $1.2 million, in line with revenue growth. Expenses associated with web hosting increased by $724,000 as we added more computing capacity for increased growth in visits to our websites. Other increases included $764,000 in third-party contracting costs, as well as increases in software licenses and maintenance. We expect our cost of revenues to increase on an absolute basis but stay relatively steady as a percentage of revenue.

Product Development

	Year Ended December 31,
	2009		2010		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Product development	$13,180	11.0%	$18,703	11.1%	$5,523	41.9%
Capitalized software development costs	2,130	1.8	3,467	2.1	1,337	62.8

Total product and technology costs expensed and capitalized	$15,310	12.7%	$22,170	13.2%	$6,860	44.8%

Product development expense was $18.7 million for 2010, compared to $13.2 million for 2009, an increase of $5.5 million, or 41.9%. A large part of the increase was due to a $5.3 million increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation), offset by an increase in capitalized software costs of $1.3 million. During 2010, we added 58 new employees in product development. Contracting expense increased $946,000 in 2010 compared to 2009 due to increased use of outsourced technology resources. We expect our product development expenses to increase both on an absolute basis and as a percentage of revenue.

Sales and Marketing

	Year Ended December 31,
	2009		2010		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Sales and marketing	$39,483	32.8%	$58,376	34.8%	$18,893	47.9%

Sales and marketing expense was $58.4 million for 2010, compared to $39.5 million for 2009, an increase of $18.9 million, or 47.9%. Marketing expenses increased by $12.5 million due to higher expenses associated with pay-per-click advertising and email campaigns to support the growth of the overall business, media and related costs associated with our 2010 broad reach marketing campaign, production costs incurred in relation to our 2011 broad reach marketing campaign and marketing costs associated with our new acquisitions in 2010.

Salaries, benefits, bonuses and related expenses (including non-cash stock compensation) increased $5.3 million due primarily to an increase in the number of our employees. During 2010, we added 57 new employees in sales and marketing. Depreciation expense allocated to sales and marketing increased by $495,000. We expect our sales and marketing expenses to increase on an absolute basis in the future but to decrease slightly as a percentage of revenue.

General and Administrative

	Year Ended December 31,
	2009		2010		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
General and administrative	$29,331	24.4%	$41,445	24.7%	$12,114	41.3%

General and administrative expense was $41.4 million for 2010, compared to $29.3 million for 2009, an increase of $12.1 million, or 41.3%. During 2010, the complexity of our organization increased due to the three acquisitions in the United States, one acquisition in Brazil and the overall growth of the businesses, as well as an increase in strategic projects. A large part of the increase was due to a $7.7 million increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation). During 2010, we added 34 new employees and executives in operations, finance, human resources, and legal. In addition to the normal non-cash charge for stock compensation expense associated with new and current employees, we incurred a one-time charge of $550,000 associated with the acceleration of option vesting for our former chief operating officer. Consulting and professional fees increased $1.7 million in 2010 due to increased accounting, tax and legal fees associated with our global tax restructuring, preparation of the business for a potential public offering and support of our acquisition activity. Software license and maintenance expense for our corporate systems increased by $606,000, facilities expense increased by $594,000, various non-income based taxes increased by $540,000, and travel and entertainment increased by $287,000. Although most general and administrative expenses increased with the growth of the business, we lowered our reserves for our “Carefree Rental Guarantee” and our “Basic Rental Guarantee” as a result of lower expected claims obligations and changes in our guarantee programs, which resulted in a $638,000 lower expense compared to 2009. We expect our general and administrative expenses to increase on an absolute basis in the future but remain slightly lower as a percentage of revenue.

Amortization

	Year Ended December 31,
	2009		2010		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Amortization expense	$9,516	7.9%	$9,953	5.9%	$437	4.6%

Amortization expense was $10.0 million for 2010, compared to $9.5 million for 2009, an increase of $437,000, or 4.6%. Amortization is recorded for our identifiable intangible assets, largely consisting of intangible assets acquired in our business combinations. Decreases in our amortization expense resulted from the expiration of identifiable intangible assets’ useful lives. In 2010, the decrease in amortization resulting from reaching the end of specific identifiable assets’ useful lives was offset by increased amortization associated with our four acquisitions during the year.

Other Income (Expense)

	Year Ended December 31,
	2009		2010		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Other income (expense)	$1,739	1.4%	$(3,140)	(1.9)%	$(4,879)	(280.6)%

We recorded $3.4 million in losses from foreign currency denominated transactions for the year ended December 31, 2010 compared to gains of $1.4 million the previous year. During 2010, the Euro and GBP lost value against the U.S. dollar, which resulted in the foreign currency losses on certain intercompany loans. We earned interest income of $208,000 during the year ended December 31, 2010, compared to $261,000 in the prior year. Interest expense was immaterial for the years ended December 31, 2009 and 2010.

Income Taxes

	Year Ended December 31,
	2009		2010		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Income tax (expense) benefit	$(4,992)	(4.2)%	$6,314	3.8%	$11,306	226.5%

The change in income tax (expense) benefit from an expense of $5.0 million for the year ended December 31, 2009 to a benefit of $6.3 million for the year ended December 31, 2010 is primarily related to the release of the deferred tax asset valuation allowance in the second quarter of 2010, resulting in a one-time benefit of $13.4 million. The release of the valuation allowance was based on our conclusion that it is more likely than not that we will generate sufficient future ordinary taxable income to realize our deferred tax assets. Our conclusion regarding the sufficiency of our forecast was based on four consecutive quarters of historical cumulative earnings over the preceding three-year period, as well as positive earnings trends. Additionally, our advance payment, subscription-based model and high annual listing renewal rates allow for some predictability to future earnings. There can be no assurance that we will meet our expectations of future taxable income. If we do not meet our expectations of future taxable income, we may be required to reinstate all or part of the valuation allowance on our deferred tax assets. Such an occurrence could materially adversely affect the results of our operations and financial condition.

The benefit from the release of the valuation allowance was partially offset by a $2.3 million charge to book a reserve for uncertain tax positions related to an income tax audit being undertaken with respect to our subsidiaries in France.

Comparison of the Years Ended December 31, 2008 and 2009

Revenue

	Year Ended December 31,
	2008		2009		Change
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Listings	$80,012	97.2%	$115,881	96.4%	$35,869	44.8%
Other	2,314	2.8	4,349	3.6	2,035	87.9

Total	$82,326	100.0%	$120,230	100.0%	$37,904	46.0%

	Year Ended December 31,
	2008		2009		Change
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
United States	$52,136	63.3%	$70,042	58.3%	$17,906	34.3%
International	30,190	36.7	50,188	41.7	19,998	66.2

Total	$82,326	100.0%	$120,230	100.0%	$37,904	46.0%

Revenue was $120.2 million in 2009, compared to $82.3 million in 2008, an increase of $37.9 million, or 46.0%. Our U.S. revenue was $70.0 million, or 58.3% of our total revenue, in 2009, compared to $52.1 million, or 63.3% of our total revenue, in 2008.

Our listing business was 97.2% and 96.4% of the business in 2008 and 2009, with the remaining revenue generated primarily from advertising and other value added services, such as royalties from merchant accounts. Listing revenue increased by $35.9 million from 2008 to 2009 due to a higher number of paid listings, including 47,305 new listings associated with our acquisition of Homelidays.com and related businesses, as well as an increase in the average sales price per listing. Paid listings increased from 338,396 at the end of 2008 to 433,295 at the end of 2009. During the first quarter of 2009, we acquired Homelidays.com, a vacation rental website in France, which added approximately 46,000 paid listings. Our average revenue per listing was $300 in 2009 compared to $266 in 2008, an increase of $34, or 12.8%. The increase in other revenue of $2.0 million was primarily due to a $1.1 million increase in banner advertising revenue as well as $685,000 in commission revenue calculated as a percentage for online reservations from an agreement with a third-party company.

Of the total revenue increase, $11.5 million was related to our acquisition of Homelidays.com and related businesses during 2009. While our overall revenue growth rate for 2009 was 46.0%, our organic revenue growth rate was 32.0%.

Cost of Revenue

	Year Ended December 31,
	2008		2009		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Cost of revenue	$11,065	13.4%	$17,800	14.8%	$6,735	60.9%

Cost of revenue was $17.8 million in 2009, compared to $11.1 million in 2008, an increase of $6.7 million, or 60.9%. A large part of the increase was due to a $3.9 million increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation) for our customer service and web-hosting personnel. During 2009, we added 54 new customer support personnel and four additional personnel to support our website hosting operations. Facilities and depreciation expense increased $1.8 million due to our new office headquarters lease and additional facilities associated with the acquisition of Homelidays in France. Merchant fees, which are generally incurred as a percentage of credit card receipts, increased by $664,000, in line with our revenue growth for the same period. Expenses associated with web hosting increased by $311,000 as we added more computing capacity for increased growth in visits to our websites. We also increased software license and maintenance.

Product Development

	Year Ended December 31,
	2008		2009		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Product development	$12,535	15.2%	$13,180	11.0%	$645	5.1%
Capitalized software development costs	1,586	1.9	2,130	1.8	544	34.3

Total product and technology costs expensed and capitalized	$14,121	17.2%	$15,310	12.7%	$1,189	8.4%

Product development expense was $13.2 million for 2009, compared to $12.5 million for 2008, an increase of $645,000, or 5.1%. Capitalized software development costs increased to $2.1 million in 2009 from $1.6 million in 2008, an increase of $544,000. During 2009, we added 27 new employees in product development, which resulted in an increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation) of $1.8 million. Facilities and depreciation expense increased by $481,000 as a result of an increase in the number of new employees and increased costs related to our new office headquarters. These increases were offset by a decrease in software license and maintenance and an increase in expenses capitalized for software development costs.

Sales and Marketing

	Year Ended December 31,
	2008		2009		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Sales and marketing	$22,434	27.3%	$39,483	32.8%	$17,049	76.0%

Sales and marketing expense was $39.5 million for 2009, compared to $22.4 million for 2008, an increase of $17.0 million, or 76.0%. Marketing expenses increased by $13.0 million due to production and related costs associated with our 2010 broad reach marketing campaign. In addition, we incurred higher expenses associated with pay-per-click advertising to support the growth of the business overall. During 2009, we added 50 new employees in sales and marketing, which resulted in an increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation) of $2.2 million. Facilities and depreciation expense increased $1.3 million.

General and Administrative

	Year Ended December 31,
	2008		2009		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
General and administrative	$17,937	21.8%	$29,331	24.4%	$11,394	63.5%

General and administrative expense was $29.3 million for 2009, compared to $17.9 million for 2008, an increase of $11.4 million. During 2009, we had a $9.3 million increase in salaries, benefits, bonuses and related expenses (including non-cash stock compensation). During 2009, we added 28 new employees and executives in operations, finance, human resources, and legal. Software license and maintenance costs for our corporate systems and equipment expense increased by $2.1 million as we more fully implemented new business systems such as Oracle, Clarity, salesforce.com and Omniture. Increases in consulting and professional fees were offset by a decrease in allocated facilities expense.

Amortization

	Year Ended December 31,
	2008		2009		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Amortization expense	$9,026	11.0%	$9,516	7.9%	$490	5.4%

Amortization expense was $9.5 million for year ended December 31, 2009, compared to $9.0 million for the year ended December 31, 2008, an increase of $490,000, or 5.4%. Amortization increased in 2009 related to the acquisition of Homelidays but was partially offset by lower levels of amortization from earlier acquisitions.

Other Income (Expense)

	Year Ended December 31,
	2008		2009		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Other income (expense)	$(9,442)	(11.5)%	$1,739	1.4%	$11,181	(118.4)%

Other income was $1.7 million for year ended December 31, 2009, compared to expense of $9.4 million for the year ended December 31, 2008. Interest expense was $3,000 for year ended December 31, 2009, compared to $9.7 million for the year ended December 31, 2008, a decrease of $9.7 million, or 100%. At the end of 2007, we had $98.4 million in bank debt, which was fully repaid in October 2008. Other income increased by $1.4 million in 2009 due to foreign exchange translation gains on intercompany debt denominated in GBP and Euro currencies. During 2009, the Euro and the GBP gained strength against the U.S. dollar, which resulted in a gain on the instruments denominated in those currencies.

Income Taxes

	Year Ended December 31,
	2008		2009		Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percent
	(dollars in thousands)
Income tax expense	$5,552	6.7%	$4,992	4.2%	$(560)	(10.1)%

Income tax expense was $5.0 million for the year ended December 31, 2009, compared to expense of $5.6 million for the year ended December 31, 2008. For both years ended December 31, 2008 and 2009, $4.3 million and $3.9 million, respectively, related to the creation of deferred tax liabilities associated with the tax amortization of indefinite lived intangible assets, namely goodwill and trade names. Because of the indefinite life of the deferred tax liability, it is not offset against deferred tax assets in considering the need for a valuation allowance. As a result, changes in this deferred tax liability directly impact tax expense. In addition to the $400,000 decrease in tax expense related to indefinite lived intangible assets, there was a $300,000 decrease in foreign taxes resulting from decreased foreign pre-tax income as a result of increased interest expense on intercompany loans, as well as a decrease in foreign exchange rates. These decreases were offset by a $100,000 increase in current state tax expense.

Quarterly Results of Operations

The following tables present the unaudited consolidated statements of operations data for the nine quarters in the period ended March 31, 2011, in dollars and as a percentage of revenue. This quarterly information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflects all adjustments necessary for a fair representation of the information for the periods presented. This data should be read in conjunction with our audited consolidated financial statements and the related notes included in this prospectus. Operating results for any quarter apply to that quarter only and are not necessarily indicative of results for any future period.

	For the Three Months Ended:
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(dollars in thousands)
Consolidated Statements of Operations (unaudited):
Revenue:
Listing	$24,068	$29,549	$31,441	$30,823	$33,818	$38,093	$40,640	$40,339	$45,171
Other	910	1,043	1,124	1,272	2,292	3,548	4,009	5,145	6,796

Total revenue	24,978	30,592	32,565	32,095	36,110	41,641	44,649	45,484	51,967
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	3,964	4,491	4,347	4,998	5,793	6,245	6,166	7,443	8,458
Product development	2,980	3,331	3,360	3,509	3,844	4,354	4,532	5,973	7,011
Sales and marketing	8,591	9,548	8,616	12,728	16,030	13,769	12,404	16,173	22,662
General and administrative	6,701	7,208	7,237	8,185	8,814	9,872	10,487	12,272	10,274
Amortization expense	2,359	2,365	2,389	2,403	2,169	2,546	2,526	2,712	2,863

Total costs and expenses	24,595	26,943	25,949	31,823	36,650	36,786	36,115	44,573	51,268

Operating income (loss)	383	3,649	6,616	272	(540)	4,855	8,534	911	699
Other income (expense):
Interest expense	—	—	—	(3)	(1)	—	(21)	—	(10)
Interest income	31	43	83	104	58	59	42	49	57
Other income (expense)	(326)	964	1,456	(613)	(1,148)	(1,936)	586	(828)	(67)

Total other income (expense)	(295)	1,007	1,539	(512)	(1,091)	(1,877)	607	(779)	(20)

Income (loss) before income taxes	88	4,656	8,155	(240)	(1,631)	2,978	9,141	132	679
Income tax (expense) benefit	(38)	(1,853)	(3,493)	392	828	11,888	(4,640)	(1,762)	854

Net income (loss)	$50	$2,803	$4,662	$152	$(803)	$14,866	$4,501	$(1,630)	$1,533

Consolidated Statements of Operations as a Percentage of Revenue:
Revenue:
Listing	96.4%	96.6%	96.5%	96.0%	93.7%	91.5%	91.0%	88.7%	86.9%
Other	3.6	3.4	3.5	4.0	6.3	8.5	9.0	11.3	13.1

Total revenue	100	100	100	100	100	100	100	100	100
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	15.9	14.7	13.3	15.6	16.0	15.0	13.8	16.4	16.3
Product development	11.9	10.9	10.3	10.9	10.6	10.5	10.2	13.1	13.5
Sales and marketing	34.4	31.2	26.5	39.7	44.4	33.1	27.8	35.6	43.6
General and administrative	26.8	23.6	22.2	25.5	24.4	23.7	23.5	27.0	19.8
Amortization expense	9.4	7.7	7.3	7.5	6.0	6.1	5.7	6.0	5.5

Total costs and expenses	98.5	88.1	79.7	99.2	101.5	88.3	80.9	98.0	98.7

Operating income (loss)	1.5	11.9	20.3	0.8	(1.5)	11.7	19.1	2.0	1.3
Other income (expense):
Interest expense	—	—	—	—	—	—	—	—	—
Interest income	0.1	0.1	0.3	0.3	0.2	0.1	0.1	0.1	0.1
Other income (expense)	(1.3)	3.2	4.5	(1.9)	(3.2)	(4.6)	1.3	(1.8)	(0.1)

Total other income (expense)	(1.2)	3.3	4.7	(1.6)	(3.0)	(4.5)	1.4	(1.7)	—

Income (loss) before income taxes	0.4	15.2	25.0	(0.7)	(4.5)	7.2	20.5	0.3	1.3
Income tax (expense) benefit	(0.2)	(6.1)	(10.7)	1.2	2.3	28.5	(10.4)	(3.9)	1.6

Net income (loss)	0.2%	9.2%	14.3%	0.5%	(2.2)%	37.5%	10.1%	(3.6)%	2.9%

Stock-based compensation and depreciation included in the above line items (in thousands):
Stock-based compensation	$1,140	$1,403	$1,347	$2,088	$2,769	$3,654	$3,302	$3,787	$4,697
Depreciation	963	929	907	1,297	1,378	1,417	1,487	1,606	1,934

	For the Three Months Ended:
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(in thousands)
Selected Cash Flow Data:
Net cash provided by operating activities	$13,262	$12,340	$9,300	$10,060	$17,740	$16,125	$10,790	$17,202	$20,974
Cash paid for interest	—	—	—	—	—	—	—	—	—
Capital expenditures	(1,513)	(1,576)	(4,914)	(4,614)	(1,392)	(2,432)	(2,324)	(4,248)	(3,151)

Free cash flow(1)	$11,749	$10,764	$4,386	$5,446	$16,348	$13,693	$8,466	$12,954	$17,823

(1)	See footnote (6) on page 44 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a definition of free cash flow and a reconciliation to cash flows from operating activities.

Seasonality and Quarterly Results

Our operating results may fluctuate for a variety of reasons, including seasonal factors and economic cycles that influence the vacation travel market. Property owners and managers tend to buy listings when travelers are most likely to make vacation plans. The timing depends on whether travelers are taking a winter or summer vacation and may depend on the country. Historically, we have experienced the highest level of new and renewed listings in the first quarter of the year, which is typically when travelers are making plans for summer vacations in the United States and Europe. The lowest level of new listings and renewals occurs in the third quarter. By the fourth quarter, we see property owners and managers of winter vacation destinations list and renew in time to meet the needs of travelers planning those trips. Other vacation areas outside of the United States and Europe, such as Brazil, also have seasonality, but the seasonality may not be reflected in the same quarters.

The cyclicality may not have manifested itself in our business because of our growth and the timing of our acquisitions. In addition, the cyclicality may not be seen in our revenue due to the ratable recognition of listing revenue. However, the seasonality results in higher cash flows during the first quarter as most listings are annual and fully paid at the time the listing is purchased. As we introduce new products for property owners, managers and travelers, the seasonality of those transactions may vary from the seasonality of our listing sales. We also experience seasonality in the number of visitors to our websites, also with the first quarter having the highest number of visitors. This is reflected in our quarterly financial results when we add customer service staff and hosting capabilities to support the increase.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful and historical results may not be indicative of future performance.

Our quarterly results reflect sequential increases in advertising revenue beginning in the fourth quarter of 2009 when the broader economic conditions began to improve for online advertising. Also, the increase in revenue in the first quarter of March 2010 was not only due to seasonal organic growth but reflects two months of revenue from our acquisitions of BedandBreakfast.com and Aluguetemporada.com.br.

Cost of revenues in 2009 was highest as a percent of revenue during the first quarter due to the higher expenses associated with customer service during our busiest time of year. The large increase between the fourth quarter of 2009 and the first quarter of 2010 was due also to an increase in hosting and related expenses associated with our 2010 broad reach marketing campaign. The increase in the second quarter was due to the acquisitions of BedandBreakfast.com and AlugueTemporada.com.br. The increase in the fourth quarter was due primarily to the acquisitions of the businesses of Instant Software and Escapia.

Technology and product expenses increased sequentially during the last nine quarters as we increased headcount to integrate new acquisitions and make other product enhancements. The increase in the fourth quarter of 2010 related primarily to the acquisitions of the businesses of Instant Software and Escapia.

Sales and marketing expenses are disproportionately impacted by the costs associated with our broad reach marketing campaigns. The increase in the fourth quarter of 2009 relative to other quarters in the year was due to production, licensing and other related expenses associated with our 2010 broad reach marketing campaign. The actual cost of the media placement for that campaign was incurred in the first quarter of 2010. In the fourth quarter of 2010, we incurred expenses associated with the production of our 2011 broad reach marketing campaign.

General and administrative expenses increased sequentially during most of the last nine quarters as we increased headcount to support the business growth and have taken on new strategic projects. The increase in the second quarter of 2010 is due to an increase in stock-based compensation expense due to a one-time charge as well as additional expenses associated with the acquisitions during the quarter. The increase in the fourth quarter of 2010 related primarily to the acquisitions of the businesses of Instant Software and Escapia.

Liquidity and Capital Resources

From our incorporation in 2004 until March 31, 2011, we financed our operations and acquisitions primarily through private placements of our capital stock and bank borrowings, which have been fully repaid, and from cash flows from operations. As of March 31, 2011, our cash, cash equivalents and short-term investments totaled $96.8 million, compared to $83.6 million at March 31, 2010. As of December 31, 2010, our cash, cash equivalents and short-term investments totaled $77.5 million, compared to $104.7 million and $137.7 million at December 31, 2009 and 2008, respectively.

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(in thousands)
Consolidated Statements of Cash Flow Data:
Net cash provided by operating activities	$31,746	$44,962	$61,857	$17,740	20,974
Net cash used in investing activities	(8,819)	(70,962)	(81,031)	(36,917)	(558)
Net cash provided by (used in) financing activities	101,513	(17,949)	(5,952)	51	1,293
Effect of exchange rate changes on cash	(1,416)	289	(1,602)	(1,938)	1,466
Net increase (decrease) in cash and cash equivalents	123,024	(43,660)	(26,728)	(21,064)	23,175
Cash and cash equivalents at beginning of period	13,061	136,085	92,425	92,425	65,697

Cash and cash equivalents at end of period	$136,085	$92,425	$65,697	$71,361	$88,872

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $31.7 million, $45.0 million, $61.9 million and $21.0 million in the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011, respectively.

In 2008, our net loss of $5.7 million included non-cash depreciation and amortization expenses of $15.2 million, non-cash stock compensation expense of $3.3 million and non-cash tax and other expenses of $3.9 million. Our increase in deferred revenue amounts of $11.9 million is a result of upfront collection for listing fees and is a key driver to our cash from operations. Other working capital changes resulted in positive cash flows from operations of $3.1 million.

In 2009, cash was generated through net income of $7.7 million, adding back depreciation and amortization of $13.6 million, stock compensation expense of $6.0 million, and an increase in deferred revenue of $12.6 million. We recognized $2.8 million in deferred rent expense associated with our headquarters in Austin. In addition, we increased our deferred income taxes and accrued expenses.

In 2010, cash was generated through net income of $16.9 million, adding back depreciation and amortization of $15.9 million, stock compensation expense of $13.5 million, and an increase in deferred revenue of $20.7 million. Also contributing to positive cash flows was an increase in deferred rent and other current liabilities of $5.4 million. These increases were offset by a reduction in deferred income taxes of $11.4 million and an increase in accounts receivable and other assets totaling $5.1 million.

In the three months ended March 31, 2011, cash was generated primarily through an increase in deferred revenue of $18.0 million. Historically, we have experienced the highest level of new and renewed listings in the first quarter of the year, which is typically when owners advertise to travelers who are planning summer vacations.

The growth in our number of paid listings, the impact of other revenue and expenses, the timing and amount of future working capital changes and tax payments will affect the future amount of cash used in or provided by operating activities.

Net Cash Used in Investing Activities

Net cash used in investing activities was $8.8 million, $71.0 million, $81.0 million and $(0.6) million in the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011, respectively. Our investing activities reflect the acquisitions we have made in 2009 and 2010, as well as capital expenditures of $4.5 million, $12.6 million, $10.4 million and $3.2 million in 2008, 2009, 2010 and the three months ended March 31, 2011, respectively. As our business expands, we expect to invest in new computers and software for employees, for product development and to support the hosting of our websites. Included in capital expenditures are capitalized software development costs, which totaled $1.6 million, $2.1 million, $3.5 million and $1.1 million for 2008, 2009, 2010 and the three months ended March 31, 2011, respectively. The remainder was comprised of computer equipment and software, furniture and tenant improvements for facilities. As we expand our facilities, we intend to purchase furniture and fixtures and invest in leasehold improvements. Our planned capital expenditures are not expected to exceed $14.0 million in 2011.

During 2009, we invested $45.9 million, net of cash acquired, related to the purchase of Homelidays. During 2010, we completed four acquisitions, which resulted in a total cash investment of $70.5 million, net of cash acquired. We may have acquisitions in the future that could have a material impact on our cash flows and operations.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities was $101.5 million in the year ended December 31, 2008. Net cash used in financing activities was $17.9 million, $6.0 million and $1.3 million in the years ended December 31, 2009 and 2010 and the three months ended March 31, 2011, respectively. In October 2008, we raised $249.4 million, net of issuance costs, through the sale of 15,305,217 shares of Series D preferred stock. In 2008, we repaid in full our bank debt of $98.4 million and implemented a one-time stock buyback program. As part of this program, stockholders and option holders could sell back to us up to 20% of their vested shares. The net cash outlay for the program totaled $48.9 million in December 2008 and $17.9 million in 2009. In 2010, we redeemed certain Series A and B preferred shares totaling $3.9 million and paid preferred stock dividends totaling $4.1 million.

Capital Resources

We believe that our existing cash, cash equivalents, short-term investments and cash generated from operations will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our marketing and sales activities, the timing and extent of spending to support product development efforts, the timing of introductions of new products and services and enhancements to existing products and services, potential acquisitions and the continuing market acceptance of our products and services. We may need to raise additional capital through future debt or equity financing to the extent necessary to fund such activities. Additional financing may not be available at all or on terms favorable to us. We may enter into arrangements in the future with respect to investments in, or acquisitions of, complementary businesses, products, services or technologies, which could also require us to seek additional equity or debt financing.

Contractual Obligations

The majority of our property owners and managers pay for their listings by credit card because it simplifies and expedites the payment process and is a relatively secure form of payment. We have multiple agreements with credit card companies to support these activities. Most of our property owners and managers purchase an annual listing, for which payment is made at the beginning of the listing. There is a risk that we may fail to fully perform our obligations under the listing, which could result in an obligation of the credit card companies to reimburse their customers for a portion or all of the listing fee. We would be obligated to reimburse the credit card companies for all such amounts they pay pursuant to our agreements with them, under which we have obtained our credit card acceptance privileges.

Due to the nature of this risk, credit card companies have required from time to time, and may require in the future, that we set aside additional collateral or cash reserves. As of March 31, 2011, we had £1 million on deposit in the United Kingdom and $150,000 on deposit in the United States for this purpose. We also guarantee £5.0 million to a bank for one of our subsidiaries in the United Kingdom in lieu of establishing cash reserves related to processing of credit cards.

We have $2.3 million in restricted cash to support a line of credit related to our Austin, Texas headquarters lease and $550,000 held in restricted cash to protect the bank from default on credit cards used in our operations. As we enter into new leases and as we make changes to our credit card merchants and acquiring banks, we may have increases to restricted cash and deposits.

We lease our facilities and certain office equipment under noncancellable operating leases. Future minimum lease payments under these operating leases with terms in excess of one year at December 31, 2010 are as follows—in thousands:

2011	$3,685
2012	2,902
2013	2,637
2014	2,537
2015	2,135
Thereafter	7,286

$21,182

Our operating leases consist of office space leases in Austin, Texas, the location of our headquarters and various non-cancelable operating leases that expire between May 2011 and July 2020.

Off-Balance Sheet Arrangements

During the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011, we did not, and we do not currently, have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements include the accounts of our U.S.-based operations and our U.K., France, Germany, Brazil, Netherlands and Switzerland-based subsidiaries. Our consolidated results are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. To the extent there are material differences between these estimates and our actual results, our consolidated financial statements will be affected.

Our significant accounting policies are described in Note 2 to the consolidated financial statements included in this prospectus, and, of those policies, we believe that the accounting policies discussed below involve the greatest degree of complexity and exercise of judgment by our management. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on our results of operations particularly in the areas of business combination and taxes. Accordingly, we believe the policies described below are the most critical for understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We derive the majority of our revenue from the sale of vacation rental listings. A majority of payments are received in advance of services being rendered and, therefore, are recorded as deferred revenue and recognized ratably over the contractual listing period. Revenue from performance-based vacation rental listings is generated on a fixed fee-per-inquiry by a traveler, as stated in the agreement with the property manager, and is recognized monthly as the inquiries are delivered.

We offer additional features for additional fees with the sale of vacation rental listings on our websites, including increased numbers of photos per listing and increased distribution on more than one of our websites. Revenue increases when a customer pays for additional photos to advertise their listing and when a customer pays for expanded distribution on more than one of our websites. Additional fees for these added features increase our average revenue per listing. The additional features purchased are delivered over the same period as the customer’s base subscription and are thus recognized as revenue over the same subscription period. Such additional features are not considered to be separate units of accounting because the services do not have value independent of the base subscription and the services are delivered over the same period as the base subscription, resulting in revenue recognition over the same period.

Internet display-based online advertising revenue is generated primarily from advertisements appearing on our websites. In determining whether an arrangement for our advertising services exists, we ensure that a binding arrangement is in place, such as a standard insertion order or a fully executed customer-specific agreement. Revenue is recognized when earned—generally when an impression is delivered, a user clicks on an ad, when a graphic ad is displayed or every time a website visitor clicks through an ad and performs another specified action.

We sell gift cards with no expiration dates to travelers and do not charge administrative fees on unused cards. There is a portion of the gift card obligation that, based on historical redemption patterns, will never be used or required to be remitted to relevant jurisdictions, or breakage. At the point of sale, we recognize breakage as deferred income and amortize that over 48 months based on historical redemption patterns. We also record commission revenue for each gift card sale over the same 48-month redemption period.

We earn a commission for online reservations revenue calculated as a percentage of the value of the reservation. This revenue represented less than 1.0% of our total revenue in 2010 and is included in other revenue in our consolidated statement of operations.

Through our professional software for bed and breakfasts and professional property managers, we make selected, online bookable properties available to online travel agencies and channel partners. We receive a percentage of the transaction value or a fee from the property manager for making this inventory available. We recognize redistribution revenue ratably over the contractual term of the related arrangement. This revenue is included in other revenue in our consolidated statement of operations.

As a result of our 2010 acquisitions of Instant Software and Escapia, we derive a component of revenue from the licensing of software products and from the sale of maintenance agreements and from the sale of hosted software solutions. For software license sales, typically one year of maintenance is included as part of the initial purchase price of the bundled offering and annual renewals of the maintenance component of the agreement follow in subsequent years.

Because software is usually sold with maintenance, the amount of revenue allocated to the software license is determined by allocating the fair value of the maintenance and subtracting it from the total invoice or contract amount. Vendor-specific objective evidence, or VSOE, of the fair value of maintenance services is determined by the standard published list pricing for maintenance renewals since we generally charge list prices for maintenance renewals. In determining VSOE, we require that a substantial majority of the selling prices for maintenance services fall within a reasonably narrow pricing range.

Sales of hosted software solutions are generally for a one-year period. Revenues are recognized on a ratable basis over the contract term. Certain of the implementation services related to the hosting services are essential to the property manager’s use of the hosting services. For sales of these hosting services where we are responsible for implementation, we recognize implementation revenue ratably over the estimated period of the hosting relationship.

We have and will continue to enter into agreements with companies that provide our owners with the ability to accept credit cards and other electronic forms of payments. In these arrangements, we earn and collect royalties from the processors. Other fees from owners, such as translation and reservation services, are recognized when earned.

Business Combinations

Since our inception in 2004, we have acquired 17 businesses. The purchase prices of acquired businesses have been allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

Most of the businesses we have acquired did not have a significant amount of tangible assets. We identified the following identifiable intangible assets in each acquisition: trade name, customer relationships and internal software. Each valuation of intangible assets generally used similar assumptions since the business of each acquired business was substantially the same and was acquired simultaneously, in some cases, or within a short time period of each other. In making other assumptions on valuation and useful lives, we considered the unique nature of each acquisition. As of March 31, 2011, we had $67.7 million in intangible assets (net of accumulated amortization) and $305.9 million in goodwill.

There are three basic approaches to determining fair value of an asset: the income approach, the market approach and the cost approach. We utilized a third-party valuation firm to assist us in the valuation of the acquired intangibles and the resulting allocation of purchase price for all acquisitions. For trade name valuation, we used the relief from royalty method, which is a hybrid of the income and market approaches; for customer relationships we used the excess earnings method, a form of the income approach.

Application of these approaches involves the use of estimates, judgment and assumptions, such as future cash flows and selection of comparable companies. Future changes in our assumptions or the interrelationship of those assumptions may negatively impact future valuations. In the future, measurements of fair value and adverse changes in discounted cash flow assumptions could result in an impairment of goodwill or intangible assets that would require a non-cash charge to the combined consolidated statements of operations and may have a material effect on our financial condition and operating results.

Intangible assets, including trade names, internal software, customer relationships, and non-compete agreements are recorded at cost less accumulated amortization and our definite-lived intangibles are amortized using a method that reflects our best estimate of the pattern in which the economic benefit of the related intangible asset is utilized. Intangible assets deemed to have indefinite useful lives, such as certain trade names, are not amortized and are subject to annual impairment tests or whenever events or circumstances indicate impairment may have occurred.

Impairment exists if the carrying value of goodwill or the indefinite-lived intangible asset exceeds its fair value. For other intangible assets subject to amortization, impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset.

We perform our annual impairment testing of goodwill and intangibles with indefinite lives as of October 1 of each year, and whenever events or circumstances indicate that impairment may have occurred. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations. For purposes of performing the required impairment tests, we derive enterprise fair value utilizing a blending of both the income approach, whereby current and future estimated discounted cash flows were utilized to calculate an operating value of our Company on a controlling interest basis, and the market approach, whereby comparable company results are used to derive a fair value of our Company. We then compare the derived fair value with the balance of goodwill. We have determined that we have one reporting unit, and we have made assumptions about revenue, expenses, and growth rates, based on our forecasts, business plans, economic projections, anticipated future cash flows and marketplace data. We have chosen to weight the determination of enterprise fair value of our single reporting unit using the market approach for 50% of the enterprise fair value and using the income approach for 50% of the enterprise fair value. In deriving the market approach valuation component, we utilized the guideline public company approach with a weighting of 75% and the mergers and acquisitions approach with a weighting of 25%. This weighting was utilized as the guideline public company approach is more capable of capturing forward growth expectations embedded in comparable public companies. For purposes of our goodwill impairment testing, we utilized the same comparable company set as we used in our common stock valuation. This set included technology companies of a comparable stage of development and similar size (based on revenues), online companies with a similar business model, including those that operate an online subscription-based business model and those that operate an Internet marketplace. These companies generally have cost structures similar to ours. Based on these attributes, we believe these companies were comparable to us. In December 2010, as part of a process to select underwriters in connection with a potential public offering, we expanded our comparable company set. We did not include those companies in this analysis since our review date for impairment was October 1, 2010. To date, our tests have indicated that there have been no impairment of intangibles and no impairment of goodwill related to our business combinations. The fair value of our single reporting unit significantly exceeded its carrying value, including goodwill, as of the impairment test date of October 1, 2010 and our fiscal year end of December 31, 2010. As a result, we do not believe that any material goodwill exists as of December 31, 2010 and March 31, 2011 that is at risk of failing step one of the goodwill impairment test. Accordingly, a 10.0% decrease to the estimated fair value of that reporting unit would not have had an impact on the conclusion of our goodwill impairment testing for that reporting unit. The assumptions used in our evaluation of goodwill as of the valuation date of October 1, 2010 are consistent with the assumptions used in our evaluation of our common stock as of September 30, 2010, as described elsewhere in this prospectus.

Stock-Based Compensation

We measure and recognize compensation expense for all share-based payment awards made to employees and directors based on the grant date fair values of the awards. For stock option awards to employees with service based vesting conditions, the fair value is estimated using the Black-Scholes option pricing model. Fair value is generally recognized as an expense on a straight line basis, net of estimated forfeitures. The accounting for and disclosure of employee equity instruments requires judgment by our management on a number of assumptions, including the fair value of the underlying instrument (see below Common Stock Valuations), the estimated lives of the outstanding instruments, and the instrument’s volatility. Changes in key assumptions will impact the valuation of such instruments.

The risk-free interest rate assumption used by us is based on observed market interest rates appropriate for the term of employee options. Beginning in 2008, we estimated the expected term based on historical experience of similar awards, giving consideration to the contractual terms of the awards, vesting schedules and expectations of future employee behavior. The dividend yield assumption is based on historical and expected dividend payouts. Because our common stock has no publicly traded history, we estimate the volatility of our common stock periodically based on the volatility of publicly traded options of comparable companies’ common stock. For purposes of assessing volatility, we utilized the same comparable company set as we used in our common stock valuation. This set included technology companies of a comparable stage of development and similar size (based on revenues), online companies with a similar business model, including those that operate an online subscription-based business model and those that operate an Internet marketplace. These companies generally have cost structures similar to ours. Based on these attributes, we believe these companies were comparable to us. In December 2010, as part of a process to select underwriters in connection with a potential public offering, we expanded our comparable company set. However, our stock compensation expense for the year ended December 31, 2010 or for the three months ended March 31, 2011 would not have been significantly impacted had we used these companies in our computation of volatility beginning in December 2010. In addition to the above valuation assumptions, we estimate an annual forfeiture rate for unvested options since the new comparable company set shared the same volatility characteristics as our previous comparable company set. We use historical data to estimate pre-vesting option forfeitures and record expense only for those awards that are expected to vest. Changes in estimated forfeitures will be recognized through a cumulative catch up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in the future. We amortize the fair value on a straight line basis over the vesting period of the options.

The assumptions used in the Black-Scholes model are as follows for 2009, 2010 and the three months ended March 31, 2011.

	Year Ended December 31,		Three Months Ended March 31,
	2009	2010	2011
Expected volatility	58.70% - 62.40%	55.20% - 57.10%	53.3%
Risk-free interest rate	1.84% - 2.71%	1.79% - 2.89%	2.84%
Expected term (in years)	6.25	6.25	6.25%
Dividend yield	0%	0%	0%

Future expense amounts for any particular quarterly or annual period could be affected by changes in our assumptions or changes in market conditions.

We recorded stock-based compensation expense of $3.3 million, $6.0 million, $13.5 million and $4.7 million for the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011, respectively. Included in our stock-based compensation expense for the years ended December 31, 2008 and December 31, 2010 was $405,000 and $550,000 of additional non-cash expense in connection with the acceleration of vesting to certain employees.

Costs for equity instruments issued in exchange for the receipt of goods or services from non-employees are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete, using the Black-Scholes option pricing model.

Included in our marketing expense for the year ended December 31, 2009 were non-cash charges of $100,000 related to consideration paid to a celebrity in the form of shares of restricted common stock in exchange for certain services to be performed in connection with our marketing campaign.

Common Stock Valuations

In 2009, 2010 and the three months ended March 31, 2011, we granted options to purchase shares of common stock with exercise prices as follows:

	Options Granted	Exercise Price	Common Stock Fair Value	Aggregate Grant Date Fair Value(1)
January 27, 2009	177,300	$13.49	$13.49	$1,410,173
April 3, 2009	387,650	13.49	13.49	3,092,982
November 13, 2009	1,780,660	13.49	13.49	13,829,496
January 27, 2010	103,600	13.67	13.67	802,838
April 27, 2010	295,250	13.93	13.93	2,314,849
June 28, 2010	1,175,530	13.93	13.93	9,014,317
August 26, 2010	111,585	15.03	15.03	906,762
October 27, 2010	417,525	15.32	15.32	3,435,521
February 10, 2011	3,550,029	19.97	19.97	38,230,262
April 29, 2011	401,425	20.62	20.62	4,414,751

(1)	The aggregate grant date fair value of options was estimated for the date of grant using the Black-Scholes option-pricing model. This model estimates the fair value by applying a series of factors including the exercise price of the option, a risk free interest rate, the expected term of the option, expected share price volatility of the underlying common stock and expected dividends on the underlying common stock. Additional information regarding our valuation of common stock and option awards is set forth in Note 10 to our consolidated financial statements included elsewhere in this prospectus.

The fair value of the common stock underlying our stock options was determined by our board of directors, which intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. Determining the fair value of our stock requires making complex and subjective judgments by our board of directors and independent valuation specialists. We considered a combination of valuation methodologies, including income, market and transaction approaches. The most significant factors considered in determining the fair value of our common stock were as follows:

•	current business conditions and projections;

•	sale transactions of our common stock, when applicable;

•	the probability, value and dates of future valuations, including in connection with an initial public offering;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

We have regularly conducted contemporaneous valuations to assist us in the determination of the fair value of our common stock for each stock option grant and other stock-based awards. Our board of directors was regularly apprised that each valuation was being conducted and considered the relevant objective and subjective factors deemed important. The deemed fair value per common share underlying our stock option grants and other stock-based awards was determined by our board of directors with input from management at each grant date.

Valuation Methodology and Background

From inception, valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. As of October 2007, due to the increased likelihood of an eventual initial public offering, we engaged a third-party valuation firm to perform a contemporaneous valuation of the fair value of the common stock using the Probability Weighted Expected Return Method, or PWERM.

Using PWERM, the value of our common stock is estimated based upon an analysis of values for our common stock assuming the following possible future events for our company:

•	initial public offering;

•	sale or merger;

•	continuing as a private company; or

•	bankruptcy or liquidation.

For these possible events, a range of equity values is estimated based on a number of factors, including the market and income valuation approaches, and estimates and expectations of our board of directors and management. Next, we estimated the timing of possible future event dates and discounted the future equity values in the initial public offering and sale or merger scenarios for the time-value of money. For each equity value scenario, we determined the appropriate aggregate value to be allocated to holders of our shares of common stock based on the rights and preferences of each class and series of our stock at that time. We then multiplied the aggregate value of common stock under each scenario by an estimated probability for each of the possible events based on our estimates, resulting in a probability-weighted value per share of common stock. As noted, application of this approach involves the use of estimates, judgment and assumptions, such as future cash flows and selection of comparable companies. Changes in our assumptions or the interrelationship of those assumptions impacted the valuations as of each valuation date.

Since January 1, 2009, we have consistently used PWERM and assigned a substantially higher probability to the initial public offering scenario at each valuation date than the other scenarios, assuming a 70% probability beginning in January 2009 and increasing to 85% in March 2011. We assume a higher probability of an initial public offering because of our belief that businesses with many of the same characteristics that we have, including expectation of high future revenue growth, profitability and strong competitive and strategic positions, are valued significantly higher in the initial public offering scenario than when valued in the sale or merger or continuing as a private company scenarios. Accordingly, our estimates of future equity value in the initial public offering scenario have also consistently been the highest future equity values for purposes of the valuation inputs in PWERM, in each case between $1.8 billion and $2.2 billion.

As a result of the foregoing, the key assumptions associated with the initial public offering scenario, including the probability, the timing and the valuation amount have been the dominant factors in the overall value of our common stock determined by the application of PWERM. As we approached our initial public offering, we increased our probability associated with the initial public offering scenario and decreased our expected initial public offering timing, each of which significantly increased the impact of the initial public offering valuation for purposes of PWERM.

When considering comparable companies for purposes of valuing our common stock from January 1, 2009 through September 30, 2010, we utilized the same comparable company set as we used in our goodwill impairment test. This set included technology companies of a comparable stage of development and similar size (based on revenues), Internet companies with a similar business model, including those that operate with an online subscription-based business and those that operate an Internet marketplace. These companies generally have cost structures similar to ours. Based on these attributes, we believe these companies are comparable to us. We evaluated our set of comparable companies as of each valuation date and, from January 2009 to December 2010, our set of comparable companies did not change. Although we evaluated comparable companies as of each valuation date, we also considered several other factors, particularly with respect to valuation in the initial public offering scenario. All of the material factors we considered as of each option grant date are explained below.

In December 2010, as part of the process to select underwriters in connection with our potential initial public offering and based on discussions with these potential underwriters, we established a new comparable company set solely for purposes of determining fair value for the initial public offering scenario in the PWERM model. The new company set differed from the previous comparable company set in that the new comparable company set was comprised exclusively of high-growth online businesses, high-growth subscription software companies and/or companies that were leaders in their respective categories, and included later stage companies and companies with substantially higher annual revenues. Based on discussions with the potential underwriters, we expect investors to value us similarly to the new comparable company set because we share these characteristics and therefore believe that as we near an initial public offering, these companies are a better representation of our company for purposes of the initial public offering valuation. As a result, in December 2010, we began to place more emphasis on the trading multiples of this new comparable company set for purposes of determining the valuation in the initial public offering scenario, which contributed to the substantial increase in our assumed initial public offering valuation and the resulting increase in our common stock fair value in December 2010 relative to September 30, 2010, as quantified below.

A discussion of the determination of the fair value of our common stock on our option grant dates from October 30, 2008 to April 29, 2011 is provided below:

October 30, 2008

As of September 30, 2008, we obtained a third-party valuation, which, using PWERM, determined the value of our common stock to be $13.19 per share. We did not grant any options at this price because of a subsequent third-party purchase of our preferred stock and related agreement regarding repurchases of our common stock at a higher price that occurred shortly after we obtained this valuation. Despite deteriorating confidence in the U.S. financial system and challenging capital market conditions, in October 2008, we raised $250 million in Series D convertible preferred stock. As part of this third-party negotiation, we obtained approval to use up to $75 million of the proceeds to repurchase shares of our common stock at $13.49 per share. The price per share for our common stock for this repurchase was negotiated thoroughly with the investors, taking into consideration many objective and subjective factors. Based principally on the negotiated repurchase price, our board of directors considered $13.49 per share to be the fair value for options granted on October 30, 2008.

January 27, 2009

In January 2009, our board of directors believed that extremely challenging market conditions and the expanding financial crisis offset the positive results of our business, which were in line with our internal plan, and considered the recent repurchases of our common stock at $13.49 per share and, accordingly, determined there was no basis to increase the fair value of $13.49 per share in connection with the options granted on January 27, 2009.

April 3, 2009

In April 2009, the U.S. economy continued to weaken and the capital markets had not yet recovered. However, at the time of our April 2009 option grants, we believed that we would likely meet our revenue targets for the second quarter of 2009. As a result of the combination of challenging macroeconomic conditions and our positive results, on April 3, 2009, our board of directors determined the fair value of our common stock had not changed since January 27, 2009 and granted options at $13.49 per share at that time.

November 13, 2009

As of September 30, 2009, we obtained a third-party valuation, which, using PWERM, determined the value of our common stock to be $13.13 per share. Based upon the prevailing negative business outlook at that time, as evidenced by high unemployment and an uncertain economy, which had not improved significantly since the financial crisis began in 2008, our management assumed a 70% estimated probability of an initial public offering and assumed our initial public offering would occur not less than two years from the date of the valuation for purposes of PWERM assumptions. Specifically, we assumed a target initial public offering date of September 2011.

When determining the values associated with the initial public offering scenario in connection with the September 30, 2009 third-party valuation, we assumed an initial public offering valuation of $2.0 billion based on a variety of factors, rather than based solely on comparisons to comparable companies. Such factors included our expectation of high future revenue growth and profitability and our competitive and strategic position.

We estimated a 20% probability of a sale or merger of our company based on our potential attractiveness to possible acquirers that may have been interested in our business model, size of revenues and estimated enterprise value.

We estimated a 5% probability that we would continue as a private company and a 5% probability of a bankruptcy or liquidation scenario to complete the inputs in PWERM.

Although the third-party valuation as of September 30, 2009 determined fair value to be $13.13 per share and economic conditions remained uncertain, on November 13, 2009, our board of directors did not believe that our valuation had declined and determined that the fair value of $13.49 per share was still appropriate and granted options at that price.

January 27, 2010

As of December 31, 2009, we obtained an updated third-party valuation, which, using PWERM, determined the value of our common stock to be $13.67 per share, or a $0.18 or 1.3% increase relative to the last fair value of $13.49 per share last determined by our board of directors on November 13, 2009 and a $0.54 or 4.1% increase relative to the fair value determined by our September 30, 2009 valuation. Between September 30, 2009 and December 31, 2009, the U.S. economy and the capital and debt markets continued to improve, but such improvement appeared to us to be fragile and, in our judgment, the outlook for our business and general economic conditions remained relatively uncertain. Accordingly, we continued to estimate the probability of an initial public offering at 70%, the probability of a sale or merger at 20%, the probability that we would continue as a private company at 5% and the probability of a bankruptcy or liquidation scenario at 5%.

In the fourth quarter of 2009, we continued to demonstrate our ability to meet our expected results, which were slightly ahead of our forecast for the quarter ended December 31, 2009, and to execute our plan toward an expected initial public offering in September 2011. While our valuation estimate of the initial public offering scenario remained consistent at $2.0 billion with the September 30, 2009 valuation, our valuation estimate for the continuing as a private company scenario increased from $750 to $800 million as we increased our expected future revenue and earnings as part of our annual planning activities. However, the increase in our valuation estimate for the continuing as a private company scenario resulted in an increase in the fair value of our common stock of only $0.04 per share as of December 31, 2009, as compared to the third-party valuation as of September 30, 2009 due to the low probability we ascribed to the continuing as a private company scenario.

As we did not change our target initial public offering date of September 2011, the amount of time to an initial public offering was reduced by three months relative to the time to an initial public offering as of September 30, 2009, contributing $0.39 of the increase in the per share value of our common stock as of December 31, 2009, as compared to the third-party valuation as of September 30, 2009.

The balance of the $0.54 per share increase in fair value as of December 31, 2009 relative to the third-party valuation as of September 30, 2009 was due to a variety of factors, none of which was individually material.

On January 27, 2010, after considering several factors, including the updated third party valuation as of December 31, 2009, our board of directors determined that the fair value of our common stock was $13.67 per share and granted options at that price.

April 27, 2010 and June 28, 2010

As of March 31, 2010, we obtained an updated third-party valuation, which, using PWERM, determined the value of our common stock to be $13.93 per share, or a $0.26 or 1.9% increase relative to the fair value of $13.67 per share last determined by our board of directors on January 27, 2010. Between December 31, 2009 and March 31, 2010, the U.S. economy and capital markets continued to recover, but there was growing uncertainty in the global markets. As a result, we did not believe that there should be any changes to our estimates of the outcome probabilities used in PWERM, which we continued to estimate at a 70% probability of an initial public offering, a 20% probability of a sale or merger, a 5% probability that we would continue as a private company and a 5% probability of a bankruptcy or liquidation scenario.

In the first quarter of 2010, we continued to demonstrate our ability to meet our expected results, achieving both sequential quarterly revenue growth and year-over-year revenue growth. We also acquired the businesses of Bed&Breakfast.com and AlugueTemporada.com.br and continued to execute our plan toward an expected initial public offering. Between December 31, 2009 and March 31, 2010, our management began to attend investor conferences and discussed with investment bankers and equity research analysts the prospects of an initial public offering in early 2011. Based on these discussions, which revealed optimism that the market for initial public offerings would improve by the end of 2010 and could allow us to complete an initial public offering in March 2011, and our continued growth and our ability to accurately forecast and successfully execute our business plan, we accelerated our target date for an initial public offering by six months from September 2011 to March 2011, which resulted in a $1.37 increase in the per share value of our common stock as of March 31, 2010. An additional increase of $0.23 per share was related to changes in capital structure that would occur in the case of the updated initial public offering valuation, and other factors, none of which is individually material.

In addition, we reduced our assumed valuation under the initial public offering scenario by 10% to a valuation of $1.8 billion because our financial metrics would reflect less growth on the accelerated timeframe, resulting in a reduction of $200 million, which resulted in a decrease in the per share value of $1.60.

We also assumed a 1.2% reduction in the discount rate used to calculate the present value of our common stock, which contributed $0.14 per share of the increase in the fair value as of March 31, 2010.

As of March 31, 2010, the valuation we ascribed to continuing as a private company increased 23.8% to $990 million compared to the valuation we ascribed to the continuing as a private company for purposes of the December 31, 2009 third-party valuation due to the inclusion of the two acquisitions we completed in the first quarter of 2010 in our forecasted revenue and earnings. This contributed $0.12 of the increase in fair value compared to the December 31, 2009 valuation.

In assessing the valuation to be utilized in the sale or merger scenario, we considered valuation multiples for comparable transactions in the marketplace as well as the valuation multiples of the acquisitions we completed in March 2010 and the valuation multiples from our other more recent acquisitions during the preceding twelve months, and determined that the valuation for the sale or merger scenario remained materially unchanged.

While our positive results were in line with our internal plan, we believed based on overall macroeconomic conditions that there were no other changes to the fair value of our common stock. Accordingly, on April 27, 2010 and June 28, 2010, respectively, after considering these and several other factors, including the updated third-party valuation as of March 31, 2010, our board of directors determined that the fair value of our common stock continued to be $13.93 per share and granted options at that price on those dates.

August 26, 2010

As of June 30, 2010, we obtained an updated third-party valuation, which, using PWERM, determined the value of our common stock to be $15.02 per share, or a $1.09 or 7.8% increase relative to the fair value of $13.93 per share as of April 27, 2010 and June 28, 2010 last determined by our board of directors. Between March 31, 2010 and June 30, 2010, the U.S. economy and capital markets continued to recover, but there remained uncertainty around the capital markets’ receptivity to initial public offerings. Therefore, management did not believe that it was appropriate to change to the 70% estimated probability of an initial public offering, the 20% estimated probability of a sale or merger, the 5% estimated probability that we would continue as a private company or the 5% estimated probability of a bankruptcy or liquidation scenario.

During the period since the March 31, 2010 valuation, we continued to demonstrate our ability to meet our expected results, reporting both sequential quarterly revenue growth and year-over-year revenue growth, and execute our plan toward an expected initial public offering by meeting with investment bankers and equity research analysts. We did not change our target initial public offering date of March 2011 or estimated valuation under the initial public offering scenario of $1.8 billion and, accordingly, the present value per share of our common stock increased under the initial public offering scenario from our March 31, 2010 valuation as less time remained before our projected initial public offering. The reduced time to our assumed initial public offering date accounted for $0.33 of the total increase in our fair value of per share compared to our March 31, 2010 valuation.

In assessing valuation under the sale or merger scenario, not only did we take into account our increased revenue and earnings forecast reflecting the financial impact of the companies we acquired in March 2010, we used valuation multiples for comparable transactions in the marketplace as well as our historical acquisitions. In June 2010, we continued to consider valuation multiples for comparable transactions in the marketplace. However, in contrast to our approach as of March 31, 2010, we placed more emphasis on our more recent acquisitions than our earlier acquisitions because we believed these more recent acquisitions to be more relevant due to their timeliness and due to the economic uncertainty in the capital markets that had challenged the relevance of historical multiples in comparable transactions in the marketplace. The resulting valuation multiple that we used, which was inclusive of our consideration of our own recent acquisitions, increased but was within the range of valuation multiples of comparable third party transactions in the marketplace at that time. We determined that the increased multiples could be reflective of an increase in the multiples that may be used in an acquisition of our company, and the impact of this assumption resulted in a 21.2% increase in the valuation for the sale or merger scenario to $1.3 billion. This increase in value in the sale or merger scenario accounted for $0.48 of the total increase in the fair value of our common stock per share reflected in the third-party valuation as of June 30, 2010 compared to the fair value determined by our board of directors on the most recent option grant dates.

Additionally, $0.11 of the total increase in fair value of $1.09 per share of our common stock resulted from a 17.2% increase in the valuation associated with our continuing as a private company from $990 million to $1.2 billion, and $0.09 of the total increase in fair value of $1.09 per share of our common stock resulted from a 0.9% reduction in the discount rate used to calculate the present value of our common stock. A combination of other factors, including interim changes in capital structure and accrued preferred dividends, none of which was individually material, accounted for the remaining $0.08 of the total increase in fair value per share of our common stock.

Additionally, in June 2010, we received an offer from an unaffiliated party proposing to purchase shares of our common stock from certain of our stockholders at a price of $15.00 per share. This party conducted a due diligence review of us as part of the offer to purchase shares and we provided this party with historical and limited projected financial information and access to management in connection with the formulation of its offer. The transaction closed in October 2010.

On August 26, 2010, after considering several factors, including the updated third-party valuation as of June 30, 2010 and the indication of interest in purchasing shares of our company by an unaffiliated party, our board of directors determined that the fair value of our common stock was $15.03 per share and granted options at that price.

October 27, 2010

As of September 30, 2010, we obtained a third-party valuation, which, using PWERM, determined the value of our common stock to be $15.32 per share, or a $0.29 or 1.9% increase relative to our fair value of $15.03 per share last determined by our board of directors as of August 26, 2010. Between June 30, 2010 and September 30, 2010, the U.S. economy and capital markets continued to recover and there was an increase in the number of public offerings. Based on these factors, our management increased the estimated probability of an initial public offering to 75%, decreased the estimated probability of a sale or merger to 15%, and retained the same 5% estimated probabilities as were used in the June 30, 2010 valuation for the private company scenario and the bankruptcy or liquidation scenario.

During the period since the June 30, 2010 valuation, we continued to demonstrate our ability to meet our expected results, reporting both sequential quarterly revenue growth and year-over-year revenue growth, and to execute our plan toward an expected initial public offering. We did not change our target initial public offering date of March 2011 or estimated valuation under the initial public offering scenario of $1.8 billion and, accordingly, the present value per share of our common stock increased under the initial public offering scenario from our June 30, 2010 valuation as less time remained before our projected initial public offering. This reduced time to our initial public offering resulted in an increase in the fair value of our common stock of $0.48 per share under the initial public offering valuation scenario.

In addition, the increased estimated probability of 75% of an initial public offering resulted in a further increase in the fair value of our common stock of $0.78 per share.

These increases were partially offset by a reduction of the valuations associated with the sale or merger scenario to $871.2 million and continuing as a private company scenario to $740.0 million as we revised our long term forecasts downward to reflect updated revenue growth rates from our annual planning activities. The reduced values attributed to these two scenarios resulted in a decrease in our per share valuation of $0.92 per share as compared to our June 30, 2010 valuation.

Additionally, a reduction in the discount rate used to calculate the present value of our common stock resulted in a $0.02 per share increase, which was offset by a $0.06 decrease in per share value as a result of a combination of other factors, including interim changes in capital structure and accrued preferred dividends, none of which was individually material.

On October 27, 2010, after considering these and several other factors, including the updated third-party valuation as of September 30, 2010 and a purchase of shares of our common stock at a per share price of $15.00 that closed in October 2010, our board of directors determined that the fair value of our common stock was $15.32 per share and granted options at that price.

February 10, 2011

As of December 31, 2010, we obtained an updated third-party valuation, which, using PWERM, determined the value of our common stock to be $19.97 per share, or $4.65 or a 30.0% increase relative to our fair value of $15.32 per share last determined by our board of directors on October 27, 2010. Between September 2010 and December 2010, the U.S. economy and capital markets continued to recover. Based upon the prevailing business outlook at that time, the increase in the number of public offerings and our discussions with investment bankers and equity research analysts regarding a potential initial public offering of our common stock, we became more optimistic that we could consummate an initial public offering in 2011 and at a significantly higher valuation. As a result, we increased the estimated probability of an initial public offering to 80%. This increase in probability of an initial public offering increased our valuation by $0.97 per share, representing 21% of the increase relative to our valuation as of September 30, 2010. Additionally, we changed our target date for an initial public offering from March 2011 to June 2011 given the length of time required to prepare for and complete an initial public offering but did not have a quantitative impact on fair value. We also increased the assumed valuation of our company at the time of the initial public offering by 22% to $2.2 billion. The increase in the initial public offering value resulted from our application of trading multiples of our new comparable company set, as determined following discussions with potential underwriters for this offering, to our long-term financial projections, assuming market conditions through our target initial public offering date remained similar to those in December 31, 2010. This increase in the future equity value in the initial public offering scenario resulted in an increase in our common stock valuation of $3.79 per share, representing 82% of the increase in our valuation relative to our valuation as of September 30, 2010.

As a result of the increase in assumed probability of an initial public offering, we decreased the estimated probability of a sale or merger to 10%. Our continued revenue growth and increased estimated enterprise value led us to believe that there were fewer potential companies in our market that had the capacity to acquire us, which also supported the lower estimated probability for the sale or merger scenario. We retained the same 5% probabilities as were used in the September 30, 2010 valuation for the private company scenario and bankruptcy or liquidation scenario.

These decreases in the probabilities of the sale or merger and private company scenarios were offset by an increase in the valuations associated with the sale or merger scenario to $947.6 million and continuing as a private company scenario to $920.0 million, consistent with our update of our long term projections. The increased values attributed to these two scenarios resulted in an increase in our per share valuation of $0.20 per share as compared to our September 30, 2010 valuation. A 0.7% increase in the risk free interest rate we used in the valuation accounted for a decrease of $0.07 per share. A combination of other factors, including interim changes in capital structure and accrued preferred dividends, none of which was individually material, accounted for the remaining $0.24 decrease in fair value per share of our common stock, which represented 5.2% of the total change in fair value per share, or 1.2% of the $19.97 fair value per share.

On February 10, 2011, after considering several factors, including the updated third-party valuation as of December 31, 2010, our board of directors determined that the fair value of our common stock was $19.97 per share and granted options at that price.

April 29, 2011

As of March 31, 2011, we obtained an updated third-party valuation, which, using PWERM, determined the value of our common stock to be $20.62 per share, or a $0.65 or 3.3% increase relative to the fair value of $19.97 per share last determined by our board of directors on February 10, 2011. During March 2011, we filed our initial registration statement on Form S-1, which took us a step closer to our goal of an initial public offering. Based on that progress, we increased the estimated probability of an initial public offering to 85%, and decreased the estimated probability associated with a sale or merger to 5% but did not make any changes to the 5% estimated probability that the company would continue as a private company or the 5% estimated probability of a bankruptcy or liquidation scenario assumed in connection with our December 31, 2010 valuation. This increase in the probability of an initial public offering resulted in an increase in fair value of $0.96 per share relative to our December 31, 2010 valuation.

With respect to the initial public offering scenario, we reduced the number of months to our initial public offering by three months as we approached our estimated target initial public offering date of June 2011, which remained unchanged. This reduction in the number of months to our initial public offering resulted in an increase of $0.75 per share relative to our December 31, 2010 valuation.

As of the valuation date, our assumptions regarding the valuation of $2.2 billion associated with the initial public offering scenario remained consistent with our December 2010 estimate.

Based on our progress relative to our internal plan, we did not change our future financial forecasts. The increases in the value of our common stock resulting from the changes in the initial public offering scenario were offset by a decrease of $1.12 per share due to a higher number of shares of common stock outstanding on a fully diluted basis on the valuation date as a result of stock options granted on February 10, 2011.

A combination of other factors, including interim changes in capital structure and accrued preferred dividends, none of which was individually material, accounted for the remaining $0.06 increase in fair value per share of our common stock.

On April 29, 2011, after considering these and several other factors, including the updated third-party valuation as of March 31, 2011, our board of directors determined that the fair value of our common stock was $20.62 per share and granted options at that price.

Income Taxes

We account for income taxes in accordance with the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We then assess the likelihood that the deferred tax assets will be recovered from future taxable income. A valuation allowance is established against deferred tax assets to the extent we believe that recovery is not likely based on the low level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are deductible. Income tax expense or benefit is the tax payable or refundable, respectively, for the period, plus or minus the change during the period in deferred tax assets and liabilities.

We have been a current taxpayer in the United Kingdom, Germany, France, Brazil, and several states in the United States. Since our inception, in the United States, we have not had any current federal tax liabilities due to tax losses incurred and carried forward, generated by operating losses and deductions for amortization of goodwill and intangibles.

At December 31, 2010, we had approximately $26.9 million of U.S. federal NOLs available to reduce future taxable income, $10.9 million of which is attributable to pre-acquisition losses of Escapia. Our NOLs will begin to expire in 2024. The NOLs acquired from Escapia are subject to an annual limitation because of provisions in the Internal Revenue Code of 1986, as amended, that are applicable upon an “ownership change,” which occurred at the time of our acquisition of the shares of that company. The NOLs attributable to the period of time before the February 1, 2005 Series A preferred stock financing transaction are also subject to an annual limitation due to the deemed ownership change that occurred upon the issuance of those shares. Accordingly, we have not recorded a benefit for approximately $0.4 million of NOLs that will expire unused. We are not currently subject to any other annual limitation on the utilization of these NOLs, but we may become so subject if we experience an ownership change, which may occur, for example, as a result of this offering or other issuances of stock.

The difference between our effective income tax rate and the federal statutory rate is primarily a function of the change in valuation allowance provided against our net deferred tax assets, permanent differences, including stock based compensation charges, and provisions for reserves for uncertain tax positions related to our French subsidiaries undergoing an income tax audit. Our future effective income tax rate will depend on various factors, such as the mix of foreign versus U.S. income, and pending or future tax law changes in the countries where we conduct business, including rate changes.

Accounting Standards Adopted During the Year Ended December 31, 2010

In January 2010, the Financial Accounting Standards Board, or FASB, issued guidance to require a number of additional disclosures regarding fair value measurements. In addition to the new disclosure requirements, the new guidance requires that reporting entities provide fair value measurement disclosures for each class of assets and liabilities. Previously issued guidance required separate fair value disclosures for each major category of assets and liabilities. The new guidance also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuance and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, all of the provisions of the new guidance were effective for interim and annual reporting periods beginning after December 15, 2009. We adopted these provisions as of January 1, 2010. The requirement to separately disclose purchases, sales, issuances and settlements of recurring

Level 3 measurements is effective for annual reporting periods beginning after December 15, 2010, or January 1, 2011 for us. The adoption of the new guidance did not have any effect on our financial position or results of operations.

In June 2009, the FASB issued guidance that requires entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and obligation to absorb losses of the entity that could potentially be significant to the variable interest. The guidance was effective as of the beginning of the annual reporting period commencing after November 15, 2009. We adopted these provisions as of January 1, 2010. The adoption of the guidance did not have any effect on our financial position or results of operations.

Recently Issued Accounting Standards to be Adopted in 2011

In October 2009, the FASB issued new guidance that establishes the accounting and reporting guidance for arrangements that include multiple revenue-generating activities and provides amendments to the criteria for separating deliverables, and measuring and allocating arrangement consideration to one or more units of accounting. The new guidance also establishes a hierarchy for determining the selling price of a deliverable. Enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms of the arrangement, significant deliverables and the vendor’s performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The new guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, or January 1, 2011 for us. Early application is permitted. The adoption of the new guidance is not expected to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Foreign currency exchange risk. We have subsidiaries in the United Kingdom, France, Germany, Switzerland, The Netherlands and Brazil. We also formed a subsidiary in Australia in 2011 and expect to form subsidiaries in other countries in the future. Our subsidiaries generally use the local currency as their functional currency, which we translate into U.S. dollars for consolidation.

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates involving the GBP, the Euro, Reais and Swiss Franc. We currently enter into forward contracts to hedge fluctuations in the value of certain intercompany debt denominated in foreign currencies but do not enter any other derivative financial instruments for trading or speculative purposes. Fluctuations in currency exchange rates could harm our business in the future. Because we conduct a significant and growing portion of our business outside the United States but report our results in U.S. dollars, we face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. In addition, the results of operations of many of our internationally focused websites are exposed to foreign exchange rate fluctuations as the financial results of the applicable subsidiaries are translated from the local currency into U.S. dollars upon consolidation. A decline in the U.S. dollar relative to foreign currencies would increase our non-U.S. revenue and improve our operating results. Conversely, if the U.S. dollar strengthens relative to foreign currencies, our revenue and operating results would be adversely affected. The effect of an immediate 10% adverse change in exchange rates on foreign denominated cash and receivables as of March 31, 2011, would result in a loss of approximately $0.2 million and a reduction in value on the balance sheet of approximately $5.0 million.

Investments and Interest Rate Sensitivity. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest in short-term, high-quality, interest-bearing securities. To minimize our exposure to an adverse shift in interest rates, we invest in short-term securities and maintain an average maturity of one year or less.

BUSINESS

Overview

We operate the world’s largest online marketplace for the vacation rental industry. Vacation rentals are fully furnished, privately owned residential properties, including homes, condominiums, villas and cabins, that can be rented on a nightly, weekly or monthly basis. Our marketplace brings together millions of travelers seeking vacation rentals online with hundreds of thousands of owners and managers of vacation rental properties located in over 145 countries around the world. According to comScore’s March 2011 Media Metrix Media Trend Report, in 2010, our websites attracted over 220 million website visits and averaged over 9.5 million unique monthly visitors. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals.

Our ambition is to make every vacation rental in the world available to every traveler in the world through our online marketplace. Travelers visit our marketplace at no charge and are able to search and compare our large and detailed inventory of paid listings to find vacation rentals meeting their requirements. Our investments in our customer service, brand, and trust and security measures, as well as our direct relationships with property owners and managers, give travelers increased confidence in their inquiries, bookings and chosen properties. Property owners and managers pay annual listing fees to provide detailed listings of their properties on our marketplace and reach a large audience of travelers seeking vacation rentals. We also provide property owners and managers with a range of paid and free software tools designed to help make the management of their vacation rental listings easier and more efficient.

We benefit from significant network effects as the market leader in the highly fragmented online vacation rental industry. As we have grown, a broader selection of vacation rentals has attracted more travelers, and a broader audience of travelers has attracted more vacation rental listings from property owners and managers. There is a significant opportunity for us to build on our current market leadership by connecting the millions of travelers around the world with the millions of vacation rentals available. To capture this opportunity, we aspire to make vacation rentals as well-known, reliable and easy to use as hotels and be an indispensable partner to property owners and managers around the world. We also intend to bring our experience in operating the leading online vacation rental marketplace to other areas of the global lodging industry that are highly fragmented, as we have done with our 2010 entry into the bed and breakfast market.

We have achieved significant growth since our commercial launch in 2005, both organically and through acquisitions. In 2010 and in the three months ended March 31, 2011, we generated revenue of $167.9 million and $52.0 million, respectively, representing year-over-year growth of 39.6% and 43.9%, respectively. We view our market opportunity as global, and, in 2010, 37.9% of our revenue came from outside the United States, including 36.6% from Europe and 1.3% from Latin America. We have historically generated strong cash flows and have had a predictable financial model because of our advance payment, subscription-based model, and our high annual listing renewal rates. In 2010 and in the three months ended March 31, 2011, listings contributed 91.1% and 86.9% of our revenue, respectively. In the same periods, we generated Adjusted EBITDA of $43.2 million and $10.2 million, respectively, representing year-over-year increases of 41.4% and 76.7%, respectively. In 2010 and in the three months ended March 31, 2011, we generated free cash flow of $51.5 million and $17.8 million, respectively, representing year-over-year increases of 59.1% and 9.0%, respectively.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Net income (loss)	$(7,516)	$(5,985)	$(5,665)	$7,667	$16,934	$(803)	$1,533
Depreciation and amortization	2,730	10,124	12,122	13,612	15,841	3,547	4,797
Stock-based compensation	246	459	3,295	5,978	13,512	2,769	4,697
Interest expense	2,344	9,667	9,734	3	22	1	10
Interest income	(203)	(253)	(258)	(261)	(208)	(58)	(57)
Foreign exchange expense (income)	—	—	(29)	(1,423)	3,433	1,161	105
Income tax expense (benefit)	648	3,278	5,552	4,992	(6,314)	(828)	(854)

Adjusted EBITDA	$(1,751)	$17,290	$24,751	$30,568	$43,220	$5,789	$10,231

The following table presents a summary of cash flows and a reconciliation of cash flows from operating activities to free cash flows:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands)
Cash (used in) provided by operating activities	$(641)	$19,159	$31,746	$44,962	$61,857	$17,740	$20,974
Cash used in investing activities	(111,377)	(74,763)	(8,819)	(70,962)	(81,031)	(36,917)	(558)
Cash provided by (used in) financing activities	117,831	58,564	101,513	(17,949)	(5,952)	51	1,293

Cash (used in) provided by operating activities	$(641)	$19,159	$31,746	$44,962	$61,857	$17,740	$20,974
Cash paid for interest	1,763	8,199	6,635	—	—	—	—
Capital expenditures	(2,561)	(3,219)	(4,485)	(12,617)	(10,396)	(1,392)	(3,151)

Free cash flow	$(1,439)	$24,139	$33,896	$32,345	$51,461	$16,348	$17,823

For further discussion regarding Adjusted EBITDA and free cash flow, see footnote (5) on page 43 and footnote (6) on page 44 to the table in the section of this prospectus titled “Selected Consolidated Financial Statements and Other Data.”

The Vacation Rental Industry

Vacation rentals provide many unique benefits to travelers and are becoming an increasingly popular alternative to hotels and other traditional lodging options. The global vacation rental industry is large and growing, but fragmented and inefficient. We believe there is a significant opportunity for a managed online marketplace to make vacation rentals as efficient and easy to use as finding and booking a hotel.

Why Vacation Rentals? Vacation rentals are fully furnished, privately owned residential properties, including homes, condominiums, villas and cabins that can be rented on a nightly, weekly or monthly basis. Relative to traditional hotels, vacation rentals provide travelers with compelling value and a wide range of travel lodging options more tailored to their unique needs. Many travelers choose vacation rentals for additional space, increased privacy, multiple bedrooms and bathrooms, functional kitchens, common living areas, and other features and amenities, such as private swimming pools. Vacation rentals are located throughout the world in popular vacation destinations, large metropolitan cities, suburban centers, small towns and rural areas, as well as neighborhoods, secluded enclaves and many other places where hotels may not be permitted or available. Among those who have used vacation rentals, customer satisfaction is high. We also believe that many travelers who use vacation rentals will use them again and will also refer them to friends or relatives.

Large and Growing Market. According to a November 2010 survey we commissioned from Radius Global Market Research titled “Market Sizing Study,” there are more than six million vacation properties in the United States and Europe that are rented for a fee to travelers for at least two weeks of every year. According to the same survey, these vacation rentals generated more than $85 billion of annual rental income in 2010, or nearly $14,000 per property. We expect demand in this market to grow as more travelers become aware of vacation rentals and suitable and trusted vacation rentals become easier to find and book. As online solutions increasingly make it easier to market and manage vacation rentals, we similarly expect the supply of vacation rentals to grow, primarily driven by an increased number of vacation properties actively used for vacation rental and an increased utilization of vacation rental properties. In addition, we believe there are significant growth opportunities in emerging market economies, particularly in Latin America and the Asia Pacific region.

Highly Fragmented Market. Globally, there are millions of individual vacation rental owners and thousands of property management companies seeking to generate vacation rental income. Many of these property owners and managers are individuals or small businesses that lack the resources and brand recognition to market efficiently and effectively to the millions of travelers around the world. We believe many adults in the United States lack familiarity with the vacation rental industry due to the fragmentation of the market. According to a December 2010 report titled “HomeAway: Ad Campaign Awareness Study” from global research firm Ipsos Reid Public Affairs, Inc., as of December 31, 2010, less than 30% of adults living in the United States had unaided awareness of the availability of vacation rentals as a lodging option.

Significant Opportunity for a Global Online Vacation Rental Marketplace. We believe the established online marketplaces supporting the $300 billion hotel industry demonstrate that there is a significant opportunity for a comparable marketplace supporting the vacation rental industry. Online marketplaces have become important intermediaries in the fragmented hotel industry by providing reliable and readily available information supporting search, comparison, booking and payment capabilities for travelers and by providing marketing and distribution services for hotel owners. We believe that an online marketplace has an even greater role to play in the vacation rental industry, which is even more fragmented and even more localized than the hotel industry. By comparison, there are more than six million vacation rental properties in the United States and Europe, compared to an aggregate of only approximately 215,000 hotel properties in the same regions. In addition, in the vacation rental industry there are currently no significant centralized databases of lodging inventory that can be made available to multiple marketplaces, nor are there any comparably strong chains of branded properties that can command strong traveler loyalty.

In our estimation, the providers of marketing, distribution and payment solutions for the hotel industry collectively receive on average approximately 15% of gross hotel bookings. We believe there is a significant opportunity for a branded, global online marketplace to provide similar services to the vacation rental industry.

Challenges for the Vacation Rental Industry

Currently, property owners and managers market their vacation homes to potential travelers through a variety of online and offline media, including their own websites, hundreds of smaller third-party vacation rental websites, classified listing services, signage and direct mail. The Internet is an efficient medium for property owners and managers to advertise and market vacation rentals and for travelers to seek out suitable properties worldwide. However, there is limited awareness of the online vacation rental market and the multitude of websites with limited scale, scope and functionality do not adequately address the needs of travelers, property owners and managers.

Travelers Lack an Efficient Means to Locate, Compare and Select Suitable and Trustworthy Vacation Rentals. Because of the fragmented array of media and advertising channels used by property managers and owners, travelers may find it difficult to locate, compare and select vacation rentals. Without accessing multiple websites and offline resources, travelers typically are unable to identify all available vacation rentals in a specific region or across different regions. Many existing vacation rental resources lack property availability information, detailed descriptions, photographs and traveler reviews, making it difficult for travelers to efficiently compare and evaluate properties and feel confident that a property will match their expectations. Reservations and payments are typically made manually and are often done with the aid of telephones, email, faxes and offline payment methods, including checks and wire transfers.

Travelers often have difficulty trusting the reliability of information from websites and offline resources that lack well-known and trusted brands. A traveler’s reliability concerns can be especially sensitive when selecting a vacation rental because a vacation rental is typically used for family vacations and other important events. In addition, a traveler typically selects a vacation rental based primarily on information available online and pays deposits and all associated fees—which often exceed $1,000 per week—well in advance of checking in.

Property Owners and Managers Find it Difficult to Reach a Global Audience and Manage Their Vacation Rentals Efficiently. Most existing marketing and advertising channels available to property owners and managers reach a limited audience. In addition, many existing marketing and advertising solutions do not provide property owners or managers with adequate and easy-to-use tools to create, upload and manage content-rich listings, which include detailed text, amenity lists, photographs and reviews, and they offer limited ability to manage availability in calendars real-time within and across listings.

For property owners, the reservation and booking process is typically an ad-hoc and inefficient mix of telephone calls, emails and text messages, and existing solutions often do not offer any workflow tools to automate or expedite the process. For professional property managers managing multiple properties, existing industry software solutions to help manage back-office functions do not integrate with existing marketing and advertising solutions used to manage traveler interactions.

The HomeAway Solution

HomeAway is the Largest Trusted Global Online Marketplace for Vacation Rentals. As of March 31, 2011, we operated our online marketplace through 31 websites in 11 languages and provided listings for vacation rentals located in over 145 countries. According to comScore’s March 2011 Media Metrix Media Trend Report, in 2010, our websites attracted over 220 million website visits and averaged over 9.5 million unique monthly visitors. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals. We charge property owners and managers a listing fee to appear on the websites in our marketplace, and travelers can visit our websites at no charge.

We benefit from significant network effects as the market leader in the highly fragmented online vacation rental industry. As we have grown, a broader selection of vacation rentals has attracted more travelers, and a broader audience of travelers has attracted more vacation rental listings from property owners and managers.

HomeAway Offers the Largest Global Selection of Paid Vacation Rental Listings For Travelers. Our online marketplace allows travelers to conveniently locate, compare and select from a large range of vacation rentals globally. We offer easy-to-use search tools and filters that enable comparisons across properties and across regions, rich content including detailed property descriptions, numerous photographs, maps, detailed traveler reviews and up-to-date availability calendars. The range of choices available to travelers significantly increases the chances that they will find a property that suits their requirements.

In addition, we offer travelers a consistent and reliable experience and a trusted brand that is supported by the direct relationships we have with property owners and managers through more than 560,000 paid listings as of March 31, 2011. Our online workflow tools facilitate efficient inquiries from travelers to property owners and managers regarding vacation rentals in which they may be interested. Travelers can visit our websites and learn about travel destinations and subscribe to email newsletters providing vacation rental travel recommendations.

HomeAway Provides a Global Audience and Efficient Management Tools for Property Owners and Managers. Our global marketplace provides property owners and managers access to millions of our website visitors seeking information about vacation rentals. As the scale of our traveler audience expands, we believe it improves the likelihood of increased bookings for the vacation rentals listed by property owners and managers on our marketplace. As a result of increased bookings, property owners and managers can improve the return on their investment in marketing and advertising through our websites.

Our online marketplace allows property owners and managers to efficiently create and manage their property listings. We provide tools to enter and edit property listing information, photographs and captions, amenity listings, rental rates, availability calendars and contact information for each property. We also provide property owners and managers access to our dedicated customer support organization, an online community of property owners and managers, online educational resources that provide advice on various aspects of the vacation rental process, and useful third-party products and services, such as merchant account services for credit card acceptance. We also offer property owners and managers workflow tools to manage their interactions with travelers, as well as fully integrated front- and back-office systems offered on a Software-as-a-Service platform.

HomeAway’s Competitive Strengths

Market Leadership with Strong Network Effects. We operate the largest online marketplace for vacation rentals globally. Our marketplace has benefited from significant network effects, as a broader selection of vacation rentals has attracted more travelers, and a broader audience of travelers has attracted more vacation rental listings from property owners and managers. As of March 31, 2011, our global marketplace included more than 560,000 paid listings of vacation rentals. According to comScore’s March 2011 Media Metrix Media Trend Report, in 2010, we attracted over 220 million website visits and averaged more than 9.5 million unique monthly visitors.

Global Marketplace. We were founded with the vision that the vacation rental industry is a global opportunity, and, as of March 31, 2011, we have built a global marketplace consisting of a portfolio of leading websites dedicated to many of the largest vacation rental markets around the world, including the United States, the United Kingdom, France, Germany and Brazil. As of March 31, 2011, we operated 31 vacation rental websites covering 11 languages. In addition, our marketplace includes properties located in over 145 countries. Our global reach enables us to connect more travelers to property owners and managers and to offer a more comprehensive selection to travelers relative to our competitors, and it strongly supports our ability to enter new geographies with existing relevant property listings. In addition, our portfolio of websites and brands allows us to reach a broad audience of travelers by providing a variety of content and user experiences to appeal to a wide range of traveler preferences. By offering a portfolio of websites, we also have improved our search engine results by providing more relevant content to travelers and have been able to test new products and services on a limited scale on one of our websites before making them available globally to owners, managers and travelers on our other websites.

Trusted Leader in the Vacation Rental Industry. We are committed to providing the most trusted online marketplace in the vacation rental industry. To provide a reliable and consistent experience on our marketplace, we have built a trained customer service organization of 260 people as of March 31, 2011, dedicated to achieving property owner, manager, and traveler satisfaction, including selectively assessing the quality, completeness and accuracy of property listings on our online marketplace. Through a combination of proprietary technology and established procedures, we aim to minimize the chance that a fraudulent listing will appear on any of our websites. Our extensive review platform, with more than one million traveler reviews, is also an important source of confidence for many travelers. We are able to further promote traveler confidence with our “Carefree Rental Guarantee” and “Basic Rental Guarantee” which provide travelers with financial protection against a range of rental and travel-related issues.

Deep Experience in Vacation Rentals. We have developed a deep understanding of the vacation rental industry’s participants and dynamics through hundreds of thousands of direct relationships with property owners and managers and our experience with the millions of visitors to our websites. We believe that the industry expertise and scale we have developed over time and our intense focus on this industry’s unique challenges have allowed us to design technology-based, user-friendly and global solutions that are highly differentiated from our competitors.

Innovative Solutions and Scalable Technology Platform. We believe that we are a leader in the vacation rental industry in terms of the quality and functionality of our online marketplace. Through our technology investments and proprietary innovations, we offer a broad range of features, tools and software to travelers, property owners and managers on a paid and free basis. We believe that these features, tools and software, along with our investments in trust and security measures, strengthen our market-leading value position. Our websites are supported by our highly robust and scalable technology infrastructure, which allows us to quickly launch new vacation rental websites when entering new markets.

Highly Predictable and Profitable Subscription-Based Business Model. Our revenue has grown from $8.4 million in 2005 to $167.9 million in 2010, representing a compound annual growth rate of 82%. Our financial model benefits from our predictable, subscription-based revenue model. Property owners and managers pay us cash in advance, and revenue is recognized ratably over the term of the listing, which is typically subject to annual renewal. Paid listings accounted for 91.1% of our revenue in 2010. In 2008, 2009, 2010 and the three months ended March 31, 2011, our listing renewal rates were 74.4%, 72.8%, 75.9% and 76.1%, respectively, which has provided a stable revenue base and has historically enhanced financial predictability. In 2010, we generated $51.5 million in free cash flow. See footnote (6) on page 44 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a definition of free cash flow and a reconciliation to cash flows from operating activities. The leverage and scale of our financial model has provided us with the ability to further invest in growing our business.

HomeAway’s Growth Strategies

Our ambition is to extend our leadership position as the world’s largest and most complete vacation rental marketplace by making every vacation rental in the world available to every traveler in the world through our online marketplace. Our strategies to achieve this goal include:

Increase the Size of our Marketplace by Providing the Best Online Experience. We intend to build on our market-leading scale by providing the best online experience for travelers, property owners and managers. For travelers, we will leverage the scale and scope of the current listings on our marketplace, the latest web technologies and our own innovations in user interface, visual design, features and functionality. For owners, we will add workflow tools to help them efficiently market and manage their listings and online bookings and payments. We will also increase our focus on becoming an indispensable partner of professional property managers to help them build successful businesses. We will serve them with market-leading front- and back-office software solutions that are effectively integrated with our online marketplace and that will provide compelling reasons for them to list their inventory of vacation rentals on our websites.

Bring More Choice and Value to Property Owners, Managers and Travelers. The majority of our revenue comes from selling fixed-price annual listings. Our strategy is to better enable our property owners and managers to optimize the value of their listings by extending tiered, pay-for-performance pricing across our entire marketplace. As an example, VRBO.com, a website with one of the lowest entry prices for a basic listing on our marketplace, achieves one of the highest revenue per listing of all of our websites due to the property owner’s or manager’s ability to influence the degree of exposure a listing will enjoy in the marketplace. In addition, we plan to offer streamlined bundled pricing to enable property owners and managers to tailor their purchases of expanded listings across our websites to achieve their unique marketing objectives. In addition, for travelers, our innovations in payment solutions will reduce friction in the booking process and allow us to improve and expand our offering of value-added services, such as property damage protection, rental protection, and travel insurance.

Increase Category and Brand Awareness. We believe many adults in the United States lack familiarity with the vacation rental industry due to the fragmentation of the market. According to a December 2010 report titled “HomeAway: Ad Campaign Awareness Study” from global research firm Ipsos Reid Public Affairs, Inc., as of December 31, 2010, less than 30% of adults living in the United States had unaided awareness of the availability of vacation rentals as a lodging option. There is significant opportunity for us to improve awareness of the vacation rental industry and our brands. We intend to increase our investment in marketing, which we believe will enhance our category and brand awareness, increase the number of travelers who visit and make inquiries through our websites and increase the number of property owners and managers that choose to list their properties on our websites.

Expand Geographically. We expect to build on our global reach by adding new listings and new traffic via organic growth and selected acquisitions in new geographies, including Europe, Latin America and Asia Pacific. We have a successful history of acquiring and integrating fast-growing businesses into our marketplace while maintaining our growth. We have also successfully leveraged our existing listing inventory and established technology platform to rapidly launch our own new websites in new geographies. We may use these strategies to enter new geographies in the future.

Pursue Adjacent Opportunities. Our established business model for organizing and developing an online marketplace is also well suited to other highly fragmented global lodging marketplaces where there are no global brands. For example, our acquisition of BedandBreakfast.com has enabled us to bring our strengths in the vacation rental industry to the bed and breakfast market. Like the vacation rental market, the bed and breakfast industry is characterized by numerous independently operating property owners. We believe that there are over 40,000 independent bed and breakfast operators in the United States and Europe. These operators share similar characteristics with the property owners and managers in the vacation rental industry with limited marketing budgets and with potential customers located around the world.

Our Websites and Brands

Travelers use our websites at no charge to find, select, inquire upon and book vacation rentals and other accommodations such as bed and breakfasts. Our online vacation rental marketplace spans multiple geographic locations, types of accommodations, and languages and include the following primary websites as of March 31, 2011:

Vacation Rental Website	Target Location	Language
HomeAway.com	United States	English
VRBO.com	United States	English
VacationRentals.com	United States	English
Holiday-Rentals.co.uk	United Kingdom	English
OwnersDirect.co.uk	United Kingdom	English
Fewo-Direkt.de	Germany	German
Abritel.fr	France	French
Homelidays.com	France	French
homelidays.it	Italy	Italian
homelidays.pt	Portugal	Portuguese
homelidays.co.uk	United Kingdom	English
homelidays.es	Spain	Spanish
homelidays.nl	Netherlands	Dutch
homelidays.de	Germany	German
Villanao.fr	France	French
Aluguetemporada.com.br	Brazil	Portuguese
HomeAway.com.au	Australia	English
Clearstay.com	United States	English
HomeAway.es	Spain	Spanish
HomeAway.dk	Denmark	Danish
HomeAway.fi	Finland	Finnish
HomeAway.it	Italy	Italian
HomeAway.com.mx	Mexico	Spanish
HomeAway.nl	Netherlands	Dutch
HomeAway.no	Norway	Norwegian
HomeAway.pt	Portugal	Portuguese
HomeAway.se	Sweden	Swedish
HomeAway.ca	Canada	English
cyberrentals.com	United States	English
greatrentals.com	United States	English
fr.homeaway.ca	Canada	Canadian French

Our global reach enables us to connect more travelers to property owners and managers and to offer a more comprehensive selection to travelers relative to our competitors, and it strongly supports our ability to enter new geographies with existing relevant property listings. In addition, our portfolio of websites and brands allows us to reach a broad audience of travelers by providing a variety of content and user experiences to appeal to a wide range of traveler preferences. By offering a portfolio of websites, we also have improved our search engine results by providing more relevant content to travelers and have been able to test new products and services on a limited scale on one of our websites before making them available globally to owners, managers and travelers on our other websites. Over the long term, we intend to further integrate our back-end systems to enable a single global network with multiple brands sharing access to our global inventory of property listings.

Our primary websites for bed and breakfasts and for property management software are listed below.

Website	Target Location	Language
Bed and Breakfast Website
BedandBreakfast.com	United States	English

Property Management Software Marketing Websites
Escapia.com	United States	English
InstantSoftware.com	United States	English

We also operate HomeAwayRealEstate.com, a website that allows owners of vacation rental homes to advertise their homes for sale and allows potential buyers of vacation rental homes to search for available properties. This website is not a core focus or significant part of our business.

Our Products and Services

Products and Services for Property Owners and Managers

Paid Products and Services

Paid Listings. Paid listings accounted for 91.1% of our revenue in 2010 and 86.9% in the three months ended March 31, 2011. Generally, paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of our websites, typically for one year. Paid listings appear in search results on our websites when travelers search for vacation rentals based on location, type of property, size or other characteristics. A paid listing provides the property owner or manager with a set of tools for managing an availability calendar, reservations, inquiries and the content of the listing. These tools allow the property owner or manager to create the listing by uploading photographs, text descriptions or lists of amenities, a map showing the location of the property, and property availability, all of which can be updated throughout the term of the listing. Each listing provides travelers the ability to use email or other methods to contact property owners.

Enhanced Listing Features. Property owners and managers may purchase additional enhancements to their listings to increase the marketing exposure of their properties on certain of our websites, such as:

•

Cross-Sell Listings: For an additional fee, property owners and managers can improve their placement in search results on certain of our websites and provide their full listings on certain of our other websites, including websites in other geographies. We plan to offer cross-sell listings on more of our websites in the future.

•

Tiered Pricing: For an additional fee, property owners and managers can improve their position in search results on our websites through the purchase of additional photographs to include in the listing. Despite having one of the lowest entry prices for a basic listing on our marketplace, this feature has been critical in driving VRBO.com to have one of the highest total revenue per listing across all our websites.

•

Featured Listings, Special Offers and Deals: Property owners and managers may purchase additional enhancements to their listings to increase the marketing exposure of their vacation rentals on one or more of the websites comprising our online marketplace. These optional enhancements feature a given vacation rental in the search result pages on our websites, enhance the presentation of their listing in search results on our websites or promote special price offers.

Transaction-Based Listings. We offer property managers with large inventories of vacation rentals the opportunity to post listings for no initial up-front fees and, instead, charge fees based on the number of inquiries and online reservations that result from their listing on our websites. These transaction-based listings appear on Clearstay.com and HomeAway.com but may also appear on our other websites at our discretion.

Property Management Software. Property managers can use our enterprise software solutions to manage their businesses, customers and properties. We provide software solutions to property managers under the brand names Escapia, PropertyPlus, V12, Entech and First Resorts and offer software tailored to professional innkeepers under the brand names Webervations and Rezovations. Our software solutions enable professional property managers and innkeepers to manage inventory, reservations, and the check-in and check-out process, and to schedule maid service and maintenance. In addition, our software produces escrow statements required by owners of their property managers. We provide these applications both as on-premise software and on a Software-as-a-Service basis and receive licensing, maintenance and subscription fees directly from our property manager customers.

Third-Party Services. Through third parties, we offer property owners and managers several ancillary products and services on selected websites. These products and services include credit card merchant accounts, trip insurance and property damage protection, and tax return services, each available for purchase from third-party providers through our websites. These services are integrated into our property owner workflow products. We receive a percentage of the revenue generated from the sale of these third-party products and services through our websites.

Redistribution. Through our professional software for bed and breakfasts and professional property managers, we make selected, online bookable properties available to online travel agencies, including Expedia, Travelocity and Priceline, as well as channel partners such as FlipKey.com, PackLate.com and SecondPorch.com, which we recently acquired. We receive a percentage of the transaction value or a fee from the property manager for making this inventory available to these channel partners.

Free Products and Services

Listing Management. We provide property owners and managers with tools to enter and edit their property listing information, photographs and captions, amenity listings, rental rates, availability calendars, and contact information for each listing on our network of websites. We integrate our availability calendars so that changes to the calendar are reflected across our network of websites. Our listing management technology is compatible with other leading property management software products, enabling professional property managers who do not use our software to easily upload and update listings on our websites.

Workflow Management. We provide tools and services to help property owners and managers run their vacation rental business efficiently. We believe that our workflow management software and tools help simplify the complex processes associated with renting out a property and provide us with a significant competitive advantage. These tools enable property owners and managers to respond to inquiries from travelers, track inquiry history, retrieve contact information for past inquirers and renters, and track check-in and check-out dates though our reservation calendar. These tools are presented as part of a property owner’s or manager’s dashboard, which also enables property owners and managers to purchase and manage featured listings, special offers, and deals and to track the performance of their listings. Professional property managers using our platform can also view email, telephone and online reservation activity by property or across all their listed properties, as well as monitor their property listing fee expenses in real-time.

Form-Based Inquiry. In general, property owners and managers evaluate the performance of our online marketplace based on the number of inquiries they receive from prospective travelers by telephone, email or, in some cases, text message. The majority of inquiries on our websites are generated using our form-based inquiry tool, which distributes traveler inquiries about a property directly to our property owners and managers via email or text message. These inquiries contain important data about the traveler, including email address, name, telephone number, requested dates of stay and the number of travelers. While the majority of our properties use form-based inquiry, some of our listings provide travelers with the convenience of booking accommodations online.

Inquiry Spam Filters. Each of our websites uses proprietary and third-party technology designed to identify inappropriate spam inquiries sent by third parties. In general, property owners and managers evaluate the performance of our websites based on the number of qualified inquiries they receive from travelers by telephone, email or text message, and our efforts are designed to minimize the nuisance of non-qualified spam inquiries to our property owners and managers.

Property Owner and Manager Community. We provide resources for property owners and managers to seek advice and obtain answers to optimize their business. These resources include a community site, email newsletters, online forums, online seminars and in-person events such as our annual Owners Summits. Through these resources, we provide helpful information to property owners and managers on topics such as building a better listing, methods for increasing bookings, tips on managing the vacation rental process, safeguards against fraud, and relevant industry news. We also provide sample contracts, forms and checklists without charge for use by property owners and managers.

Products and Services for Travelers

Search and Compare. Our online marketplace provides travelers with tools to search for vacation rentals based on various criteria, such as location, type of property, number of bedrooms, amenities, availability or keywords. Our comparison function then allows travelers to filter queries by desired property criteria and sort search results by criteria, such as price and number of bedrooms. The goal of our search engine ranking algorithms and comparison tools is to provide a set of listing results that effectively answers the traveler’s search request.

Trust and Security. We review new listings selectively for content, appropriateness, and quality of description and communication. Using a combination of technology and human review, listings are screened for indications of illegitimacy or fraud with the goal of providing only accurate and trustworthy information to travelers. Travelers who find and book a property listed on our websites may register their trips to qualify for fraud protection under our “Carefree Rental Guarantee,” which provides them with financial protection up to certain established limits if the property found on our website is illegitimate, not as advertised, or not available to the traveler upon check-in, and, as a result, the traveler incurs a financial loss.

Listing Reviews and Ratings. Travelers are invited to submit online reviews of the vacation rentals they have rented through our websites. These reviews are intended to convey the accuracy of the listing information found on our websites. As of March 31, 2011, there were over one million user-submitted reviews available on our online marketplace.

Traveler Community. Travelers who have made at least one inquiry on one of our websites are maintained in a database and receive regular communications, including notices about places of interest, special offers, new listings, and an online newsletter. The newsletter is available to any traveler that registers to receive it and offers introductions to new destinations and vacation rentals, as well as tips and useful information when staying in vacation rentals.

Mobile Websites and Applications. We provide versions of our websites formatted for web browsers on smartphones so that travelers can access our websites when they are away from a computer. We also provide applications for travelers to find and inquire about vacation rentals using their smartphones.

Advertising

Display Advertising. We sell Internet display advertising on the majority of our websites. Advertisers, including those offering complementary products of interest to the visitors to our websites, are able to purchase advertising positions for a fee based upon the number of impressions and the placement of the advertisement on the page. Advertising impressions are currently available on the majority of highly trafficked pages on our online marketplace.

Sponsorships and Site Integrations. We sell sponsorships and site integrations to selected advertisers on our online marketplace. Sponsors purchase a certain number of impressions for a fee, or in the case of site integrations, pay us on a cost-per-action basis.

Customer Service

As of March 31, 2011, our customer service team had 260 members. Our customer service team assists property owners and managers in listing their vacation rentals, buying new listings, modifying existing listings and editing their listings for completeness of information. In addition, our customer service staff conducts checks on the legitimacy of listings and responds to traveler complaints, including issues involving misrepresentation of information by property owners and managers on our websites, which are critical to our initiatives to create trusted and reliable websites for travelers. All new listings and changes to existing listings are reviewed and, where appropriate, edited by our customer service team. As part of this process, our customer service team will correct misspellings, ensure vacation rentals are presented in the correct geographic locations on our websites, optimize the visual quality of photographs and generally confirm that listings contain a minimum amount of information to enable them to be successful on our websites. We also provide translation services so that property descriptions, photograph captions, and other information appear in the appropriate language for travelers.

We maintain strict policies to ensure traveler satisfaction and regularly remove listings if complaints from travelers cannot be resolved. We solicit feedback from our property owners, managers and travelers to assess and understand market trends, build awareness for our products, identify new product opportunities and consistently improve our online marketplace. We also solicit vacation rental reviews from travelers to further enhance the information available to travelers visiting our online marketplace. We believe that providing a high level of customer service is an important element of our high listing renewal rates and in attracting new travelers to our online marketplace.

Sales and Marketing

As of March 31, 2011, our sales and marketing teams consisted of 276 employees worldwide. Our marketing team is responsible for generating new vacation rental listings and visitors across our global online marketplace.

For our listing revenues, we utilize an inside sales staff to support renewals of existing paid listings as well as increase the number of new listings from professional property managers. We also use an inside sales staff to sell software solutions to professional managers. For our advertising business, we utilize a field sales organization which focuses on large brand advertisers and performance advertisers that want to target our audience.

Our online advertising consists primarily of search engine optimization and paid search marketing to our target audience. Our marketing team includes a staff of search engine optimization professionals to improve our rankings in online search results and increase performance of our online advertising. Additionally, we manage a portfolio of keywords using both proprietary and third-party tools for our paid search marketing. Our search engine optimization and paid search initiatives have been effective sources of visitor traffic and traveler inquiries for our global online marketplace.

Our direct marketing program also includes direct mail, email and outbound telesales campaigns that are designed to deliver targeted messages to prospective property owners and managers about our products, services, cross-selling opportunities and renewal programs. Our sales team is responsible for identifying and contacting new property owners and managers who may be interested in joining our marketplace and contacting property owners and managers who have not renewed their listings with us. Additionally, we maintain a direct sales force to specifically target property owners and managers in the United States and Europe.

An important source of new listings and visitor traffic is word-of-mouth referrals, primarily from existing property owners and managers who have been successful in renting their vacation rentals, or travelers who have found a property to rent, using our websites.

For the past two years, we have conducted broad reach marketing campaigns targeted at travelers, including online and offline media and television advertising. We expect to continue our broad reach efforts in the future. The primary purpose of these campaigns has been to improve awareness of the vacation rental category in general, and of HomeAway.com in particular. The campaigns have included an anchor television advertisement, supported by an extensive online campaign with the intended purpose of increased engagement with the brand by travelers, property owners and managers, which we measure by pre- and post-advertising market research. We measure the success of these campaigns primarily based on demonstrated improvements in brand awareness within our target customer base and traffic and inquiries that originate from the online portions of the campaign.

Technology and Infrastructure

We have developed a proprietary systems architecture to create, maintain and operate our websites. This technology consists of internal development by our staff of designers, developers and engineers and software acquired or licensed from outside developers and companies. Our systems are designed to serve property owners, managers and travelers in an automated and scalable fashion. While we use a variety of technologies, the majority of our software systems are written in Java and .Net by engineers either employed or contracted by us. Our product development expenses were $12.5 million, $13.2 million, $18.7 million and $7.0 million in 2008, 2009, 2010 and the three months ended March 31, 2011, respectively.

Our systems architecture allows our public-facing websites and desktop systems to access internal services that provide common functionality to our property owners, managers and travelers. Our software is broken into five major areas:

•	data distribution network, which allows for the distribution of property listings through our websites;

•	traveler platforms, which travelers see and navigate when they visit our websites;

•	service platforms, which provide a common set of services;

•	owner platforms, which provide the functionality for our property owners on our websites; and

•	property manager platforms, which provide additional functionality and services for our property manager software customers.

Our websites are hosted in the United States and the United Kingdom using a combination of third-party data centers and a co-location hosting center in the United States. Our systems architecture has been designed to manage increases in traffic on our websites through the addition of server and network hardware without making software changes. Our third-party data centers provide our online marketplace with scalable and redundant Internet connectivity and redundant power and cooling to our hosting environments. All of our third-party data centers provide synchronized copies of their databases on a daily basis to our offsite backup location in the United States. We use security methods to ensure the integrity of our networks and protection of confidential data collected and stored on our servers, and we have developed and use internal policies and procedures to protect the personal information of our property owners, managers and travelers using our websites that we collect and use as part of our normal operations. Access to our networks, and the servers and databases on which confidential data is stored, is protected by industry standard firewall technology. We test for unauthorized external access to the network daily using automated services and conduct periodic audits performed by outsourced security consultants. Physical access to our servers and related equipment is secured by limiting access to the data center to operations personnel only.

Competition

The market to provide listing, searching and marketing services for the vacation rental industry is highly competitive and fragmented with limited barriers to entry. Each of the services that we provide to property owners, managers and travelers is currently available to property owners, managers and travelers by other companies that compete with us. Furthermore, vacation rentals are not typically marketed exclusively through any single channel and our listing agreements are not typically exclusive. Accordingly, our competitors could aggregate a set of listings similar to ours. We believe we compete primarily on the basis of the quantity of our listings, the quality of the direct relationships we have with property owners and managers, the volume of travelers who visit our websites, the number of inquiries provided to our property owners and managers, the global diversity of the vacation rentals available on our websites, the quality of our websites, customer service, brand identity, the success of our marketing programs, and price. Our principal competitors include:

Listing websites	Competitors in this category include TripAdvisor LLC and its subsidiaries, FlipKey, Inc. and Holiday Lettings Ltd. Other principal competitors include: in Australia, Fairfax Digital, operated by Fairfax Media Limited; in Brazil, Webtemporada; in France, Amivac, operated by PRAXIS LTD, Internet Holiday Ads, MediaVacances.com, operated by AKENA Technologies and SeLoger.com; in Germany, ferienhausmiete.de and Traum Ferienwohnungen GmbH & Co. KG; in Italy, Editorial Secondamano srl; in Spain, Top Rural SL, Niumba.com, operated by Intercom Group, and Rentalia Holidays S.L.; and in the United Kingdom, Holiday Lettings Ltd. (a subsidiary of TripAdvisor LLC). These websites provide listing services for property owners and managers that are similar to ours, with many offering free or heavily discounted listings. Many of these websites are highly targeted niche websites, focusing on a particular geographic location or a specific type of vacation rental. In addition, websites such as vast.com aggregate property listing information available from various sources on the Internet.

Professional property managers	Traditionally, some property owners have used property managers, who charge a percentage of booking revenue for their services, to manage their vacation rentals. Many of these property managers have full service websites that offer their entire inventory of properties online. Wyndham WorldWide Corp. operates in both the United States and Europe under brands, including James Villa Holidays, Novasol A/S, and ResortQuest International, while Interchalet and Interhome AG operate primarily in Europe. However, the majority of property managers operate regional businesses and have limited marketing resources for national or international campaigns.

Property manager aggregators

Property managers often place their inventory with marketing aggregators who will advertise and take bookings on their behalf. These aggregators typically charge a percentage of the booking. In the United States, these aggregators include Luxury Retreats International Inc., Mountain Reservations, VacationRoost Inc. and Vail Resorts, Inc. Outside the United States, aggregators such as West Indies Management Company and Villa Caribe serve owners in the Caribbean, and websites such as atraveo

GmbH, Belvilla and EuroRelais, operated by @Leisure Group, CASAMUNDO GmbH, Cofman.com ApS, compareAway.co.uk and e-domizil Management Company provide similar services in Europe. Some of these aggregators are also our customers.

Online travel websites	Online travel websites, such as those operated by Expedia, Inc., Hotels.com LP, Kayak Software Corporation, Orbitz, Inc., priceline.com Incorporated and Travelocity.com Inc., have traditionally provided comprehensive travel services and are now expanding into the vacation rental category, primarily by marketing unused timeshare property inventory.

Timeshare exchange and other alternative lodging companies	Timeshare exchange companies, such as Interval International, Inc. and RCI, LLC, operate websites that market timeshare properties as rentals on a limited basis. They also market timeshare properties for rent through major travel websites. Other alternative lodging companies, such as 9Flats.com, as operated by 39 Mission GmbH, AirBed & Breakfast, Inc, bbonline.com, operated by Internet Brands, Inc. bnbfinder.com, as operated by Internet Information Delivery, Corp., iStopOver Inc. and Web Reservations International in the United States, bed-and-breakfast.it in Italy, Gites de France in France and National Federation of Self France Clévacances in France, operate websites that market available rooms, bed and breakfasts and other alternative lodging options.

Large Internet companies	Large Internet companies, such as craigslist, Inc., eBay Inc., Google Inc., Leboncoin.fr, MSN.com, as operated by Microsoft Corporation, Vivastreet, operated by Telecom Italia, and Yahoo! Inc. provide vacation rental listing or search services in addition to a wide variety of other products or services.

Offline publishers	We compete with offline publishers of classified vacation rental listings, including regional newspapers and travel-related magazines.

Some of our current or potential competitors are larger and have more resources than we do. Many of our current or potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. In addition, our current or potential competitors may have access to larger property owner, manager or traveler bases. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or owner, manager or traveler requirements. Furthermore, because of these advantages, existing and potential owners, managers and travelers might accept our competitors’ offerings, even if they may be inferior to ours. If our current or potential property owners, managers or travelers choose to use any of these competitive offerings in lieu of ours, our revenue could decrease and we could be required to make additional expenditures to compete more effectively.

Intellectual Property

Our intellectual property includes the content of our websites, our registered domain names, our registered and unregistered trademarks and our patent application. We believe that our intellectual property is an essential asset of our business and that our homeaway.com, vrbo.com, vacationrentals.com, homelidays.com, holiday-rentals.co.uk, abritel.fr, fewo-direkt.de, aluguetemporada.com.br, bedandbreakfast.com, escapia.com, instantsoftware.com and other domain names and our technology infrastructure currently give us a competitive advantage in the online market for vacation rental listings. We rely on a combination of trademark, copyright and trade secret laws in the United States, Australia, Brazil, Canada, Latin America and Europe, as well as contractual provisions, to protect our proprietary technology and our brands. We currently have trademarks registered or pending in the United States, Europe and Canada for our name and certain words and phrases that we use in our business. We also rely on copyright laws to protect software relating to our websites and our proprietary technologies, although to date we have not registered for copyright protection. We have registered numerous Internet domain names related to our business in order to protect our proprietary interests. As of March 31, 2011, we had one patent application pending relating to our property management software. We also enter into confidentiality agreements with our employees and consultants and seek to control access to and distribution of our proprietary information in a commercially prudent manner. The efforts we have taken to protect our intellectual property may not be sufficient or effective, and, despite these precautions, it may be possible for other parties to copy or otherwise obtain and use the content of our websites without authorization. We may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon or diminish the value of our domain names, trademarks, service marks and our other proprietary rights.

In addition, we license third-party technologies that are incorporated into some elements of our services. Licenses of third-party technologies may not continue to be available to us at a commercially reasonable cost, or at all. The steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe upon or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our services. Failure to protect our proprietary rights adequately could significantly harm our competitive position and operating results.

Companies in the Internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We have received in the past and may in the future receive notices that claim we have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive in the online vacation rental market. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively.

Legal and Regulatory

From time to time, we may become involved in litigation related to claims arising from the ordinary course of our business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

There have been and continue to be regulatory developments that affect vacation rentals. For example, various municipalities have or are considering regulations that limit short-term rentals in various ways, such as not allowing rentals for less than 30 days, limiting the number of people who can stay in the rental and imposing various tax requirements. In addition, an increasing number of condominium and neighborhood associations have adopted regulations that would ban or otherwise restrict short-term and even long-term rentals. The timeshare market is heavily regulated, and such regulation may be extended to cover the rent-by-owner or property management markets. These and other such developments could reduce the number of vacation rental listings on our websites.

In addition, as Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our ability to use and share data, potentially reducing demand for our services and restricting our ability to store, process and share data. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed.

Employees

As of March 31, 2011, we had 842 employees, including 276 in customer service and web hosting, 187 in technology and product development, 276 in sales and marketing and 103 in general and administration. Of these employees, 537 were based in the United States. We consider our current relationship with our employees to be good. None of our employees is represented by a labor union or is a party to a collective bargaining agreement.

Facilities

Our principal executive offices are located in Austin, Texas, where we lease approximately 51,352 square feet of office space under a lease that expires on August 16, 2020 and 11,472 additional square feet for expansion under a lease that expires on February 14, 2013. We also lease approximately 11,720 square feet of office space in Paris, France under a lease that expires on March 31, 2017. As of March 31, 2011, we leased data center space in the United States and in London, England, and we maintained additional offices in Austin, Texas; Hardy, Virginia; Denver, Colorado; London, United Kingdom; Epsom, United Kingdom; Kassel, Germany; Frankfurt, Germany; Marseille, France; and Rio de Janeiro, Brazil, as well as various other locations in the United States and Europe. We believe our current and planned office facilities and data center space will be adequate for our needs for the foreseeable future.

MANAGEMENT

Executive Officers, Directors and Key Employees

Our executive officers, directors and key employees, and their ages and positions as of June 11, 2011, are as follows:

Name	Age	Position
Brian H. Sharples	50	Co-Founder, Chief Executive Officer, President and Director
Lynn Atchison	51	Chief Financial Officer and Secretary
Brent Bellm	39	Chief Operating Officer
Ross A. Buhrdorf	47	Chief Technology Officer
Thomas Hale	42	Chief Product Officer
Carl G. Shepherd	58	Co-Founder, Chief Strategy and Development Officer and Director
Charles (“Lanny”) C. Baker(2)	44	Director
Jeffrey D. Brody(1)	51	Director
Todd C. Chaffee(1)	51	Director
Christopher (“Woody”) P. Marshall(2)(3)	43	Director
Philip S. Siegel(3)	46	Director
Robert Solomon(2)(3)	44	Director
Susan D. Wojcicki(1)	42	Director

(1)	Member of our Compensation Committee
(2)	Member of our Audit Committee
(3)	Member of our Nominating and Governance Committee

Brian H. Sharples is one of our Co-Founders and has served as our President, Chief Executive Officer and as a member of our board of directors since our inception in April 2004. Prior to joining us, Mr. Sharples was an angel investor from 2001 to 2004 and also served as Chief Executive Officer of Elysium Partners, Inc., a company in the vacation club ownership market, from 2002 to 2003. Mr. Sharples served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to Fortune 500 technology companies, from 1996 to 2001, as President from 1991 to 1996, and as Senior Vice President from 1989 to 1991. Prior to IntelliQuest, Mr. Sharples was Chief Executive Officer of Practical Productions, Inc., an event-based automotive distribution business, from 1988 to 1989 and a consultant with Bain & Co. from 1986 to 1988. Mr. Sharples holds a B.S. in math and economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Sharples’ qualifications to serve on our board of directors include his experience as our Chief Executive Officer, his previous service in executive positions at various public and private technology companies, and his experience in the vacation rental industry.

Lynn Atchison has served as our Chief Financial Officer since August 2006. Prior to joining us, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider, from February 2004 to August 2006. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an Internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover’s, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Prior to that, Ms. Atchison worked for eight years as an accountant with Ernst & Young LLP. Ms. Atchison holds a B.B.A. in accounting from Stephen F. Austin State University.

Brent Bellm has served as our Chief Operating Officer since June 2010. From October 2009 to June 2010, Mr. Bellm served as Vice President of Global Product and Experience of PayPal, Inc., an online payment services provider and subsidiary of eBay Inc., and as Chief Executive Officer of PayPal (Europe) Ltd. from

October 2005 to September 2009. Before joining PayPal, Mr. Bellm served as Director of Corporate Strategy of eBay from April 2001 to December 2002. Previously, Mr. Bellm held positions at McKinsey & Company, focusing on the retail, e-commerce and payment industries, and at Goldman, Sachs & Co. Mr. Bellm holds a B.A. in economics and international relations from Stanford University and an M.B.A. from Harvard Business School.

Ross A. Buhrdorf has served as our Chief Technology Officer since July 2005. Prior to joining us, Mr. Buhrdorf served as Vice President of Engineering of BetweenMarkets, Inc., a platform for ensuring business-to-business information quality, from June 2004 to June 2005. From 2000 to 2004, Mr. Buhrdorf served as Vice President of Engineering of Salion, Inc., an enterprise CRM solution for supply-side manufacturing, and from 1997 to 2000 he served as Vice President of Engineering of Excite.com, a search engine company. Since 1993, Mr. Buhrdorf also has owned and consulted with a variety of software companies. Mr. Buhrdorf holds a B.S. in computer science from the University of Texas at Austin.

Thomas Hale has served as our Chief Product Officer since June 2010. Prior to joining us, Mr. Hale served as Chief Product Officer of Linden Research, Inc., an online game and virtual community provider, from October 2008 to May 2010. From December 2007 to October 2008, Mr. Hale served as an Entrepreneur in Residence at Redpoint Ventures, a venture capital firm. From September 1995 to October 2007, Mr. Hale held various positions, including Senior Vice President of the Knowledge Worker Business Unit at Adobe Systems Incorporated and Macromedia, Inc. Mr. Hale has served on the board of directors of IntraLinks, Inc., a provider of Software-as-a-Service solutions, since May 2008. Mr. Hale holds a B.A. in history and literature from Harvard University.

Carl G. Shepherd is one of our Co-Founders and has served as our Chief Strategy and Development Officer since February 2005 and as a member of our board of directors since May 2005. Prior to joining us, Mr. Shepherd worked as a consultant from March 2003 to February 2005. Mr. Shepherd served as Executive Vice President and Chief Operating Officer of Hoover’s, Inc., a provider of online business information, from June 1997 to March 2003. From August 1995 to June 1997, Mr. Shepherd served as Vice President of Business Development of Human Code Inc., a software development company. From December 1992 to March 1995, Mr. Shepherd served as Chief Financial Officer of Hanley Wood, LLC, a trade magazine publisher. Mr. Shepherd has held positions with both consumer and trade magazine publishers, including Texas Monthly, Builder and Remodeling and the Dallas Morning News. Previously, Mr. Shepherd was a senior manager with Andersen Consulting in New York. Mr. Shepherd holds a B.A. in business administration from Texas Christian University and an M.B.A. from the University of Texas at Austin. We believe Mr. Shepherd’s qualifications to serve on our board of directors include his experience as our Chief Strategy and Development Officer, his previous service in executive positions at various public and private technology and publishing companies, and his experience in the vacation rental industry.

Charles (“Lanny”) C. Baker has served as a member of our board of directors since April 2011. Since October 2010, Mr. Baker has served as the Chief Executive Officer and President of ZipRealty, Inc., a residential real estate brokerage firm and operator of a residential real estate website. From December 2008 to October 2010, Mr. Baker served as the Executive Vice President and Chief Financial Officer of ZipRealty, Inc. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Mr. Baker serves on the board of directors of ZipRealty, Inc. and The Knot, Inc., a life stages media company targeting couples planning their weddings and lives together. Mr. Baker holds a B.A. in history from Yale College. We believe Mr. Baker’s qualifications to serve on our board of directors include his extensive experience in corporate finance, business strategy and real estate.

Jeffrey D. Brody has served as a member of our board of directors since January 2005. Mr. Brody has served as a founding partner with Redpoint Ventures since 1999. Mr. Brody also serves as a managing member of

Brentwood Venture Capital. Mr. Brody serves on the boards of several private companies and, from 2001 to 2007, served on the board of LoopNet, Inc. Mr. Brody holds a B.S. in mechanical engineering from the University of California, Berkeley and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Brody’s qualifications to serve on our board of directors include his extensive experience as an investor and board member in private technology and Internet-based companies and his knowledge gained from service on such boards.

Todd C. Chaffee has served as a member of our board of directors since November 2006. Mr. Chaffee is a Managing Director of Institutional Venture Partners, or IVP, a venture capital and private equity firm founded in 1980. Prior to joining IVP as a partner in 2000, he was Executive Vice President of Visa International and President of Visa Marketplace. Mr. Chaffee has served on the boards of directors of several private companies and founded Grand Expeditions, a global luxury and adventure travel company. Mr. Chaffee holds a B.S. in business from the University of Minnesota Carlson Business School and has completed the Stanford Graduate Business School Advanced Management Program and the Harvard Business School Venture Capital Program. We believe Mr. Chaffee’s qualifications to serve on our board of directors include his extensive experience in international corporate strategy and business development and his knowledge gained from service on the boards of various private companies.

Christopher (“Woody”) P. Marshall has served as a member of our board of directors since October 2008. Mr. Marshall is a general partner with Technology Crossover Ventures, or TCV, a private equity and venture capital firm focused on information technology companies. Prior to joining TCV in 2008, Mr. Marshall spent 12 years at Trident Capital, a venture capital and private equity firm focused on the software, business services and Internet markets. Mr. Marshall also serves on the boards of directors of XATA Corporation, a provider of fleet operations solutions to the transportation industry, and TheStreet.com, Inc., a digital financial media company. Mr. Marshall holds a B.A. from Hamilton College and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Marshall’s qualifications to serve on our board of directors include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various public and private companies.

Philip S. Siegel has served as a member of our board of directors since our inception in April 2004. Mr. Siegel is a general partner with Austin Ventures, which he joined in 2001, and focuses on services investing, with a particular emphasis on the media, information services, financial and business services, and supply chain markets. Mr. Siegel has founded several private companies and also serves on the boards of directors of several private companies, including All Start Directories, Asset International, Century Payments, LEAP Auto Loans, MIQ Logistics, Newgistics, Port Logistics Group, RT Holdings, Vida Capital, and WhaleShark Media. He is currently a part-time professor at the Acton School of Business and served as an adjunct professor in the entrepreneurship department at the University of Texas Graduate School of Business from 1999 until 2002. Mr. Siegel holds a B.A. in chemistry and math and an M.B.A. from the University of Chicago. We believe Mr. Siegel’s qualifications to serve on our board of directors include his extensive experience in corporate development, finance and business strategy and his knowledge gained from service on the boards of various public and private companies.

Robert Solomon has served as a member of our board of directors since January 2009. Mr. Solomon served as Chief Operating Officer and President of Groupon, Inc., a consumer discount website, from March 2010 through March 2011. Prior to joining Groupon, Mr. Solomon was a venture partner with TCV. From January 2006 to February 2008, Mr. Solomon served as President and Chief Executive Officer of SideStep, Inc., an online travel search engine acquired by Kayak Software Corporation in December 2007. Prior to his time at SideStep, Mr. Solomon held various positions at Yahoo! Inc., an Internet content and services developer, including Senior Vice President of Commerce from February 2000 to January 2006 and Vice President and General Manager of Shopping Group from February 2000 to January 2006. Previously, Mr. Solomon worked for Zaplet, Inc., FireDrop, Inc., Cendant Corporation, Electronic Arts Inc. and GolfWeb, Inc. Mr. Solomon serves on the advisory boards and boards of directors of several private companies. Mr. Solomon holds a B.A. in history from the University of California at Berkeley. We believe Mr. Solomon’s qualifications to serve on our board of directors include his extensive experience in managing growing, international, Internet-based businesses serving consumers and the travel industry, including his experience as Chief Executive Officer of SideStep and Chief Operating Officer of Groupon.

Susan D. Wojcicki has served as a member of our board of directors since April 2011. Ms. Wojcicki currently serves as the Senior Vice President, Advertising for Google, Inc. She has served at Google since 1999, focusing on marketing, advertising and developing key products. Prior to her time at Google, Ms. Wojcicki worked in marketing at Intel Corporation and as a management consultant at Bain & Company and R.B. Webber & Company. Ms. Wojcicki holds a B.A. in history and literature from Harvard University, an M.S. in economics from the University of California, Santa Cruz and an M.B.A. from University of California, Los Angeles Anderson School of Management. We believe Ms. Wojcicki’s qualifications to serve on our board of directors include her extensive experience in online marketing and advertising and business strategy.

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of Directors

Structure of the Board of Directors

Our board of directors currently consists of nine members.

In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, each to be effective upon the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by resolution of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Mr. Chaffee, Mr. Shepherd and Mr. Solomon are the Class I directors, and their terms will expire in 2012. Mr. Baker, Mr. Sharples and Ms. Wojcicki are the Class II directors, and their terms will expire in 2013. Mr. Brody, Mr. Marshall and Mr. Siegel are the Class III directors, and their terms will expire in 2014.

Director Independence

In March and April 2011, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Lanny Baker, Jeffrey D. Brody, Todd C. Chaffee, Woody Marshall, Philip S. Siegel, Robert Solomon and Susan D. Wojcicki are “independent directors” as defined under the rules of the Nasdaq Global Select Market and SEC rules and regulations.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below.

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our audit committee is currently composed of Lanny Baker, Robert Solomon and Woody Marshall. Lanny Baker has been appointed the chairperson of our audit committee. In April 2011, our board of directors determined that Lanny Baker and Robert Solomon are independent under the applicable requirements of the Nasdaq Global Select Market and SEC rules and regulations. In April 2011, our board of directors determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication, and that Lanny Baker qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Global Select Market and SEC rules and regulations. Upon the closing of this offering, the composition of our audit committee will comply with all applicable requirements of the SEC and the listing requirements of the NASDAQ Global Select Market. A majority of our audit committee members are independent directors, and after the phase in period under the applicable requirements of the SEC and the listing requirements of the NASDAQ Global Select Market, upon which we intend to rely, all members of our audit committee will be independent directors.

Our board of directors has adopted an audit committee charter. We believe that the composition of our audit committee, and our audit committee’s charter and functioning, will comply with the applicable requirements of the Nasdaq Global Select Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, the full text of our audit committee charter will be posted on the investor relations portion of our website at http://www.homeaway.com and will be available without charge, upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors;

•	preparing the compensation discussion and analysis and compensation committee report required in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our compensation committee is currently composed of Jeffrey D. Brody, Todd C. Chaffee and Susan D. Wojcicki, each of whom is a non-employee member of our board of directors. Jeffrey D. Brody has been appointed to serve as the chairperson of our compensation committee. In April 2011, our board of directors determined that each member of our compensation committee is independent under the applicable requirements of the Nasdaq Global Select Market and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our board of directors has adopted a compensation committee charter. We believe that the composition of our compensation committee, and our compensation committee’s charter and functioning, will comply with the applicable requirements of the Nasdaq Global Select Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, the full text of our compensation committee charter will be posted on the investor relations portion of our website at http://www.homeaway.com and will be available without charge, upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Nominating and Governance Committee

Our nominating and governance committee will be responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our board of directors and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our nominating and governance committee is currently composed of Woody Marshall, Philip S. Siegel and Robert Solomon. Woody Marshall has been appointed the chairperson of our nominating and governance committee. In April 2011, our board of directors determined that each member of our nominating and governance committee is independent under the applicable requirements of the Nasdaq Global Select Market and SEC rules and regulations.

Our board of directors has adopted a nominating and governance committee charter. We believe that the composition of our nominating and governance committee, and our nominating and governance committee’s charter and functioning, will comply with the applicable requirements of the Nasdaq Global Select Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, the full text of our nominating and governance committee charter will be posted on the investor relations portion of our website at http://www.homeaway.com and will be available without charge, upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Code of Conduct

Our board of directors has adopted a code of conduct. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. Following the completion of this offering, the full text of our code of conduct will be posted on the investor relations portion of our website at http://www.homeaway.com and will be available without charge, upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: Legal Department. We intend to disclose on our website future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or the members of our board of directors. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

Historically, we have not paid any cash compensation to our directors for their services as directors or as members of committees of our board of directors. We have granted an option to Robert Solomon who is not affiliated with our major stockholders. Except as described below for Lanny Baker and Susan D. Wojcicki, effective upon the completion of the offering, our non-employee directors will be entitled to receive a $25,000 annual fee. The audit committee chairperson will receive an annual fee of $20,000 and members of the audit committee will receive an annual fee of $12,000. The compensation committee chairperson will receive an annual fee of $10,000 and members of the compensation committee will receive an annual fee of $5,000. The nominating and corporate governance committee chairperson will receive an annual fee of $7,500 and the members of the nominating and corporate governance committee will receive an annual fee of $3,000. Except for Lanny Baker and Susan D. Wojcicki, who became eligible to receive their annual fees in April 2011, our non-employee directors will become eligible to receive these annual fees upon the completion of the offering. Non-employee directors will generally receive an initial option grant entitling the director to purchase that number of shares of our common stock equal to $375,000 divided by the then current Black-Scholes value of our common stock. These options will vest monthly over three years, provided that the non-employee director continues to serve as a director through each such vesting date. Except for Lanny Baker and Susan D. Wojcicki who received these initial option grants in April 2011, our non-employee directors will receive these initial option grants in the first quarter of 2012. In addition, in subsequent years, non-employee directors will receive an annual option grant entitling each director to purchase that number of shares of our common stock equal to $150,000 divided by the then current Black-Scholes value of our common stock. These options will vest monthly over one year, provided that the non-employee director continues to serve as a director through each such vesting date. Lanny Baker and Susan D. Wojcicki received their initial option grants described in this paragraph on April 29, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers listed in the Summary Compensation Table below. Our named executive officers in 2010 were:

•	Brian H. Sharples, our Chief Executive Officer, or CEO;

•	Lynn Atchison, our Chief Financial Officer, or CFO;

•	Brent Bellm, our Chief Operating Officer;

•	Thomas Hale, our Chief Product Officer; and

•	Carl G. Shepherd, our Chief Strategy and Development Officer.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2010.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Compensation Philosophy and Objectives

We operate the world’s largest online marketplace for the vacation rental industry. As of March 31, 2011, we operated our online marketplace through 31 websites in 11 languages and provided listings for vacation rentals located in over 145 countries. To effectively operate our company in this dynamic and rapidly changing market and to continue to grow our business, we need a highly talented and seasoned team of executives and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have adopted a compensation philosophy designed to offer our named executive officers compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve the following main objectives:

•	attract and retain talented and experienced individuals;

•	offer total compensation opportunities that take into consideration the practices of other comparably positioned Internet and high technology companies;

•	directly and substantially link total compensation to measurable corporate and individual performance;

•	create and sustain a sense of urgency surrounding strategy execution and the achievement of key business objectives; and

•

strengthen the alignment of the interests of our named executive officers and stockholders through equity-based long-term incentives and reward our named executive officers for creating long-term stockholder value.

Compensation Program Design

Our compensation program for our named executive officers reflects our stage of development as a private company. As a privately held company, we have emphasized the use of equity to incent our named executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable long-term value for our stockholders. We believe that stock options offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of base salaries and annual bonus opportunities at levels that we believe are sufficient to constitute competitive compensation packages. Due to our emphasis on equity compensation, historically, we have offered target total cash compensation opportunities at the median of the competitive market. Generally, we have structured our annual cash bonus opportunities to focus on the achievement of specific near-term financial and strategic objectives that will further our longer-term growth objectives.

In 2009 and 2010, we have used standard industry surveys, including Radford’s Executive Survey and the IPAS High Technology Survey to assist the compensation committee in establishing cash compensation levels for our executive team with an emphasis on technology companies with revenues in a range similar to ours. Using this information as a guideline, we placed an emphasis on remaining competitive in our market and differentiating total cash compensation through the use of an annual incentive plan. Equity compensation has been delivered on a discretionary basis with the goal to retain top talent and align employees with long-term goals.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee is responsible for overseeing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our named executive officers. The compensation committee regularly reports to our full board of directors on its deliberations. Historically, the compensation committee has advised the full board of directors on executive compensation matters, and the board of directors has made the final decisions. As a public company, we expect that the board of directors will delegate authority to the compensation committee to make compensation decisions, as described in the compensation committee charter. See the summary description of the compensation committee charter under “—Board Committees—Compensation Committee” below.

The compensation committee reviews on a periodic basis, at least annually, our executive compensation programs, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes and recommends to our board of directors any modifications or new plans or programs.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management team, including our CEO. Typically, our management team assists the compensation committee by providing information on our Company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our CEO makes recommendations to the compensation committee regarding the compensation of our employees, including our named executive officers (except with respect to his own compensation), and attends compensation committee meetings (except with respect to discussions involving his own compensation).

While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the compensation committee only uses these recommendations and proposals as one factor in making compensation decisions.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies.

In November 2010, the compensation committee engaged Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services, to assist it in developing a set of executive compensation guiding principles, to evaluate the competitiveness of our named executive officers’ compensation and to assist the compensation committee in developing a public company-oriented executive compensation program. Compensia serves at the discretion of the compensation committee. Compensia did not provide any other services to us in 2010.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and compensation levels, the compensation committee instructed Compensia to examine the executive compensation practices during 2010 of a peer group of software and Internet companies. Compensation data for the peer group companies were gathered from public filings and from Compensia’s proprietary compensation databases. Peer group data are used to assess compensation levels and to assist the compensation committee in setting compensation levels for 2011 and thereafter.

The companies comprising the peer group have been selected on the basis of their similarity to us in size (as determined by revenue and market capitalization, when available) and product or service similarity. The peer group determination, like comparable companies used for other valuation purposes, was comprised of technology companies. The compensation committee believed that, for purposes of executive compensation, the comparable peer group would be larger and broader than the comparable company peer group used for other valuation purposes, including the valuation of our common stock. In some cases the comparable peer group includes companies that may compete with us for talent or may otherwise influence the market compensation for our employees.

This peer group is comprised of the following companies:

Ancestry.com Inc.	Logmein, Inc.
Blackbaud, Inc.	OpenTable, Inc.
comScore, Inc.	QLIK Technologies Inc.
Constant Contact, Inc.	QuinStreet, Inc.
Demand Media, Inc.	RealPage, Inc.
Digital River, Inc.	Shutterfly, Inc.
Fortinet, Inc.	Solarwinds, Inc.
Internet Brands, Inc.	SuccessFactors, Inc.
Intralinks Holdings, Inc.	Taleo Corporation
Kayak Software Corporation	WebMD Health Corp.

The compensation committee intends to review our peer group at least annually and make adjustments to its composition as necessary.

In addition, as part of the assessment of current market practices for executive compensation, Compensia examined relevant data from the most recent Radford Executive Survey and the IPAS High Technology Survey, with an emphasis on companies with revenues comparable to our revenue.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component, and how awards are determined.

Base Salary

Base salary represents the most basic, fixed portion of our named executive officers’ compensation and is an important element of compensation to attract, retain and motivate highly talented executives. Base salaries represent a modest portion of the total compensation opportunity for our named executive officers.

In past years, the compensation committee has reviewed the base salaries of our named executive officers at the beginning of the first quarter of the year, taking into consideration data from compensation surveys, our CEO’s base salary recommendations, the scope of the named executive officer’s performance, individual contributions, responsibilities, experience, prior salary level and, in the case of a promotion, position. In the future, we expect the compensation committee to continue conducting an annual review of each named executive officer’s base salary, with input from our CEO, and to make adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

The actual base salaries paid to the named executive officers during 2010 are set forth in the Summary Compensation Table below. Messrs. Bellm and Hale were hired in June 2010, and, consequently, their base salary information for 2010 reflects what they actually earned in 2010. In August 2010, the annual base salary for Mr. Sharples was increased from $316,000 to $350,000, which increase was effective as of July 12, 2010. Mr. Sharples’ base salary increase was made at the recommendation of the compensation committee, so that his base salary would better align with market data reviewed during the June 2010 hiring process.

Annual Cash Bonuses

We use annual cash bonuses to motivate our named executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. The compensation committee determines cash bonus amounts for our CEO and other named executive officers based on achievement of corporate financial targets established in our annual operating plan and individual performance requirements, as described further below. The maximum amount for each named executive officer is determined as a percentage of such officer’s base salary.

The compensation committee did not retain any discretion in 2010 to adjust the corporate financial targets. Both the corporate financial targets and individual performance requirements are based on our annual operating plan and are meant to be challenging to achieve but within reach. In 2010, the corporate financial targets were achieved at 99%. In addition, the named executive officers achieved their individual performance requirements as described below.

2010 Target Bonus Opportunities

Under our 2010 Executive Officer Performance Bonus Plan, our annual cash bonus opportunities were designed to reward our named executive officers based on our performance and the individual named executive officer’s contribution to that performance. The compensation committee determined that the bonus opportunities for each of our named executive officers should be determined as a percentage of such officer’s base salary. The target annual cash bonus opportunities for the named executive officers were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity
Brian H. Sharples	60.0%
Lynn Atchison	50.0%
Brent Bellm	50.0%
Thomas Hale	50.0%
Carl G. Shepherd	50.0%

With respect to each named executive officer, the maximum amount of his or her target annual cash bonus opportunity was established by the compensation committee in consultation with our CEO (except with respect to himself) and was based on a variety of factors, including his or her past performance, anticipated future contributions, position, responsibilities and experience. In the same process, the compensation committee further determined to measure each bonus opportunity based 80% on corporate performance measures and based 20% on individual performance measures as described in more detail below.

Corporate Performance Measures

For 2010, the compensation committee established the following corporate financial objectives that supported our annual operating plan and enhanced long-term value creation as the principal measures for funding the pool for making annual cash bonus awards. These corporate financial objectives and their weighting relative to each named executive officer’s total bonus opportunity were as follows:

Corporate Objective	Description	Weighting
Global Cash Revenue	Our total revenue without regard to deferral of subscription revenues	40.0%
Global Cash EBITDA Margin	Cash revenue less operating expenses excluding depreciation and amortization	40.0%

The compensation committee chose global cash revenue as a measure because it reflects the seasonality of cash receipts of the business, and, therefore, trends can be seen immediately and effectively managed. The global cash EBITDA margin objective was chosen because it measures the operating profitability and efficiency of the business. They are weighted equally because both measures were deemed important for operational efficiency and the long-term success of the organization.

Individual Performance Measures

To achieve our compensation objective of rewarding individual performance, our CEO developed individual performance objectives, which we refer to as management by objective bonuses, or MBOs, for each of our other named executive officers, which were then recommended to and approved by our compensation committee. Our compensation committee established the MBOs for our CEO. Achievement of each named executive officer’s individual performance measures represented 20% of such officer’s total bonus opportunity. The performance objectives varied among these individuals according to the functional role and responsibility of each named executive officer. For 2010, the MBOs (and the related performance assessment) for the named executive officers were as follows:

•

Brian H. Sharples, Chief Executive Officer—Mr. Sharples’ objectives were to achieve operational targets for our overall business, expand our footprint into new markets, recruit and enhance the executive team with world-class product and operational expertise, and position us for an initial public offering of our common stock in 2011. Based on the board of directors’ assessment of these objectives, Mr. Sharples was deemed to have achieved 100.0% of the individual performance objectives for his annual cash bonus.

•

Lynn Atchison, Chief Financial Officer—Ms. Atchison’s goals were to expand the financial planning and control function to provide streamlined budgeting and forecasting, successfully manage merger and acquisition financial integrations, launch a European tax consolidation program, enhance internal controls in preparation for compliance with the requirements of the Sarbanes–Oxley Act, and successfully prepare and plan for an initial public offering of our common stock in 2011. Based on our CEO’s assessment of these objectives, Ms. Atchison was deemed to have achieved 100.0% of the individual performance objectives for her annual cash bonus.

•

Brent Bellm, Chief Operating Officer—Mr. Bellm’s goals were to reorganize us around geographic entities and product lines, develop a three-year strategic plan and 2011 budget, execute on operations plans and metrics, enhance business information and Internet marketing functions, provide strong team leadership, and drive all business units to achieve operational excellence. Based on our CEO’s assessment of these objectives, Mr. Bellm was deemed to have achieved 100.0% of the individual performance objectives for his annual cash bonus.

•

Thomas Hale, Chief Product Officer—Mr. Hale’s goals were to successfully deliver critical product releases, reorganize our product and technology staff to deliver higher quality and more efficient product development, support development of the 2011 and three-year strategic plans, build and nurture a customer-centric and innovative culture, develop technology partnerships with market leaders, and drive excellence in recruiting and hiring practices for the product and engineering teams. Based on our CEO’s assessment of these objectives, Mr. Hale was deemed to have achieved 100.0% of the individual performance objectives for his annual cash bonus.

•

Carl G. Shepherd, Chief Strategy and Development Officer—Mr. Shepherd’s goals were to complete the acquisition and integration of BedandBreakfast.com, develop and execute our strategy for entering the property management software market, expand our footprint to Latin America, provide ongoing assessment and execution of worldwide merger and acquisition and strategic partnership opportunities, recruit and develop our in-house legal team, and support development of the three-year strategic plan. Based on our CEO’s assessment of these objectives, Mr. Shepherd was deemed to have achieved 100.0% of the individual performance objectives of his annual cash bonus.

Award Decisions and Analysis

In February 2011, the compensation committee determined the amount of the annual cash bonus awards to be paid to our named executive officers for 2010. In making these awards, the compensation committee consulted with our CEO with respect to the named executive officers other than himself and evaluated our financial performance and the level of achievement of corporate financial objectives for the year.

With respect to the corporate performance measures, the compensation committee reviewed our performance against the performance matrix of our 2010 Executive Officer Performance Bonus Plan and determined that we had met the objectives established for the year at 99%. In addition, the compensation committee, in consultation with the CEO (other than with respect to assessing the CEO’s achievements), determined that each of the individual performance objectives were met at 100%. These results together supported the compensation committee’s determination to set the size of the overall cash bonus pool for our named executive officers at $671,927. The bonus payments are set forth below in “—Summary Compensation Table For Year Ended December 31, 2010.”

Our CEO evaluated the achievement of each named executive officer against his or her MBOs and formulated recommendations for the individual performance portion of such officer’s annual cash bonus awards for consideration by the compensation committee. Our CEO’s recommendations were based on his subjective assessment of each individual’s contributions during the year and internal equity between named executive officers. In the case of our CEO, the compensation committee evaluated his performance against his MBOs and formulated a recommendation for his annual cash bonus award for consideration by the independent members of our board of directors.

In 2011, to be consistent with our financial reporting as a publicly traded company, we expect that the bonuses for the named executive officers will be based on revenue as determined under U.S. generally accepted accounting principles.

Discretionary Bonuses

In 2009 and 2010, pursuant to the compensation committee’s recommendation, additional discretionary bonuses were approved for Messrs. Sharples and Shepherd and Ms. Atchison. These bonuses were made for the purposes of motivating and retaining such executive officers to pursue our initial public offering. This discretionary bonus program was implemented in 2009 for executives in place at the time. The compensation committee believed, at that time, that such executive officers’ base salaries were lower than those in peer companies and, as a result, sought to increase their total compensation through this discretionary bonus program pending further evaluation of the competitive market. Payments were made on December 31, 2009 and December 31, 2010. The discretionary bonus payments are set forth below in “—Summary Compensation For Year Ended December 31, 2010.”

The amounts and payment timing of such discretionary cash bonuses were as follows:

Named Executive Officer	2009	2010
Brian H. Sharples	$150,000	$220,000
Lynn Atchison	40,000	60,000
Carl G. Shepherd	40,000	60,000

Equity Compensation

We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our stockholders. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our named executive officers, since the stock options reward our officers only to the extent that our stock price grows and stockholders realize value following their grant date.

We do not apply a rigid formula to determine the size of the stock option awards that are granted to our named executive officers. Instead, these awards are determined in the judgment of the compensation committee, taking into consideration, among other things, our performance and that of the named executive officer during the past year, the prospective role and responsibility of the named executive officer, competitive factors, the amount of equity-based compensation held by the named executive officer and the cash compensation received by the named executive officer. Based upon these factors, the compensation committee sets the size of each stock option award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

We have not granted any equity awards to our named executive officers other than stock options and, on a more limited basis, restricted stock. Typically, our named executive officers have received an initial stock option grant at the time of hire, with only discretionary additional awards thereafter. Based on the compensation committee’s recommendation, the board has adopted a long-term equity incentive plan to become effective following the completion of this offering. While this plan provides for a variety of different types of equity awards, we expect that, reflecting our focus on long-term growth, the compensation committee will continue to use stock options as our primary form of long-term incentive compensation.

In 2010, pursuant to the compensation committee’s recommendation, a restricted stock grant was approved for Mr. Sharples. This restricted stock grant was made for the purpose of motivating and retaining Mr. Sharples to pursue our initial public offering in conjunction with the discretionary cash bonus paid in 2009. The compensation committee believed, at that time, that Mr. Sharples’ base salary and equity compensation was lower than those in peer companies and, as a result, offered to increase his total compensation by providing this additional restricted stock grant pending further evaluation of market compensation.

With the exception of the discretionary restricted stock grant to Mr. Sharples and the new hire stock option and restricted stock grants to Messrs. Bellm and Hale, there were no equity awards granted to the named executive officers during 2010. The restricted stock and stock option grants are set forth below in “—Summary Compensation For Year Ended December 31, 2010.”

Retirement and Other Benefits

Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to make pre-tax contributions of up to 80.0% of their current compensation, not to exceed the applicable statutory income tax limitation, which was $16,500 in 2010. In addition, we may make discretionary contributions to the plan in any year, up to certain limits.

Additional benefits received by our named executive officers include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance. These benefits are provided on the same basis as to all of our full-time employees.

Historically we have not provided perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Arrangements

As of December 31, 2010, the initial terms and conditions of employment of each of the named executive officers were set forth in written offer letters or, for Mr. Sharples, his employment agreement. With the exception of his agreement, each of these agreements was negotiated on our behalf by our CEO, with the oversight and approval of the compensation committee. We believe that the offer letters were necessary to induce these individuals to forego other opportunities or leave their current employment for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, the compensation committee was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the compensation committee was sensitive to the need to integrate new executives into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provided for an initial base salary, an annual cash bonus opportunity and an equity award in the form of a stock option or restricted stock. For a summary of the material terms and conditions of these employment offer letters, see “—Employment Agreements and Potential Payments upon Termination or Change of Control.”

On May 27, 2011, we entered into new employment agreements, which replaced the existing written offer letters and employment agreement, with each of our executive officers described below under “—Employment Agreement and Potential Payments Upon Termination or Change of Control.”

Post-Employment Compensation Arrangements

As of December 31, 2010, the employment agreement and offer letters provided Messrs. Sharples, Bellm and Hale with certain protection in the event of their termination of employment under specified circumstances, including following a change of control of our Company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by the compensation committee of our retention goals for each executive and an analysis of market data.

For a summary of the material terms and conditions of these severance and change in control arrangements, see “—Potential Payments Upon Termination or Change of Control” and the accompanying table.

On May 27, 2011, we entered into new employment agreements, which replaced the existing written offer letters and employment agreement, with each of our executive officers described below under “—Employment Agreement and Potential Payments Upon Termination or Change of Control.”

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our named executive officers. The compensation committee will consider whether to adopt such a policy in the future.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Once we are publicly traded, we expect that the compensation committee will adopt a compensation recovery policy consistent with the requirements of Section 955 of the Dodd–Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As we are not currently a publicly held company, the compensation committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our named executive officers. We expect that the compensation committee, however, will adopt a policy that, where reasonably practicable, will seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from this deductibility limit. As such, in approving the amount and form of compensation for our named executive officers in the future, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2010 and, except for pursuant to our employment agreement with Brian H. Sharples, we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned during our fiscal year ended December 31, 2010 by our named executive officers.

Summary Compensation Table For Year Ended December 31, 2010

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Brian H. Sharples, President and Chief Executive Officer	2010	328,146	220,000	1,761,351		193,533	1,040	2,504,070
Lynn Atchison, Chief Financial Officer	2010	214,200	60,000			105,494	1,040	380,734
Brent Bellm, Chief Operating Officer	2010	161,157		1,192,185	3,969,241	77,772	38,529	5,438,884
Thomas Hale, Chief Product Officer	2010	147,123		595,995	2,625,561	70,702	88,818	3,528,199
Carl G. Shepherd, Chief Strategy and Development Officer	2010	224,400	60,000			110,517	1,040	395,957

(1)	Mr. Hale was hired on June 18, 2010, and Mr. Bellm was hired on June 21, 2010. Their annual salaries as of December 31, 2010 were $300,000 and $330,000, respectively.
(2)	Consists of discretionary retention bonuses.
(3)	Amounts represent the aggregate grant date fair value of restricted stock grants during the year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are described in Note 10 to our consolidated financial statements included elsewhere in this prospectus.
(4)	Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these are described in Note 10 to our consolidated financial statements included elsewhere in this prospectus.
(5)	Includes amounts earned under the 2010 Executive Officer Performance Bonus Plan. Payments due under the 2010 Executive Officer Performance Bonus Plan were made in February 2011.
(6)	Consists of premiums paid for short-term disability, long-term disability, life, and accidental death and dismemberment insurance. In addition, for Messrs. Bellm and Hale, includes $37,973 and $88,262, respectively, in relocation benefits.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2010.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards (2)
		Threshold	Target	Maximum
Brian H. Sharples			$196,480	$196,480			$		$
	4/27/2010				143,000					1,761,351

Lynn Atchison			107,100	107,100

Brent Bellm			78,957	78,957
	6/28/2010				100,000					1,192,185
	6/28/2010					625,000		13.93		3,969,241

Thomas Hale			71,779	71,779
	6/28/2010				50,000					595,995
	6/28/2010					400,000		13.93		2,625,561

Carl G. Shepherd			112,200	112,200

(1)	Amounts represent amounts payable under the 2010 Executive Officer Performance Bonus Plan. The target column assumes the achievement of target goals approved by our board of directors. Actual amounts paid to our named executive officers are set forth in “—Summary Compensation Table For Year Ended December 31, 2010.”
(2)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 10 to our consolidated financial statements included elsewhere in this prospectus.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows outstanding equity awards held by the named executive officers as of December 31, 2010.

	Option Awards						Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Unvested Shares of Stock	Market Value of Unvested Shares of Stock
Brian H. Sharples	1/30/2007 1/29/2008 4/27/2010	(1) (2) (3)	342,708 162,262	7,292 —	$2.06 8.10	1/30/2017 1/28/2018	143,000	$2,855,710

Lynn Atchison	10/4/2006 1/30/2007 1/29/2008 11/13/2009 11/13/2009	(4) (1) (5) (6) (7)	144,703 59,925 96,483 26,000 —	— 1,275 — — 74,000	0.25 2.06 8.10 13.49 13.49	10/4/2016 1/30/2017 1/28/2018 11/12/2019 11/12/2019

Brent Bellm	6/28/2010 6/28/2010	(8) (9)	—	625,000	13.93	6/27/2020	100,000	1,997,000

Thomas Hale	6/28/2010 6/28/2010	(4) (9)	—	400,000	13.93	6/27/2020	50,000	998,500

Carl G. Shepherd	1/30/2007 1/29/2008 11/13/2009	(1) (10) (7)	183,593 98,438 —	3,907 — 71,000	2.06 8.10 13.49	1/30/2017 1/28/2018 11/12/2019

(1)	6.25% of the shares underlying the option vested on the date which was three months following the vesting commencement date for the option and an additional one forty-eighth of the total number of shares underlying the option vests on the corresponding day of each month thereafter.
(2)	5,397 of the shares underlying the option vested on the first anniversary of the vesting commencement date for the option and an additional 5,397 of the shares underlying the option vested on the corresponding day of each month thereafter through December 29, 2009, and 8,125 of the shares underlying the option vested on January 29, 2010, and an additional 8,125 of the shares underlying the option vested on the corresponding day of each month thereafter until all shares underlying the option vested.
(3)	All of the shares vest on December 31, 2011.
(4)	One fourth of the total number of shares underlying the option vest on the first anniversary of the vesting commencement date for the option and an additional one forty-eighth of the total number of shares underlying the option vest on the corresponding day of each month thereafter.
(5)	3,413 of the shares underlying the option vested on the first anniversary of the vesting commencement date for the option and an additional 3,413 of the shares underlying the option vested on the corresponding day of each month thereafter through December 29, 2009, and 4,628 of the shares underlying the option vested on January 29, 2010, and an additional 4,628 of the shares underlying the option vested on the corresponding day of each month thereafter through December 29, 2010.
(6)	All of the shares underlying the option vested on December 31, 2010.
(7)	All of the shares underlying the option shall vest on December 31, 2011.
(8)	One fifth of the shares underlying the option vest on the first anniversary of the vesting commencement date for the option and an additional one sixtieth of the total number of shares underlying the option vest on the corresponding day of each month thereafter.
(9)	One fourth of the total number of shares vest on the first anniversary of the vesting commencement date for the award and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter.
(10)	3,776 of the shares underlying the option vested on the first anniversary of the vesting commencement date for the option, an additional 3,776 of the shares underlying the option vested on the corresponding day of each month thereafter through December 29, 2009, 4,427 of the shares underlying the option vested on January 29, 2010, and an additional 4,427 of the shares vested on the corresponding day of each month thereafter until all shares underlying the option vested.

Option Exercises and Stock Vested in 2010

None of our named executive officers exercised option awards or held stock awards that vested during the year ended December 31, 2010.

Employment Agreements and Potential Payments upon Termination or Change of Control

Employment Agreements

As of December 31, 2010, Brian H. Sharples was a party to an employment agreement with us effective February 1, 2005, as amended December 31, 2010. Pursuant to that agreement, Mr. Sharples was entitled to an initial annual base salary of $250,000. Subsequently, in 2010, our board of directors increased Mr. Sharples’ salary to $350,000, effective in July 2010. The agreement acknowledged Mr. Sharples’ prior purchase of 1,964,285 shares of our common stock pursuant to a restricted stock purchase agreement dated April 7, 2004, or the restricted stock agreement, and stated that Mr. Sharples will purchase $500,000 of our Series A redeemable preferred stock and common stock pursuant to the Series A preferred stock and common stock purchase agreement dated February 1, 2005. In the event Mr. Sharples was terminated without “cause” or for “good reason” (as such terms were defined in the agreement), he would receive (i) a lump-sum cash severance payment equal to two times his monthly base salary multiplied by the number of years of employment, not to exceed six months’ severance, (ii) continued employee benefits for a period of six months following termination and (iii) accelerated vesting of shares subject to the restricted stock agreement for six months if the termination occurred during the first year of the employment term and 12 months if the termination occurred after the first year of the employment term. Severance payments were contingent on Mr. Sharples executing a full general release of claims in our favor. In the event of a “change of control” (as such term was defined in that agreement) in which we were valued at $300,000,000 or more, Mr. Sharples would be entitled to reimbursement of any “golden parachute” excise taxes imposed on payments in connection with such event under Section 4999 of the Internal Revenue Code, with a full tax gross-up. On December 31, 2010, Mr. Sharples’ agreement was amended to ensure that it complied with Section 409A of the Internal Revenue Code.

On May 27, 2011, the agreement with Mr. Sharples was amended and restated. The amended and restated agreement entitles Mr. Sharples to an annual base salary of $450,000 and provides that he is eligible to earn an annual bonus of up to 100% of his base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. In addition, the amended and restated agreement provides that (i) in the event of a “change of control” (as defined in the amended and restated agreement), 50% of the unvested portion of all equity awards granted to him would become fully vested; (ii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” (as such terms are defined in the amended and restated agreement), other than in connection with a “change of control,” then Mr. Sharples would receive (a) a lump sum cash payment equal to 12 months’ base salary and (b) reimbursement of COBRA payments for up to 12 months; and (iii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Sharples would receive (a) a lump-sum cash payment equal to 24 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 18 months. Any severance benefits would be contingent on Mr. Sharples executing a full general release of claims in our favor. The amended and restated agreement provides for at-will employment and has a term of three years.

As of December 31, 2010, Lynn Atchison was a party to an offer letter agreement with us dated as of August 4, 2006. Pursuant to that agreement, Ms. Atchison was entitled to an annual base salary of $175,000. Our board of directors subsequently increased Ms. Atchison’s annual base salary, which was $215,000 in 2010. In addition, pursuant to the terms of the option agreement related to the January 29, 2007 option grant to Ms. Atchison, all unvested shares of our common stock underlying the option would become vested upon a change of control.

On May 27, 2011, the offer letter with Ms. Atchison was amended and restated into an employment agreement. The amended and restated agreement entitles Ms. Atchison to an annual base salary of $309,000 and provides that she is eligible to earn an annual bonus of up to 50% of her base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. In addition, the amended and restated agreement provides that (i) in the event of a termination of Ms. Atchison’s employment by us without “cause” (as defined in the amended and restated agreement), other than in connection with a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Ms. Atchison’s employment by us without “cause” or if she resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to her by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Ms. Atchison executing a full general release of claims in our favor. The amended and restated agreement provides for at-will employment and has a term of three years.

As of December 31, 2010, Brent Bellm was a party to an offer letter agreement with us dated as of June 15, 2010, as amended December 31, 2010. Pursuant to that agreement, Mr. Bellm was entitled to an initial annual base salary of $330,000, to be reviewed annually, as well as an annual bonus target equal to 50% of the applicable annual base salary. That agreement provided that we would pay to Mr. Bellm a relocation allowance of $5,000 and reimbursement of certain relocation costs. That agreement also provided that Mr. Bellm would receive a stock option grant of 625,000 shares of our common stock, vesting over five years, and a restricted stock grant of 100,000 shares of our common stock, vesting over four years. In the event of an “involuntary termination” (as such term was defined in that agreement) occurring within the first 36 months of employment, Mr. Bellm was entitled to receive (i) continuing severance payments of his base salary for 12 months following termination and (ii) 12 months’ accelerated vesting of shares subject to the equity awards. In the event of an “involuntary termination” after the first 36 months of employment, Mr. Bellm was entitled to receive (i) continuing severance payments of his base salary for six months following termination and (ii) six months’ accelerated vesting of shares subject to the equity awards. That agreement provided further that if Mr. Bellm incurred an “involuntary termination” within 12 months following a “change of control” (as such term was defined in that agreement), then, in addition to the severance described above, he would have been entitled to full accelerated vesting of the equity awards. Severance payments were contingent on Mr. Bellm executing a full general release of claims in our favor. On December 31, 2010, Mr. Bellm’s agreement was amended to ensure that it complied with Section 409A of the Internal Revenue Code.

On May 27, 2011, the offer letter with Mr. Bellm was amended and restated into an employment agreement. The amended and restated agreement entitles Mr. Bellm to an annual base salary of $339,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. In addition, the amended and restated agreement provides that (i) in the event of a termination of Mr. Bellm’s employment by us without “cause” (as defined in the amended and restated agreement), other than in connection with a “change of control,” at any time on or prior to June 21, 2013, then Mr. Bellm would receive (a) a lump-sum cash payment equal to 12 months’ base salary, and (b) 12 months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; (ii) in the event of a termination of Mr. Bellm’s employment by us without “cause,” other than in connection with a “change of control,” at any time after June 21, 2013, then Mr. Bellm would receive (a) a lump-sum cash payment equal to six months’ base salary, (b) six months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; and (iii) in the event of a termination of Mr. Bellm’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Bellm would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Bellm executing a full general release of claims in our favor. The amended and restated agreement provides for at-will employment and has a term of three years.

As of December 31, 2010, Thomas Hale was party to an offer letter agreement with us dated as of June 14, 2010, as amended December 31, 2010. Pursuant to that Agreement, Mr. Hale was entitled to an initial annual base salary of $300,000, to be reviewed annually. That agreement provided for us to pay to Mr. Hale a relocation allowance of $5,000 and reimbursement of certain relocation costs. That agreement also provided that Mr. Hale would receive a stock option grant of 400,000 shares of our common stock, vesting over four years, and a restricted stock grant of 50,000 shares of our common stock, vesting over four years. In the event of an “involuntary termination” (as such term was defined in that agreement) occurring within the first 12 months of employment, Mr. Hale was entitled to receive (i) continuing severance payments of his base salary for 12 months following termination and (ii) 12 months’ accelerated vesting of shares subject repurchase granted pursuant to the equity awards. In the event of an “involuntary termination” during the second 12 months of employment, Mr. Hale was entitled to receive (i) continuing severance payments of his base salary for six months following termination and (ii) six months’ accelerated vesting of shares subject to the equity awards. That agreement provided further that if Mr. Hale incurred an “involuntary termination” within 12 months following a “change of control” (as such term was defined in that agreement), then he would fully vest in the shares subject to the stock option. Severance payments were contingent on Mr. Hale executing a full general release of claims in our favor. On December 31, 2010, Mr. Hale’s agreement was amended to ensure that it complied with Section 409A of the Internal Revenue Code.

On May 27, 2011, the offer letter with Mr. Hale was amended and restated into an employment agreement. The agreement entitles Mr. Hale to an annual base salary of $309,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. In addition, the amended and restated agreement provides that (i) in the event of a termination of Mr. Hale’s employment by us without “cause” (as defined in the amended and restated agreement), other than in connection with a “change of control,” at any time on or prior to June 18, 2011, then Mr. Hale would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) 12 months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; (ii) in the event of a termination of Mr. Hale’s employment by us without “cause,” other than in connection with a “change of control,” at any time after June 18, 2011 but on or before June 18, 2012, then Mr. Hale would receive (a) a lump-sum cash payment equal to six months’ base salary, (b) six months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; (iii) in the event of a termination of Mr. Hale’s employment by us without “cause,” other than in connection with a “change of control,” at any time after June 18, 2012, then Mr. Hale would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months; and (iv) in the event of a termination of Mr. Hale’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Hale would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Hale executing a full general release of claims in our favor. The amended and restated agreement provides for at-will employment and has a term of three years.

As of December 31, 2010, Carl G. Shepherd was a party to an offer letter agreement with us dated as of January 22, 2005. Pursuant to that agreement, Mr. Shepherd was entitled to an annual base salary of $185,000. Our board of directors subsequently increased Mr. Shepherd’s annual base salary, which was $225,000 in 2010. In addition, pursuant to the terms of the option agreement related to the January 29, 2007 option grant to Mr. Shepherd, all unvested shares of our common stock underlying the option would become vested upon a change of control.

On May 27, 2011, the offer letter with Mr. Shepherd was amended and restated into an employment agreement. The amended and restated agreement entitles Mr. Shepherd to an annual base salary of $309,000 and provides that he is entitled to an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. The amended and restated agreement provides that (i) in the event of a termination of Mr. Shepherd’s employment by us without “cause” (as defined in the amended and restated agreement), other than in connection with a “change of control,” then Mr. Shepherd would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Mr. Shepherd’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Shepherd would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Shepherd executing a full general release of claims in our favor. The amended and restated agreement provides for at-will employment and has a term of three years.

On May 27, 2011, we entered into an employment agreement with Ross A. Buhrdorf. The agreement entitles Mr. Buhrdorf to an annual base salary of $250,000 and provides that he is eligible to earn an annual bonus of up to 50% of his base salary pursuant to a bonus plan adopted by the compensation committee of our board of directors. The agreement provides that (i) in the event of a termination of Mr. Buhrdorf’s employment by us without “cause” (as defined in the agreement), other than in connection with a “change of control,” then Mr. Buhrdorf would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Mr. Buhrdorf’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Buhrdorf would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance benefits would be contingent on Mr. Buhrdorf executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years.

Potential Payments upon Termination or Change of Control

As of December 30, 2010, we were parties to agreements with each of our named executive officers that provide for certain severance or vesting benefits or both if they are involuntarily terminated, in connection with a change of control, or if in connection with or during the 12-month period following a change of control they are involuntarily terminated under certain circumstances. The key terms of our arrangements upon an involuntary termination or a change of control for these named executive officers are as follows:

	Without a Change of Control Event		Following a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration

Brian H. Sharples	One-time payment equal to two times current monthly salary per year of service, up to a maximum of six months’ salary. Six months’ continued coverage under our benefit plans.

One-time payment equal to two times current monthly salary per year of service, to a maximum of six months’ salary.

Six months’ continued coverage under benefit plans.

Section 280G tax gross-up in a change of control event in which our Company is valued at $300,000,000 or more.

Lynn Atchison				Any unvested shares underlying the option granted January 30, 2007 will immediately vest upon a change of control.

Brent Bellm	Continuing severance pay at a rate equal to 100.0% of base salary for 12 months if terminated within 36 months of the initial date of employment, or six months if terminated after the first 36 months of employment.	Any unvested options or restricted stock shall receive vesting credit for 12 months following termination.	Continuing severance pay at a rate equal to 100.0% of base salary for 12 months if terminated within 12 months of the initial date of employment, or six months if terminated after the first 12 months of employment.	Any unvested options or restricted stock shall fully vest in the event of involuntary termination within 12 months following a change of control.

Thomas Hale	Continuing severance pay at a rate equal to 100.0% of base salary for 12 months if terminated within 36 months of the initial date of employment, or six months if terminated after the first 36 months of employment.	Any unvested options or restricted stock shall receive vesting credit for 12 months following termination.	Continuing severance pay at a rate equal to 100.0% of base salary for 12 months if terminated within 12 months of the initial date of employment, or six months if terminated after the first 12 months of employment.	Shares subject to the stock option granted in connection with Mr. Hale’s employment will fully vest in the event of an involuntary termination within 12 months following a change of control.

	Without a Change of Control Event		Following a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration

Carl G. Shepherd				Any unvested shares underlying the option granted January 30, 2007 will immediately vest upon a change of control.

The table below estimates payments that would have been due to each named executive officer in the event his or her employment had been involuntarily terminated not in connection with a change of control, assuming the termination occurred on December 31, 2010. As there was no public trading market for our common stock at the time of vesting of the stock and option awards listed below, the values realized on exercise have been calculated based on our estimated initial public offering price of $25.50, the midpoint of the range on the front cover of this prospectus.

Name	Cash Payments		Equity Acceleration
	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples	$175,000	$9,683		$
Lynn Atchison
Brent Bellm	330,000		150,000		2,083,750
Thomas Hale	300,000		112,500		1,475,750
Carl G. Shepherd

The table below estimates payments that would have been due to each named executive officer in the event his or her employment had been involuntarily terminated immediately following a change of control, assuming the termination occurred on December 31, 2010. The values realized on exercise have been calculated based on our estimated initial public offering price of $25.50, the midpoint of the range on the front cover of this prospectus.

Name	Cash Payments		Equity Acceleration
	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples	$175,000	$9,683	7,292	$170,925
Lynn Atchison	—	—	1,275	29,886
Brent Bellm	330,000	—	725,000	9,781,250
Thomas Hale	300,000	—	400,000	4,628,000
Carl G. Shepherd	—	—	3,907	91,580

On May 27, 2011, we entered into new employment agreements, which replaced the existing written offer letters and employment agreements, with each of our executive officers as described above under “—Employment Agreements and Potential Payments Upon Termination or Change of Control.”

Employee Benefit Plans

2011 Equity Incentive Plan

Our board of directors has adopted, and we expect our stockholders will approve, our 2011 Equity Incentive Plan, or the 2011 Plan, prior to the completion of this offering. Subject to stockholder approval, the 2011 Plan is effective upon its adoption by our board of directors, but is not expected to be utilized until after the completion of this offering. Our 2011 Plan provides for the grant of incentive stock options, within the meaning of Internal Revenue Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. The maximum aggregate number of shares that may be issued under the 2011 Plan is the total of (i) the number of shares that, as of the completion of this offering, have been reserved but not issued pursuant to any awards granted under our 2004 Stock Plan and the 2005 Stock Plan and are not subject to any awards granted thereunder, and (ii) the number of shares subject to stock options or similar awards granted under the 2004 Stock Plan and the 2005 Stock Plan that expire or otherwise terminate without having been exercised in full and unvested shares issued pursuant to awards granted under the 2004 Stock Plan and the 2005 Stock Plan that are forfeited to or repurchased by us, with the maximum number of shares to be added to the 2011 Plan pursuant to clauses (i) and (ii) above equal to 12,272,959. In addition, the number of shares available for issuance under the 2011 Plan will be annually increased on the first day of each of our fiscal years beginning with the 2012 fiscal year, by an amount equal to the least of:

•	four percent of the outstanding shares of our common stock as of the last day of our immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

Shares issued pursuant to awards under the 2011 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2011 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2011 Plan.

Plan Administration. The 2011 Plan will be administered by our board of directors, which, at its discretion or as legally required, may delegate such administration to our compensation committee or one or more additional committees. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Internal Revenue Code Section 162(m).

Subject to the provisions of our 2011 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the 2011 Plan. The administrator also has the authority, subject to the terms of the 2011 Plan, to amend existing awards to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, to prescribe rules and to construe and interpret the 2011 Plan and awards granted thereunder.

Stock Options. The administrator may grant incentive and/or nonstatutory stock options under our 2011 Plan, provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. However, an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of our 2011 Plan, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2011 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2011 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement.

Restricted Stock. Restricted stock may be granted under our 2011 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator or continued service to us. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.

Restricted Stock Units. Restricted stock units may be granted under our 2011 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units, including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an award agreement.

Performance Units/Performance Shares. Performance units and performance shares may be granted under our 2011 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms will be set forth in an award agreement.

Automatic Director Grants. Our 2011 Plan also provides for the automatic grant of option awards to our non-employee directors. Beginning in fiscal year 2012, non-employee directors will, on August 1 of each year, automatically receive a number of options determined by dividing (A) $150,000 by (B) value of an option on one share, determined using the Black–Scholes or other valuation method selected by the administrators, with the number of shares rounded up to the nearest whole share. Each option awarded under our automatic grant provision will vest as to one-twelfth of the shares subject to the award first day of each month following the date of grant, provided that the recipient continues to serve as a director through each such date. The administrator may change the number, type and terms of future automatic awards granted to our non-employee director under the 2011 Plan. Additionally, non-employee directors are eligible to receive discretionary grants.

Transferability of Awards. Unless the administrator provides otherwise, our 2011 Plan generally does not allow for the transfer of awards and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the 2011 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2011 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change of Control. Our 2011 Plan provides that in the event of a merger or change of control, as defined under the 2011 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Plan Amendment, Termination. Our board of directors has the authority to amend, suspend or terminate the 2011 Plan provided such action does not impair the existing rights of any participant. Our 2011 Plan will automatically terminate in 2021, unless we terminate it sooner.

2004 Stock Plan

Our 2004 Stock Plan was adopted by our board of directors and approved by our stockholders effective April 7, 2004 and most recently amended and restated on January 19, 2011. Our 2004 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock and restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of March 31, 2011, options to purchase 11,351,334 shares of common stock were outstanding and 1,056,239 shares were available for future grant under this plan.

We will not grant any additional awards under our 2004 Stock Plan following this offering. Instead, we will grant options, restricted stock and restricted stock units under our 2011 Plan. However, our 2004 Stock Plan will continue to govern the terms and conditions of all outstanding options and restricted stock grants previously granted under the 2004 Stock Plan following this offering.

Our 2004 Stock Plan provides that in the event of a proposed merger or a change of control, as defined in the 2004 Stock Plan each outstanding option shall be assumed or substituted with an equivalent option by the successor entity. If the successor entity does not assume or substitute the outstanding options then (i) each outstanding option will become fully vested and exercisable and (ii) our board of directors, or a committee designated by our board of directors, will notify the option holders in writing or electronically that the options will be fully vested and exercisable for a period of 15 days from the date of the notices and will terminate upon the expiration of the exercise period.

2005 Stock Plan

Our 2005 Stock Plan was adopted by our board of directors and approved by our stockholders effective January 28, 2005 and amended and restated on January 19, 2011. Our 2005 Stock Plan provides for the grant of nonstatutory stock options to our employees, directors and consultants. As of March 31, 2011, options to purchase 115,718 shares of common stock were outstanding and no shares were available for future grant under this plan.

We will not grant any additional awards under our 2005 Stock Plan following this offering. Instead, we will grant options under our 2011 Plan. However, our 2005 Stock Plan will continue to govern the terms and conditions of all outstanding options previously granted under the 2005 Stock Plan following this offering.

Our 2005 Stock Plan provides that in the event of a proposed sale, lease or exclusive license of all or substantially all of our assets or any merger or consolidation with another company, each outstanding option shall be assumed or substituted with an equivalent option by the successor entity. If the successor entity does not assume or substitute the outstanding options, then (i) each option will terminate upon the consummation of the sale, merger or consolidation and (ii) our board of directors, or a committee designated by our board of directors, has the authority, within its discretion, to provide for the acceleration of vesting or exercisability of options and other awards granted by us under the 2005 Stock Plan. Our board of directors, or a committee designated by our board of directors, is required to give notice of any proposed sale, merger or consolidation a reasonable time prior to the closing date of such sale, merger or consolidation in order to give our option holders an opportunity to exercise any options that are then exercisable before the closing of the transaction. The standard form of option agreement under the 2005 Stock Plan provides for full vesting at the date of grant of each option and exercisability on (i) the closing of a change of control or (ii) the Company’s initial offering of shares of our common stock pursuant to an effective registration statement under the Securities Act of 1933.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to reduce their current compensation by up to 80.0% or the statutory limit, $16,500 in 2011, whichever is less, and have us contribute the amount of this reduction to the 401(k) plan. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation, to be effective upon the completion of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws, to be effective upon the completion of this offering, provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws, to be effective upon the completion of this offering, also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our board of directors and officers and potentially in other roles with our company. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above in the sections of this prospectus titled “Management” and “Executive Compensation” we have been a party to the following transactions since January 1, 2008, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5.0% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Sales of Series D Convertible Preferred Stock

In October 2008, and in a subsequent closing in November 2008, we sold an aggregate of 15,305,217 shares of our Series D convertible preferred stock at a price of $16.3343 per share for an aggregate price of approximately $250 million, all of which shares were sold to entities affiliated with certain members of our board of directors or holders of more than 5.0% of any class of our voting securities. The table below summarizes these sales.

Purchaser	Shares of Series D Convertible Preferred Stock Purchased	Aggregate Purchase Price
Entities affiliated with Institutional Venture Partners(1)	2,754,939	$45,000,000
Entities affiliated with Redpoint Ventures(2)	1,836,626	30,000,000
Entities affiliated with TCV(3)	10,713,652	175,000,000
Total	15,305,217	$250,000,000

(1)	Consists of 2,754,939 shares purchased by Institutional Ventures Partners XII, L.P. Entities affiliated with Institutional Venture Partners XII, L.P. are holders of more than 5.0% of a class of our voting securities. Todd C. Chaffee, an affiliate of Institutional Venture Partners, is a member of our board of directors.
(2)	Consists of 1,166,827 shares purchased by Redpoint Ventures II, L.P., 581,980 shares purchased by Redpoint Ventures I, L.P., 39,589 shares purchased by Redpoint Technology Partners Q-1, L.P., 26,980 shares purchased by Redpoint Associates II, LLC, 14,923 shares purchased by Redpoint Associates I, LLC, and 6,327 shares purchased by Redpoint Technology Partners A-1, L.P. Entities affiliated with Redpoint Ventures are holders of more than 5.0% of a class of our voting securities. Jeffrey D. Brody, an affiliate of Redpoint Ventures, is a member of our board of directors.
(3)	Consists of 68,461 shares purchased by TCV Member Fund, L.P., 3,037,124 shares purchased by TCV VI, L.P., 5,012,633 shares purchased by TCV VII, L.P. and 2,595,434 shares purchased by TCV VII (A), L.P. Entities affiliated with Technology Crossover Ventures are holders of more than 5.0% of a class of our voting securities. Woody Marshall, an affiliate of Technology Crossover Ventures, is a member of our board of directors.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement with certain of our stockholders, including individuals and entities affiliated with Austin Ventures, Redpoint Ventures, Trident Capital, Institutional Venture Partners, Technology Crossover Ventures, Tiger Global, American Capital, Find Us Faithful Foundation, Purple Mountain Holdings, Andrew R. Harris, Brian H. Sharples, Carl G. Shepherd and Philip S. Siegel. The amended and restated investors’ rights agreement, among other things:

•

grants such stockholders certain registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of the shares of Series C and Series D convertible preferred stock or upon the exercise of warrants held by them;

•

obligates us to deliver periodic financial statements to certain stockholders who are parties to the amended and restated investors’ rights agreement, including entities affiliated with Austin Ventures, Redpoint Ventures, Trident Capital, Institutional Venture Partners, Technology Crossover Ventures, Tiger Global, Find Us Faithful Foundation and Purple Mountain Holdings; and

•

grants a right of first offer with respect to sales of our shares by us, subject to specified exclusions (which exclusions include the sale of the shares pursuant to this prospectus), to certain stockholders, including Austin Ventures, Redpoint Ventures, Trident Capital, Institutional Venture Partners, Technology Crossover Ventures, Tiger Global, Find Us Faithful Foundation, Purple Mountain Holdings, Brian H. Sharples and Philip S. Siegel.

For more information regarding the registration rights provided in this agreement, please refer to the section titled “Description of Capital Stock—Registration Rights.” Certain provisions of this agreement will terminate upon completion of this offering. This summary discusses certain material provisions of the amended and restated investors’ rights agreement and is qualified by the full text of the amended and restated investors’ rights agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Voting Agreement

We have entered into an amended and restated voting agreement with certain of our stockholders, including individuals and entities affiliated with Austin Ventures, Redpoint Ventures, Trident Capital, Institutional Venture Partners, Technology Crossover Ventures, Tiger Global, American Capital, Find Us Faithful Foundation, Purple Mountain Holdings, Andrew R. Harris, Brian H. Sharples, Carl G. Shepherd and Philip S. Siegel. The amended and restated voting agreement, among other things:

•	provides for the voting of shares with respect to the constituency of the board of directors; and

•	provides for the voting of shares with respect to certain transactions approved by a majority of the holders of our outstanding preferred stock.

The amended and restated voting agreement will terminate upon completion of this offering. This is not a complete description of the amended and restated voting agreement and is qualified by the full text of the amended and restated voting agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Right of First Refusal and Co-Sale Agreement

We have entered into an amended and restated right of first refusal and co-sale agreement with certain of our stockholders, including individuals and entities affiliated with Austin Ventures, Redpoint Ventures, Trident Capital, Institutional Venture Partners, Technology Crossover Ventures, Tiger Global, American Capital, Find Us Faithful Foundation, Purple Mountain Holdings, Andrew R. Harris, Brian H. Sharples, Carl G. Shepherd and Philip S. Siegel. The amended and restated right of first refusal and co-sale agreement, among other things:

•	grants our investors certain rights of first refusal and co-sale with respect to proposed transfers of our securities by certain stockholders; and

•	grants us certain rights of first refusal with respect to proposed transfers of our securities by certain stockholders.

The amended and restated right of first refusal and co-sale agreement will terminate upon completion of this offering. This is not a complete description of the amended and restated right of first refusal and co-sale agreement and is qualified by the full text of the amended and restated right of first refusal and co-sale agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Allocation Letter

In connection with our Series D financing, we entered into a letter agreement regarding the right to participate in an initial public offering, or the Allocation Letter, with certain of our stockholders, including entities affiliated with Institutional Venture Partners, Redpoint Ventures and Technology Crossover Ventures, or the Allocation Holders. The Allocation Letter provides that, in connection with our initial firm commitment underwritten public offering, we will use commercially reasonable efforts to cause (i) the underwriters to establish a directed share program, (ii) a certain number of shares of our common stock to be offered to the Allocation Holders pursuant to such directed share program, and (iii) the re-allocation among the Allocation Holders of any shares from the directed share program that an Allocation Holder declines to purchase. The Allocation Letter also provides that each of the Allocation Holders is permitted to apportion its participation in such directed share program among its partners, affiliates or certain related entities.

Credit Agreement

On November 2, 2006, we entered into a credit agreement with our subsidiaries, HomeAway.com, Inc. and VRBO.com, Inc., as borrowers, American Capital Financial Services, Inc., as administrative and collateral agent, and American Capital Strategies, Ltd., as lender. The credit agreement has terminated. The credit agreement provided for $60.0 million in aggregate principal amount of term loans. On each of May 8, 2007, August 27, 2007, November 30, 2007, January 31, 2008, April 28, 2008, July 1, 2008 and August 25, 2008, we amended our credit agreement to add certain of our wholly owned subsidiaries as parties, increase the aggregate principal amount of the term loans and make certain other changes. The largest amount of principal outstanding since January 1, 2008 was $98.4 million. During the period since January 1, 2008, the total amount of principal we paid under our credit agreement was $98.4 million and the total amount of interest paid was $6.6 million. Under our credit agreement, our loans accrued interest at a weighted-average rate of 8.6% for the fiscal year ended December 31, 2008. As of December 31, 2010 and March 31, 2011, there were no amounts outstanding under our credit facility.

Share Repurchases

Repurchase Offering

In December 2008 and January 2009, we repurchased an aggregate of 4,910,573 shares of our common stock for an aggregate repurchase price of approximately $66.9 million, a majority of which we acquired from related parties. The repurchase price per share was established through negotiation with TCV as part of TCV’s initial investment in our Series D preferred stock financing, since a significant portion of the proceeds of that financing were to be used to conduct the repurchase offering. The table below summarizes repurchases from related parties.

Seller	Shares of Common Stock Repurchased	Aggregate Repurchase Price
American Capital Equity I, LLC	266,388	$3,594,533
American Capital Equity II, LP	30,827	415,967
American Capital Strategies, Ltd.	415,441	5,605,795
ARH Family Partnership Ltd(1)	178,571	2,409,566
Lynn Atchison	25,297	335,023
Ross A. Buhrdorf	64,915	875,937
Andrew R. Harris	148,641	2,005,702
Moose Pond Investments, LP(2)	430,190	5,804,812
Cliff Sharples(3)	1,800	22,038
Carl G. Shepherd	118,464	1,598,506
Philip S. Siegel	75,000	1,012,020
Trident Capital Fund-VI Principals Fund, L.L.C.(4)	24,641	332,496
Trident Capital Fund-VI, L.P.(4)	635,359	8,573,280

(1)	Andrew R. Harris, an affiliate of ARH Family Partnership Ltd, was one of our executive officers at the time of the repurchase.

(2)	Brian H. Sharples, an affiliate of Moose Pond Investments, LP, is a member of our board of directors and one of our executive officers.
(3)	Cliff Sharples is the brother of Brian H. Sharples, who is a member of our board of directors and one of our executive officers.
(4)	John H. Moragne, an affiliate of Trident Capital Fund-VI Principals Fund, L.L.C. and Trident Capital Fund-VI, L.P., is a former member of our board of directors.

Repurchases from Officers

In April 2009, we entered into a stock repurchase agreement with Michael Butler, one of our former executive officers, pursuant to which we repurchased 43,750 shares of our common stock at a per share price of $13.4936, the then-current fair market value of our common stock as determined by our board of directors at the time of the repurchase taking into account the same factors considered by the board for purposes of determining fair market value when approving options, for an aggregate repurchase price of $590,345. In June 2009, we entered into an option repurchase and non-competition agreement with Mr. Butler, pursuant to which we repurchased options to purchase 206,250 shares of our common stock held by Mr. Butler for an aggregate purchase price of $1,112,430, such amount equal to the difference between the then-current fair market value of 206,250 shares of our common stock based on a per share fair market value of $13.4936, as determined by our board of directors at the time of the repurchase taking into account the same factors considered by the board for purposes of determining fair market value when approving options, and the aggregate exercise price of the 206,250 options with a per share exercise price of $8.10, in exchange for Mr. Butler’s agreement to the terms of a non-competition agreement.

2010 Dividend Repayment and Stock Repurchase/Redemption Program

In June 2010, our board of directors adopted the 2010 Dividend Repayment and Stock Repurchase/Redemption Program, or the 2010 Dividend/Repurchase Program, in an effort to (i) satisfy our obligation to pay accrued dividends on the outstanding shares of Series A and Series B redeemable preferred stock and Series C convertible preferred stock and (ii) repurchase or redeem certain outstanding shares of Series A and Series B redeemable preferred stock to eliminate the accrual of dividends on those shares. The 2010 Dividend/Repurchase Program provides for the repurchase or redemption by us of a fixed percentage of the outstanding shares of Series A and B redeemable preferred stock and payment by us of accrued but unpaid dividends on the outstanding shares of Series C convertible preferred stock. From July 2010 to September 2010, we repurchased 2,391,321 shares of our Series A redeemable preferred stock for an aggregate repurchase price of $4,786,555, which included $1,438,806 of accrued but unpaid dividends, or a per share price of $2.00, and 297,195 shares of our Series B redeemable preferred stock for an aggregate repurchase price of $789,342, which included $194,952 of accrued but unpaid dividends, or a per share price of $2.66, and we paid accrued but unpaid dividends in an aggregate amount of $2,430,638 on the outstanding shares of Series C convertible preferred stock. The transaction included payments to certain related parties, as set forth in the table below.

Seller	Number of Series A Redeemable Preferred Shares Repurchased	Purchase Price, Including Dividends Paid, of Series A Redeemable Preferred Shares Repurchased	Number of Series B Redeemable Preferred Shares Repurchased	Purchase Price, Including Dividends Paid, of Series B Redeemable Preferred Shares Repurchased	Amount of Accrued but Unpaid Dividends on Series C Convertible Preferred Stock Paid	Total Amount Received Under 2010 Dividend/ Repurchase Program
ARH Family Partnership Ltd(1)	59,251	$118,863	70,266	$186,612	$7,149	$312,624
Austin Ventures VIII, L.P.(2)	1,296,888	2,601,687	125,668	333,749	359,012	3,294,448
Austin Ventures X, L.P.(2)	16,133	32,364	1,030	2,735	103,379	138,479
Brian H. Sharples (Chloe Marie Sharples 1998 Trust)(3)	217	435	13	35	1,391	1,861
Brian H. Sharples (Emma Jette Sharples 2002 Trust)(4)	217	435	13	35	1,391	1,861
Brian H. Sharples (Hawken Drake Sharples 2009 Trust)(5)	217	435	13	35	1,391	1,861
Carl G. Shepherd	12,835	25,748	4,399	11,683	2,086	39,517
Institutional Venture Partners XI GmbH & Co Beteiligungs KG(6)	—	—	—	—	61,930	61,930
Institutional Venture Partners XI, L.P.(6)	—	—	—	—	386,835	386,835
Institutional Venture Partners XII, L.P.(6)	5,786	11,607	369	980	37,076	49,664
Moose Pond Investments, LP(7)	31,275	62,741	—	—	—	62,741
Philip S. Siegel	3,118	6,255	2,189	5,814	—	12,069
Redpoint Associates I, LLC(8)	7,489	15,024	660	1,753	6,179	22,956
Redpoint Associates II, LLC(8)	9,139	18,334	912	2,422	2,793	23,549
Redpoint Omega Associates, LLC(8)	347	696	22	58	2,228	2,983
Redpoint Omega, L.P. (8)	12,298	24,671	785	2,085	78,803	105,559
Redpoint Technology Partners A-1, L.P.(8)	7,270	14,584	408	1,084	1,914	17,581
Redpoint Technology Partners Q-1, L.P.(8)	45,493	91,264	2,557	6,791	11,973	110,027
Redpoint Ventures I, L.P.(8)	292,089	585,960	25,744	68,371	241,000	895,331
Redpoint Ventures II, L.P.(8)	395,273	792,957	39,464	104,809	120,797	1,018,562
Ross A. Buhrdorf	118	237	6,575	17,462	760	18,458
TCV Member Fund, L.P.(9)	63	126	3	8	406	540
TCV VI, L.P.(9)	2,809	5,635	179	475	18,002	24,113
TCV VII (A), L.P.(9)	2,405	4,825	153	406	15,414	20,645
TCV VII, L.P.(9)	4,632	9,292	295	783	29,683	39,759
Tiger Global II, L.P.(10)	26	52	1	3	173	228
Tiger Global Master Fund, L.P.(10)	527	1,057	33	88	3,383	4,528
Tiger Global Private Investment Partners V, L.P.(10)	2,715	5,447	173	459	17,401	23,307
Tiger Global, L.P.(10)	692	1,388	44	117	4,434	5,939
Tiger Holding Four SPV S.a.r.l.(10)	—	—	—	—	20,515	20,515
Trident Capital Fund-VI Principals Fund, L.L.C.(11)	78	156	4	11	13,143	13,310
Trident Capital Fund-VI, L.P.(11)	2,033	4,078	129	343	338,889	343,310

(1)	Andrew R. Harris, an affiliate of ARH Family Partnership Ltd, was one of our executive officers at the time of the repurchase.
(2)	Entities affiliated with Austin Ventures are the holders of more than 5% of a class of our voting securities. Kenneth P. DeAngelis and Philip S. Siegel are each affiliates of Austin Ventures. Philip S. Siegel is a member of our board of directors, and Kenneth P. DeAngelis is a former member of our board of directors.
(3)	Brian H. Sharples, Trustee of the Chloe Marie Sharples 1998 Trust, is a member of our board of directors and one of our executive officers.
(4)	Brian H. Sharples, Trustee of the Emma Jett Sharples 2002 Trust, is a member of our board of directors and one of our executive officers.
(5)	Brian H. Sharples, Trustee of the Hawken Drake Sharples 2009 Trust, is a member of our board of directors and one of our executive officers.
(6)	Entities affiliated with Institutional Venture Partners are the holders of more than 5% of a class of our voting securities. Todd C. Chaffee, an affiliate of Institutional Venture Partners, is a member of our board of directors.
(7)	Brian H. Sharples, an affiliate of Moose Pond Investments, LP, is a member of our board of directors and one of our executive officers.
(8)	Entities affiliated with Redpoint Ventures are the holders of more than 5% of a class of our voting securities. Jeffrey D. Brody, an affiliate of Redpoint Ventures, is a member of our board of directors.
(9)	Entities affiliated with Technology Crossover Ventures are the holders of more than 5% of a class our voting securities. Woody Marshall is an affiliate of Technology Crossover Ventures and is a member of our board of directors.
(10)	Entities affiliated with Tiger Global Management are the holders of more than 5% of a class of our voting securities.
(11)	John H. Moragne, an affiliate of Trident Capital Fund-VI Principals Fund, L.L.C. and Trident Capital Fund-VI, L.P., is a former member of our board of directors.

Although we have no plans to continue the 2010 Dividend/Repurchase Program, we do intend to use the net proceeds of this offering to redeem the outstanding shares of Series A and Series B redeemable preferred stock, including accumulated and unpaid dividends on such shares that have accrued at a rate of 8% per annum of the original issue price of each such share, of which the aggregate redemption amount payable as of March 31, 2011 was $64.2 million, and to pay accumulated and unpaid dividends upon conversion of our outstanding shares of Series C convertible preferred stock in connection with this offering, which dividends have accrued at a rate of 8% per annum of the original issue price of each such share, of which the aggregate amount payable as of March 31, 2011 was $30.9 million, each as required by our current certificate of incorporation.

Stock Option and Restricted Stock Grants

Certain stock option and restricted stock grants to our executive officers and related stock option and restricted stock grant policies are described in the section of this prospectus titled “Executive Compensation—Compensation Discussion and Analysis.” We granted the following stock options and restricted stock grants to certain members of our board of directors and executive officers in 2008, 2009, 2010 and 2011:

•	In January 2008, we granted Brian H. Sharples an option to purchase 162,262 shares of our common stock at an exercise price of $8.10 per share;

•	In January 2008, we granted Lynn Atchison an option to purchase 96,483 shares of our common stock at an exercise price of $8.10 per share;

•	In January 2008, we granted Carl G. Shepherd an option to purchase 98,438 shares of our common stock at an exercise price of $8.10 per share;

•	In January 2008, we granted Andrew R. Harris an option to purchase 65,625 shares of our common stock at an exercise price of $8.10 per share;

•	In January 2008, we granted Ross A. Buhrdorf an option to purchase 138,542 shares of our common stock at an exercise price of $8.10 per share;

•	In January 2008, we granted Michael Butler an option to purchase 750,000 shares of our common stock at an exercise price of $8.10 per share;

•	In April 2008, we granted Cliff Sharples an option to purchase 6,000 shares of our common stock at an exercise price of $12.61 per share;

•	In April 2009, we granted Robert Solomon an option to purchase 30,000 shares of our common stock at an exercise price of $13.49 per share;

•	In November 2009, we granted Lynn Atchison options to purchase 100,000 shares of our common stock at an exercise price of $13.49 per share;

•	In November 2009, we granted Ross A. Buhrdorf an option to purchase 74,000 shares of our common stock at an exercise price of $13.49 per share;

•	In November 2009, we granted Andrew R. Harris an option to purchase 41,000 shares of our common stock at an exercise price of $13.49 per share;

•	In November 2009, we granted Carl G. Shepherd an option to purchase 71,000 shares of our common stock at an exercise price of $13.49 per share;

•	In April 2010, we granted Brian H. Sharples a restricted stock grant of 143,000 shares of our common stock;

•	In June 2010, we granted Brent Bellm an option to purchase 625,000 shares of our common stock at an exercise price of $13.93 and a restricted stock grant of 100,000 shares of our common stock;

•	In June 2010, we granted Thomas Hale an option to purchase 400,000 shares of our common stock at an exercise price of $13.93 and a restricted stock grant of 50,000 shares of our common stock;

•	In February 2011, we granted Brian H. Sharples an option to purchase 1,000,000 shares of our common stock at an exercise price of $19.97;

•	In February 2011, we granted Lynn Atchison an option to purchase 100,000 shares of our common stock at an exercise price of $19.97;

•	In February 2011, we granted Carl G. Shepherd an option to purchase 100,000 shares of our common stock at an exercise price of $19.97;

•	In February 2011, we granted Ross A. Buhrdorf an option to purchase 75,000 shares of our common stock at an exercise price of $19.97;

•	In February 2011, we granted Brent Bellm an option to purchase 60,000 shares of our common stock at an exercise price of $19.97;

•	In February 2011, we granted Thomas Hale an option to purchase 40,000 shares of our common stock at an exercise price of $19.97;

•	In April 2011, we granted Lanny Baker an option to purchase 34,850 shares of our common stock at an exercise price of $20.62; and

•	In April 2011, we granted Susan D. Wojcicki an option to purchase 34,850 shares of our common stock at an exercise price of $20.62.

Employment, Change of Control and Separation Agreements with Executive Officers

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this prospectus titled “Executive Compensation—Employment Agreements and Change of Control Arrangements.”

In June 2009, we entered into a separation agreement and release with Michael Butler, one of our former executive officers, which provided for cash payments to Mr. Butler of approximately $152,000 in consideration for a customary release of claims.

In May 2010, we entered into a separation agreement and release with Andrew R. Harris, one of our former executive officers, which provided for full vesting acceleration of a then-outstanding option to purchase 250,000 shares of our common stock and 27,000 shares of our common stock subject to an outstanding restricted stock grant in consideration for a customary release of claims.

Consulting Agreement

We engaged Cliff Sharples under a consulting agreement in 2007 pursuant to which we paid Mr. Sharples $252,290, $268,239 and $82,822 during 2008, 2009 and 2010, respectively. Cliff Sharples is the brother of Brian H. Sharples, who is a member of our board of directors and one of our executive officers. Brian H. Sharples recused himself from the portions of the meetings of our board of directors during which these transactions were discussed and approved.

Director Compensation

In April 2011, our board of directors approved the director compensation program described in the section of this prospectus titled “Management—Director Compensation.” As part of the director compensation program, in April 2011 Lanny Baker and Susan D. Wojcicki received the initial option grants described in “—Stock Option and Restricted Stock Grants” and became eligible to receive the annual fees payable for their service on our board of directors and committees of our board of directors.

Indemnification of Officers and Directors

Upon completion of this offering, our amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of our directors, officers and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this prospectus titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. Prior to the creation of our audit committee, our full board of directors reviewed related party transactions. Each of the related party transactions described above that was submitted to our board of directors was approved by disinterested members of our board of directors after disclosure of the interest of the related party in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 11, 2011 and as adjusted to reflect the sale of the shares of our common stock in this offering, for:

•	each person known by us to beneficially own more than 5.0% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of the members of our board of directors;

•	all of the members of our board of directors and executive officers as a group; and

•	each selling stockholder.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of June 11, 2011 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 74,405,370 shares of our common stock outstanding on June 11, 2011, assuming conversion of all outstanding shares of our Series C and Series D convertible preferred stock on a one-for-one basis into 34,445,850 shares of common stock, and 80,336,705 shares of common stock to be outstanding after completion of this offering. This table excludes all shares of Series A and Series B redeemable preferred stock, as these shares will be redeemed effective prior to or upon the closing of this offering.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering		Number of Shares Subject to Over- Allotment Option	Shares Beneficially Owned After the Offering if Over- Allotment Option is Exercised in Full
Name and Address of Beneficial Owner	Shares	Percentage (%)		Shares	Percentage (%)		Shares	Percentage (%)
5.0% Stockholders:
Entities affiliated with Austin Ventures(1)	17,987,628	24.2	—	17,987,628	22.4	—	17,987,628	22.4
Entities affiliated with Redpoint Ventures(2)	14,334,711	19.3	—	14,334,711	17.8	—	14,334,711	17.8
Entities affiliated with Technology Crossover Ventures(3)	11,320,563	15.2	—	11,320,563	14.1	—	11,320,563	14.1
Entities affiliated with Institutional Venture Partners(4)	6,558,910	8.8	—	6,558,910	8.2	—	6,558,910	8.2
Entities Affiliated with Tiger Global Management(5)	4,491,881	6.0	—	4,491,881	5.6	—	4,491,881	5.6

Executive Officers and Directors:
Brian H. Sharples(6)	2,366,982	3.2	126,576	2,240,406	2.8	73,424	2,166,982	2.7
Lynn Atchison(7)	345,886	*	18,986	326,900	*	11,014	315,886	*
Brent Bellm(8)	242,916	*	—	242,916	*	—	242,916	*
Thomas Hale(9)	163,333	*	—	163,333	*	—	163,333	*
Carl G. Shepherd(10)	703,462	*	53,795	649,667	*	31,205	618,462	*
Charles (“Lanny”) C. Baker(11)	2,904	*	—	2,904	*	—	2,904	*
Jeffrey D. Brody(2)	14,334,711	19.3	—	14,334,711	17.8	—	14,334,711	17.8
Todd C. Chaffee(4)	6,558,910	8.8	—	6,558,910	8.2	—	6,558,910	8.2
Christopher (“Woody”) P. Marshall(3)	11,320,563	15.2	—	11,320,563	14.1	—	11,320,563	14.1
Philip S. Siegel(12)	1,156,606	1.6	17,397	1,139,209	1.4	10,091	1,129,118	1.4
Robert Solomon(13)	18,750	*	—	18,750	*	—	18,750	*
Susan D. Wojcicki(14)	2,904	*	—	2,904	*	—	2,904	*
All directors and executive officers as a group (13 people)(15)	37,695,282	49.6	245,977	37,449,305	45.7	142,686	37,306,619	45.6
Other Selling Stockholders:
David S. Bollinger	441,024	*	215,827	225,197	*	125,197	100,000	*
Ross A. Buhrdorf	477,355	*	29,223	448,132	*	16,952	431,180	*
Jeff Busche	96,000	*	15,822	80,178	*	9,178	71,000	*
Comerica Ventures Incorporated(16)	59,465	*	37,634	21,831	*	21,831	—	—
Entrepreneurs Foundation & Idea Network(17)	8,750	*	1,385	7,365	*	803	6,562	*
Find Us Faithful Foundation(18)	2,770,000	3.7	632,878	2,137,122	2.7	367,122	1,770,000	2.2
Kerstin Führer	474,320	*	60,123	414,197	*	34,877	379,320	*

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering		Number of Shares Subject to Over- Allotment Option	Shares Beneficially Owned After the Offering if Over- Allotment Option is Exercised in Full
Name and Address of Beneficial Owner	Shares	Percentage (%)		Shares	Percentage (%)		Shares	Percentage (%)
Jerome L. Galant	111,187	*	13,923	97,264	*	8,077	89,187	*
Melissa Gray(19)	5,715	*	823	4,892	*	477	4,415	*
David Greenberg	16,000	*	9,493	6,507	*	5,507	1,000	*
GuestClick, Inc.(20)	80,000	*	50,630	29,370	*	29,370	—	—
Stephen Karvonen(21)	17,144	*	10,850	6,294	*	6,294	—	—
J. Hunter Melville	441,024	*	215,827	225,197	*	125,197	100,000	*
Carsten Möller-Führer	474,320	*	60,123	414,197	*	34,877	379,320	*
Joseph William Nicholson	132,692	*	16,771	115,921	*	9,729	106,192	*
Donald B. Orr and Hilary Jean Orr, Trustees of the 2006 Orr Family Trust under Declaration of Trust dated May 1, 2006(22)	64,000	*	13,923	50,077	*	8,077	42,000	*
Renee Peters(23)	8,572	*	4,774	3,798	*	2,770	1,028	*
Purple Mountain Holdings LLC(24)	600,000	*	300,617	299,383	*	174,383	125,000	*
Jeffrey F. Smith(25)	43,241	*	13,562	29,679	*	7,867	21,812	*
Susan Starr-Adams(26)	11,428	*	7,233	4,195	*	4,195	—	—
Michael Tumielewicz(27)	17,144	*	6,420	10,724	*	3,724	7,000	*
The Jan K. Van Voorhis and Patricia A. Van Voorhis Revocable Living Trust dated January 5, 2007(28)	72,381	*	44,301	28,080	*	25,699	2,381	*
James Villard	144,000	*	91,134	52,866	*	52,866	—	—

*	Represents less than one percent.
(1)	Includes 17,140,072 shares held by Austin Ventures VIII, L.P. and 847,556 shares held by Austin Ventures X, L.P. Excludes 13,512,636 shares of Series A redeemable preferred stock and 1,309,332 shares of Series B redeemable preferred stock held by Austin Ventures VIII, L.P. and 168,105 shares of Series A redeemable preferred stock and 10,733 shares of Series B redeemable preferred stock held by Austin Ventures X, L.P., which shares will be redeemed effective prior to or upon the closing of this offering. All of the shares held by Austin Ventures VIII, L.P. have been pledged as collateral to secure payment due under a Revolving Credit Loan Agreement dated as of January 14, 2009 between AV VIII Holdings, Inc., a wholly owned subsidiary of Austin Ventures VIII, L.P., and various financial institutions, including Comerica Bank, as agent for the lenders. The sole general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton and Christopher A. Pacitti are the general partners of AV Partners VIII, L.P. and share voting and/or dispositive power over the shares held by Austin Ventures VIII, L.P. The general partner of Austin Ventures X, L.P. is AV Partners X, L.P., and the general partner of AV Partners X, L.P. is AV Partners X, LLC. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Christopher A. Pacitti and Philip S. Siegel are members of AV Partners X, LLC and share voting and/or dispositive power over the shares held by Austin Ventures X, L.P. The address of Austin Ventures VIII, L.P. and Austin Ventures X, L.P., or the Austin Ventures Funds, is 300 West 6th St., Suite 2300, Austin, Texas 78701, Attn: Kenneth P. DeAngelis. For a discussion of our material relationships with the Austin Ventures Funds and affiliates within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(2)	Includes 6,672,986 shares held by Redpoint Ventures I, L.P., 5,899,259 shares held by Redpoint Ventures II, L.P., 681,673 shares held by Redpoint Technology Partners Q-1, L.P., 646,066 shares held by Redpoint Omega, L.P., 171,102 shares held by Redpoint Associates I, LLC, 136,407 shares held by Redpoint Associates II, LLC, 108,948 shares held by Redpoint Technology Partners A-1, L.P., and 18,270 shares held by Redpoint Omega Associates, LLC. Excludes 3,043,361 shares of Series A redeemable preferred stock and 268,226 shares of Series B redeemable preferred stock held by Redpoint Ventures I, L.P., 4,118,462 shares of Series A redeemable preferred stock and 411,181 shares of Series B redeemable preferred stock held by Redpoint Ventures II, L.P., 474,007 shares of Series A redeemable preferred stock and 26,651 shares of Series B redeemable preferred stock held by Redpoint Technology Partners Q-1, L.P., 128,140 shares of Series A redeemable preferred stock and 8,179 shares of Series B redeemable preferred stock held by Redpoint Omega, L.P., 78,036 shares of Series A redeemable preferred stock and 6,877 shares of Series B redeemable preferred stock held by Redpoint Associates I, LLC, 95,231 shares of Series A redeemable preferred stock and 9,508 shares of Series B redeemable preferred stock held by Redpoint Associates II, LLC, 75,759 shares of Series A redeemable preferred stock and 4,260 shares of Series B redeemable preferred stock held by Redpoint Technology Partners A-1, L.P, and 3,624 shares of Series A redeemable preferred stock and 231 shares of Series B redeemable preferred stock held by Redpoint Omega Associates, LLC, which shares will be redeemed effective prior to or upon the closing of this offering. Redpoint Ventures I, LLC is the general partner of each of Redpoint Ventures I, L.P., Redpoint Technology Partners A-1, L.P., and Redpoint Technology Partners Q-1, L.P. and the manager of Redpoint Associates I, LLC. Redpoint Ventures II, LLC is the general partner of Redpoint Ventures II, L.P. Voting and dispositive decisions with respect to shares held by each of Redpoint Ventures I, L.P., Redpoint Technology Partners A-1, L.P., Redpoint Technology Partners Q-1, L.P., Redpoint Ventures II, L.P., Redpoint Associates I, LLC and Redpoint Associates II, LLC are shared by Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, G. Bradford Jones, John L. Walecka and Geoffrey Y. Yang in their capacities as managing members of each of Redpoint Ventures I, LLC, Redpoint Ventures II, LLC, and Redpoint Associates II, LLC. Redpoint Omega, LLC is the general partner of Redpoint Omega, L.P. Voting and dispositive decisions with respect to shares held by Redpoint Omega, L.P. and Redpoint Omega Associates, LLC are shared by Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, John L. Walecka, Geoffrey Y. Yang, Christopher B. Moore and W. Allen Beasley in their capacities as managing members of each of Redpoint Omega, LLC and Redpoint Omega Associates, LLC. The address of the entities affiliated with Redpoint Ventures, or the Redpoint Ventures Funds, is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025 Attn: Jeffrey D. Brody. For a discussion of our material relationships with the Redpoint Ventures Funds and affiliates within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”

(3)

Includes 5,291,255 shares held by TCV VII, L.P., 3,209,173 shares held by TCV VI, L.P., 2,747,807 shares held by TCV VII (A), L.P., and 72,328 shares held by TCV Member Fund, L.P. Excludes 48,268 shares of Series A redeemable preferred stock and 3,083 shares of Series B redeemable preferred stock held by TCV VII, L.P., 29,274 shares of Series A redeemable preferred stock and 1,868 shares of Series B redeemable preferred stock held by TCV VI, L.P., 25,066 shares of Series A redeemable preferred stock and 1,600 shares of Series B redeemable preferred stock held by TCV VII (A), L.P., and 660 shares of Series A redeemable preferred stock and 43 shares of Series B redeemable preferred stock held by TCV Member Fund, L.P., which shares will be redeemed effective prior to or upon the closing of this offering. Technology Crossover Management VI, LLC, as the general partner of TCV VI, L.P. and a general partner of TCV Member Fund, L.P., may be deemed to have the sole voting and dispositive power over the shares held by TCV VI, L.P. and certain of the shares held by TCV Member Fund, L.P. Jay C. Hoag, Richard H. Kimball, John L. Drew, William J.G. Griffith, IV, Jon Q. Reynolds Jr. and Robert W. Trudeau, or the TCM VI Members, are Class A Members of Technology Crossover Management VI, LLC and limited partners of TCV Member Fund, L.P. and share voting and/or dispositive power over the shares held by TCV VI, L.P. and certain of the shares held by TCV Member Fund, L.P. Technology Crossover Management VII, Ltd., or TCM VII, as a general partner of TCV

Member Fund, L.P. and the general partner of Technology Crossover Management VII, L.P., which is the direct general partner of each of TCV VII, L.P. and TCV VII (A), L.P., may be deemed to have the sole voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. The TCM VI Members, Christopher P. Marshall, Timothy P. McAdam, John C. Rosenberg and David L. Yuan, collectively the TCM VII Members, are the Class A Directors of TCM VII and limited partners of Technology Crossover Management VII, L.P. and TCV Member Fund, L.P. and share voting and/or dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. The address of the entities affiliated with Technology Crossover Ventures, or TCV, is 528 Ramona Street, Palo Alto, California 94301. For a discussion of our material relationships with TCV and affiliates within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”

(4)	Includes 3,058,910 shares held by Institutional Venture Partners XII, L.P., or IVP XII, 3,017,000 shares held by Institutional Venture Partners XI, L.P., or IVP XI, and 483,000 shares held by Institutional Venture Partners XI GmbH & Co Beteiligungs KG, or IVP XI KG. Excludes 60,290 shares of Series A redeemable preferred stock and 3,849 shares of Series B redeemable preferred stock held by Institutional Venture Partners XII, L.P., which shares will be redeemed effective prior to or upon the closing of this offering. The general partner of IVP XII is Institutional Venture Management XII, LLC. The general partner of IVP XI and the managing limited partner of IVP XI KG is Institutional Venture Management XI, LLC. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XII, LCC and share voting and dispositive power over the shares held by IVP XII. Todd C. Chaffee, Reid W. Dennis, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XI, LLC and share voting or dispositive power over the shares held by each of IVP XI and IVP XI KG. The address of the entities affiliated with Institutional Venture Partners, or IVP Funds, is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025, Attn: Melanie Chladek. For a discussion of our material relationships with the IVP Funds and affiliates within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(5)

Includes 2,918,236 shares held by Tiger Global Private Investment Partners V, L.P., 787,683 shares held by Tiger Global, L.P., 605,465 shares held by Tiger Global Master Fund, L.P., 160,000 shares held by Tiger Holding Four SPV S.a.r.l., and 20,497 shares held by Tiger Global II, L.P. Excludes 28,296 shares of Series A redeemable preferred stock and 1,807 shares of Series B redeemable preferred stock held by Tiger Global Private Investment Partners V, L.P., 7,241 shares of Series A redeemable preferred stock and 462 shares of Series B redeemable preferred stock held by Tiger Global, L.P., 5,566 shares of Series A redeemable preferred stock and 355 shares of Series B redeemable preferred stock held by Tiger Global Master Fund, L.P., and 188 shares of Series A redeemable preferred stock and 12 shares of Series B redeemable preferred stock held by Tiger Global II, L.P., which shares will be redeemed effective prior to or upon the closing of this offering. Tiger Global Private Investment Partners V, L.P., Tiger Global, L.P., Tiger Global II, L.P., Tiger Global Master Fund, L.P., and Tiger Holding Four SPV, S.a.r.l., are ultimately controlled by Mr. Charles P. Coleman III. The business address of Tiger Global Private Investment Partners V, L.P., Tiger Global, L.P., Tiger Global II, L.P., and Tiger Global Master Fund, L.P. is c/o Tiger Global Management, L.L.C., 101 Park Avenue 48th Floor, New York, New York 10178, the United States. The business address of Tiger Holding Four SPV, S.a.r.l. is 39, Boulevard Joseph II, L-1840, Luxembourg. For a discussion of our material relationships with the Tiger Funds and affiliates within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”

(6)

Includes 1,352,513 shares held by Moose Pond Investments, LP, 200,000 shares held by Sharples Venture Partners, LP, 203,000 shares held by Brian H. Sharples, 143,000 of which shares are subject to forfeiture to us, which forfeiture restriction lapses on December 31, 2011, 11,403 shares held by Brian H. Sharples as Trustee of The Hawken Drake Sharples 2009 Trust, or the Hawken Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Chloe Marie Sharples 1998 Trust, or the Chloe Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Emma Jette Sharples 2002 Trust, or the Emma Sharples Trust, and 577,262 shares issuable upon the exercise of options held by Mr. Sharples that are exercisable within 60 days of June 11, 2011. Excludes 325,868 shares of Series A redeemable preferred stock held by Moose Pond Investments, LP, 2,261 shares of Series A redeemable preferred stock and 145 shares of Series B redeemable preferred stock held by the Hawken Sharples Trust, 2,262 shares of Series A redeemable preferred stock and 145 shares of Series B redeemable preferred stock held by the Chloe Sharples Trust, and 2,262 shares of Series A redeemable preferred stock and 145 shares of Series B redeemable preferred stock held by the Emma Sharples Trust, which shares will be redeemed effective prior to or upon the closing of this offering. Mr. Sharples is the limited partner of Moose Pond Investments, LP and the sole manager of Moose Pond Mgt., LC, the general partner of Moose Pond Investments, LP, and has voting and dispositive power over the shares held by Moose Pond Investments, LP. Mr. Sharples is the trustee of the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust and has voting and dispositive power over the shares held by the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust. For a discussion of our material relationships with Mr. Sharples and his affiliated entities within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”

(7)	Includes 110,000 shares held by Ms. Atchison and 235,886 shares issuable upon the exercise of options held by Ms. Atchison that are exercisable within 60 days of June 11, 2011. For a discussion of our material relationships with Ms. Atchison within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(8)	Includes 100,000 shares held by Mr. Bellm, all of which shares are subject to forfeiture to us, which forfeiture restriction lapses as to 25,000 shares on June 21, 2011 and as to an additional 2,083.33 shares each month thereafter, and 142,916 shares issuable upon the exercise of options held by Mr. Bellm that are exercisable within 60 days of June 11, 2011. For a discussion of our material relationships with Mr. Bellm within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(9)	Includes 50,000 shares held by Mr. Hale, all of which shares are subject to forfeiture to us, which forfeiture restriction lapses as to 12,500 shares on June 21, 2011 and as to an additional 1,041.67 shares each month thereafter, and 113,333 shares issuable upon the exercise of options held by Mr. Hale that are exercisable within 60 days of June 11, 2011. For a discussion of our material relationships with Mr. Hale within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(10)	Includes 592,524 shares held by Mr. Shepherd and 110,938 shares issuable upon the exercise of options held by Mr. Shepherd that are exercisable within 60 days of June 11, 2011. Excludes 133,741 shares of Series A redeemable preferred stock and 45,839 shares of Series B redeemable preferred stock held by Mr. Shepherd, which shares will be redeemed effective prior to or upon the closing of this offering. For a discussion of our material relationships with Mr. Shepherd within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(11)	Includes 2,904 shares issuable upon the exercise of options held by Mr. Baker that are exercisable within 60 days of June 11, 2011. For a discussion of our material relationships with Mr. Baker within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(12)

Includes 847,556 shares held by Austin Ventures X, L.P., 300,300 shares held by Mr. Siegel and 8,750 shares issuable upon the exercise of warrants held by the Entrepreneurs Foundation & Idea Network that are exercisable within 60 days of June 11, 2011. Excludes 168,105 shares of Series A redeemable preferred stock and 10,733 shares of Series B redeemable preferred stock held by Austin Ventures X, L.P., and 32,598 shares of Series A redeemable preferred stock and 22,811 shares of Series B redeemable preferred stock held by Mr. Siegel, which shares will be redeemed effective prior to or upon the closing of this offering. Number of shares offered includes 16,012 held by Mr. Siegel and 1,385 shares issuable upon the exercise of warrants held by the Entrepreneurs Foundation & Idea Network. Number of shares subject to over-allotment option includes 9,288 shares held by Mr. Siegel and 803 shares issuable upon the exercise of warrants held by the Entrepreneurs Foundation & Idea Network. The general partner of Austin Ventures X, L.P. is AV Partners X, L.P., and the general partner of AV Partners X, L.P. is AV Partners X, LLC. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Christopher A. Pacitti and Philip S. Siegel are members of AV Partners X, LLC and share voting and/or dispositive power over the shares held by Austin Ventures X, L.P. Bill Bock, Jeff Browning, Scott Collier, Elizabeth Davis, David Hood, Paul Hurdlow, David Lee, Jan Lindelow, Eugene Sepulveda, Philip S. Siegel and Ellen Wood are members of the board of directors of the Entrepreneurs Foundation & Idea Network and share voting and dispositive power over the shares held by the Entrepreneurs Foundation & Idea Network. The address of the Entrepreneurs Foundation & Idea Network is P.O. Box 684826, Austin, Texas 78768. The address of Austin Ventures X, L.P. and Mr. Siegel is 300 West 6th St., Suite 2300, Austin, Texas 78701, Attn: Kenneth P. DeAngelis. For a discussion of our material relationships with Mr. Siegel and his affiliated entities within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”

(13)	Includes 18,750 shares issuable upon the exercise of options held by Mr. Solomon that are exercisable within 60 days of June 11, 2011. For a discussion of our material relationships with Mr. Solomon within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(14)	Includes 2,904 shares issuable upon the exercise of options held by Ms. Wojcicki that are exercisable within 60 days of June 11, 2011. For a discussion of our material relationships with Ms. Wojcicki within the past three years, see the section of this prospectus titled “Certain Relationships and Related Party Transactions.”
(15)	Includes 1,510,262 shares held of record by our directors and executive officers, 1,527,810 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of June 11, 2010, 34,648,460 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power and 8,750 shares issuable upon the exercise of warrants held by entities over which our directors and executive officers may be deemed to have voting and dispositive power that are exercisable within 60 days of June 11, 2011. Excludes shares of 167,575 shares of Series A redeemable preferred stock and 137,161 shares of Series B redeemable preferred stock held of record by our directors and executive officers and 22,234,863 shares of Series A redeemable preferred stock and 2,068,692 shares of Series B redeemable preferred stock held by entities over which our directors and executive officers may be deemed to have voting and dispositive power, which shares will be redeemed effective prior to or upon the closing of this offering.
(16)	Includes 59,465 shares issuable upon the exercise of warrants held by Comerica Ventures Incorporated that are exercisable within 60 days of June 11, 2011. Michael Michalak, Jay Oberg, Paul Burdiss, Robert McDermott and Muneera Carr, in their capacities as directors, and Michael Michalak, Jay Oberg, Paul Burdiss and Thad Schaefer, in their capacities as executive officers of Comerica Ventures Incorporated, have shared voting or dispositive power over the shares held by Comerica Ventures Incorporated. The address of these individuals and Comerica Ventures Incorporated is 1717 Main Street, 5th Floor, MC #6406, Dallas, Texas 75201.
(17)	Includes 8,750 shares issuable upon the exercise of a warrant held by the Entrepreneurs Foundation & Idea Network that is exercisable within 60 days of June 11, 2011. Bill Bock, Jeff Browning, Scott Collier, Elizabeth Davis, David Hood, Paul Hurdlow, David Lee, Jan Lindelow, Eugene Sepulveda, Philip S. Siegel and Ellen Wood are members of the board of directors of the Entrepreneurs Foundation & Idea Network and share voting and dispositive power over the shares held by the Entrepreneurs Foundation & Idea Network. The address of the Entrepreneurs Foundation & Idea Network is P.O. Box 684826, Austin, Texas 78768.

(18)	David A. Clouse, Elizabeth Clouse and Patricia Friesen are members of the board of directors of Find Us Faithful Foundation and share voting and dispositive power over the shares held by Find Us Faithful Foundation. The address of Find Us Faithful Foundation is 5994 S. Holly St. #254, Greenwood Village, Colorado 80134.
(19)	Includes 5,715 shares issuable upon the exercise of options held by Ms. Gray that are exercisable within 60 days of June 11, 2011 (assuming completion of this offering).
(20)	Includes 80,000 shares issuable upon the exercise of a warrant held by GuestClick, Inc., or GuestClick, that is exercisable within 60 days of June 11, 2011. GuestClick is a wholly-owned subsidiary of Pegasus Solutions, Inc. Michael Kistner, in his capacity as President of GuestClick and President and Chief Executive Officer of Pegasus Solutions, Inc., Marcie Hyder, in her capacity as Vice President of GuestClick, and Christopher Klimko, in his capacity as Secretary of GuestClick, share voting and dispositive power over the shares held by GuestClick. The address of GuestClick is 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206.
(21)	Includes 17,144 shares issuable upon the exercise of options held by Mr. Karvonen that are exercisable within 60 days of June 11, 2011 (assuming completion of this offering).
(22)	Donald B. Orr and Hilary Jean Orr are Trustees of the 2006 Orr Family Trust under Declaration of Trust dated May 1, 2006, or the Orr Family Trust, and share voting and dispositive power over the shares held by the Orr Family Trust.
(23)	Includes 8,572 shares issuable upon the exercise of options held by Ms. Peters that are exercisable within 60 days of June 11, 2011 (assuming completion of this offering).
(24)	David A. Clouse is the sole manager of Purple Mountain Holdings LLC and has voting and dispositive power over the shares held by Purple Mountain Holdings LLC. The address of Purple Mountain Holdings LLC is 10940 S. Parker Road #717, Parker, Colorado 80134.
(25)	Includes 37,165 shares issuable upon the exercise of options held by Mr. Smith that are exercisable within 60 days of June 11, 2011 (assuming completion of this offering).
(26)	Includes 11,428 shares issuable upon the exercise of options held by Ms. Starr-Adams that are exercisable within 60 days of June 11, 2011 (assuming completion of this offering).
(27)	Includes 17,144 shares issuable upon the exercise of options held by Mr. Tumielewicz that are exercisable within 60 days of June 11, 2011 (assuming completion of this offering).
(28)	Jan K. Van Voorhis and Patricia A. Van Voorhis are Trustees of The Jan K. Van Voorhis and Patricia A. Van Voorhis Revocable Living Trust dated January 5, 2007, or the Van Voorhis Trust, and share voting and dispositive power over the shares held by the Van Voorhis Trust.

DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated certificate of incorporation, to be effective upon the completion of this offering, will authorize us to issue up to 350 million shares of common stock, $0.0001 par value per share, and up to 10 million shares of preferred stock, $0.0001 par value per share.

Common Stock

Assuming the filing of our amended and restated certificate of incorporation upon completion of this offering and the redemption of each outstanding share of Series A and B redeemable preferred stock and the conversion of each outstanding share of Series C and Series D convertible preferred stock into one share of common stock upon the closing of this offering, as of March 31, 2011, we had 73,898,469 shares of common stock outstanding that were held of record by approximately 188 stockholders. Upon completion of this offering, there will be 79,829,804 shares of our common stock outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Options and Warrants

As of March 31, 2011, 11,467,052 shares of common stock were subject to outstanding options, with a weighted-average exercise price of $12.70 per share.

As of March 31, 2011, we had outstanding warrants to purchase:

•	80,000 shares of our common stock at an exercise price of $2.00 per share, which warrant expires upon the closing of this offering;

•

59,465 shares of our common stock at an exercise price of $0.01 per share, which warrants after this offering will remain outstanding and exercisable through the third anniversary of this offering; and

•	8,750 shares of our common stock at an exercise price of $0.01 per share, which warrant after this offering will remain outstanding and exercisable through November 30, 2015.

Registration Rights

Following this offering, the holders of 68,208,033 shares of common stock outstanding or issuable upon conversion of outstanding preferred stock or exercise of outstanding warrants or their permitted transferees are entitled to rights with respect to registration of these shares under the Securities Act of 1933, as amended. These rights are provided under the terms of our amended and restated investors’ rights agreement. Under these registration rights, holders of the then outstanding registrable securities, other than those issued upon exercise of a warrant, may require on two occasions that we register their shares for public resale. Such registration requires the election of the holders of registrable securities holding a majority of such registrable securities. We are obligated to register these shares only if the requesting holders request the registration of the number of registrable securities with an anticipated net offering price of at least $20.0 million. In addition, holders of a majority of the registrable securities issued upon conversion of the Series D convertible preferred stock or holders of registrable securities holding at least 30.0% of all registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $5.0 million (or in the case of a registration initiated by the registrable securities issued upon conversion of the Series D convertible preferred stock, $10.0 million). If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities, including those issuable upon exercise of a warrant, are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. These rights will terminate seven years after the closing of this offering and prior to then, any holder shall cease to have registration rights once that holder may sell all of its registrable securities under Rule 144 during any three-month period.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws, to be effective upon the completion of this offering, contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation, to be effective upon the completion of this offering, provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws, to be effective upon the completion of this offering, provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws, to be effective upon the completion of this offering, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Effective upon the completion of this offering, our board of directors will be divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board, see the section of this prospectus titled “Management—Board of Directors.” Our classified board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter Provisions

The amendment of the above provisions of our amended and restated certificate of incorporation, to be effective upon the completion of this offering, requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15.0% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, could have the effect of discouraging others from attempting hostile takeovers, and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York, 11219, and its telephone number is (718) 921-8200.

Listing

We have applied to list our common stock on the NASDAQ Global Select Market under the trading symbol “AWAY.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering, a total of 79,829,804 shares of common stock will be outstanding, assuming that there are no exercises of options after March 31, 2011. Of these shares, all shares of common stock sold in this offering by us and the selling stockholders, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, including shares acquired through our directed shares program if we establish one, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 71,829,804 shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are converted into shares of our common stock and registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	0
Generally, 180 days after the date of this prospectus due to look-up agreements between certain of the holders of these shares and the underwriters and to contractual arrangements between the other holders of these shares and us, subject to certain exceptions and also to potential extensions under certain circumstances, of which 52,589,441 will be subject to volume and other sale restrictions	71,162,069
12 months after the date of this prospectus due to lock-up agreements between the holder of these shares and the underwriters and to contractual arrangements between the holder of these shares and us, subject to certain exceptions and also to potential extensions under certain circumstances.	667,735

In addition,         shares of our common stock will be eligible for sale upon exercise of vested options 180 days following the effective date of this offering, subject to the extension described in the section of this prospectus titled “Underwriters.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of common stock then outstanding, which will equal approximately 798,298 shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

As of March 31, 2011, 2,203,280 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards.

Lock-Up Agreements

We and all of our directors and officers, as well as the other holders of substantially all shares of common stock outstanding immediately prior to this offering, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The agreements are subject to certain exceptions, and are also subject to extension for up to an additional 34 days, as set forth in the section of this prospectus titled “Underwriters.”

The agreements do not contain any pre-established conditions to the waiver by Morgan Stanley & Co. LLC on behalf of the underwriters of any terms of the lock-up agreements. Any determination to release shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold, contractual obligations to release certain shares subject to the lock-up agreements in the event any such shares are released, subject to certain specific limitations and thresholds, and the timing, purpose and terms of the proposed sale.

Registration Rights

Upon completion of this offering, the holders of 68,208,033 shares of common stock outstanding or issuable upon conversion of outstanding preferred stock or exercise of outstanding warrants or their permitted transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section of this prospectus titled “Description of Capital Stock—Registration Rights” for additional information.

Registration Statements

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock issued pursuant to this offering, but it does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership or an owner of the entity taxed as a partnership generally will depend on the status of the partner or owner and upon the activities of the partnership or other entity taxed as a partnership. Accordingly, partnerships and other entities taxed as a partnership that hold our common stock, and partners in such partnerships and owners of such entities taxed as a partnership, should consult their tax advisors regarding the tax consequences of the ownership and disposition of our common stock.

Prospective investors are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

For purposes of this discussion, a non-U.S. holder is any holder other than:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce the recipient’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under the heading “Gain on disposition of common stock.”

Any dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30.0% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S holder that are effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from this withholding tax. In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if dividends received by a corporate non-U.S. holder are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such dividends may also be subject to a branch profits tax at a rate of 30.0% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

A non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if such non-U.S. holder actually or constructively held more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Internal Revenue Code.

If the recipient is a non-U.S. holder described in the first bullet above, the recipient will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty.

If the recipient is an individual non-U.S. holder described in the second bullet above, the recipient will be required to pay a flat 30.0% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the recipient is not considered a resident of the United States).

Non-U.S. holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of each such recipient, and the amount of tax withheld, if any. A similar report will be sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 28.0% unless the non-U.S. holder establishes an exemption, for example, by properly certifying non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently enacted legislation affecting taxation of our common stock held by or through foreign entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30.0% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30.0% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Stifel, Nicolaus & Company, Incorporated
Pacific Crest Securities LLC
Total:	8,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Certain selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering sales of shares additional to the total number set forth in the table above, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

	Per Share	Total No Exercise	Total Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3.5 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5.0% of the total number of shares of common stock offered by them.

We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “AWAY.”

We and all directors, officers and holders of substantially all of our outstanding stock, stock options and warrants (including the selling stockholders) have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of the final prospectus relating to this offering:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than any registration statement on Form S-8); or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to, among other things:

•	the sale of shares to the underwriters;

•	the redemption of shares of preferred stock pursuant to our certificate of incorporation;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift or charitable contribution;

•

transfers of shares of common stock or any security convertible into common stock by will or intestate succession or to any trust or partnership for the direct or indirect benefit of the stockholder or immediate family of the stockholder;

•	distributions of shares of common stock or any security convertible into common stock to affiliates of the stockholder, including partners, members or stockholders of the stockholder;

•	the disposition of shares of common stock to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due;

•	transfers to us in connection with the exercise of options or warrants;

•

transfers of shares of common stock, restricted stock units, or any security convertible into or exercisable or exchangeable for common stock to us or of restricted stock units in connection with (A) termination of employment or other termination of a service provider and pursuant to agreements wherein we have the option to repurchase such shares, or (B) agreements wherein we have a right of first refusal with respect to transfers of such shares; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that, such plan does not provide for the transfer of common stock during the restricted period referred to above and, other than disclosure in the prospectus, no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or shall be voluntarily made by or on behalf of such person or us;

provided that in the case of any transfer or distribution as described in the fourth, fifth and sixth bullet points above, each donee or distribute agrees to be subject to the restrictions described in the immediately preceding paragraph and any such transfer shall not involve a disposition for value; provided further that in the case of any transfer or distribution described in the third through tenth bullet points above, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, is required or shall be voluntarily made during the restricted period referred to above (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D/A or 13G/A).

The 180 day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180 day restricted period we issue an earnings release or a material news event relating to us occurs; or

•	prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

The lock-up agreement for Brian H. Sharples contains a carve-out permitting him to make a charitable donation during the lock-up period in the amount of up to $25,000 worth of our common stock.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters can close out a covered short sale by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available at which they may purchase additional shares pursuant to the option granted to them. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price approximately three percent of the shares of common stock to be sold pursuant to this prospectus excluding shares covered by the underwriters’ option to purchase additional shares of our common stock, to our business associates and other parties identified by us. These shares will not be subject to a 180-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US), Austin, Texas.

EXPERTS

The financial statements as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our common stock, you may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of HomeAway, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in redeemable preferred stock and stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of HomeAway, Inc. and its subsidiaries at December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 11, 2011

HomeAway, Inc.

Consolidated Balance Sheets

(in thousands except share and per share amounts)	December 31,		March 31,
	2009	2010	2011	2011
			(unaudited)	(pro forma unaudited)
Assets
Current assets:
Cash and cash equivalents	$92,425	$65,697	$88,872
Short-term investments	12,291	11,812	7,914
Accounts receivable, net of allowance for doubtful accounts of $129, $120 and $250 as of December 31, 2009 and 2010 and March 31, 2011, respectively	3,651	8,961	11,193
Income tax receivable	1,016	845	1,137
Prepaid expenses and other current assets	3,316	4,138	5,504
Restricted cash	862	862	862
Deferred tax assets	160	2,572	2,081

Total current assets	113,721	94,887	117,563
Property and equipment, net	16,942	21,545	22,833
Goodwill	246,822	300,780	305,948
Intangible assets, net	47,208	69,790	67,737
Restricted cash	2,000	2,000	2,000
Deferred tax assets	—	303	1,493
Other non-current assets	402	437	461

Total assets	$427,095	$489,742	$518,035

Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,132	$4,812	$3,721
Income tax payable	2,131	2,465	1,801
Accrued expenses	11,611	21,974	20,876
Deferred revenue	64,461	86,120	106,226
Deferred tax liabilities	582	—	—
Preferred stock and dividends payable	—	—	—	$95,113

Total current liabilities	80,917	115,371	132,624
Deferred revenue, less current portion	—	2,431	2,456
Deferred tax liabilities	13,693	6,073	5,865
Other non-current liabilities	2,810	3,976	3,819

Total liabilities	97,420	127,851	144,764	239,877

Commitments and contingencies (Note 8)
Redeemable preferred stock
Series A: $0.0001 par value per share; 28,780,925 shares authorized; 28,780,925, 26,389,604 and 26,389,604 shares issued and outstanding as of December 31, 2009 and 2010 and March 31, 2011 (unaudited), respectively; liquidation preference of $54,428 and $55,157 (unaudited) as of December 31, 2010 and March 31, 2011, respectively; no shares issued and outstanding pro forma as of March 31, 2011 (unaudited)	49,540	48,931	49,952	—
Series B; $0.0001 par value per share; 3,550,000 shares authorized; 3,550,000, 3,252,805 and 3,252,805 shares issued and outstanding as of December 31, 2009 and 2010 and March 31, 2011 (unaudited), respectively; liquidation preference of $8,901 and $9,029 (unaudited) as of December 31, 2010 and March 31, 2011, respectively; no shares issued and outstanding pro forma as of March 31, 2011 (unaudited)	8,030	7,975	8,155	—
Convertible redeemable preferred stock
Series C; $0.0001 par value per share; 21,200,000 shares authorized; 19,140,633 shares issued and outstanding as of December 31, 2009 and 2010 and March 31, 2011 (unaudited); liquidation preference of $124,742 and $126,630 (unaudited) as of December 31, 2010 and March 31, 2011, respectively; no shares issued and outstanding pro forma as of March 31, 2011 (unaudited)	118,978	124,318	126,264	—
Series D: $0.0001 par value per share; 15,305,217 shares authorized, issued and outstanding as of December 31, 2009 and 2010 and March 31, 2011 (unaudited) ; liquidation preference of $333,041 and $343,908 (unaudited) as of December 31, 2010 and March 31, 2011, respectively; no shares issued and outstanding pro forma as of March 31, 2011 (unaudited)	275,201	297,741	303,659	—
Stockholders’ equity (deficit)
Common stock: $0.0001 par value; 89,163,858 shares authorized; 37,191,445 and 38,987,423 shares issued and outstanding as of December 31, 2009 and 2010; 39,452,619 shares issued and outstanding as of March 31, 2011 (unaudited); 73,898,469 shares issued and outstanding pro forma as of March 31, 2011 (unaudited)	4	4	4	7
Additional paid-in capital	—	—	—	392,914
Accumulated other comprehensive loss	(212)	(3,732)	125	125
Accumulated deficit	(121,866)	(113,346)	(114,888)	(114,888)

Total stockholders’ equity (deficit)	(122,074)	(117,074)	(114,759)	278,158

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$427,095	$489,742	$518,035	$518,035

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Revenue:
Listing	$80,012	$115,881	$152,890	$33,818	$45,171
Other	2,314	4,349	14,994	2,292	6,796

Total revenue	82,326	120,230	167,884	36,110	51,967
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	11,065	17,800	25,647	5,793	8,458
Product development	12,535	13,180	18,703	3,844	7,011
Sales and marketing	22,434	39,483	58,376	16,030	22,662
General and administrative	17,937	29,331	41,445	8,814	10,274
Amortization expense	9,026	9,516	9,953	2,169	2,863

Total costs and expenses	72,997	109,310	154,124	36,650	51,268

Operating income	9,329	10,920	13,760	(540)	699
Other income (expense):
Interest expense	(9,734)	(3)	(22)	(1)	(10)
Interest income	258	261	208	58	57
Other income (expense)	34	1,481	(3,326)	(1,148)	(67)

Total other income (expense)	(9,442)	1,739	(3,140)	(1,091)	(20)

Income (loss) before income taxes	(113)	12,659	10,620	(1,631)	679
Income tax (expense) benefit	(5,552)	(4,992)	6,314	828	854

Net income (loss)	(5,665)	7,667	16,934	(803)	1,533
Cumulative preferred stock dividends and discount accretion	(19,446)	(33,511)	(35,224)	(8,657)	(9,065)

Net loss attributable to common stockholders	$(25,111)	$(25,844)	$(18,290)	$(9,460)	$(7,532)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.64)	$(0.70)	$(0.48)	$(0.25)	$(0.19)

Weighted average number of shares outstanding	39,081	37,172	38,143	37,404	38,904

Pro forma net income per share (unaudited):
Basic			$0.22		$0.02
Diluted			$0.21		$0.02
Weighted average number of shares used in computing pro forma net income per share (unaudited):
Basic			75,946		77,589
Diluted			79,270		80,734

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Equity (Deficit)

(in thousands)	Redeemable Preferred Stock								Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accum- ulated Deficit	Total Stock- holders' Equity (Deficit)	Total Comprehensive Income (Loss)
	Series A Redeemable		Series B Redeemable		Series C Convertible Redeemable		Series D Convertible Redeemable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2007	28,781	$40,453	3,550	$6,432	21,400	$115,541	—	$—	38,878	$4	—	$—	$—	$2,390	$(25,705)	$(23,311)
Issuance of preferred D stock, net of issuance costs	—	—	—	—	—	—	15,305	249,419	—	—	—	—	—	—	—	—
Conversion of Series C preferred stock to common stock	—	—	—	—	(1,559)	(7,797)	—	—	1,559	—	—	—	7,797	—	—	7,797
Payment of dividends for Series C preferred stock	—	—	—	—	—	(1,143)	—	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption values	—	1,704	—	298	—	202	—	4,957	—	—	—	—	(7,161)	—	—	(7,161)
Accretion of dividends	—	3,223	—	568	—	8,493	—	—	—	—	—	—	(4,441)	—	(7,843)	(12,284)
Exercise of stock options	—	—	—	—	—	—	—	—	375	—	—	—	155	—	—	155
Exercise of warrants	—	—	—	—	—	—	—	—	501	—	—	—	45	—	—	45
Stock compensation expenses	—	—	—	—	—	—	—	—	—	—	—	—	3,295	—	—	3,295
Repurchase of common stock	—	—	—	—	—	—	—	—	(3,623)	—	3,623	(49,024)	—	—	—	(49,024)
Excess tax benefits related to employee stock options	—	—	—	—	—	—	—	—	—	—	—	—	310	—	—	310
Comprehensive loss:	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,235)	—	(7,235)	$(7,235)
Unrealized gain on short term investments	—	—	—	—	—	—	—	—	—	—	—	—	—	54	—	54	54
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,665)	(5,665)	(5,665)

Total comprehensive loss																	$(12,846)

Balance at December 31, 2008	28,781	45,380	3,550	7,298	19,841	115,296	15,305	254,376	37,690	4	3,623	(49,024)	—	(4,791)	(39,213)	(93,024)
Series D preferred stock issuance costs	—	—	—	—	—	—	—	(9)	—	—	—	—	—	—	—	—
Conversion of Series C preferred stock to common stock	—	—	—	—	(700)	(3,500)	—	—	700	—	—	—	3,500	—	—	3,500
Payment of dividends for Series C preferred stock	—	—	—	—	—	(605)	—	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption values	—	936	—	164	—	107	—	20,834	—	—	—	—	(10,089)	—	(11,952)	(22,041)
Accretion of dividends	—	3,224	—	568	—	7,680	—	—	—	—	—	—	—	—	(11,472)	(11,472)
Exercise of stock options	—	—	—	—	—	—	—	—	126	—	—	—	393	—	—	393
Stock compensation expenses	—	—	—	—	—	—	—	—	—	—	—	—	5,978	—	—	5,978
Issuance of common stock	—	—	—	—	—	—	—	—	7	—	—	—	—	—	—	—
Excess tax benefits related to employee stock options	—	—	—	—	—	—	—	—	—	—	—	—	218	—	—	218
Repurchase of common stock	—	—	—	—	—	—	—	—	(1,332)	—	1,288	(17,282)	—	—	(590)	(17,872)
Retirement of treasury stock	—	—	—	—	—	—	—	—	—	—	(4,911)	66,306	—	—	(66,306)	—
Comprehensive income:
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	4,514	—	4,514	$4,514
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	—	—	—	—	—	65	—	65	65
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	7,667	7,667	7,667

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$12,246

Balance at December 31, 2009	28,781	49,540	3,550	8,030	19,141	118,978	15,305	275,201	37,191	4	—	—	—	(212)	(121,866)	(122,074)
Repurchase of preferred stock	(2,391)	(3,348)	(297)	(594)	—	—	—	—	—	—	—	—	—	—	—	—
Payment of dividends for preferred stock	—	(1,439)	—	(195)	—	(2,431)	—	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption values	—	1,088	—	190	—	115	—	22,540	—	—	—	—	(23,933)	—	—	(23,933)
Accretion of dividends	—	3,090	—	544	—	7,656	—	—	—	—	—	—	(2,876)	—	(8,414)	(11,290)
Exercise of stock options, net of shares witheld for taxes	—	—	—	—	—	—	—	—	643	—	—	—	1,608	—	—	1,608
Stock compensation expenses	—	—	—	—	—	—	—	—	—	—	—	—	13,512	—	—	13,512
Issuance of common stock	—	—	—	—	—	—	—	—	1,153	—	—	—	11,698	—	—	11,698
Tax shortfall related to employee stock options	—	—	—	—	—	—	—	—	—	—	—	—	(9)	—	—	(9)
Comprehensive income:
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,501)	—	(3,501)	$(3,501)
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	—	—	—	—	(19)	—	(19)	(19)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16,934	16,934	16,934

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$13,414

Balance at December 31, 2010	26,390	$48,931	3,253	$7,975	19,141	$124,318	15,305	$297,741	38,987	$4	—	$—	$—	$(3,732)	$(113,346)	$(117,074)

HomeAway, Inc.

Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Equity (Deficit) (continued)

(in thousands)	Redeemable Preferred Stock								Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accum- ulated Deficit	Total Stock- holders' Equity (Deficit)	Total Comprehensive Income (Loss)
	Series A Redeemable		Series B Redeemable		Series C Convertible Redeemable		Series D Convertible Redeemable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Accretion of preferred stock to redemption values	—	283	—	49	—	30	—	5,918	—	—	—	—	(5,749)	—	(531)	(6,280)
Accretion of dividends	—	738	—	131	—	1,916	—	—	—	—	—	—	(241)	—	(2,544)	(2,785)
Exercise of stock options, net of shares witheld for taxes	—	—	—	—	—	—	—	—	465	—	—	—	1,052	—	—	1,052
Stock compensation expenses	—	—	—	—	—	—	—	—	—	—	—	—	4,697	—	—	4,697
Excess tax benefits related to employee stock options	—	—	—	—	—	—	—	—	—	—	—	—	241	—	—	241
Comprehensive Income:
Cumulative translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	—	3,855	—	3,855	$3,855
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	—	—	—	—	—	2	—	2	2
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,533	1,533	1,533

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$5,390

Balance at March 31, 2011 (unaudited)	26,390	$49,952	3,253	$8,155	19,141	$126,264	15,305	$303,659	39,452	$4	—	$—	$—	$125	$(114,888)	$(114,759)

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$(5,665)	$7,667	$16,934	$(803)	$1,533
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,096	4,096	5,888	1,378	1,934
Amortization of intangible assets	9,026	9,516	9,953	2,169	2,863
Amortization of note discount and other	3,099	—	396	12	15
Stock-based compensation	3,295	5,978	13,512	2,769	4,697
Excess tax (benefit) shortfall from stock-based compensation	(310)	(218)	9	—	(241)
Deferred income taxes	4,158	2,794	(11,384)	(1,172)	(1,586)
(Gain) loss on sale of investments	17	—	(12)	—	—
Unrealized foreign exchange (gain) loss	—	(1,290)	2,170	1,580	(1,248)
Realized loss on foreign currency forwards	—	—	483	(574)	1,407
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	4	(1,534)	(4,280)	(2,099)	(2,132)
Prepaid expenses and other current assets	(489)	(2,210)	(865)	(546)	(1,007)
Accounts payable	(143)	564	1,800	555	(1,140)
Accrued expenses	2,866	2,316	5,181	(529)	(1,434)
Income taxes payable	877	1,917	1,149	(440)	(565)
Deferred revenue	11,915	12,556	20,658	15,493	18,036
Deferred rent and other non-current liabilities	—	2,810	265	(53)	(158)

Net cash provided by operating activities	31,746	44,962	61,857	17,740	20,974

Cash flows from investing activities
Cash paid for businesses acquired, net of cash acquired	(2,436)	(45,933)	(70,466)	(36,014)	—
Change in restricted cash	(1,000)	(1,219)	—	—	—
Cash paid for trademarks and other assets acquired	(1,363)	(1,146)	(92)	—	—
Purchases of short-term investments	—	(10,047)	(86,890)	(2,085)	—
Proceeds from sales and maturities of marketable securities	465	—	87,296	2,000	4,000
Net settlement of foreign currency forwards	—	—	(483)	574	(1,407)
Purchases of property and equipment	(4,485)	(12,617)	(10,396)	(1,392)	(3,151)

Net cash used in investing activities	(8,819)	(70,962)	(81,031)	(36,917)	(558)

Cash flows from financing activities
Payments made on notes payable	(98,350)	—	—	—	—
Proceeds from notes payable and warrants, net of issuance costs	45	—	—	—	—
Proceeds from exercise of options to purchase common stock	155	393	1,608	51	1,052
Proceeds from issuance of common stock	—	—	447	—	—
Proceeds from issuance of preferred stock, net of issuance costs	249,419	(9)	—	—	—
Payments of dividends on preferred stock	(1,143)	(605)	(4,065)	—	—
Payments for repurchase of common stock	(48,923)	(17,946)	—	—	—
Payments for repurchase of preferred stock	—	—	(3,942)	—	—
Excess tax benefit from stock-based compensation	310	218	—	—	241

Net cash provided by (used in) financing activities	101,513	(17,949)	(5,952)	51	1,293

Effect of exchange rate changes on cash	(1,416)	289	(1,602)	(1,938)	1,466

Net increase (decrease) in cash and cash equivalents	123,024	(43,660)	(26,728)	(21,064)	23,175
Cash and cash equivalents at beginning of year	13,061	136,085	92,425	92,425	65,697

Cash and cash equivalents at end of year	$136,085	$92,425	$65,697	$71,361	$88,872

Cash paid for interest	$6,635	$—	$—	$—	$—
Cash paid for taxes	$1,016	$865	$4,208	$1,146	$1,184
Supplemental disclosure of noncash investing activities
Issuance of equity in connection with acquisitions	$—	$—	$11,251	$8,251	$—
Other noncash consideration in connection with acquisitions	$—	$—	$548	$—	$—

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Notes to Consolidated Financial Statements

1. Description of Business

HomeAway, Inc. (the “Company”) operates an online vacation rental property marketplace that enables property owners and managers to market properties available for rental to vacation travelers who rely on the Company’s websites to search for and find available properties. These owners and managers pay the Company to publish detailed property listings, including photographs, descriptions, location, pricing, availability and contact information. The Company sells complementary products as well, including travel guarantees and property management software and services. Travelers use the network of websites to search for vacation rentals that meet their desired criteria including location, size and price. Travelers that find properties that meet their requirements through the Company’s marketplace are able to contact owners and managers directly by phone or through form-based communication tools on the Company’s websites.

The Company is a Delaware corporation headquartered in Austin, Texas.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of HomeAway, Inc. and all of its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany transactions and balances have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of March 31, 2011, the consolidated statements of income and cash flows for the three months ended March 31, 2010 and 2011, and the consolidated statement of convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2011 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of our financial position, as of March 31, 2011, the results of operations and cash flows for the three months ended March 31, 2010 and 2011 and stockholders’ deficit for the three months ended March 31, 2011. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011 or for any other period.

Unaudited Pro Forma Presentation

Upon the consummation of an initial public offering, the Series C and D convertible preferred stock outstanding will automatically convert into an estimated 34,445,850 shares of common stock (see Note 9). Upon conversion of the Series C preferred stock into shares of the Company’s common stock, the holders of the Series C preferred stock are entitled to receive accumulated accrued dividends payable in cash or shares of common stock at the option of the Company. The Company intends to pay the accumulated accrued dividends in cash upon conversion of the Series C preferred stock. The Series A and B preferred stock, together with accrued dividends, must be redeemed in the event of an initial public offering. The unaudited pro forma balance sheet gives effect to the conversion of the Series C and D preferred stock to additional paid-in capital as of March 31, 2011. The redemption of the Series A and B preferred shares of $64.2 million and the payment of the Series C preferred stock dividends of $30.9 million have been reflected in the pro forma balance sheet as a liability. The pro forma balance sheet reflects the accelerated accretion of $6.1 million for the Series A and B preferred stock to their final redemption value of $64.2 million and a related charge of $6.1 million to additional paid-in capital.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

The unaudited pro forma basic and diluted net income per common share for the year ended December 31, 2010, and the three months ended March 31, 2011, has been computed using the weighted-average number of shares outstanding and has been prepared assuming the conversion of the Company’s Series C and D convertible preferred stock (using the if-converted method) into common stock. The impact of the redemption of Series A and B preferred stock and the payment of dividends on Series C preferred stock, which are expected to be paid in cash, has been reflected in the pro forma weighted-average shares based on the number of shares whose proceeds would be necessary to pay the redemption amount or dividends assuming an initial public offering price of $25.50, which is the midpoint of the price range set forth on the cover of this prospectus.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to those estimates and assumptions include certain revenue, allowance for doubtful accounts, fair value of short-term investments, carrying amounts of goodwill and other indefinite lived intangible assets, depreciation and amortization, valuation of stock options, fair value of common stock and deferred income taxes.

Fair Value of Financial Instruments

The authoritative guidance on fair value measurements for financial assets and liabilities establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1:	Unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company.

Level 2:	Inputs that are observable in the marketplace other than those inputs classified as Level 1.

Level 3:	Inputs that are unobservable in the marketplace and significant to the valuation.

The following section describes the valuation methodologies used to measure different financial assets and financial liabilities at fair value.

Money Market Funds and Short-Term Investments

In order to determine fair value of the Company’s money market funds and short-term investments, quoted prices in active markets for identical assets are used. Therefore, the Company’s money market funds and short-term investments are considered Level 1 items. At December 31, 2009 and 2010 and March 31, 2011, the Company did not have any financial instruments that qualified as Level 2 or 3 items.

Short-term investments include marketable equity securities and U.S. government agency bonds and are classified as available for sale and reported at fair value using the specific identification method. Unrealized gains and losses are excluded from earnings and reported as a component of other comprehensive income (loss), net of related estimated tax provisions or benefits. Additionally, the Company periodically assesses whether an other than temporary impairment loss on investments has occurred due to declines in fair value or other market conditions. Declines in fair value that are considered other than temporary are recorded as an impairment of investments in the consolidated statement of operations. The Company did not record any impairments of its investments for any of the periods presented.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and deferred revenue approximate fair value at December 31, 2009 and 2010 and March 31, 2011, respectively, because of the relatively short maturity of these instruments.

The following table summarizes the basis used to measure certain financial assets and liabilities at fair value on a recurring basis in the Company’s consolidated balance sheets at December 31, 2009 (in thousands):

	Balance as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents
Money market funds	$12,064	$12,064	$—	$—

Total cash equivalents	12,064	12,064	—	—
Short-term investments
Mutual fund securities	2,249	2,249	—	—
U.S. government agency bonds	10,042	10,042	—	—

Total short-term investments	12,291	12,291	—	—

Total financial assets	$24,355	$24,355	$—	$—

The following table summarizes the basis used to measure certain financial assets and liabilities at fair value on a recurring basis in the Company’s consolidated balance sheets at December 31, 2010 (in thousands):

	Balance as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents
Money market funds	$10,971	$10,971	$—	$—

Total cash equivalents	10,971	10,971	—	—

Short-term investments
Mutual fund securities	1,779	1,779	—	—
U.S. government agency bonds	10,033	10,033	—	—

Total short-term investments	11,812	11,812	—	—

Total financial assets	$22,783	$22,783	$—	$—

The following table summarizes the basis used to measure certain financial assets and liabilities at fair value on a recurring basis in the Company’s consolidated balance sheets at March 31, 2011 (in thousands):

	Balance as of March 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents
Money market funds	$22,699	$22,699	$—	$—

Total cash equivalents	22,699	22,699	—	—

Short-term investments
Mutual fund securities	1,898	1,898	—	—
U.S. government agency bonds	6,016	6,016	—	—

Total short-term investments	7,914	7,914	—	—

Total financial assets	$30,613	$30,613	$—	$—

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Business Segment

The Company has one operating and reporting segment consisting of various products and services that are all related to its online marketplace of rental listing websites. The Company’s chief operating decision maker is considered to be the Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single reporting segment level.

Cash and Cash Equivalents

Cash and cash equivalents include investments in money market funds and certificates of deposit that are readily convertible into cash. Cash and cash equivalents are stated at cost, which approximates fair value. The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

Restricted Cash

Restricted cash of $2,862,000 at December 31, 2009 and 2010 was held in a money market fund account owned by the Company. Amounts totaling $2,312,000 are restricted to collateralize a letter of credit issued by the Company in conjunction with expansion of the Company’s corporate office lease in Austin, Texas. Amounts totaling $550,000 are restricted to protect the Company’s bank from default on credit card payments due from the Company.

Short-term Investments

Short-term investments generally consist of marketable securities that have remaining maturities of less than one year from the respective balance sheet dates. Investments in which the Company has the ability and intent, if necessary, to liquidate in order to support its current operations (including those with contractual maturities greater than one year from the date of purchase) are classified as short-term. The Company’s investment securities are classified as available-for-sale and are presented at estimated fair value with any unrealized gains and losses included in other comprehensive income (loss). Fair values are based on quoted market prices. Short-term investments consisted of the following (in thousands):

	December 31, 2009
	Gross Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mutual fund securities	$2,092	$163	$(6)	$2,249
U.S. government agency bonds	10,025	20	(3)	10,042

Total short-term investments	$12,117	$183	$(9)	$12,291

	December 31, 2010
	Gross Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mutual fund securities	$1,628	$158	$(7)	$1,779
U.S. government agency bonds	10,029	4	—	10,033

Total short-term investments	$11,657	$162	$(7)	$11,812

	March 31, 2011 (unaudited)
	Gross Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mutual fund securities	$1,742	$163	$(7)	$1,898
U.S. government agency bonds	6,014	2	—	6,016

Total short-term investments	$7,756	$165	$(7)	$7,914

All of the $10,033,000 and $6,016,000 invested in U.S. government agency bonds at December 31, 2010 and March 31, 2011, respectively, have contractual maturities within one year. The mutual fund securities do not have contractual maturities.

In 2008, the Company realized a loss of approximately $17,000 on the sale of approximately $465,000 of mutual fund securities. There were no securities sold or gains or losses realized in 2009. In 2010, the Company realized a gain of approximately $12,000 on the sale of approximately $283,000 of mutual fund securities. There were no securities sold or gains or losses realized in the three months ended March 31, 2011.

Accounts Receivable

Accounts receivable are generated from three sources. Amounts due from credit card merchants who process the Company’s credit card sales from property listings and remit the proceeds to the Company are the primary source of accounts receivable. Accounts receivables are also generated from Internet display advertising amounts due in the ordinary course of business as well as amounts due to the Company for property listings or other products purchased on account. Accounts receivable from Internet display advertising revenue and products purchased on account are recorded at the invoiced amount and are non-interest bearing. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by reviewing amounts past due by customer to identify specific customers with known disputes or collectability issues. The following table summarizes the Company’s allowance for doubtful accounts (in thousands):

	Beginning Balance	Additions (Recoveries Charged to Operations)	Write-offs	Ending Balance
Allowance for doubtful accounts:
Year ended December 31, 2008	$—	—	—	$—
Year ended December 31, 2009	—	131	(2)	129
Year ended December 31, 2010	129	26	(35)	120

Property and Equipment

Property and equipment are recorded at cost. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Equipment, computer hardware and purchased computer software are depreciated over three years. Furniture and fixtures are depreciated over five to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related lease or estimated life of the leasehold improvement. Upon disposal, property and equipment and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

The Company capitalizes certain internally developed software costs in accordance with authoritative guidance. These capitalized costs were approximately $10,374,000, $13,708,000 and $15,072,000 at December 31, 2009 and 2010 and March 31, 2011, respectively, and are included in property and equipment, net

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

in the balance sheet with amortization expense in 2008, 2009 and 2010 and the three months ended March 31, 2011 of approximately $619,000, $1,382,000, $1,615,000 and $734,000, respectively. The internally developed software costs are amortized over five years.

Goodwill and Intangible Assets

Goodwill arises from purchase business combinations and is measured as the excess of the cost of the business acquired over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed.

The Company evaluates goodwill, at a minimum, on an annual basis as of October 1 of each year, and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. The impairment assessment of goodwill is a two-step process and is tested at the Company’s sole reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. If the carrying amount of the sole reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any.

The enterprise fair value used by the Company was derived from valuations utilizing a blending of both the income approach, whereby current and future estimated discounted cash flows were utilized to calculate an operating value of the Company on a controlling interest basis, and the market approach, whereby comparable company results are used to derive a fair value of the Company.

Identifiable intangible assets consist of acquired trade names, customer listings, technology, domain names and contractual non-compete agreements associated with acquired businesses. In assessing the fair value of indefinite lived intangible assets, a relief from royalty methodology and a discounted cash flow methodology were used.

The determination of whether or not goodwill or indefinite lived intangible assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting unit or intangible assets. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill or intangible assets.

No impairment of goodwill or indefinite-lived intangible assets was identified during the years ended December 31, 2008, 2009 and 2010.

Intangible assets with definite lives are amortized over their estimated useful lives on a straight-line basis and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable (see Note 4). The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

Impairment of Long-lived Assets

The Company evaluates long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value in the period in which the determination is made. No significant impairments of long-lived assets have been recorded during any of the periods presented.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Leases

The Company leases facilities in several countries around the world and certain equipment under non-cancelable lease agreements. The terms of some of the lease agreements provide for rental payments on a graduated basis. Rent expense is recognized on a straight-line basis over the lease period and accrued as rent expense incurred but not paid.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

The Company generates substantially all its revenue from customers that pay fees for online advertising listing services related to the listing of their property for rent, primarily on a subscription basis, over a fixed-term. The Company also generates revenue from fees based on the number of traveler inquiries and reservation bookings and from local and national Internet display advertisers.

Payments for term-based subscriptions received in advance of services being rendered are recorded as deferred revenue and recognized ratably on a straight-line basis over the listing period. Revenue for inquiry-based contracts are determined on a fixed fee-per-inquiry stated in the arrangement and recognized when the service has been performed.

Internet display advertising revenue is generated primarily from advertisements appearing on the Company’s websites. There are several types of Internet advertisements, and the way in which advertising revenue is earned varies among them. Depending upon the terms, revenue might be earned each time an impression is delivered, each time a user clicks on an ad, each time a graphic ad is displayed, or each time a user clicks-through on the ad and takes a specified action on the destination site. The Company recognizes advertising revenue on a cost-per-thousand (CPM) impression basis whereby advertisers pay the Company based on the number of times their ads appear on the Company’s websites.

The Company sells gift cards with no expiration dates to travelers and does not charge administrative fees on unused cards. There is a portion of the gift card obligation that, based on historical redemption patterns, will never be used or required to be remitted to relevant jurisdictions, or breakage. At the point of sale, the Company recognizes breakage as deferred income and amortizes that over 48 months based on historical redemption patterns. The Company also records commission revenue for each gift card sale over the same 48-month redemption period.

The Company earns a commission for online reservations revenue calculated as a percentage of the value of the reservation. This revenue is included in other revenue in the consolidated statement of operations.

Through its professional software for bed and breakfasts and professional property managers, the Company makes selected, online bookable properties available to online travel agencies and channel partners. The Company receives a percentage of the transaction value or a fee from the property manager for making this inventory available. The Company recognizes redistribution revenue ratably over the contractual term of the related arrangement. This revenue is included in other revenue in our consolidated statement of operations.

As a result of certain 2010 acquisitions (see Note 3), revenue in 2010 includes revenue from the licensing of software products, from the sale of maintenance agreements and from the sale of hosted software solutions. For software license sales, typically one year of maintenance is included as part of the initial purchase price of the bundled offering with annual renewals of the maintenance component of the agreement following in subsequent years.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

The Company considers delivery of its software to have occurred and recognizes revenue from the sale of perpetual licenses when risk of loss transfers to the customer, which is generally upon electronic transfer of the license key that provides immediate availability of the product to the purchaser.

The Company accounts for sales incentives to customers as a reduction of revenue at the time that the revenue is recognized from the related product sale. The Company also reports revenue net of any sales tax collected.

As software is usually sold with maintenance, the amount of revenue allocated to the software license is determined by allocating the fair value of the maintenance and subtracting it from the total invoice or contract amount. Vendor-specific objective evidence, or VSOE, of the fair value of maintenance services is determined by the standard published list pricing for maintenance renewals, as the Company generally charges list prices for maintenance renewals. In determining VSOE, the Company requires that a substantial majority of the selling price for maintenance services fall within a reasonably narrow pricing range. Maintenance and support revenue is recognized ratably over the term of the agreement beginning on the activation date. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

Sales of hosted software solutions are generally for a one-year period. Revenues are recognized on a straight-line basis over the contract term. Certain implementation services related to the hosting services are essential to the customer’s use of the hosting services. For sales of these hosting services where the Company is responsible for implementation, the Company recognizes implementation revenue ratably over the estimated period of the hosting relationship, which the Company considers to be three years. Recognition starts once the product has been activated.

Training and consulting revenue is recognized upon delivery of the training course or consulting services to the end customer.

Cost of Revenue

Cost of revenue consists of salaries, benefits and related expenses and stock-based compensation of the Company’s customer service and web hosting personnel, merchant fees charged by credit card processors and costs associated with the hosting of the Company’s websites.

Advertising Expenses

The Company expenses all advertising costs as incurred. Advertising expenses included in sales and marketing expenses were approximately $10,343,000, $23,340,000, $35,071,000 and $11,807,000 for the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011, respectively.

Stock-Based Compensation

The cost of stock-based transactions are recognized in the financial statements based upon the fair value of the Company’s common stock on the date of grant. The fair value of restricted stock awards is determined based on the number of shares granted and the fair value of the Company’s common stock as of the grant date. The fair value of stock options is determined as of the grant date using the Black–Scholes valuation model. Fair value is generally recognized as an expense on a straight-line basis, net of estimated forfeitures, over the employee requisite service period. Accordingly, stock-based compensation for 2008, 2009, 2010 and the three months ended March 31, 2011 has been reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as trends of actual option forfeitures.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

The benefits of tax deductions in excess of recognized compensation costs are reported as financing cash flows, but only when such excess tax benefits are realized by a reduction to current taxes payable. The Company recognized a tax benefit of approximately $310,000 and $218,000 and a shortfall of $9,000 during the years ended December 31, 2008, 2009 and 2010, respectively, from the exercise of stock options. This tax benefit or shortfall has been recorded as additional paid-in capital on the Company’s consolidated balance sheets as of December 31, 2009 and 2010.

Deferred Financing Costs

Financing costs are deferred and amortized to interest expense using the straight-line method over the terms of the related debt, which approximates the effective interest method. In October 2008, the Company repaid its outstanding debt and wrote-off remaining deferred financing costs of approximately $2,618,000 to interest expense. The Company has no deferred financing costs recorded in its consolidated balance sheet as of December 31, 2009 or 2010.

Amortization of deferred financing costs, including write-off of costs in connection with debt extinguishments, for the year ended December 31, 2008 totaled approximately $3,099,000.

Income Taxes

The Company accounts for its income taxes in accordance with the liability method under which deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Valuation allowances are established when considered necessary to reduce deferred tax assets to amounts that are more likely than not to be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. In determining the future tax consequences of events that have been recognized in the financial statements or tax returns, significant judgments, estimates and interpretation of statutes are required. The Company has established a valuation allowance on certain deferred tax assets in the United States and the United Kingdom due to uncertainty related to their recovery. During the year ended December 31, 2010, the Company released approximately $13,364,000 of valuation allowance based on the Company’s determination that certain United States federal and state deferred tax assets will more likely than not be realized.

Uncertain tax positions must meet a more-likely-than-not threshold to be recognized in the financial statements. The Company recognizes liabilities when it believes that uncertain positions may not be fully sustained upon review by the tax authorities. Liabilities recognized for uncertain tax positions are based on a two-step approach for recognition and measurement. First, the Company evaluates the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit based on its technical merits. Second the Company measures the tax benefit as the largest amount that is more than 50.0% likely of being realized upon ultimate settlement. Interest and penalties attributable to uncertain tax positions, if any, are recognized as a component of income tax expense.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is generally their respective local currency. The financial statements of the Company’s international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ equity, and a weighted average exchange rate for each period for revenues, expenses, and gains and losses. Foreign currency translation adjustments are recorded as a separate component of stockholders’ equity. Gains

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

and losses from foreign currency denominated transactions are recorded in other income in the Company’s consolidated statements of operations. Gains and losses from foreign currency denominated transactions were not material for the year ended December 31, 2008. The Company recorded transaction gains of approximately $1,423,000 and losses of approximately $3,433,000 during the years ended December 31, 2009 and 2010, respectively.

Derivative Financial Instruments

As a result of the Company’s international operations, it is exposed to various market risks that may affect its consolidated results of operations, cash flow and financial position. These market risks include, but are not limited to, fluctuations in currency exchange rates. The Company’s primary foreign currency exposures are in Euros and British Pound Sterling, in which it conducts a significant portion of business activities. As a result, the Company faces exposure to adverse movements in currency exchange rates as the financial results of its operations are translated from local currency into U.S. dollars upon consolidation. Additionally, foreign exchange rate fluctuations on transactions denominated in currencies other than the functional currency result in gains and losses that are reflected in income.

The Company may enter into derivative instruments to hedge certain net exposures of nonfunctional currency denominated assets and liabilities, primarily related to intercompany loans, even though it does not elect to apply hedge accounting or hedge accounting does not apply. Gains and losses resulting from a change in fair value for these derivatives are reflected in income in the period in which the change occurs and are recognized on the consolidated statement of operations in other income (expense). Cash flows from these contracts are classified within net cash provided by operating activities on the consolidated statements of cash flows.

The Company does not use financial instruments for trading or speculative purposes. The Company recognizes all derivative instruments on the balance sheet at fair value and its derivative instruments are generally short-term in duration. As of December 31, 2010, no derivative contracts were outstanding.

The Company is exposed to the risk that counterparties to derivative contracts may fail to meet their contractual obligations.

Net Income (Loss) Per Share

Basic loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net loss attributable to common stockholders is increased for cumulative preferred stock dividends earned and accretion of preferred stock to redemption values during the period. Diluted loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average common shares outstanding plus potentially dilutive common shares. Because the Company reported losses for the periods presented, all potentially dilutive common shares comprising of stock options, restricted stock awards, warrants and convertible preferred stock are antidilutive.

Restricted stock awards provide the holder of unvested shares the right to participate in dividends declared on the Company’s common stock. Accordingly, these shares are included in the weighted average shares outstanding for the computation of basic earnings per share in periods of undistributed earnings. Restricted stock awards are excluded from the basic earnings per share in periods of undistributed losses as the holders are not contractually obligated to participate in the losses of the Company.

Comprehensive Loss

Comprehensive loss consists of net income (loss), cumulative foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Concentrations

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and short-term investments. The Company’s cash is deposited in financial institutions. However, cash and cash equivalents may exceed federally insured limits from time to time. The Company has not experienced any losses on its deposits.

Subsequent Events

In May 2009, the FASB issued a new accounting standard which established general accounting standards and disclosure for subsequent events. In accordance with this standard, the Company evaluated subsequent events through March 11, 2011, the date the financial statements were issued.

Accounting Standards Adopted During the Year Ended December 31, 2010

In January 2010, the Financial Accounting Standards Board, or FASB, issued guidance to require a number of additional disclosures regarding fair value measurements. In addition to the new disclosure requirements, the new guidance requires that reporting entities provide fair value measurement disclosures for each class of assets and liabilities. Previously issued guidance required separate fair value disclosures for each major category of assets and liabilities. The new guidance also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuance and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, all of the provisions of the new guidance were effective for interim and annual reporting periods beginning after December 15, 2009. The Company adopted these provisions as of January 1, 2010. The requirement to separately disclose purchases, sales, issuances and settlements of recurring Level 3 measurements is effective for annual reporting periods beginning after December 15, 2010, or January 1, 2011 for the Company. The adoption of the new guidance did not have any effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued guidance that requires entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and obligation to absorb losses of the entity that could potentially be significant to the variable interest. The guidance was effective as of the beginning of the annual reporting period commencing after November 15, 2009. The Company adopted these provisions as of January 1, 2010. The adoption of the guidance did not have any effect on the Company’s financial position or results of operations.

Recently Issued Accounting Standards Adopted in 2011

In October 2009, the FASB issued new guidance that establishes the accounting and reporting guidance for arrangements that include multiple revenue-generating activities, and provides amendments to the criteria for separating deliverables, and measuring and allocating arrangement consideration to one or more units of accounting. The new guidance also establishes a hierarchy for determining the selling price of a deliverable. Enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms of the arrangement, significant deliverables and the vendor’s performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The new guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010,

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

or January 1, 2011 for the Company. Early application is permitted. The adoption of the new guidance did not have a material impact on the Company’s financial position or results of operations.

3. Business Combinations

There were no acquisitions during the year ended December 31, 2008.

The following table summarizes the Company’s acquisitions during the years ended December 31, 2009 and 2010 with amounts shown below as fair values at each respective acquisition date, including earn outs achieved (in thousands):

	Homelidays	Bedand Breakfast.com	Alugue Temporada	Instant Software	Escapia
Year acquired	2009	2010	2010	2010	2010
Deferred revenue and net tangible assets (liabilities)	$(183)	$(6,133)	$(736)	$(556)	$(772)
Deferred tax assets (liabilities)	(614)	—	(967)	149	2,180
Trade name (indefinite-lived)	3,611	3,859	1,063	2,160	1,010
Developed technology	3,113	2,009	—	1,220	780
Customer relationships	3,409	7,057	1,959	9,910	1,730
Non-compete agreements	25	50	67	150	638
Goodwill	39,648	24,813	13,164	14,117	4,748

Aggregate purchase price	$49,009	$31,655	$14,550	$27,150	$10,314

The following table summarizes the Company’s weighted-average amortization period, in total and by major definite-lived intangle asset class, by acquisition during the years ended December 31, 2009 and 2010 (in years):

	Homelidays	Bedand Breakfast.com	Alugue Temporada	Instant Software	Escapia
Developed technology	5.0	8.0	—	5.0	5.0
Customer relationships	6.0	6.0	6.0	13.0	10.0
Non-complete agreements	3.0	3.0	4.0	2.5	4.0
Total weighted-average amortization period	5.5	6.4	5.9	12.0	7.5

Tangible net assets were valued at their respective carrying amounts, which the Company believes approximate their current fair values at the respective acquisition dates, except for adjustments to Instant Software and Escapia’s deferred revenue amounts. Instant Software and Escapia’s deferred revenue was derived from licenses, maintenance and support, hosting and consulting contracts. The Company estimated its obligation related to the deferred revenue using the cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligation plus a normal profit margin. The sum of the costs and operating profit approximates the amount that the Company would be required to pay a third party to assume the support obligation. The estimated costs to fulfill the support obligation were based on the historical direct costs related to providing the support. As a result, the Company recorded an adjustment to reduce Instant Software and Escapia’s carrying value of deferred revenue by $4,854,000 and $745,000 to $421,000 and $320,000, respectively, which represents the Company’s estimate of the fair value of the contractual obligations assumed.

The valuation of identifiable intangible assets acquired reflects management’s estimates based on, among other factors, use of established valuation methods. The value of the acquired trade names was determined using

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

a relief from royalty method. Developed technology was valued on a combination of the income and market approach. The income approach estimates the fair value based on the earnings and cash flow capacity of the subject asset. The market approach measures the fair value of the technology through an analysis of recent comparable transactions. The value of customer relationships was determined using the income approach. Non-competition agreements have been valued based on other arms’ length transactions between the Company and selling shareholders in past acquisitions. Identifiable intangible assets with definite lives are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of two to ten years. Certain trade names acquired are indefinite-lived intangible assets and are therefore not amortized but reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination.

Homelidays

In January 2009, the Company acquired 100.0% of the outstanding common stock of Homelidays SAS, a France-based provider of web-based vacation rental listings that operates the website Homelidays.com, for cash consideration, excluding direct transaction costs, of approximately $46,716,000. Approximately $1,309,000 of the cash consideration purchase price was deferred and paid in May 2009 pursuant to terms in the stock purchase agreement.

In January 2009 and immediately prior to the acquisition by the Company of Homelidays SAS, the Company acquired 100.0% of the outstanding common stock of NetSquared, Ltd. and its wholly owned subsidiary Holidaylets, Ltd. (the acquired business is referred to as “NetSquared”), a U.K.-based provider of web-based vacation rental listings that operates the website Holidaylets.net, for cash consideration, excluding direct transaction costs, of approximately $2,293,000. NetSquared was a wholly owned subsidiary of Homelidays SAS. The acquired businesses of Homelidays SAS and NetSquared are collectively referred to by the Company as “Homelidays.”

At the acquisition date, the sellers entered into a guarantee of €3,300,000 in favor of the Company to secure certain indemnification obligations of the sellers. The guarantee amount reduced to €1,650,000 (approximately $2,187,000 as of December 31, 2010) on January 27, 2010 and expired in full on January 27, 2011. The guarantee amount was €1,650,000 (approximately $2,187,000) as of December 31, 2010 in favor of the Company.

Goodwill is not deductible for tax purposes. The acquired goodwill and trade names are indefinite-lived assets and will be reviewed for impairment annually or when events or changes in circumstances indicate that these indefinite-lived assets may be impaired. The developed technology, customer relationships and non-compete agreements have a weighted average useful life of 5.5 years from the date of acquisition.

BedandBreakfast.com

In March 2010, the Company acquired 100% of the outstanding common stock of ELG Hospitality, Inc., a U.S.-based specialty travel website that operates the websites BedandBreakfast.com, rezovation.com, webervations.com and inns.com (the acquired business is referred to as “BedandBreakfast.com”), for total consideration, excluding direct transaction costs, of approximately $31,655,000. Consideration included $23,404,000 in cash paid directly to the owners of the acquired business and the issuance of 603,618 shares of

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

HomeAway, Inc. common stock with a fair value of $13.67 per share, or $8,251,000. Approximately $3,170,000 of the cash consideration purchase price was placed in an escrow account to secure certain indemnification obligations of the sellers. The escrow funds that are not used to secure indemnification obligations will be released on the second anniversary date of the acquisition. The Company incurred approximately $95,000 in direct acquisition costs, all of which were expensed as incurred, which are included in general and administrative expenses on the consolidated statement of operations.

The Company made an election under Section 338(h)(10) of the Internal Revenue Code to treat the stock acquisition as an asset purchase for tax purposes. As a result, goodwill and intangibles arising from the acquisition are deductible for tax purposes on a straight-line bases over a 15 year period. The acquired goodwill and trade names are indefinite-lived assets and will be reviewed for impairment annually or when events or changes in circumstances indicate that these indefinite-lived assets may be impaired. The developed technology, customer relationships and non-compete agreements have a weighted average useful life of 6.4 years from the date of acquisition.

The results of BedandBreakfast.com have been included in the Company’s consolidated results since the acquisition date in March 2010.

AlugueTemporada

In March 2010, the Company acquired 100% of the outstanding stock of Qualimidia Veiculacao E Divulgacao Ltd, a Brazil-based provider of web-based vacation rental listings that operates the website AlugueTemporada.com.br (the acquired business is referred to as “AlugueTemporada”), for cash consideration, excluding direct transaction costs, of approximately $14,550,000. Approximately $1,428,000 of the cash consideration purchase price was placed in an escrow account to secure certain indemnification obligations of the sellers. The escrow funds that are not used to secure indemnification obligations will be released in two equal payments on the first and second anniversary dates of the acquisition. In July 2010, the Company paid approximately $560,000 to the sellers in satisfaction of certain earn-out targets. The Company incurred approximately $239,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses on the consolidated statement of operations.

Goodwill is not deductible for tax purposes. The acquired goodwill and trade names are indefinite lived assets and will be reviewed for impairment annually or when events or changes in circumstances indicate that these indefinite-lived assets may be impaired. The customer relationships and non-compete agreements have a weighted average useful life of 5.9 years from the date of acquisition.

The results of AlugueTemporada have been included in the Company’s consolidated results since the acquisition date in March 2010.

Instant Software

In October 2010, the Company, through a newly formed wholly owned subsidiary, Instant, Inc., acquired certain assets and assumed certain liabilities of Instant Software, Inc., a domestic provider of software applications, tools and solutions for the vacation rental industry, First Resort Software Company, Inc., Entech Data Systems, Inc. and VRGDS, Inc. (the acquired business is referred to as “Instant Software”) for total consideration, excluding direct transaction costs, of approximately $27,150,000. Consideration included $24,150,000 in cash paid directly to the owners of the acquired business and the issuance of 199,598 shares of HomeAway, Inc. common stock with a fair value of $15.03 per share, or $3,000,000. The $3,000,000 stock consideration purchase price was placed in an escrow account to secure certain indemnification obligations of the sellers. The escrow funds that are not used to secure indemnification obligations will be released in three annual installments with half on the first anniversary date, half of the remaining balance on the second anniversary date

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

and the remaining balance on the third anniversary date of the acquisition. The Company incurred approximately $332,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses on the consolidated statement of operations.

Goodwill and intangibles arising from the acquisition are deductible for tax purposes on a straight line basis over a 15 year period. The acquired goodwill and trade names are indefinite lived assets and will be reviewed for impairment annually or when events or changes in circumstances indicate that these indefinite-lived assets may be impaired. The developed technology, customer relationships and non-compete agreements have a weighted-average useful life of 12.0 years from the date of acquisition.

The results of Instant Software have been included in the Company’s consolidated results since the acquisition date in October 2010.

Escapia

In October 2010, the Company acquired 100.0% of the outstanding stock of Escapia, Inc., a domestic provider of web-based vacation rental management software and online marketing solutions (the acquired business is referred to as “Escapia”), and merged it into Pacific Acquisition Corp., a wholly owned subsidiary of the Company, for cash consideration, excluding direct transaction costs, of approximately $10,314,000. Approximately $1,000,000 of the cash consideration purchase price was placed in an escrow account to secure certain indemnification obligations of the sellers. The escrow funds that are not used to secure indemnification obligations will be released 18 months after the date of the acquisition. The Company incurred approximately $126,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses on the consolidated statement of operations.

Goodwill is not deductible for tax purposes. The acquired goodwill and trade names are indefinite lived assets and will be reviewed for impairment annually or when events or changes in circumstances indicate that these indefinite-lived assets may be impaired. The developed technology, customer relationships and non-compete agreements have a weighted average useful life of 7.5 years from the date of acquisition.

The results of Escapia have been included in the Company’s consolidated results since the acquisition date in October 2010.

Pro Forma Results (unaudited)

The following unaudited pro forma supplemental information presents an aggregated summary of results of operations of the Company for fiscal years ended December 31, 2008, 2009 and 2010, assuming the completion of the fiscal 2009 acquisition of Homelidays occurred on January 1, 2008 and the completion of the fiscal 2010 acquisitions of BedandBreakfast.com, AlugueTemporada, Instant Software and Escapia occurred on January 1, 2009.

The unaudited pro forma supplemental information presented below is based on estimates and assumptions that the Company believes are reasonable. The average foreign exchange rate during each of the presented years was used in preparing the supplemental information. The unaudited pro forma supplemental information prepared by the Company is not necessarily indicative of the results of income in future periods or the results that actually would have been realized had the acquired businesses and the Company been a combined company during the specified periods.

(in thousands)	Year Ended December 31,
	2008	2009	2010
Total revenue	$90,990	$141,714	$178,800
Net income (loss)	(4,570)	6,319	15,581

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

4. Goodwill and Other Intangible Assets

Goodwill

Changes in the Company’s goodwill balance for the years ended December 31, 2009 and 2010 are summarized in the table below (in thousands).

Balance at December 31, 2008	$200,957
Acquired in business combinations	39,648
Foreign currency translation adjustment	6,217

Balance at December 31, 2009	246,822
Acquired in business combinations	58,747
Foreign currency translation adjustment	(4,789)

Balance at December 31, 2010	$300,780

The goodwill acquired in business combinations during 2010 includes an adjustment to increase goodwill and deferred tax liabilities by approximately $1,905,000 to account for the temporary difference between the book basis and tax basis in acquired indefinite-lived intangible assets from certain stock acquisitions in prior years.

Intangible Assets

The Company’s intangible assets, excluding goodwill, consist of intangible assets acquired primarily in business combinations and were recorded at their estimated fair values on the date of purchase. The finite-lived intangible assets that are being amortized are summarized in the table below (in thousands):

		December 31, 2009			December 31, 2010
	Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	10	$1,170	$(569)	$601	$1,141	$(666)	$475
Developed technology	2-8	19,152	(12,713)	6,439	22,585	(15,379)	7,206
Customer relationships	6-13	32,268	(14,285)	17,983	52,239	(20,093)	32,146
Noncompete agreements and domain names	2-5	2,687	(1,395)	1,292	3,108	(1,541)	1,567

		$55,277	$(28,962)	$26,315	$79,073	$(37,679)	$41,394

Amortization of noncompete agreements is recorded over the term of the agreements.

In June 2009, the Company entered into a noncompetition contract with a former employee with a term of three years. As consideration for the contract, the Company paid cash consideration of approximately $1,112,000 to the former employee. The cash consideration was settled through a net cash settlement repurchase of 206,250 of the individual’s vested common stock options. The Company recorded the full value of the consideration as an intangible asset that is being amortized over the three-year contract period.

Amortization expense for the years ended December 31, 2008, 2009 and 2010 was approximately $9,026,000, $9,516,000 and $9,953,000, respectively.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Expected future annual amortization expense for finite-lived intangible assets as of December 31, 2010 is as follows (in thousands):

2011	$10,966
2012	8,783
2013	6,781
2014	3,987
2015	3,123
Thereafter	7,754

$41,394

The Company has the following indefinite-lived intangible assets recorded in its consolidated balance sheets as of December 31, 2009 and 2010, respectively (in thousands):

	December 31,
	2009	2010
Trademarks, trade names and other	$20,893	$28,396

5. Property and Equipment, net

Property and equipment consists of the following at December 31, 2009 and 2010, respectively, (in thousands):

	December 31,
	2009	2010
Computer equipment and purchased software	$11,449	$17,079
Internal-use software	10,374	13,708
Furniture and fixtures	2,021	2,552
Leasehold improvements	5,403	6,679

	29,247	40,018
Less accumulated depreciation	(12,305)	(18,473)

	$16,942	$21,545

For the years ended December 31, 2008, 2009 and 2010, depreciation expense was approximately $3,096,000, $4,096,000 and $5,888,000, respectively.

6. Accrued Expenses

The Company’s accrued expenses are comprised of the following at December 31, 2009 and 2010, respectively (in thousands):

	December 31,
	2009	2010
Compensation and related benefits	$6,433	$7,322
Gift cards	—	5,162
Taxes	875	2,750
Advertising	1,419	1,731
Other	2,884	5,009

Total	$11,611	$21,974

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

7. Notes Payable

In October 2008, the Company repaid in full all outstanding obligations owed to a lender under a credit agreement. For the fiscal year ended December 31, 2008, the term loans to this lender bore interest at a weighted average rate equal to approximately 8.6% per annum.

8. Commitments and Contingencies

Leases

The Company leases its facilities and certain office equipment under noncancellable operating leases. Future minimum lease payments under noncancellable operating leases with terms in excess of one year at December 31, 2010 are as follows (in thousands):

2011	$3,685
2012	2,902
2013	2,637
2014	2,537
2015	2,135
Thereafter	7,286

Total minimum lease payments	21,182
Minimum sublease rental income	(167)

Total net minimum lease payments	$21,015

Rental expense was approximately $1,159,000, $2,842,000, $2,906,000 and $1,026,000 for the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011, respectively.

Guarantees

The Company offers two guarantee products to travelers: Basic Rental Guarantee and Carefree Rental Guarantee. The Basic Rental Guarantee is offered to travelers that book a vacation rental property listed on any one of the Company’s websites to protect 50.0% of their vacation rental payments up to $1,000 against Internet fraud. Travelers additionally may purchase additional protection to cover 100.0% of vacation rental payments up to $10,000 against Internet fraud, misrepresentation, wrongful denial of entry, or wrongful deposit loss by the purchase of the Carefree Rental Guarantee. The Company does not maintain insurance from any third party against claims under the guarantees, and any amounts payable for claims made under these guarantees are payable by the Company. Amounts recorded for estimated future claims under the guarantees are based on historical experience and estimates of potential future claims made by the Company are recorded in general and administrative expense in the Company’s consolidated statement of operations. At December 31, 2009 and 2010 and March 31, 2011, the Company had recorded approximately $538,000, $232,000 and $219,000 as an accrued expense for potential future claims.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Changes for the traveler guarantees, which are presented as a current liability in the Company’s consolidated balance sheets, are as follows:

(in thousands)	Year Ended December 31,		Three Months Ended March 31,
	2009	2010	2010	2011
			(unaudited)	(unaudited)
Traveler guarantee liability
Liability at beginning of year	$253	$538	$538	$232
Costs accrued for new rentals	301	—	30	28
Release of expected guarantee	—	(141)	—	—
Guarantee obligations honored	(16)	(165)	(30)	(41)

Traveler guarantee liability at end of year	$538	$232	$538	$219

In May 2008, the Company entered into a guarantee of £2,200,000 in favor of a bank in the United Kingdom for extending credit to the Company in connection with the wholly owned United Kingdom subsidiary’s business of collecting its subscription revenues in advance via credit card payments. In November 2009, the guarantee was amended to increase the maximum aggregate guarantee amount to £5,000,000 (approximately $7,964,000 as of December 31, 2010).

Legal

From time to time, the Company may be involved in litigation relating to claims arising in the ordinary course of business. Management believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Employment Agreements

The Company has entered into employment and change of control arrangements with certain of its executive officers and with certain employees in Europe, where it is customary practice.

9. Redeemable Preferred Stock and Convertible Redeemable Preferred Stock

The Company’s amended and restated certificate of incorporation, as amended in October 2008, authorizes the Company to issue up to 68,836,142 shares of preferred stock with a par value of $0.0001 per share, of which 28,780,925 shares are designated as Series A redeemable preferred stock, 3,550,000 shares are designated as Series B redeemable preferred stock, 21,200,000 shares are designated as Series C convertible redeemable preferred stock, and 15,305,217 shares are designated as Series D convertible redeemable preferred stock. Series A redeemable preferred stock, Series B redeemable preferred stock, and Series C convertible redeemable are collectively referred to as the “Junior Preferred Stock.” All classes of preferred stock from inception to date have been sold or issued to fund operations, to fund acquisitions that have been made by the Company, to fund payment of existing debt obligations or to fund the repurchase of shares of common stock of the Company.

In June 2010, the Board approved the 2010 Dividend Repayment and Stock Repurchase/Redemption Program (the “Dividend and Stock Repurchase Program”). The program authorized the payment of up to $8,300,000 for the payment of certain amounts in satisfaction of accrued but unpaid dividends on the outstanding shares of Series A, B and C preferred stock and for the repurchase of a portion of the outstanding shares of Series A and B preferred stock.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

In connection with the Dividend and Stock Repurchase Program, during 2010 the Company paid dividends on Series A, B and C preferred stock of $1,439,000, $195,000 and $2,431,000, respectively.

In addition to the dividends payments, the Company repurchased 2,391,321 shares of Series A preferred stock at a redemption price equal to the original issue price of $1.40 per share, or approximately $3,348,000, and 297,195 shares of Series B preferred stock at a redemption price equal to the original issue price of $2.00 per share, or approximately $594,000.

Series A Redeemable Preferred Stock

The Company had 28,780,925 and 26,389,604 shares of its Series A redeemable preferred stock (the “Series A shares”) issued and outstanding at December 31, 2009 and 2010, respectively.

Series B Redeemable Preferred Stock

The Company had 3,550,000 and 3,252,805 shares of its Series B redeemable preferred stock (the “Series B shares”) issued and outstanding at December 31, 2009 and 2010, respectively.

Series C Convertible Redeemable Preferred Stock

The Company had 19,140,633 shares of its Series C convertible redeemable preferred stock (the “Series C shares”) issued at December 31, 2009 and 2010, respectively.

In March and December 2008, certain holders of Series C shares converted 1,559,367 Series C shares into an equal number of shares of common stock as permitted by the terms of the Series C shares. Upon conversion, the Company paid approximately $1,143,000 in accrued and unpaid dividends on the converted Series C shares.

In January 2009, certain holders of Series C shares converted 700,000 Series C shares into an equal number of shares of common stock as permitted by the Series C stock purchase agreement. Upon conversion, the Company paid approximately $605,000 in accrued and unpaid dividends on the converted Series C shares.

Series D Convertible Redeemable Preferred Stock

The Company has 15,305,217 shares of its Series D convertible redeemable preferred stock (the “Series D shares”) issued and outstanding at December 31, 2009 and 2010, respectively.

In October and November 2008, the Company sold an aggregate of 15,305,217 Series D shares at a price of $16.33 per share for an aggregate price of $250,000,000. Issuance costs of $581,000 were incurred in 2008 and recorded against the net proceeds received from the issuance of Series D shares.

Preferred Stock Rights

The rights, preferences, privileges and restrictions granted to and imposed on the Series A, Series B, Series C and Series D shares are as set forth below.

Dividend Provisions

Holders of Series A, Series B and Series C shares are entitled to receive, on a pari passu basis, cumulative dividends from the respective dates of issuance at $0.112, $0.16 and $0.40 per annum per share, respectively, and prior to any dividends declared or paid on any shares of the Company’s common stock. Dividends accrued and

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

unpaid as of December 31, 2010 are $0.66, $0.74 and $1.52 per share for the Series A, Series B and Series C shares, respectively. Holders of Series D shares are entitled to receive dividends out of any assets legally available prior to dividends declared or paid on any shares of the Company’s common stock. Any dividends declared on Series D shares are not cumulative. Holders of Series C and Series D shares shall also be entitled to participate in any dividends declared on the Company’s common stock on an as-converted to common stock basis.

In 2009, the Company paid approximately $605,000 in accrued dividends to former holders of Series C shares upon conversion of Series C shares into common stock. In 2010, the Company paid approximately $1,439,000, $195,000 and $2,431,000 in accrued dividends to current and former holders of Series A, Series B and Series C shares, respectively.

Liquidation Rights

Holders of Series D shares hold a liquidation preference over the holders of Junior Preferred Stock and the Company’s common stock. Holders of the Junior Preferred Stock hold a liquidation preference over the holders of the Company’s common stock.

In the event of any liquidation, dissolution or winding up of the Company, holders of Series D shares are entitled to receive an initial liquidation preference in an amount per share equal to the sum of (a) the quotient determined by dividing the total amount of indemnifiable losses payable by the Company pursuant to the terms of the Series D stock purchase agreement divided by the number of outstanding Series D shares (the “Loss Amount”), plus (b) the greater of (i) the original issue price of $16.33, plus any declared and unpaid dividends on such share, and (ii) the amount per Series D share such holder of Series D shares would receive in respect of the shares of common stock issuable upon conversion of a Series D share if the holder of Series D shares had converted such Series D shares into common stock immediately before the liquidation (the sum of (a) and (b) above, the “Series D Initial Liquidation Amount”). If upon occurrence of such event, the entire assets and funds distributed are insufficient to satisfy the liquidation rights described in this paragraph, then the entire assets and funds of the Company legally available for distributions shall be distributed pro rata among the holders of Series D shares in proportion to the amounts to which they would otherwise be entitled.

Upon completion of the initial distribution to the holders of outstanding Series D shares, the holders of Series D shares and the holders of Junior Preferred Stock are entitled to receive liquidation preferences, on a pari passu basis, as follows: in the case of Series A shares, an amount equal to the original unit issue price of Series A shares of $1.40, plus an additional amount equal to any dividends declared or accrued but unpaid on each share; in the case of Series B shares, an amount equal to the original unit issue price of Series B shares of $2.00, plus an additional amount equal to any dividends declared or accrued but unpaid on each share; in the case of Series C shares, an amount equal to the original unit issue price of Series C shares of $5.00, plus an additional amount equal to any dividends declared or accrued but unpaid on each share; and in the case of the Series D shares, an amount per share equal to a “Minimum Series D Return” less the Series D Initial Liquidation Amount, if the Minimum Series D Return is larger than the Series D Initial Liquidation Amount. If a liquidation occurs after the date of the two year anniversary of the original Series D issue date of October 23, 2010, then the Minimum Series D Return is the lesser of (a) a per share amount that would yield a 14% internal rate of return with respect to a Series D share as of the date of the liquidation, and (b) $26.62 per share. If upon occurrence of such liquidation event, the entire assets and funds distributed are insufficient to satisfy the liquidation rights of the holders of Series D shares and the holders of Junior Preferred Stock described in this paragraph, then the entire assets and funds legally available for distributions shall be distributed pro rata among the holders of Series D shares and the holders of Junior Preferred Stock in proportion to the amounts to which they would otherwise be entitled.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

If upon completion of the liquidation preferences described above there are remaining assets and funds of the Company legally available for distribution, the remaining assets and funds will be distributed pro rata amongst the holders of common stock and the holders of Series C shares on an as-converted to common stock basis.

Unless otherwise determined by the holders of at least seventy percent (70%) of preferred stock voting together as a single class, then the following events shall be deemed a liquidation for purposes of the liquidation rights described above: any reorganization, merger or consolidation that results in a change in control of the Company or a sale, lease, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Company.

All liquidation rights described above are subject to adjustments for stock dividends, stock splits, combinations, reorganizations, recapitalizations, reclassifications or similar events.

Redemption Rights

Unless otherwise prohibited by agreements between the Company and its lenders, Series D shares are redeemable anytime after the date of the sixth anniversary of the original issue date of Series D shares of October 23, 2014, upon the request of holders of a majority of the then outstanding Series D shares. In addition, unless prohibited by agreements between the Company and its lenders, shares of Junior Preferred Stock are redeemable anytime after the date of the fifth anniversary of the first issuance of Series C shares of November 2, 2011 and after the redemption or conversion of all outstanding Series D shares upon the request of holders of a 70.0% vote of the holders of the outstanding Junior Preferred Stock voting together as a single class. Further, unless prohibited by agreements between the Company and its lenders, Series A and Series B shares are redeemable upon the completion of a public offering.

Series D shares are redeemable at an amount per share equal to the sum of (a) Loss Amount, plus (b) the greater of the Series D issue price of $16.33 plus $1.63 per annum, and (c) the then fair market value per share of the Series D shares, as determined in good faith by the Company’s board of directors or an independent appraiser as provided in the Company’s amended and restated certificate of incorporation. Junior Preferred Stock is redeemable at amounts per share as follows: in the case of Series A shares, the original unit issue price for Series A shares of $1.40, plus an additional amount equal to any dividends declared or accrued but unpaid on each share; in the case of Series B shares, the original unit issue price for Series B shares of $2.00, plus an additional amount equal to any dividends declared or accrued but unpaid on each share; and in the case of Series C shares, the original issue price per share of the Series C shares of $5.00, plus an additional amount equal to any dividends declared or accrued but unpaid on each share. The redemption values are subject to certain adjustments for stock dividends, stock splits, combinations, reorganizations, recapitalizations, reclassifications or similar events.

The Company accounts for the variable redemption value of the Series D shares by accreting shares of Series D using an effective interest method to a value equal to the original Series D issue price of $16.33 per share plus the stated $1.63 per share premium per annum as described in the Company’s amended and restated certificate of incorporation. As disclosed above, the first available redemption date for Series D shares is October 24, 2014. As such, the Company will accrete Series D shares to a redemption value equal to the calculated value at October 24, 2014, or $26.13 per share. Changes to the variable redemption value over time will be recognized over the period in which the change occurs to the earliest redemption date, or October 24, 2014.

As the holders of preferred stock have a condition for redemption that is outside of the control of the Company, limited only by the passage of time as denoted above, the preferred unreturned capital has been presented in the mezzanine section of the consolidated balance sheets.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Junior Preferred Stock issuance costs as well as cumulative dividends and liquidation preference amounts, including accrued but unpaid dividends, in excess of carrying value are being accreted using an effective interest method over the term of each class of preferred stock and from each preferred stock issuance date to the first available redemption date for such class of preferred stock. Accretion to the carrying value of the preferred shares is being recorded as a reduction in stockholder’s equity.

Conversion

Each share of Series C and Series D convertible redeemable preferred stock is convertible into one share of common stock, at the option of the holder, up until the fifth day before a redemption event described above and automatically immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement, in which the aggregate gross proceeds raised are at least $75,000,000 (a “Qualified IPO”).

The conversion price for Series C shares shall be reduced immediately prior to the closing of a Qualified IPO if the sum of the public offering price per share of common stock in such Qualified IPO (before any deduction of any underwriters’ commissions, discounts and offering expenses) and the declared or accrued but unpaid dividends (such sum, the “IPO Return”) is less than 175.0% of the original issue price of $5.00 per share for Series C shares, or $8.75 per share (the “Minimum IPO Price”), to a price determined by multiplying the conversion price for Series C shares of $5.00 per share by a fraction, the numerator of which is the IPO Return and the denominator of which is the Minimum IPO Price. If Series C convertible preferred stock is converted to common stock, all accrued but unpaid dividends on the shares converted shall be paid in full. At the Company’s election, such dividends may be paid either in cash or by issuance of shares of common stock based upon the fair market value of the common stock as of the conversion date.

The conversion price for Series D shares shall be adjusted if additional shares of common stock are issued for less than the conversion price for Series D shares. If additional shares of common stock are issued within one year of the original issuance date for Series D shares, then the conversion price for Series D shares shall be adjusted to the amount of the per share consideration for such additional shares of common stock. If additional shares of common stock are issued after the date of the one year anniversary of the original issuance date for Series D shares, then the conversion prices for Series D shares shall be adjusted on a weighted average basis. Additionally, the conversion price for Series D shares shall be reduced immediately prior to the closing of the Company’s initial public offering (“IPO”) if the public offering price per share of common stock in the IPO (before any deduction of any underwriters’ commissions, discounts and offering expenses) is less than the Minimum Series D Return described above to a price determined by multiplying the conversion price for Series D shares by a fraction, the numerator of which is the public offering price per share of common stock in the IPO (before any deduction of any underwriters’ commissions, discounts and offering expenses) and the denominator of which is the Minimum Series D Return.

The conversion prices for the Series C and Series D shares are also subject to certain adjustments for stock dividends, stock splits, combinations, reorganizations, recapitalizations, reclassifications or similar events.

Series A and Series B shares are not convertible.

Voting

Holders of Series C and Series D shares will vote together with the holders of common stock as one class. Each holder of Series C and Series D shares shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of Series C and Series D shares held by such holder could be converted as of the record date for such vote. Except in limited circumstances, Series A and Series B shares are non-voting securities.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Equity and Stock-Based Compensation

Common Stock

The Company’s amended and restated certificate of incorporation, as amended in October 2008, authorizes the Company to issue up to 89,163,858 shares of common stock with a par value of $0.0001 per share. At December 31, 2009 and 2010, there were 37,191,445 and 38,987,423 shares outstanding, respectively.

In March 2010, the Company issued 603,618 shares of common stock in conjunction with the Company’s acquisition of BedandBreakfast.com (see Note 3).

In April and June 2010, the Company issued 170,000 and 150,000 shares of common stock, respectively, that were subject to vesting restrictions. The total fair value of these shares of approximately $4,458,000 is being recognized over the vesting period. For all grants, the intrinsic value of the award was the fair value. As of December 31, 2010, 27,000 shares of common stock subject to restrictions were vested. Vesting is generally 25.0% at one year from grant date and monthly thereafter for the following four years.

In October 2010, the Company issued 199,598 shares of common stock in conjunction with the Company’s acquisition of Instant Software (see Note 3).

In October 2010, the Company issued 29,726 shares of common stock to certain owners of businesses acquired in 2010 for proceeds of approximately $447,000.

Treasury Stock

In October 2008, and in accordance with the Series D Preferred Stock Purchase Agreement, the Company’s board of directors authorized the Company to use up to $75,000,000 in proceeds obtained from the sale and issuance of Series D shares for the repurchase or redemption of shares of common stock held by certain stockholders of the Company at a per share price equal to a purchase price of $13.49 per share. Further, such repurchase transaction was required to occur within 75 days from the closing of the initial sale and issuance of Series D shares of October 23, 2008.

On November 20, 2008, the Company extended an offer to certain holders and potential holders of common stock to repurchase certain eligible shares of common stock at a purchase price of $13.49 per share. For purposes of the repurchase offering, the maximum number of shares that any holder or potential holder of common stock could have repurchased was equal to 20.0% of the shares of common stock held by or issuable to each eligible stockholder as of December 19, 2008.

Holders of vested options or warrants to purchase shares of common stock who desired to tender such shares in the repurchase offering were required to exercise the options or warrants before such shares would be repurchased. For the limited purpose of participating in the repurchase offering, the Company’s board of directors approved a formal cashless exercise program, whereby the proceeds paid to the option holder for shares of common stock acquired upon exercise of the option and subsequently repurchased by the Company in the repurchase offer was net of the aggregate exercise price of the shares acquired upon exercise of the stock option. Eligible stockholders could elect to have their shares repurchased on December 19, 2008 or on the expiration date of the offer of January 2, 2009.

In 2008, the Company repurchased 3,622,696 shares of common stock for gross cash consideration of approximately $48,883,000, or $13.49 per share. Included in the number of shares repurchased by the Company were 1,359,367 shares of common stock issued upon the conversion of Series C shares, 180,293 shares of common stock issued upon the exercise of vested stock options and 127,959 shares of common stock issued upon

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

the exercise of warrants. The cash consideration paid by the Company was net of approximately $122,000 relating to stock options exercised through the cashless exercise program. No warrants were exercised through the cashless exercise program. The total cash paid by the Company in 2008, net of cashless exercises of stock options by certain holders, and including transaction costs paid in 2008 of approximately $31,000, was approximately $48,800,000. Transaction costs paid and accrued as of December 31, 2008 were $121,000 and are recorded as a component of stockholders’ equity.

In January 2009, the Company completed its repurchase of common stock by purchasing 1,287,877 shares of common stock for gross cash consideration of approximately $17,378,000, or $13.49 per share. Included in number of shares repurchased by the Company were 700,000 shares of common stock issued upon the conversion of Series C Preferred Stock and 59,601 vested stock options that were exercised. The cash consideration paid by the Company was net of approximately $50,000 relating to stock options exercised through cashless exercise transactions and $177,000 related to transaction costs paid by certain shareholders. The total cash paid by the Company in 2009, net of cashless exercise transactions by certain holders, and including transaction costs paid in 2009 of approximately $155,000, was approximately $17,306,000.

In January 2009, the Company retired all shares of treasury stock that were repurchased by the Company during 2008 and January 2009. There are no longer shares of treasury stock deemed outstanding as of January 27, 2009. All shares of treasury stock retired were deemed to be authorized and unissued shares of the Company’s capital stock as of January 27, 2009.

In April 2009, the Company repurchased and immediately retired 43,750 shares of common stock from an employee for cash consideration of approximately $590,000.

Common Stock Warrants

Since inception, the Company has issued warrants to purchase an aggregate of 682,549 shares of the Company’s common stock. Of these warrants issued, 500,334 warrants were exercised in 2008 and 148,215 warrants remain outstanding as of December 31, 2010 with a weighted average exercise price of $1.08 per share. There have been no warrants issued in 2008, 2009 or 2010.

At December 31, 2010, the Company has reserved 148,215 shares of common stock to permit exercise of the above warrants.

Stock Compensation Plans

The Company has two stock-based compensation plans, the 2004 Stock Option Plan (the “2004 Plan”) and the 2005 Stock Plan (the “2005 Plan”), which are described below.

2004 Plan

In April 2004, the Company adopted the 2004 Plan, providing for the granting of incentive and nonstatutory stock options, as defined by the Internal Revenue Code, to employees, directors and consultants. The exercise price of the options granted are generally equal to the value of the Company’s common stock on the date of grant, as determined by the Company’s board of directors. The awards are exercisable and vest, generally over four years, in accordance with each option agreement. The term of each option is no more than ten years from the date of the grant. The 2004 Plan allows for options to be immediately exercisable, subject to the Company’s right of repurchase for unvested shares at the original exercise price. During 2009, the 2004 Plan was amended primarily to provide the ability to grant restricted stock and restricted stock units. There are 11,747,563 shares authorized for issuance under the 2004 Plan. At December 31, 2009 and 2010 there were 7,203,012 and 8,299,477 options outstanding under the 2004 Plan, respectively. There were 173,292 shares available for grant under the 2004 Plan at December 31, 2010.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

2005 Plan

In January 2005, the Company adopted the 2005 Plan, providing for the granting of nonstatutory stock options, as defined by the Internal Revenue Code, to employees, directors and consultants. The exercise price of the options granted are generally equal to the value of the Company’s common stock on the date of grant, as determined by the Company’s board of directors. The awards generally vest and become exercisable upon the closing of a change of control or the closing of an underwritten public offering of the Company’s common stock in accordance with each option agreement. In November 2008, the Company’s board of directors approved amendments to each outstanding option under the 2005 Plan, affecting eight option holders, to provide that 20.0% of the shares subject to each outstanding option under the 2005 Plan was immediately vested and exercisable. As a result of the amendments, the Company recognized approximately $400,000 in stock compensation cost at the time of the amendment. The term of each option is seven years from the date of the grant. There are 150,000 shares authorized for issuance under the 2005 Plan. As of December 31, 2009 and 2010, options to purchase 115,718 shares of common stock were outstanding, and no shares were available for future grant under this plan.

Stock Option Activity

A summary of the Company’s 2004 Plan and 2005 Plan stock option activity is as follows:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

			(Years)	($000s)
Outstanding at December 31, 2009	7,318,730	$7.07	8.1	$46,954
Granted	2,103,490	14.25
Exercised	(652,220)	2.69
Forfeited	(288,856)	10.84
Cancelled	(65,949)	7.70

Outstanding at December 31, 2010	8,415,195	$9.07	7.7	$52,598

Granted	3,550,029	19.97
Exercised	(465,196)	2.26
Forfeited	(28,783)	15.38
Cancelled	(4,193)	13.35

Outstanding at March 31, 2011 (unaudited)	11,467,052	$12.70	8.3	$83,331

Vested and expected to vest
At December 31, 2010	7,684,908	$8.80	7.7	$49,532
At March 31, 2011 (unaudited)	9,794,136	$12.07	8.1	$77,372
Exercisable options
At December 31, 2010	4,655,223	$5.51	6.6	$43,884
At March 31, 2011 (unaudited)	4,409,436	$6.44	6.7	$59,665

The Company issues shares from the 2004 Plan and 2005 Plan reserves upon the exercise of stock options. Shares of common stock reserved and available for future stock option grants under the 2004 Plan and 2005 Plan were 1,641,977 and 173,292 shares at December 31, 2009 and 2010, respectively.

The Company received $393,000 and $1,608,000 in cash from option exercises under the 2004 Plan in 2009 and 2010. The Company issued shares from amounts reserved under the 2004 Plan upon the exercise of these stock options. The Company does not currently expect to repurchase shares from any source to satisfy such obligation under either the 2004 Plan or the 2005 Plan. The Company recognized a tax benefit of approximately $218,000 from the exercise of stock options during the year ended December 31, 2009. The Company recognized

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

a tax shortfall related to the write-off of deferred tax assets for cancelled stock options of approximately $9,000 during the year ended December 31, 2010. These tax benefits and shortfall have been recorded in additional paid-in capital on the Company’s consolidated balance sheet as of December 31, 2009 and 2010.

The weighted average grant date fair value of the options and restricted stock are summarized as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2011
				(unaudited)
Per grant of stock options	$6.02	$7.82	$7.83	$10.77
Per grant of restricted stock			$13.93

The aggregate intrinsic value of stock options exercised, represented in the stock option activity table above, was approximately $4,472,000, $1,275,000 and $7,384,000 during the years ended December 31, 2008, 2009 and 2010, respectively.

During 2010, 1,873,334 stock options vested with a weighted average grant date fair market value of $5.14 per share.

Restricted Stock Activity

A summary of the Company’s restricted stock activity under the 2004 Plan is as follows:

	Number of Awards Outstanding	Weighted Average Grant Date Fair Value (per share)
Unvested balances at December 31, 2009	—	$—
Awards granted	320,000	13.93
Awards vested	(27,000)	(13.93)
Awards forfeited	—	—

Unvested balances at December 31, 2010	293,000	$13.93

Accounting for Stock Based Compensation

The Company uses the Black–Scholes option pricing model in valuing its stock options. The Black–Scholes model requires estimates regarding risk-free rate of return, dividend yields, expected term of the award, volatility and estimated forfeitures of awards during the service period.

The risk-free interest rate assumption used by the Company is based on observed market interest rates appropriate for the term of the Company’s employee options. During 2009 and 2010, the Company estimated expected term based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The dividend yield assumption is based on historical and expected dividend payouts. The Company estimates the volatility of its common stock periodically based on the volatility of publicly traded options of comparable companies’ common stock. The Company’s decision to use the volatility of comparable stocks was based upon the Company’s assessment that this information is more representative of future stock price trends than the Company’s historical volatility.

The Company uses historical data to estimate pre-vesting option forfeitures and records share-based compensation expense only for those awards that are expected to vest. Changes in estimated forfeitures will be

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods. For options granted, the Company amortizes the fair value on a straight-line basis over the vesting period of the options.

The fair value of stock option grants has been estimated at the date of grant using the Black–Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2008	2009	2010
Risk-free interest rate	3.10% to 3.33%	1.84% to 2.71%	1.79% to 2.89%
Expected term	6.25 years	6.25 years	6.25 years
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	64.30%	58.70% to 62.40%	55.20% to 57.10%

Valuation of Common Stock

In 2008, 2009, 2010 and the three months ended March 31, 2011, the Company granted options to purchase shares of common stock with exercise prices as follows:

Grant Date	Options Granted	Exercise Price Per Share	Aggregate Grant Date Fair Value

January 2008	1,582,968	$8.10	$7,932,253
April 2008	180,750	12.61	1,416,719
August 2008	540,850	12.61	4,236,532
October 2008	224,500	13.49	1,875,226
January 2009	177,300	13.49	1,410,173
April 2009	387,650	13.49	3,092,982
November 2009	1,780,660	13.49	13,829,496
January 2010	103,600	13.67	802,838
April 2010	295,250	13.93	2,314,849
June 2010	1,175,530	13.93	9,014,317
August 2010	111,585	15.03	906,762
October 2010	417,525	15.32	3,435,521
February 2011 (unaudited)	3,550,029	19.97	38,230,262

The aggregate grant date fair value of options was estimated for the date of grant using the Black-Scholes option-pricing model. As described above, this model estimates the fair value by applying a series of factors including the exercise price of the option, a risk free interest rate, the expected term of the option, expected share price volatility of the underlying common stock and expected dividends on the underlying common stock.

For all dates, the Company granted employees options at exercise prices equal to the fair value of the underlying common stock at the time of grant, as determined by the Company’s board of directors on a contemporaneous basis. To determine the fair value of the Company’s common stock, the Company’s board of directors considered many factors, including:

•	the Company’s current and historical operating performance;

•	the Company’s expected future operating performance;

•	the Company’s financial condition at the grant date;

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

•	the liquidation rights and other preferences of the Company’s preferred stock;

•	any recent privately negotiated sales of the Company’s securities to independent third parties;

•	input from management;

•	the lack of marketability of the Company’s common stock;

•	the potential future marketability of the Company’s common stock;

•	the business risks inherent in the Company’s business and in technology companies generally; and

•	the market performance of comparable public companies.

The following table summarizes the total stock-based compensation expense that the Company recorded for the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011 (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2011
				(unaudited)
Cost of revenue	$462	$396	$861	$386
Product development	424	906	2,424	1,003
Sales and marketing	459	857	1,730	1,366
General and administrative	1,950	3,819	8,497	1,942

	$3,295	$5,978	$13,512	$4,697

Total gross unrecognized compensation cost related to nonvested stock options and restricted stock was $23,384,000 as of December 31, 2010 and $50,517,000 as of March 31, 2011. The Company expects to recognize those costs over a weighted average period of 2.79 years and 3.35 years, respectively.

11. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following at December 31, 2009 and 2010 and March 31, 2011, respectively, (in thousands):

	December 31,		March 31,
	2009	2010	2011
			(unaudited)
Foreign currency translation	$(386)	$(3,887)	$(32)
Unrealized gains on investments	174	155	157

	$(212)	$(3,732)	$125

12. Income Taxes

For financial reporting purposes, income (loss) before income taxes includes the following components

(in thousands):

	Year Ended December 31,
	2008	2009	2010
Domestic	$(8,779)	$8,809	$6,710
Foreign	8,666	3,850	3,910

Total	$(113)	$12,659	$10,620

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

The income tax expense (benefit) is comprised of the following (in thousands):

	Year Ended December 31,
	2008	2009	2010
Current
State	$138	$254	$522
Foreign	1,256	1,944	4,548
Deferred
Federal	(81)	4,532	3,752
State	12	155	447
Foreign	(160)	(1,365)	(1,140)
Change in valuation allowance	4,387	(528)	(14,443)

	$5,552	$4,992	$(6,314)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) consist of the following (in thousands):

	December 31,
	2009	2010
Deferred tax assets:
Net operating loss carryforward	$10,264	$9,871
Tax credits	220	2,226
Accrued liabilities	2,022	2,176
Stock compensation	1,126	3,271
Gift card deferred revenue and redemption liability	—	1,149
Other	260	1,051

Total deferred tax assets	13,892	19,744
Deferred tax liabilities:
Intangible assets	(11,907)	(18,617)
Property and equipment	(2,184)	(3,159)
Prepaid expenses	(475)	(848)
Other	(541)	—

Total deferred tax liabilities	(15,107)	(22,624)
Valuation allowance	(12,900)	(318)

Net deferred tax liabilities	$(14,115)	$(3,198)

In March 2010, the Company acquired 100.0% of the outstanding common stock of ELG Hospitality, Inc. in the BedandBreakfast.com acquisition (see Note 3). ELG Hospitality, Inc. had previously been treated as an S-Corporation for U.S. federal income tax purposes. The Company made an election under Section 338(h)(10) of the Internal Revenue Code to treat the stock acquisition as an asset purchase for U.S. income tax purposes. A net deferred tax asset of approximately $2,773,000 was recorded upon the acquisition, primarily related to deferred revenue and gift card redemption liabilities. A valuation allowance was placed against the acquired deferred tax assets due to the Company’s conclusion that it would not meet the more likely than not threshold that the deferred tax assets would be realized.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

In March 2010, the Company acquired 100.0% of the outstanding stock of Qualimidia Veiculacao e Divulgacao Ltda. in the AlugueTemporada acquisition (see Note 3). A net deferred tax liability of approximately $967,000 was recorded upon the acquisition, primarily related to deferred revenue and acquired intangibles.

In October 2010, the Company acquired certain assets and assumed certain liabilities in the Instant Software acquisition (see Note 3). A net deferred tax asset of approximately $149,000 was recorded upon the acquisition, primarily due to deferred revenue.

In October 2010, the Company acquired 100% of the outstanding stock of Escapia, Inc. in the Escapia acquisition (see Note 3). Upon the acquisition, a deferred tax liability of approximately $1,478,000 was recorded, primarily related to acquired intangibles, and a deferred tax asset of approximately $3,712,000 was recorded to reflect the acquisition of Escpaia Inc.’s net operating loss carryfoward. The deferred tax asset was offset by a valuation allowance of approximately $54,000 due to the Company’s conclusion that it was not more likely than not that a portion of the deferred tax asset would not be realized.

A valuation allowance is established if, based on the Company’s review of both positive and negative evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized. The valuation allowance for the Company’s deferred tax asset was reduced by approximately $12,582,000 during 2010. This was primarily due to an increase in the valuation allowance of approximately $2,827,000 for assets acquired in the BedandBreakfast.com acquisition in March, 2010 and the Escapia acquisition in October, 2010, offset by utilization during the current year of approximately $1,081,000 of deferred tax assets not previously recognized and the release in 2010 of approximately $13,364,000 of the valuation allowance, based on the Company’s belief that it was more likely than not that the Company will generate sufficient future taxable income to realize the remaining net deferred tax assets due to the Company’s positive earnings. The Company maintained a valuation allowance of approximately $318,000 at December 31, 2010 related to the uncertainty of the utilization of certain loss carryforwards prior to their expiration and uncertainty of the ability to generate income of the appropriate character to utilize non-trading loss carryforwards in the United Kingdom. There can be no assurance that the Company will meet its expectations of future taxable income. As a result, the amount of the deferred tax assets considered realizable could be reduced if estimates of future taxable income are reduced. Such an occurrence could materially adversely affect the Company’s results of operations and financial condition. The Company will continue to evaluate the ability to realize, by jurisdiction, its deferred tax assets and related valuation allowances.

The table below summarizes changes in the deferred tax asset valuation allowance (in thousands):

	Beginning Balance	Additions	Reductions	Ending Balance
Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2008	$(9,041)	$(4,387)	$—	$(13,428)
Year ended December 31, 2009	(13,428)	(208)	736	(12,900)
Year ended December 31, 2010	(12,900)	(3,018)	15,600	(318)

The Company had federal net operating loss carryforwards of approximately $26,755,000 and $26,865,000 at December 31, 2009 and December 31, 2010, respectively, of which approximately $2,237,000 will be recorded in additional paid-in-capital when realized. These loss carryforwards will expire between 2024 and 2029 if not utilized. The Company has no significant state net operating loss carryforwards. The Company had foreign net operating loss carryforwards of approximately $2,377,000 at December 31, 2010 that have no expiration. As of December 31, 2010, the Company had foreign tax credits of approximately $1,676,000 that will expire in 2020 and research and development tax credits of approximately $323,000 that will expire between 2027 and 2030.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Under the Tax Reform Act of 1986, the amount of net operating losses and tax credits that can be carried forward may be limited in certain circumstances. Events that may cause changes in the Company’s tax carryovers include, but are not limited to, a cumulative ownership change of more than 50.0% over a three-year period. Certain of the Company’s operating losses that can be utilized in any one taxable year may be limited by future ownership changes. Currently, such a limitation exists on the net operating loss that was acquired in the Escapia acquisition. A valuation allowance has been recorded to reduce the deferred tax asset to the value that the Company believes is more likely than not to be realized. A limitation also exists for losses attributable to the period of time before the February 1, 2005 Series A preferred stock financing transaction due to the deemed ownership change that occurred upon the issuance of those shares. The Company has not recorded a benefit for approximately $382,000 of net operating loss carryforwards that will expired unused.

The following is a reconciliation of the amount of the income tax expense (benefit) that results from applying the federal statutory income tax rate to income (loss) before income taxes to the reported income tax expense (benefit) (in thousands):

	Year Ended December 31,
	2008	2009	2010
Federal tax expense (benefit) at statutory rate	$(58)	$4,304	$3,611
State taxes, net of federal tax benefit	151	409	485
Foreign tax rate differential	15	(182)	(137)
Foreign tax reserves	—	—	2,365
Foreign tax credit	—	—	(226)
Net operating loss adjustment	983	—	—
Stock compensation	535	1,203	1,854
Research and development credit	—	—	(323)
Non-deductible expenses and other	(461)	(214)	500
Net increase (decrease) in valuation allowance	4,387	(528)	(14,443)

	$5,552	$4,992	$(6,314)

Deferred U.S. income taxes and foreign withholding taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in those operations. Any permanently reinvested earnings could become subject to additional tax if remitted to HomeAway, Inc. The determination of the amount of unrecognized tax liability is not practicable. There was approximately $0 and $2,799,000 of cumulative earnings in the Company’s foreign subsidiaries as of December 31, 2009 and 2010, respectively.

The Company follows the guidance on accounting for uncertainty in income taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

At December 31, 2009 and 2010, the Company had $647,000 and $3,295,000, respectively, of gross unrecognized tax benefits. Included in the balance of unrecognized tax benefits at December 31, 2010 are $796,000 of unrecognized tax benefits that are offset against related deferred tax assets. If the Company were to recognize the unrecognized tax benefits as of December 31, 2010, $2,968,000 would impact the effective tax rate, which includes $327,000 of indirect tax benefits.

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

Company policy is to include interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2009 and 2010, there was $0 and $197,000 accrued for interest and penalties related to unrecognized tax benefits.

The aggregate changes in the balance of unrecognized tax benefits were as follows, excluding interest and penalties:

(in thousands)	Year Ended December 31,
	2008	2009	2010
Balance, beginning of year	$66	$319	$647
Increases for tax positions related to the current year	253	328	590
Increases for tax positions related to prior years	—	—	2,058
Decreases for tax positions related to prior years	—	—	—
Reductions due to lapsed statute of limitations	—	—	—

Balance, end of year	$319	$647	$3,295

As of December 31, 2010, there were $1,731,000 to $2,171,000 of unrecognized tax benefits that the Company expects could change over the next 12 months with the conclusion of a French tax audit for tax years 2007 through 2009.

In the United States, the tax years 2007 through 2010 remain open to examination in the federal jurisdiction and most state jurisdictions. Tax years 2005 and 2006 remain open to adjustment due to net operating losses carried forward into open tax years. The Internal Revenue Service has not conducted an examination for any tax year. Internationally, the tax years 2008 through 2010 remain open to examination in Germany, the tax years 2008 through 2010 remain open to examination in France, the tax years 2006 through 2010 remain open to examination in Brazil and the tax years 2009 and 2010 remain open to examination in the United Kingdom. Two of the Company’s French subsidiaries are currently under audit for the tax years 2007 through 2009.

13. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share of common stock:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Numerator
Net income (loss)	$(5,665)	$7,667	$16,934	$(803)	$1,533
Cumulative preferred stock dividends and discount accretion	(19,446)	(33,511)	(35,224)	(8,657)	(9,065)

Net loss attributable to common stockholders	$(25,111)	(25,844)	(18,290)	(9,460)	(7,532)

Denominator
Weighted average common shares outstanding-basic	39,081	37,172	38,143	37,404	38,904
Dilutive effect of stock options, warrant and convertible	—	—	—	—	—

Weighted average common shares outstanding-diluted	39,081	37,172	38,143	37,404	38,904

Net loss per share-basic and diluted	$(0.64)	$(0.70)	$(0.48)	$(0.25)	$(0.19)

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

The following common equivalent shares were excluded from the calculation of net income per share as their inclusion would have been antidilutive:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Stock options and warrants	6,108	7,319	8,415	7,272	11,467
Series C convertible redeemable preferred stock	19,841	19,141	19,141	19,141	19,141
Series D convertible redeemable preferred stock	15,305	15,305	15,305	15,305	15,305
Restricted stock awards	—	—	293	—	293

Total common equivalent shares excluded	41,254	41,765	43,154	41,718	46,206

14. Unaudited Pro Forma Net Income Per Share

The following table sets forth the computation of pro forma basic and diluted net income per share of common stock:

(in thousands except per share amounts)	Year Ended December 31, 2010	Three Months Ended March 31, 2011
		(unaudited)
Numerator
Net income	$16,934	$1,533
Cumulative preferred stock dividends and discount accretion	—	—

Pro forma net income	$16,934	$1,533

Denominator
Shares used in computing basic net income per share	38,319	39,197
Adjustment for assumed conversion of preferred stock	34,446	34,446
Adjustment for assumed redemption of preferred stock and dividends	3,181	3,946

Pro forma weighted average common shares outstanding-basic	75,946	77,589
Dilutive effect of stock options, warrants and convertible preferred	3,324	3,145

Pro forma weighted average common shares outstanding-diluted	79,270	80,734

Net income per share-basic	$0.22	$0.02
Net income per share-diluted	$0.21	$0.02

As of December 31, 2010 and March 31, 2011, 4,282 and 5,769 common equivalent shares were excluded from the calculation of the Company’s net loss per share as their inclusion would have been antidilutive.

Shares used in computing basic net income per share have been adjusted to include restricted shares.

15. Domestic and Foreign Operations

The Company has operations in domestic and foreign regions, specifically in Europe and Latin America. Information about these operations is presented below (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Revenue:
United States	$52,136	$70,042	$104,262	$21,435	$32,465
France	8,566	21,694	27,466	6,293	8,261
United Kingdom	15,118	19,898	23,689	5,775	7,110
Other international	6,506	8,596	12,467	2,607	4,131

Total revenue	$82,326	$120,230	$167,884	$36,110	$51,967

HomeAway, Inc.

Notes to Consolidated Financial Statements (continued)

	December 31,		March 31,
	2009	2010	2011
			(unaudited)
Identifiable long-lived tangible assets:
United States	$14,194	$20,766	$21,556
International	3,150	3,216	3,738

Total identifiable long-lived tangible assets	$17,344	$23,982	$25,294

Revenue attributed to the U.S. and international geographies are based upon the country in which the selling subsidiary of the Company is located.

Identifiable long-lived assets attributed to the U.S. and international geographies are based upon the country in which the asset is located or owned.

16. Employee Benefit Plans

The Company administers various employer-sponsored retirement plans in the United Kingdom, France, Germany and Switzerland. The various plans allow for employer matching contributions to be made into the plans. Contributions made by the Company were not material for any of the years ended December 31, 2008, 2009 and 2010, respectively.

17. Subsequent Events

The Company evaluated subsequent events through March 11, 2011, the date the financial statements were issued.

In January 2011, the Company authorized 4,400,000 additional shares to be available for issuance under the 2004 Stock Option Plan.

In February 2011, the Company granted options to employees to purchase 3,550,529 shares of common stock under the 2004 Plan with exercise prices of $19.97 per share.

In March 2011, the Company’s board of directors approved a resolution that the payment of all accrued and unpaid dividends on the Company’s shares of Series C convertible preferred stock would be paid in cash upon the conversion of such shares of Series C convertible preferred stock in connection with the Company’s initial public offering.

18. Subsequent Events (unaudited)

In April 2011, the Company acquired certain assets of realholidays.com.au, an Australian-based provider of web-based vacation rental listings, for cash consideration of approximately $2.1 million.

In May 2011, the Company acquired 100% of the outstanding stock of Second Porch Inc., a vacation rental site that enables homeowners and professional managers to market vacation homes to travelers through their social network, for cash consideration of $3.0 million.

Connecting travelers and owners

Travelers

More space
More privacy
Better value than hotels

Owners

Easy to get started
Income from your vacation home
Dedicated help and support

HomeAway®

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee	$28,839
FINRA filing fee	25,340
NASDAQ listing fee	225,000
Printing and engraving expenses	130,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,200,000
Blue Sky fees and expenses (including legal fees)	15,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	371,000

Total	$3,500,179

Item 14.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation, to be effective upon the completion of this offering, provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws, to be effective upon the completion of this offering, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we will enter into indemnification agreements with our directors, officers and some employees containing provisions that may be in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to Section 11 of the Underwriting Agreement to be filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of our officers and directors against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

During the last three years, we sold the following unregistered securities:

1. On June 16, 2008, we sold and issued an aggregate of 366 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $377. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

2. On June 23, 2008, we sold and issued an aggregate of 312 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $390. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

3. On July 8, 2008, we sold and issued an aggregate of 3,642 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $2,044. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

4. On July 16, 2008, we sold and issued an aggregate of 25,182 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $437. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

5. On July 28, 2008, we sold and issued an aggregate of 260 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $3. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

6. On July 30, 2008, we sold and issued an aggregate of 52 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $54. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

7. On August 1, 2008, we granted options under our 2004 Stock Plan, as amended, to purchase 480,750 shares of common stock to our employees, directors and consultants, having an exercise price of $12.61 per share for an aggregate exercise price of $6,062,258. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

8. On August 4, 2008, we sold and issued an aggregate of 871 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.25 per share for an aggregate consideration of $396. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

9. On August 5, 2008, we sold and issued an aggregate of 10,937 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $109. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

10. On August 19, 2008, we sold and issued an aggregate of 312 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $390. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

11. On August 20, 2008, we sold and issued an aggregate of 7,812 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $6,046. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

12. On August 28, 2008, we granted options under our 2004 Stock Plan, as amended, to purchase 60,100 shares of common stock to our employees, directors and consultants, having an exercise price of $12.61 per share for an aggregate exercise price of $757,861. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

13. On September 5, 2008, we sold and issued an aggregate of 124 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $1.25 per share for an aggregate consideration of $98. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

14. On September 15, 2008, we sold and issued an aggregate of 21,875 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $219. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

15. On September 17, 2008, we sold and issued an aggregate of 125 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $1. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

16. On September 23, 2008, we sold and issued an aggregate of 494 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $509. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

17. On October 2, 2008, we sold and issued an aggregate of 124 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $1.25 per share for an aggregate consideration of $98. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

18. On October 3, 2008, we sold and issued an aggregate of 78 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $80. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

19. On October 6, 2008, we sold and issued an aggregate of 12,798 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $128. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

20. On October 10, 2008, we sold and issued an aggregate of 6,741 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $1,333. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

21. On October 17, 2008, we sold and issued an aggregate of 125 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $1. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

22. From October 23, 2008 to November 18, 2008, we sold and issued 15,305,217 shares of Series D convertible preferred stock to 11 accredited investors, at $16.3343 per share, for a total consideration of $250,000,006. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

23. On October 24, 2008, we sold and issued an aggregate of 4,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $45. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

24. On October 30, 2008, we granted options under our 2004 Stock Plan, as amended, to purchase 224,500 shares of common stock to our employees, directors and consultants, having an exercise price of $13.4936 per share for an aggregate exercise price of $3,029,313. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

25. On October 31, 2008, we sold and issued an aggregate of 6,667 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $8,334. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

26. On November 5, 2008, we sold and issued an aggregate of 124 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $1.25 per share for an aggregate consideration of $98. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

27. On November 24, 2008, we sold and issued an aggregate of 125 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $1. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

28. On December 1, 2008, we sold and issued an aggregate of 124 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $1.25 per share for an aggregate consideration of $98. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

29. On December 11, 2008, we sold and issued an aggregate of 10,813 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $0.15 per share for an aggregate consideration of $528. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

30. On December 16, 2008, we sold and issued an aggregate of 688 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.15 per share for an aggregate consideration of $103. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

31. On December 19, 2008, we sold and issued an aggregate of 12,854 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $129. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

32. On December 19, 2008, we sold and issued an aggregate of 129,885 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $6.48 per share for an aggregate consideration of $104,967. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

33. On December 19, 2008, we sold and issued an aggregate of 37 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $12.61 per share for an aggregate consideration of $467. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

34. On December 22, 2008, we sold and issued an aggregate of 34,837 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $6.48 per share for an aggregate consideration of $17,548. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

35. On December 23, 2008, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $75. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

36. On December 29, 2008, we sold and issued an aggregate of 3,478 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.25 per share for an aggregate consideration of $1,979. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

37. On January 2, 2009, we sold and issued an aggregate of 12,856 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $129. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

38. On January 2, 2009, we sold and issued an aggregate of 32,353 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $6.48 per share for an aggregate consideration of $30,602. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

39. On January 7, 2009, we sold and issued an aggregate of 11,387 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $6.48 per share for an aggregate consideration of $17,110. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

40. On January 16, 2009, we sold and issued an aggregate of 2,930 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.15 to $6.48 per share for an aggregate consideration of $2,135. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

41. On January 27, 2009, we granted options under our 2004 Stock Plan, as amended, to purchase 177,300 shares of common stock to our employees, directors and consultants, having an exercise price of $13.4936 per share for an aggregate exercise price of $2,392,415. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

42. On April 13, 2009, we sold and issued an aggregate of 43,750 shares of common stock pursuant to an option exercise by an accredited investor who is the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $8.10 per share for an aggregate consideration of $354,375. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

43. On April 29, 2009, we granted options under our 2004 Stock Plan, as amended, to purchase 387,650 shares of common stock to our employees, directors and consultants, having an exercise price of $13.4936 per share for an aggregate exercise price of $5,230,794. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

44. On May 18, 2009, we sold and issued an aggregate of 4,557 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $4,694. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

45. On June 11, 2009, we sold and issued an aggregate of 1,233 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $8.10 per share for an aggregate consideration of $9,987. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

46. On July 14, 2009, we sold and issued an aggregate of 3,875 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $4,844. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

47. On August 5, 2009, we sold and issued an aggregate of 167 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.15 per share for an aggregate consideration of $25. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

48. On August 7, 2009, we sold and issued an aggregate of 890 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $1,113. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

49. On August 26, 2009, we sold and issued an aggregate of 197 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $8.10 per share for an aggregate consideration of $1,596. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

50. On September 24, 2009, we sold and issued an aggregate of 4,140 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.15 to $1.25 per share for an aggregate consideration of $4,873. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

51. On October 10, 2009, we sold and issued an aggregate of 4,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $5,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

52. On November 13, 2009, we sold and issued an aggregate of 300 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $6.48 per share for an aggregate consideration of $1,944. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

53. On November 13, 2009, we granted options under our 2004 Stock Plan, as amended, to purchase 1,780,660 shares of common stock to our employees, directors and consultants, having an exercise price of $13.49 per share for an aggregate exercise price of $24,021,103. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

54. On November 13, 2009, we issued to a consultant who is an accredited investor an aggregate of 7,413 shares of common stock pursuant to a restricted stock award under the 2004 Stock Plan, as amended, at a value of $13.49 per share for an aggregate value of $100,001. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

55. On December 11, 2009, we sold and issued an aggregate of 2,271 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $2,839. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

56. On December 20, 2009, we sold and issued an aggregate of 546 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.15 per share for an aggregate consideration of $82. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

57. On December 30, 2009, we sold and issued an aggregate of 1,787 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.15 per share for an aggregate consideration of $268. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

58. On January 5, 2010, we sold and issued an aggregate of 4,150 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.15 to $1.03 per share for an aggregate consideration of $3,427. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

59. On January 27, 2010, we sold and issued an aggregate of 2,917 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $29. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

60. On January 27, 2010, we granted options under our 2004 Stock Plan, as amended, to purchase 103,600 shares of common stock to our employees, directors and consultants, having an exercise price of $13.67 per share for an aggregate exercise price of $1,416,212. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

61. On February 10, 2010, we sold and issued an aggregate of 2,625 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $35,421. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

62. On March 1, 2010, we sold and issued 603,618 shares of Common stock to 2 accredited investors, at $13.67 per share, for a total consideration of $8,251,458. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

63. On March 16, 2010, we sold and issued an aggregate of 566 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $12.61 per share for an aggregate consideration of $7,137. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

64. On March 16, 2010, we sold and issued an aggregate of 6,197 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $5,059. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

65. On April 12, 2010, we sold and issued an aggregate of 583 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $6.48 per share for an aggregate consideration of $3,778. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

66. On April 15, 2010, we sold and issued an aggregate of 350 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $12.61 per share for an aggregate consideration of $4,414. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

67. On April 15, 2010, we sold and issued an aggregate of 141 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.15 to $1.03 per share for an aggregate consideration of $30. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

68. On April 17, 2010, we sold and issued an aggregate of 389 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $12.61 to $13.4936 per share for an aggregate consideration of $4,987. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

69. On April 27, 2010, we granted options under our 2004 Stock Plan, as amended, to purchase 295,250 shares of common stock to our employees, directors and consultants, having an exercise price of $13.93 per share for an aggregate exercise price of $4,112,833. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

70. On April 27, 2010, we issued to employees who are accredited investors an aggregate of 170,000 shares of common stock pursuant to a restricted stock award under the 2004 Stock Plan, as amended, at a value of $13.93 per share for an aggregate value of $2,368,100. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

71. On April 28, 2010, we sold and issued an aggregate of 270 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $6.48 per share for an aggregate consideration of $1,750. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

72. On April 29, 2010, we sold and issued an aggregate of 1,486 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.25 per share for an aggregate consideration of $580. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

73. On May 14, 2010, we sold and issued an aggregate of 125 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.49 per share for an aggregate consideration of $1,686. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

74. On May 18, 2010, we sold and issued an aggregate of 172,916 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.15 to $1.03 per share for an aggregate consideration of $66,728. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

75. On May 18, 2010, we sold and issued an aggregate of 57,766 shares of common stock pursuant to option exercises by an accredited investor who is the holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $8.10 per share for an aggregate consideration of $467,905. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

76. On May 20, 2010, we sold and issued an aggregate of 2,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $12.61 per share for an aggregate consideration of $25,220. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

77. On May 28, 2010, we sold and issued an aggregate of 250,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $2.06 per share for an aggregate consideration of $515,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

78. On May 28, 2010, we sold and issued an aggregate of 65,625 shares of common stock pursuant to an option exercise by an accredited investor who is the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $8.10 per share for an aggregate consideration of $531,563. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

79. On June 14, 2010, we sold and issued an aggregate of 26,279 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $14,487. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

80. On June 15, 2010, we sold and issued an aggregate of 11,125 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $11,459. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

81. On June 25, 2010, we sold and issued an aggregate of 444 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $170. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

82. On June 28, 2010, we granted options under our 2004 Stock Plan, as amended, to purchase 1,175,530 shares of common stock to our employees, directors and consultants, having an exercise price of $13.93 per share for an aggregate exercise price of $16,375,133. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

83. On June 28, 2010, we issued to employees who are accredited investors an aggregate of 150,000 shares of common stock pursuant to a restricted stock award under the 2004 Stock Plan, as amended, at a value of $13.93 per share for an aggregate value of $2,089,500. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

84. On August 26, 2010, we sold and issued an aggregate of 100 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $103. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

85 On August 26, 2010, we granted options under our 2004 Stock Plan, as amended, to purchase 111,585 shares of common stock to our employees, directors and consultants, having an exercise price of $15.03 per share for an aggregate exercise price of $1,677,123. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

86. On September 1, 2010, we sold and issued an aggregate of 190 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $8.10 to $13.49 per share for an aggregate consideration of $1,943. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

87. On September 10, 2010, we sold and issued an aggregate of 145 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $1,957. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

88. On September 16, 2010, we sold and issued an aggregate of 7 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $94. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

89. On October 1, 2010, we sold and issued 199,598 shares of common stock to four accredited investors, at $15.03 per share, for a total consideration of $2,999,958. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

90. On October 8, 2010, we sold and issued an aggregate of 229 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $3,090. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

91. On October 15, 2010, we sold and issued an aggregate of 29,200 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.15 to $1.25 per share for an aggregate consideration of $20,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

92. On October 27, 2010, we granted options under our 2004 Stock Plan, as amended, to purchase 417,525 shares of common stock to our employees, directors and consultants, having an exercise price of $15.32 per share for an aggregate exercise price of $6,396,483. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

93. On October 29, 2010, we sold and issued an aggregate of 7 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $94. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

94. From November 3, 2010 to November 10, 2010, we sold and issued 29,726 shares of common stock to ten accredited investors, at $15.03 per share, for a total consideration of $446,782. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

95. On December 9, 2010, we sold and issued an aggregate of 27 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.15 per share for an aggregate consideration of $4. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

96. On December 17, 2010, we sold and issued an aggregate of 364 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $13.49 to $13.67 per share for an aggregate consideration of $4,935. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

97. On December 20, 2010, we sold and issued an aggregate of 50 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $52. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

98. On December 21, 2010, we sold and issued an aggregate of 1,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.49 per share for an aggregate consideration of $13,490. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

99. On December 21, 2010, we sold and issued an aggregate of 14,897 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $4,719. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

100. On December 31, 2010, we sold and issued an aggregate of 50 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $52. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

101. On January 6, 2011, we sold and issued an aggregate of 5,333 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $8.10 per share for an aggregate consideration of $43,197. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

102. On January 25, 2011, we sold and issued an aggregate of 22,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $23,175. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

103. On January 28, 2011, we sold and issued an aggregate of 84,625 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $1.25 per share for an aggregate consideration of $63,648. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

104. On February 3, 2011, we sold and issued an aggregate of 27,725 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $28,557. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

105. On February 3, 2011, we sold and issued an aggregate of 1,149 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $15,504. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

106. On February 7, 2011, we sold and issued an aggregate of 13,449 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $3,704. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

107. On February 7, 2011, we sold and issued an aggregate of 2,225 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $30,023. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

108. On February 8, 2011, we sold and issued an aggregate of 70,000 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $1.03 to $1.25 per share for an aggregate consideration of $76,500. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

109. On February 8, 2011, we sold and issued an aggregate of 3,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.49 per share for an aggregate consideration of $40,470. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

110. On February 8, 2011, we sold and issued an aggregate of 35,083 shares of common stock pursuant option exercises by an accredited investor who is the holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $13.49 per share for an aggregate consideration of $473,270. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

111. On February 9, 2011, we sold and issued an aggregate of 13,871 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.25 per share for an aggregate consideration of $4,214. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

112. On February 10, 2011, we granted options under our 2004 Stock Plan, as amended, to purchase 3,550,029 shares of common stock to our employees, directors and consultants, having an exercise price of $19.97 per share for an aggregate exercise price of $70,894,079. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

113. On February 10, 2011, we sold and issued an aggregate of 250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $13.67 per share for an aggregate consideration of $3,418. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

114. On February 16, 2011, we sold and issued an aggregate of 7,637 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $1.03 per share for an aggregate consideration of $2,792. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

115. On February 17, 2011, we sold and issued an aggregate of 395 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $8.10 per share for an aggregate consideration of $3,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

116. On February 28, 2011, we sold and issued an aggregate of 43,125 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $53,906. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

117. On March 2, 2011, we sold and issued an aggregate of 200 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $12.61 per share for an aggregate consideration of $2,522. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

118. On March 4, 2011, we sold and issued an aggregate of 500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $515. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

119. On March 7, 2011, we sold and issued an aggregate of 925 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $0.01 per share for an aggregate consideration of $9. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

120. On March 9, 2011, we sold and issued an aggregate of 1,562 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $1,609. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

121. On March 10, 2011, we sold and issued an aggregate of 8,240 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $10,300. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

122. On March 17, 2011, we sold and issued an aggregate of 60,000 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $75,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

123. On March 30, 2011, we sold and issued an aggregate of 63,402 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $15.32 per share for an aggregate consideration of $96,844. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

124. On April 1, 2011, we sold and issued an aggregate of 187,500 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $2.06 per share for an aggregate consideration of $386,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

125. On April 1, 2011, we sold and issued an aggregate of 2,213 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $2,279. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

126. On April 6, 2011, we sold and issued an aggregate of 19,640 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.01 to $13.4936 per share for an aggregate consideration of $117,518. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

127. On April 13, 2011, we sold and issued an aggregate of 136 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $170. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

128. On April 14, 2011, we sold and issued an aggregate of 625 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $781. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

129. On April 22, 2011, we sold and issued an aggregate of 2,083 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $2,604. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

130. On April 29, 2011, we granted options under our 2004 Stock Plan, as amended, to purchase 401,425 shares of common stock to our employees, directors and consultants, having an exercise price of $20.62 per share for an aggregate exercise price of $8,277,384. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

131. On May 2, 2011, we sold and issued an aggregate of 10,675 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $13.4936 per share for an aggregate consideration of $34,114. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

132. On May 3, 2011, we sold and issued an aggregate of 10,126 shares of common stock pursuant to option exercises by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $13.49 per share for an aggregate consideration of $136,600. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

133. On May 5, 2011, we sold and issued an aggregate of 3,667 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $3,777. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

134. On May 11, 2011, we sold and issued an aggregate of 12,500 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $12,875. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

135. On May 17, 2011, we sold and issued an aggregate of 15,000 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $18,750. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

136. On May 23, 2011, we sold and issued an aggregate of 4,700 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $13.49 per share for an aggregate consideration of $63,403. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

137. On May 24, 2011, we sold and issued an aggregate of 1,042 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $1,303. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

138. On May 26, 2011, we sold and issued an aggregate of 937 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $1.25 to $19.97 per share for an aggregate consideration of $3,034. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

139. On May 28, 2011, we sold and issued an aggregate of 105,000 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $0.25 per share for an aggregate consideration of $26,250. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

140. On May 31, 2011, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.03 per share for an aggregate consideration of $10,300. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

141. On June 1, 2011, we sold and issued an aggregate of 60,125 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $2.06 to $13.49 per share for an aggregate consideration of $125,286. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

142. On June 2, 2011, we sold and issued an aggregate of 6,920 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $1.03 to $13.49 per share for an aggregate consideration of $60,171. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

143. On June 3, 2011, we sold and issued an aggregate of 22,671 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.15 to $13.49 per share for an aggregate consideration of $77,528. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

144. On June 4, 2011, we sold and issued an aggregate of 1,250 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $1,562. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

145. On June 6, 2011, we sold and issued an aggregate of 23,066 shares of common stock pursuant to option exercises by holders of stock options issued under our 2004 Stock Plan, as amended, at purchase prices ranging from $0.25 to $15.32 per share for an aggregate consideration of $115,260. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

146. On June 7, 2011, we sold and issued an aggregate of 4,025 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $13.4936 per share for an aggregate consideration of $54,312. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

147. On June 8, 2011, we sold and issued an aggregate of 3,000 shares of common stock pursuant to an option exercise by a holder of stock options issued under our 2004 Stock Plan, as amended, at a purchase price of $1.25 per share for an aggregate consideration of $3,750. The sale and issuance of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions. Stock certificates issued in the foregoing transactions bear appropriate Securities Act legends as to the restricted nature of such securities. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access, through his or her relationship with the registrant, to information about the registrant.

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number		Exhibit Title
1.1		Form of Underwriting Agreement.

2.1**		Asset Purchase Agreement between the Registrant, VRBO.com, Inc., VRBO International LLC, Purple Mountain LLC, Camelot Trust, VRBO Support Services LLC, and certain other parties thereto dated November 2, 2006.

3.1**		Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2**		Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering.

3.3**		Bylaws of the Registrant, as currently in effect.

3.4**		Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering.

4.2**		Amended and Restated Investors’ Rights Agreement dated March 10, 2011.

4.3**		Amended and Restated Right of First Refusal and Co-Sale Agreement dated March 10, 2011.

4.4**		Amended and Restated Voting Agreement dated March 10, 2011.

4.5**		Warrant to Purchase Common Stock issued to Comerica Bank dated December 18, 2008, representing shares remaining after partial exercise of the original warrant issued on February 15, 2005.

4.6**		Warrant to Purchase Common Stock issued to Entrepreneurs Foundation & Idea Network dated November 30, 2005.

4.7**		Warrant to Purchase Common Stock issued to Comerica Bank dated December 2, 2005.

4.8**		Warrant to Purchase Common Stock issued to Escalate Capital I, L.P. dated December 28, 2005.

4.9**		Warrant to Purchase Common Stock issued to GuestClick, Inc. dated July 31, 2006.

4.9A**		Amendment No. 1 to Warrant to Purchase Common Stock issued to GuestClick, Inc. dated May 27, 2011.

4.10**		Letter Agreement regarding the right to participate in an initial public offering between the Registrant and certain stockholders of the Registrant dated October 23, 2008.

4.11**		Series D Preferred Stock Purchase Agreement dated October 23, 2008.

5.1**		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1A**		Form of Indemnification Agreement for directors and officers, as currently in effect.

10.1B**		Form of Indemnification Agreement for directors and officers, to be effective prior to the closing of the offering.

10.2**		2004 Stock Plan, as amended.

10.3A**		Form of Stock Option Agreement for 2004 Stock Plan effective for grants made prior to April 3, 2009.

10.3B	**	Form of Stock Option Agreement for 2004 Stock Plan effective for grants made after April 3, 2009.

Exhibit Number	Exhibit Title
10.4**	Form of Restricted Stock Agreement for 2004 Stock Plan.

10.5**	The HomeAway, Inc. Nonstatutory Share Option Plan (UK NSO Sub-Plan under 2004 Stock Plan).

10.6**	The WVR Group, Inc. 2005 UK Enterprise Management Incentive Plan (UK EMI Sub-Plan under 2004 Stock Plan).

10.7**	Form of Stock Option Agreement for 2004 Stock Plan (UK EMI Sub-Plan).

10.8**	Incentive Plan for the Management of the German Subsidiary of the WVR Group, Inc. (German Sub-Plan under 2004 Stock Plan).

10.9**	Form of Stock Option Agreement for 2004 Stock Plan (German Sub-Plan).

10.10**	Addendum to 2004 Stock Plan containing terms and conditions for French option grants (French Sub-Plan under 2004 Stock Plan).

10.11**	Form of Stock Option Agreement for 2004 Stock Plan (French Sub-Plan).

10.12**	2005 Stock Plan, as amended.

10.13**	Form of Stock Option Agreement, as amended, for 2005 Stock Plan.

10.14**	2011 Equity Incentive Plan.

10.15**	Form of Stock Option Award Agreement approved for use under the 2011 Equity Incentive Plan.

10.16**	Executive Employment Agreement between the Registrant and Brian H. Sharples dated February 1, 2005.

10.17**	Amendment to Executive Employment Agreement between the Registrant and Brian H. Sharples dated December 29, 2010.

10.17A**	Executive Employment Agreement between the Registrant and Brian H. Sharples dated May 27, 2011.

10.18**	Offer Letter between the Registrant and Lynn Atchison dated August 4, 2006.

10.18A**	Executive Employment Agreement between the Registrant and Lynn Atchison dated May 27, 2011.

10.19**	Offer Letter between the Registrant and Carl G. Shepherd dated January 22, 2005.

10.19A**	Executive Employment Agreement between the Registrant and Carl G. Shepherd dated May 27, 2011.

10.20**	Offer Letter between the Registrant and Thomas Hale dated June 14, 2010.

10.21**	Amendment to Offer Letter between the Registrant and Thomas Hale dated December 29, 2010.

10.21A**	Executive Employment Agreement between the Registrant and Thomas Hale dated May 27, 2011.

10.22**	Offer Letter between the Registrant and Brent Bellm dated June 15, 2010.

10.23**	Amendment to Offer Letter between the Registrant and Brent Bellm dated December 29, 2010.

10.23A**	Executive Employment Agreement between the Registrant and Brent Bellm dated May 27, 2011.

10.23B**	Executive Employment Agreement between the Registrant and Ross A. Buhrdorf dated May 27, 2011.

10.24**	2010 Executive Officer Performance Bonus Plan.

10.24A**	2011 Executive Officer Performance Bonus Plan.

10.25**	Office Lease Agreement between the Registrant and Fifth & Baylor, Ltd. dated August 1, 2008.

10.26**	Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated March 10, 2008.

Exhibit Number	Exhibit Title
10.27**	Amendment No. 1 to Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated November 18, 2008.

10.28**	Amendment No. 2 to Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated January 22, 2009.

10.29**	Amendment No. 3 to Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated March 8, 2010.

10.30**	2010 Dividend Repayment and Stock Repurchase/Redemption Program.

10.31**	Stock Repurchase Agreement between the Registrant and certain stockholders of the Registrant dated July 30, 2010.

21.1**	List of subsidiaries of the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1**	Power of Attorney for Jeffrey D. Brody, Todd C. Chaffee, Christopher P. Marshall, Carl G. Shepherd, Philip S. Siegel and Robert Solomon (see page II-21 to the original filing of this registration statement on Form S-1).

24.2**	Power of Attorney for Charles C. Baker and Susan D. Wojcicki (see page II-21 to Amendment No. 2 to this registration statement on Form S-1).

99.1**	Consent of Ipsos Reid Public Affairs, Inc., dated March 10, 2011.

99.2**	Consent of Radius Global Market Research, dated March 9, 2011.

*	To be filed by amendment.
**	Previously filed.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 16, 2011.

HOMEAWAY, INC.

By:	/s/ Brian H. Sharples
Brian H. Sharples
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian H. Sharples Brian H. Sharples	Director, President and Chief Executive Officer (principal executive officer)	June 16, 2011

/s/ Lynn Atchison Lynn Atchison	Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	June 16, 2011

* Charles C. Baker	Director	June 16, 2011

* Jeffrey D. Brody	Director	June 16, 2011

* Todd C. Chaffee	Director	June 16, 2011

* Christopher P. Marshall	Director	June 16, 2011

* Carl G. Shepherd	Director, Co-Founder and Chief Strategy and Development Officer	June 16, 2011

* Philip S. Siegel	Director	June 16, 2011

* Robert Solomon	Director	June 16, 2011

* Susan D. Wojcicki	Director	June 16, 2011

*By:	/s/ Brian H. Sharples
Brian H. Sharples Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1	Form of Underwriting Agreement.

2.1**	Asset Purchase Agreement between the Registrant, VRBO.com, Inc., VRBO International LLC, Purple Mountain LLC, Camelot Trust, VRBO Support Services LLC, and certain other parties thereto dated November 2, 2006.

3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering.

3.3**	Bylaws of the Registrant, as currently in effect.

3.4**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering.

4.2**	Amended and Restated Investors’ Rights Agreement dated March 10, 2011.

4.3**	Amended and Restated Right of First Refusal and Co-Sale Agreement dated March 10, 2011.

4.4**	Amended and Restated Voting Agreement dated March 10, 2011.

4.5**	Warrant to Purchase Common Stock issued to Comerica Bank dated December 18, 2008, representing shares remaining after partial exercise of the original warrant issued on February 15, 2005.

4.6**	Warrant to Purchase Common Stock issued to Entrepreneurs Foundation & Idea Network dated November 30, 2005.

4.7**	Warrant to Purchase Common Stock issued to Comerica Bank dated December 2, 2005.

4.8**	Warrant to Purchase Common Stock issued to Escalate Capital I, L.P. dated December 28, 2005.

4.9**	Warrant to Purchase Common Stock issued to GuestClick, Inc. dated July 31, 2006.

4.9A**	Amendment No. 1 to Warrant to Purchase Common Stock issued to GuestClick, Inc. dated May 27, 2011.

4.10**	Letter Agreement regarding the right to participate in an initial public offering between the Registrant and certain stockholders of the Registrant dated October 23, 2008.

4.11**	Series D Preferred Stock Purchase Agreement dated October 23, 2008.

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1A**	Form of Indemnification Agreement for directors and officers, as currently in effect.

10.1B**	Form of Indemnification Agreement for directors and officers, to be effective prior to the closing of the offering.

10.2**	2004 Stock Plan, as amended.

10.3A**	Form of Stock Option Agreement for 2004 Stock Plan effective for grants made prior to April 3, 2009.

10.3B**	Form of Stock Option Agreement for 2004 Stock Plan effective for grants made after April 3, 2009.

10.4**	Form of Restricted Stock Agreement for 2004 Stock Plan.

10.5**	The HomeAway, Inc. Nonstatutory Share Option Plan (UK NSO Sub-Plan under 2004 Stock Plan).

10.6**	The WVR Group, Inc. 2005 UK Enterprise Management Incentive Plan (UK EMI Sub-Plan under 2004 Stock Plan).

10.7**	Form of Stock Option Agreement for 2004 Stock Plan (UK EMI Sub-Plan).

10.8**	Incentive Plan for the Management of the German Subsidiary of the WVR Group, Inc. (German Sub-Plan under 2004 Stock Plan).

10.9**	Form of Stock Option Agreement for 2004 Stock Plan (German Sub-Plan).

Exhibit Number	Exhibit Title

10.10**	Addendum to 2004 Stock Plan containing terms and conditions for French option grants (French Sub-Plan under 2004 Stock Plan).

10.11**	Form of Stock Option Agreement for 2004 Stock Plan (French Sub-Plan).

10.12**	2005 Stock Plan, as amended.

10.13**	Form of Stock Option Agreement, as amended, for 2005 Stock Plan.

10.14**	2011 Equity Incentive Plan.

10.15**	Form of Stock Option Award Agreement approved for use under the 2011 Equity Incentive Plan.

10.16**	Executive Employment Agreement between the Registrant and Brian H. Sharples dated February 1, 2005.

10.17**	Amendment to Executive Employment Agreement between the Registrant and Brian H. Sharples dated December 29, 2010.

10.17A**	Executive Employment Agreement between the Registrant and Brian H. Sharples dated May 27, 2011.

10.18**	Offer Letter between the Registrant and Lynn Atchison dated August 4, 2006.

10.18A**	Executive Employment Agreement between the Registrant and Lynn Atchison dated May 27, 2011.

10.19**	Offer Letter between the Registrant and Carl G. Shepherd dated January 22, 2005.

10.19A**	Executive Employment Agreement between the Registrant and Carl G. Shepherd dated May 27, 2011.

10.20**	Offer Letter between the Registrant and Thomas Hale dated June 14, 2010.

10.21**	Amendment to Offer Letter between the Registrant and Thomas Hale dated December 29, 2010.

10.21A**	Executive Employment Agreement between the Registrant and Thomas Hale dated May 27, 2011.

10.22**	Offer Letter between the Registrant and Brent Bellm dated June 15, 2010.

10.23**	Amendment to Offer Letter between the Registrant and Brent Bellm dated December 29, 2010.

10.23A**	Executive Employment Agreement between the Registrant and Brent Bellm dated May 27, 2011.

10.23B**	Executive Employment Agreement between the Registrant and Ross A. Buhrdorf dated May 27, 2011.

10.24**	2010 Executive Officer Performance Bonus Plan.

10.24A**	2011 Executive Officer Performance Bonus Plan.

10.25**	Office Lease Agreement between the Registrant and Fifth & Baylor, Ltd. dated August 1, 2008.

10.26**	Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated March 10, 2008.

10.27**	Amendment No. 1 to Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated November 18, 2008.

10.28**	Amendment No. 2 to Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated January 22, 2009.

10.29**	Amendment No. 3 to Commercial Lease between Homelidays SAS and HVB Immoblien Verwaltungs GmbH & Co. dated March 8, 2010.

10.30**	2010 Dividend Repayment and Stock Repurchase/Redemption Program.

10.31**	Stock Repurchase Agreement between the Registrant and certain stockholders of the Registrant dated July 30, 2010.

21.1**	List of subsidiaries of the Registrant.

Exhibit Number	Exhibit Title

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1**	Power of Attorney for Jeffrey D. Brody, Todd C. Chaffee, Christopher P. Marshall, Carl G. Shepherd, Philip S. Siegel and Robert Solomon (see page II-21 to the original filing of this registration statement on Form S-1).

24.2**	Power of Attorney for Charles C. Baker and Susan D. Wojcicki (see page II-21 to Amendment No. 2 to this registration statement on Form S-1).

99.1**	Consent of Ipsos Reid Public Affairs, Inc., dated March 10, 2011.

99.2**	Consent of Radius Global Market Research, dated March 9, 2011.

*	To be filed by amendment.
**	Previously filed.